As filed with the Securities and Exchange Commission on November 29, 2007
Registration No. 333-147192
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP
(Exact name of registrant as specified in its charter)

Ohio	6711	31-0854434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Fifth Third Center, Cincinnati, Ohio 45263
(513) 579-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul L. Reynolds, Esq.
Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263
(513) 579-5300
(513) 534-6757 (Fax)
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of Communications to:

Richard G. Schmalzl, Esq. Shaun B. Patsy, Esq. Graydon Head & Ritchey LLP 1900 Fifth Third Center 511 Walnut Street Cincinnati, Ohio 45202 (513) 621-6464 (513) 651-3836 (Fax)	Stephen J. Antal, Esq. First Charter Corporation 10200 David Taylor Drive Charlotte, North Carolina 28262-2373 (704) 688-4300 (704) 688-2282 (Fax)	Richard W. Viola, Esq. Helms Mulliss & Wicker, PLLC 201 North Tryon Street P.O. Box 31247 (28231) Charlotte, North Carolina 28202 (704) 343-2149 (704) 343-2300 (Fax)

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon the effective time of the merger of First Charter Corporation with and into Fifth Third Financial Corporation pursuant to the agreement described in the enclosed proxy statement/prospectus included in Part I of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate	Amount of
Securities to be Registered	Registered(1)	Offering Price Per Unit	Offering Price	Registration Fee
Common Stock, no par value	35,000,000 shares	N/A(2)	$752,449,586.00(2)	$23,100.21(3)

(1)	Represents the maximum number of shares of Registrant’s common stock estimated to be issuable upon the completion of the merger of First Charter Corporation (“First Charter”) with and into Fifth Third Financial Corporation (“Fifth Third Financial”), based on the number of shares of First Charter common stock outstanding, or reserved for issuance under various plans, immediately prior to the merger and the exchange of shares of First Charter Corporation for shares of Fifth Third Bancorp (“Fifth Third”) common stock pursuant to the formula set forth in the Amended and Restated Agreement and Plan of Merger, dated as of September 14, 2007, by and among First Charter, Fifth Third and Fifth Third Financial.

(2)	Estimated in connection with the initial filing of this Form S-4 on November 7, 2007 solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”). Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, based on the aggregate market value on November 5, 2007 of the 35,920,000 shares of First Charter Corporation expected to be exchanged in connection with the merger, the proposed maximum aggregate offering price is $752,449,586.00, which was determined by taking (i) the product of the average of the high and low prices of First Charter common stock expected to be exchanged in connection with the merger, including shares issuable upon exercise of outstanding options or other securities to acquire First Charter common stock, less (ii) the amount of cash expected to be paid by Fifth Third Bancorp in exchange for shares of First Charter Common Stock.

(3)	Previously paid upon the initial filing of this Form S-4.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT FOR FIRST CHARTER CORPORATION
SPECIAL MEETING

PROSPECTUS OF FIFTH THIRD BANCORP

First Charter Corporation and Fifth Third Bancorp have agreed that Fifth Third will acquire First Charter in a merger. If the merger is completed, each outstanding share of First Charter common stock will be exchanged for either $31.00 in cash or such number of shares of Fifth Third common stock that have a value of $31.00. Each First Charter shareholder may elect to receive cash for all his shares, Fifth Third common stock for all his shares, or a combination of cash for some of his shares and Fifth Third common stock for the remainder of his shares, or may choose to elect no preference, in which case the merger consideration to be received will be determined by the exchange agent depending on the amount of cash and shares elected by those First Charter shareholders who make an express election. Notwithstanding the elections that may be made by the First Charter shareholders, the total consideration to be paid by Fifth Third will be approximately 70% in shares of Fifth Third common stock and approximately 30% in cash, but in no event more than 30% in cash. If the elections made by First Charter shareholders would result in an oversubscription for either stock or cash, then the exchange agent will prorate the amount of stock and cash to be issued to First Charter shareholders in the merger as necessary to obtain the 70% stock - 30% cash allocation of the merger consideration.

First Charter has scheduled a special meeting for its shareholders to vote on the merger agreement. The date, time and place of the special meeting are as follows: 10:00 a.m., Eastern time, January 18, 2008, the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373.

The Board of Directors of First Charter believes that the merger is in First Charter’s and your best interests.

Your failure to vote will have the same effect as voting against the merger, so whether or not you plan to attend the special meeting, please promptly return the enclosed proxy card to us so that your shares are voted at the special meeting. The merger cannot be completed unless the shareholders of First Charter approve the merger agreement by the affirmative vote of 75% of the aggregate voting power of the outstanding stock of First Charter entitled to vote at the close of business on November 26, 2007. Your vote is very important.

First Charter common stock is traded on the NASDAQ Global Select Market System under the symbol “FCTR.” Fifth Third common stock is traded on the NASDAQ Global Select Market System under the symbol “FITB.”

For a description of certain significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Fifth Third common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is November 29, 2007, and it is first being mailed to First Charter shareholders on or about December 3, 2007.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Fifth Third from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them from Paul L. Reynolds, Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300). In order to ensure timely delivery of the documents, any request should be made by January 11, 2008.

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ANNEXES:

Annex A:	Amended and Restated Agreement and Plan of Merger dated as of September 14, 2007 by and among First Charter Corporation, Fifth Third Bancorp and Fifth Third Financial Corporation (excluding exhibits)
Annex B:	Fairness Opinion of Keefe, Bruyette & Woods, Inc.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why do First Charter and Fifth Third want to merge?

A:	The First Charter Board of Directors believes that you will benefit by either becoming a shareholder of Fifth Third, or receiving cash in return for your First Charter common stock. The benefit of receiving cash is that you will get a $10.75 premium over the $20.25 market price of First Charter common stock on the day before the announcement of the merger. The First Charter Board of Directors also believes that, if you receive Fifth Third common stock in the merger, you will benefit from the opportunity for potential future appreciation of Fifth Third common stock. Fifth Third wants to better serve its customers in First Charter’s service areas and to expand Fifth Third’s presence in those markets.

Q:	What will I receive for my First Charter shares?

A:	You will receive shares of Fifth Third common stock, cash or a combination of Fifth Third common stock and cash having a value of $31.00 for each share of First Charter common stock that you own. Subject to proration as described below, you will have the opportunity to elect (a) to receive shares of Fifth Third common stock for all of your First Charter shares, (b) to receive cash for all of your First Charter shares, (c) to receive shares of Fifth Third common stock for some of your First Charter shares and cash for the remainder of your First Charter shares or (d) to express no preference, in which case you could receive all shares of Fifth Third common stock, all cash or a combination of Fifth Third common stock and cash for your First Charter shares. If you fail to make any election, then you will be treated as if you had expressed no preference. If you are to receive all or part of your payment in Fifth Third common stock, the number of shares of stock that you will receive in the merger will fluctuate before the effective time of the merger based upon the market price of Fifth Third common stock.

Regardless of the elections made by individual First Charter shareholders, the aggregate amount of cash paid to First Charter shareholders is limited to approximately 30% of the total merger consideration paid by Fifth Third, but in no event more than 30% in cash. Furthermore, the aggregate value of Fifth Third common stock transferred to First Charter shareholders is limited to approximately 70% of the total merger consideration paid by Fifth Third, but in no event less than 70% in Fifth Third common stock. Therefore, it is possible that if you elect to be paid all or part in cash, you may receive a portion or all of your payment in Fifth Third common stock or that if you elect to be paid all or part in Fifth Third common stock, you may receive a portion or all of your payment in cash.

Each issued and outstanding share of Fifth Third common stock will remain issued and outstanding and will not be converted or exchanged in the merger.

Q:	If Fifth Third common stock or cash is oversubscribed, how will the allocation be determined?

A:	As indicated above, the merger consideration you receive will be subject to the following proration procedure. Elections for the oversubscribed form of merger consideration will be prorated so that an overall 70/30 split of the merger consideration between Fifth Third common stock and cash is achieved.

If, after all First Charter shareholders have submitted their elections, the amount of Fifth Third common stock is oversubscribed, all First Charter shareholders who elected to receive cash will receive cash. In addition, all First Charter shareholders who chose no preference or made no election will receive cash. The exchange agent then will select on a pro rata basis a sufficient number of shares to receive cash instead of Fifth Third common stock from any shares that elected to receive Fifth Third common stock. This selection will be determined such that the aggregate cash amount paid will equal as closely as possible, but in no event more than, 30% of the total merger consideration. All other shares that are not selected by the exchange agent will receive Fifth Third common stock.

If, after all First Charter shareholders have submitted their elections, the amount of cash is oversubscribed, all First Charter shareholders who elected to receive Fifth Third common stock will receive such stock. In addition, all First Charter shareholders who chose no preference or made no election will receive Fifth Third common stock. The exchange agent then will select on a pro rata basis a sufficient number of shares to receive Fifth Third common stock instead of cash among any shares that elected to receive cash. This selection will be determined such that the aggregate cash amount paid will equal as closely as possible, but in no event more than, 30% of the total merger consideration. All other shares that are not selected by the exchange agent will receive cash.

Q:	When do you expect the merger to be completed?

A:	We anticipate completing the merger as soon as possible after the special meeting of First Charter’s shareholders, assuming the required shareholder approval is obtained. The merger is also subject to the approval of banking regulatory authorities and the satisfaction of other closing conditions. We anticipate that the closing will be in the first quarter of 2008, but there can be no assurances that the merger may not be delayed.

Q:	When and where will the special meeting of First Charter’s shareholders take place?

A:	The special meeting will be held at 10:00 a.m., Eastern time, January 18, 2008, the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373.

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting in accordance with your instructions. These persons will be authorized to vote your shares at any adjournments of the meeting. Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope. You may also vote on the Internet or by telephone. Instructions for those voting methods are listed on your proxy card.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote in favor of approval of the merger agreement and in favor of adjournment of the special meeting if necessary to solicit additional proxies.

Q:	What will be the effect if I do not vote and do not return a proxy card or attend the special meeting?

A:	Your failure to vote will have the same effect as if you voted against the merger agreement.

Q:	Can I vote my shares in person?

A:	Yes, if you own your shares in your own name. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, to expedite the voting and tabulation process, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

• timely delivery of a valid, later-dated executed proxy;

• timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

• voting in person at the special meeting by completing a ballot (attending the meeting without completing a ballot will not revoke any earlier proxy); or

• filing an instrument of revocation received by the Corporate Secretary of First Charter, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373 at any time before your shares are voted at the special meeting.

If you are a street-name shareholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Your latest dated proxy or vote will be counted.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No, you must instruct your broker on how to vote in order for your broker to vote your shares. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you. Accordingly, if you do not instruct your broker how to vote your shares, your shares will not be voted, which will have the same effect as voting against the merger agreement.

Q:	Can I vote my shares I hold through the First Charter 401(k) plan?

A:	If you hold shares through First Charter’s Retirement Savings Plan, which we refer to in this document as the “First Charter 401(k) Plan,” you will receive a vote authorization card for that plan that reflects all shares you may vote under it.

Under the terms of the First Charter 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares credited to his or her First Charter 401(k) Plan account. The trustee will not vote any shares for which no instructions are given. Any shares not voted will have the same effect as a vote against the merger. The deadline for returning your voting instructions to the plan’s trustee is 10:00 a.m. Eastern time on January 16, 2008.

Q:	Should I send in my stock certificates now?

A:	No. We will send you written instructions for exchanging your stock certificates.

Q:	Who can answer my questions about the merger?

A:	If you have more questions about the merger, please contact Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, 06902, (877) 807-8896, firstcharter.info@morrowco.com. Brokers and banks please call (203) 658-9400. You may also contact Jane Vallaire, Investor Relations, First Charter Corporation, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373, (704) 688-4500, mergerinfo@firstcharter.com.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents we refer to. For more information about Fifth Third, see “Where You Can Find More Information” (page 141).

The Companies

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263
(513) 579-5300

Fifth Third is a registered financial holding company, incorporated under Ohio law, headquartered in Cincinnati, Ohio. Fifth Third conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third’s subsidiary depository institutions operate a general banking business from over 1,100 banking centers located throughout Ohio, Indiana, Kentucky, Illinois, Michigan, Tennessee, West Virginia, Pennsylvania, Florida and Missouri. As of September 30, 2007, on a consolidated basis, Fifth Third had assets of approximately $104.3 billion, deposits of approximately $69.4 billion and shareholders’ equity of approximately $9.3 billion. Fifth Third common stock is traded on the NASDAQ Global Select Market System under the symbol “FITB.”

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373
(704) 688-4300

First Charter is a registered bank holding company, incorporated under North Carolina law, headquartered in Charlotte, North Carolina. First Charter’s principal asset is the stock of its banking subsidiary, First Charter Bank. First Charter Bank provides a broad range of banking products, including interest-bearing and noninterest-bearing checking accounts, money market accounts, certificates of deposit, individual retirement accounts, full service and discount brokerage services including annuity sales, overdraft protection, financial planning services, personal and corporate trust services, safe deposit boxes, and online banking. It also provides commercial, consumer, real estate, residential mortgage and home equity loans.

In addition, First Charter Bank also operates two subsidiaries: First Charter Insurance Services, Inc. and First Charter Leasing and Investments, Inc. First Charter Insurance Services, Inc. is a North Carolina corporation formed to meet the insurance needs of businesses and individuals. First Charter Leasing and Investments, Inc. is a North Carolina corporation that administers leases and manages investment securities. It also acts as the holding company for First Charter of Virginia Realty Investments, Inc.

As of September 30, 2007, First Charter had, on a consolidated basis, assets of approximately $4.8 billion, deposits of approximately $3.2 billion and shareholders’ equity of approximately $457 million. First Charter common stock is traded on the NASDAQ Global Select Market System under the symbol “FCTR.”

The Merger

Pursuant to the amended and restated merger agreement among First Charter, Fifth Third and Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third, dated as of September 14, 2007, at the effective time of the merger, First Charter will merge with and into Fifth Third Financial Corporation.

The aggregate merger consideration paid by Fifth Third will be approximately 70% in the form of shares of its common stock and approximately 30% in cash, but in no event more than 30% in cash. For each share of First Charter stock exchanged in the merger, the holder will receive a number of shares of Fifth Third common stock having a value of $31.00 based on the market price of such shares at that time, cash in the amount of $31.00, or a combination of Fifth Third common stock and cash having a value of $31.00.

Assuming that the average closing price per share of Fifth Third common stock for the five trading days ending on the day immediately before the closing of the merger is equal to $27.574, the average closing price per share of Fifth Third common stock on the five trading days ending on November 23, 2007, the number of Fifth Third shares of common stock that would be exchanged in the merger for one share of First Charter common stock is 1.1242 shares. Because the market value of the shares of Fifth Third common stock to be issued in the merger will fluctuate from time to time, the number of shares that you will receive will similarly fluctuate but the value is fixed at $31.00.

You May Elect To Receive Fifth Third Stock, Cash or Both in the Merger

You will be given the opportunity to elect (a) to receive shares of Fifth Third common stock for all of your First Charter shares, (b) to receive cash for all of your First Charter shares, (c) to receive shares of Fifth Third common stock for some of your First Charter shares and cash for the remainder of your First Charter shares or (d) to express no preference, in which case you could receive all shares of Fifth Third common stock, all cash or a combination of Fifth Third common stock and cash for your First Charter shares. If you fail to make any election, then you will be treated as if you had expressed no preference.

Regardless of the elections made by individual First Charter shareholders, the amount of cash paid to First Charter shareholders is limited to approximately 30% of the total merger consideration paid by Fifth Third, but in no event more than 30% in cash. Furthermore, the value of Fifth Third common stock transferred to First Charter shareholders is limited to approximately 70% of the total merger consideration paid by Fifth Third, but in no event less than 70% in Fifth Third common stock. Therefore, it is possible that certain First Charter shareholders that elect to be paid in cash may receive a portion or all of their payment in Fifth Third common stock and certain First Charter shareholders that elect to be paid in Fifth Third common stock may receive a portion or all of their payment in cash.

Each share of Fifth Third common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

Election Procedures

Prior to the effective time of the merger, each First Charter shareholder of record will be sent an election form, which you should complete and return, along with your First Charter stock certificate(s) (or a lost certificate affidavit or notice of guaranteed delivery), according to the instructions printed on the form. The election deadline will be 5:00 p.m., Charlotte, North Carolina time, on the day indicated on the election form. If you do not send in the election form with your stock certificates by the election deadline, you will be treated as a nonelecting shareholder as described above.

Do not send your First Charter stock certificates with your proxy card. At the appropriate time, your certificates and the election form should be returned separately to the address that will be specified on the election form and the letter of transmittal accompanying the election form.

Election forms will only be sent to First Charter shareholders of record, and only record holders are entitled to return forms specifying elections. If you are not a record holder of any of your shares of First Charter but rather own shares of First Charter common stock in “street name,” your bank, broker or other financial institution holding your shares will instruct you as to how to make your election.

You can revoke your election if you submit new election materials prior to the election deadline. You may do so by submitting a written notice to the exchange agent for the merger that is received prior to the deadline at the address included on the form of election. The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this document. If you hold First Charter shares in “street name” and instruct a bank, broker or other financial institution to submit an election for your shares, to change your election you must contact them and follow their directions for changing those instructions.

If you are a Fifth Third shareholder, you need not take any action with respect to your Fifth Third stock certificates as your Fifth Third stock will not be exchanged or otherwise changed by the merger. Only First Charter stock certificates will be converted into the merger consideration in the merger.

No Fractional Shares will be Issued

Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Fifth Third common stock owed to you in an amount equal to such fraction multiplied by $31.00.

Tax Consequences of the Merger

The exchange of shares is expected to be tax free to you for federal income tax purposes, except for any cash you receive for your First Charter common stock, which cash will be taxable. The expected material federal income tax consequences of this transaction are set out in greater detail on page 32.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

The First Charter Board of Directors believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, First Charter and its shareholders.

The First Charter Board of Directors believes that the financial services industry, including banking, is becoming increasingly competitive, and that the merger will enable First Charter’s customers to be better served and will provide First Charter’s shareholders with substantial benefits.

You can find a detailed discussion of the background to the merger agreement and First Charter’s and Fifth Third’s reasons for the merger in this document under “Proposal — Merger of First Charter into Fifth Third Financial — Background of the Merger” beginning on page 22, “First Charter’s Reasons for the Merger” beginning on page 25 and “Fifth Third’s Reasons for the Merger” beginning on page 26.

Opinion of Financial Advisor

The First Charter Board of Directors has received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc. that, as of August 15, 2007, the date that Fifth Third and First Charter first entered into the merger agreement, the merger consideration was fair to the holders of First Charter common stock from a financial point of view. We have attached a copy of this opinion to this document as Annex B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. in providing its opinion.

Recommendation to First Charter Shareholders

The First Charter Board of Directors recommends that you vote FOR approval of the merger agreement. The First Charter Board of Directors recommends that you vote FOR approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

The Special Meeting

A special meeting of the First Charter shareholders will be held at 10:00 a.m., Eastern time, January 18, 2008, at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373. Holders of First Charter common stock outstanding as of the close of business on November 26, 2007 are entitled to vote at the special meeting and will be asked to consider and vote upon:

•	approval of the merger agreement;

•	the adjournment or postponement of the special meeting, if necessary or appropriate; and

•	any other matters as are properly presented at the special meeting.

As of the date of this document, the First Charter Board of Directors does not know of any other matters that will be presented at the special meeting.

Votes Required

At the special meeting, the merger agreement must be approved by the affirmative vote of 75% of the aggregate voting power of the outstanding stock of First Charter entitled to vote at the close of business on November 26, 2007.

The proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the record holders of a majority of the voting power present and entitled to vote at the special meeting.

Under certain specified circumstances, the merger agreement may be terminated by the First Charter Board of Directors at any time before the effective time, whether before or after approval of the matters presented in connection with the merger by the shareholders of First Charter. This determination may be made without notice to, or the resolicitation of proxies from, the First Charter shareholders.

Share Ownership of First Charter’s Management and Directors

On November 26, 2007, the record date for the special meeting, directors and executive officers of First Charter and their affiliates were entitled to vote 1,343,662 shares of First Charter common stock, or 3.86% of the First Charter shares outstanding on that date.

Ownership of Fifth Third Following the Merger

Based on the number of shares of Fifth Third common stock and First Charter common stock and options to purchase First Charter common stock outstanding on the record date and the limitation that approximately 70%, but in no event less than 70%, of the merger consideration will be comprised of shares of Fifth Third common stock, Fifth Third would issue approximately 28.3 million shares of its common stock to First Charter shareholders in the merger. This would constitute approximately 5.0% of the outstanding stock of Fifth Third immediately after the merger.

Conditions to the Merger

Fifth Third and First Charter will complete the merger only if certain conditions are satisfied. These conditions include:

•	approval of the merger agreement by First Charter’s shareholders;

•	authorization for listing on the NASDAQ Global Select Market System for the shares of Fifth Third common stock to be issued to the holders of First Charter common stock upon consummation of the merger;

•	effectiveness of the registration statement of which this document is a part, with no stop order suspending such effectiveness and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission;

•	the receipt of certain regulatory approvals that shall not have resulted in the imposition of any materially burdensome regulatory condition under banking laws and the expiration of any statutory waiting periods;

•	the receipt by Fifth Third of the opinion of its counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, which counsel has subsequently been designated by Fifth Third to be Alston & Bird LLP;

•	the receipt by First Charter of the opinion of Helms Mulliss & Wicker, PLLC that (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of fractional share interests in Fifth Third common stock, no gain or loss will be recognized by any of the holders of First Charter common stock in the merger;

•	the lack of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement, or the lack of an enactment of a statute, rule, regulation, order, injunction or decree by any governmental entity that prohibits or makes illegal the consummation of the merger;

•	the representations and warranties of Fifth Third and First Charter shall be true and correct as of the date of the merger agreement and as of the effective time and First Charter and Fifth Third shall have received a certificate signed on behalf of the other party to such effect; and

•	First Charter and Fifth Third shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time and First Charter and Fifth Third shall have received a certificate signed on behalf of the other party to such effect.

Some of the conditions to the merger may be waived by the company entitled to assert the condition.

Right to Terminate

The Boards of Directors of Fifth Third, Fifth Third Financial and First Charter may jointly agree in writing to terminate the merger agreement without completing the merger. In addition, either company can individually terminate the merger agreement prior to the completion of the merger if:

•	a governmental authority that must grant a regulatory approval denies approval of the merger;

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before August 15, 2008 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date); or

•	other conditions to closing the merger have not been satisfied.

Fifth Third has the right to terminate the merger agreement if:

•	First Charter is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement (although this termination right is not available to Fifth Third if it is then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) and such breach is either incurable or is not cured within 45 days;

•	First Charter’s Board of Directors shall have failed to recommend the approval and adoption of the merger agreement in the proxy statement; or

•	First Charter’s Board of Directors authorizes, recommends, proposes or publicly announces in a manner adverse to Fifth Third, its intention to authorize, recommend or propose an acquisition proposal with any person other than Fifth Third.

First Charter may terminate the merger agreement if:

•	Fifth Third is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement (although this termination right is not available to First Charter if it is then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) and such breach, either individually or in the aggregate results in the failure of the conditions to obligations of Fifth Third or First Charter and is either incurable or is not cured within 45 days of notice.

Termination Fee

First Charter must pay Fifth Third a termination fee of $32,500,000.00 if the merger agreement is terminated in any of the following circumstances:

•	by Fifth Third because First Charter breached any of its covenants, agreements, representations or warranties and, a competing acquisition proposal was received by First Charter prior to termination and within 12 months of termination First Charter shall have entered into a definitive written agreement with respect to the competing acquisition proposal or the acquisition proposal shall have been consummated; or

•	by Fifth Third after receipt by First Charter of a competing acquisition proposal if, prior to the First Charter shareholders meeting, First Charter’s Board of Directors withdrew its recommendation or refused to recommend to the shareholders that they vote to approve the merger while there was a competing acquisition proposal that had not been withdrawn or rejected by the First Charter directors and within 12 months of termination First Charter shall have entered into a definitive written agreement with respect to the competing acquisition proposal or the acquisition proposal shall have been consummated.

Fifth Third shall not be entitled to the termination fee if:

•	the merger agreement is terminated by mutual agreement of the parties;

•	the merger agreement is terminated due the failure to obtain regulatory approval by the appropriate governmental entities or due to a final and nonappealable order by a governmental entity enjoining or prohibiting the consummation of the merger; or

•	the merger agreement is terminated by First Charter for the breach by Fifth Third of its representations, warranties, covenants or agreements set forth in the merger agreement which breach, either individually or in the aggregate results in the failure of the conditions to obligations of Fifth Third or First Charter and is either incurable or is not cured within 45 days following written notice.

The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with First Charter prior to completion of the merger, and could cause First Charter to reject any acquisition proposal from a third party that does not take into account the termination fee.

Interests of First Charter’s Directors and Executive Officers in the Merger

When considering the First Charter Board’s recommendation that First Charter’s shareholders vote to approve the merger agreement, you should be aware that certain First Charter directors and executive officers have interests in the merger that are different from, or in addition to, yours.

The members of First Charter’s Board of Directors knew about and considered these additional interests when they adopted the merger agreement.

First Charter Employment Agreements.

Fifth Third has entered into new employment agreements with Robert E. James, Jr., First Charter’s President and Chief Executive Officer, Stephen M. Rownd, First Charter’s Executive Vice President and Chief Banking Officer, and Jeffrey Scott Ensor, First Charter’s Executive Vice President and Chief Risk Officer. Benefits under these agreements include a salary, bonus, retirement and fringe benefits, payment for covenants not to compete and lump-sum payments as consideration for termination of such executives’ First Charter employment agreements. The First Charter employment agreements of Messrs. James and Rownd, including applicable change-in-control provisions within such agreements, will terminate in accordance with the terms of their new Fifth Third employment agreements. As compensation for terminating their First Charter employment agreements, Mr. James will receive a lump-sum cash payment in the amount of $353,960.00 and Mr. Rownd will receive a lump-sum cash payment in the amount of $713,626.00. As consideration for entering into their covenants not to compete, Mr. James will receive $1,750,000.00 and Mr. Rownd will receive $530,000.00. The new Fifth Third employment agreement with Mr. Ensor will expressly terminate the change-in-control agreement between Mr. Ensor and First Charter. As compensation for terminating his First Charter change-in-control agreement, Mr. Ensor will receive a lump-sum cash payment in the amount of approximately $240,000.

Pursuant to these employment agreements, Fifth Third will employ Mr. James as the President and CEO of the Fifth Third affiliate headquartered in Charlotte, North Carolina. Fifth Third will employ Messrs. Rownd and Ensor each as an Executive Vice President of the Fifth Third affiliate headquartered in Charlotte, North Carolina.

Change-in-Control Payments.

Fifth Third will also honor First Charter change-in-control agreements with each of Cecil O. Smith, Jr., First Charter’s Executive Vice President and Chief Information Officer, Stephen J. Antal, First Charter’s Executive Vice President, General Counsel and Corporate Secretary, Josephine P. Sawyer, Senior Vice President and Director of Human Resources, and Sheila Stoke, First Charter’s Senior Vice President, Controller and interim principal financial officer, regarding the change-in-control benefits payable to such executives as a result of the merger. The agreements provide a definitive statement of the payments and benefits to be provided to these First Charter employees. The agreements provide that the consummation of the merger and termination of employment under specified circumstances within one year thereafter triggers the obligation to provide those payments and benefits. Such benefits include the payment of COBRA premium costs for the continuation of group medical plan coverage for the executives and their eligible dependents for a period specified in the agreements. The aggregate value of the benefits to be received by such executives in the event of the consummation of the merger and subsequent termination of employment is $1,203,300.00.

Excess Parachute Payments.

Pursuant to their employment agreements with Fifth Third, Messrs. James and Rownd will be entitled to receive a gross-up payment if any amounts to be paid to Messrs. James and Rownd would be subject to the excise tax imposed by Section 4999 of the Code. The aggregate value of the gross-up payments is expected to be approximately $675,000 for Mr. James and $812,000 for Mr. Rownd.

The new Fifth Third employment agreement for Mr. Ensor provides that no portion of the payment(s) made under Mr. Ensor’s employment agreement shall be deemed to be an “Excess Parachute Payment” pursuant to Section 280G of the Internal Revenue Code. Mr. Ensor and Fifth Third agree that the present value of any payment under the employment agreement and any other payment to or for the benefit of Mr. Ensor in the nature of compensation, receipt of which is contingent on a change in control as defined in the employment agreement, and to which Section 280G of the Code applies, shall not exceed an amount equal to one dollar less than the maximum amount Mr. Ensor may receive without becoming subject to the tax imposed by Section 4999 of the Code. In the event that Sections 280G and 4999 of the Code or any successor provisions are repealed without succession, this provision of Mr. Ensor’s employment agreement shall no longer apply.

The First Charter agreements regarding change-in-control benefits between First Charter and Mr. Smith, Ms. Stoke, Mr. Antal and Ms. Sawyer provide that no portion of the payment(s) made to these individuals shall be deemed to be an “Excess Parachute Payment” pursuant to Section 280G of the Internal Revenue Code. The present value of any payment under the agreements regarding change in control and any other payment to or for the benefit of Mr. Smith, Ms. Stoke, Mr. Antal and Ms. Sawyer in the nature of compensation, receipt of which is contingent on a change in control, and to which Section 280G of the Code applies, shall not exceed an amount equal to one dollar less than the maximum amount these individuals may receive without becoming subject to the tax imposed by Section 4999 of the Code. Fifth Third has agreed to honor these agreements according to their terms.

Director Advisory Fees.

Upon consultation with each member of the First Charter Board of Directors, Fifth Third has agreed to offer each director either (a) a seat on a Fifth Third local advisory board for the region formerly served by First Charter for a one-year period after the effective date of the merger or (b) a one-year advisory and consulting contract. Furthermore, in either case, Fifth Third shall pay quarterly compensation to such directors consistent with the existing fee structure offered by First Charter to such directors for a period of one year after the effective date of the merger. Based on that structure, we expect the payments under the existing fee structure to be approximately $65,000 per director for the one year following the merger. Any fees for service as a director or consultant after the first year have not been determined.

Stock Options and Restricted Stock.

As of the effective date of the merger, each option to purchase shares of First Charter common stock that is outstanding shall fully vest and be converted to an option to purchase Fifth Third common stock.

Furthermore, all performance objectives with respect to performance shares of First Charter shall be deemed to be satisfied to the extent necessary to earn 100% of the performance shares and the performance period shall be deemed to be complete. Such performance shares shall be deemed to be converted to actual performance share awards and the actual performance share awards shall be paid out in cash as soon as practicable. In addition, the restrictions on all awards of restricted First Charter common stock under the terms of the First Charter restricted stock plan under which they were issued will automatically lapse, and such shares will be exchangeable for the merger consideration.

Indemnification and Liability Insurance.

Fifth Third will purchase and keep in effect for a six-year period a policy of directors’ and officers’ liability insurance for officers and directors of First Charter or any of its subsidiaries immediately before the effective time of the merger providing coverage for acts or omissions of the type currently covered by First Charter’s existing directors’ and officers’ liability insurance for acts or omissions occurring at or prior to the merger; provided, however, that such coverage will be continued only so long as it may be obtained at no more than 300% of the premium currently paid by First Charter. If Fifth Third is unable to maintain such policy (or such substitute policy) as a result of the commercially unreasonable premiums, Fifth Third shall obtain as much comparable insurance as is available for the premium amount.

Effect on First Charter’s Employees

Employment.

Fifth Third will consider employing as many of the employees of First Charter and its subsidiaries who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third’s standard staffing levels and personnel policies.

Fifth Third Employee Benefit Plans.

For a six-month period following the effective time of the merger, Fifth Third will provide each of the employees of First Charter (as of the effective time of the merger) who continue employment with Fifth Third with employee benefits, rates of compensation and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base pay or hourly wage and employee benefits and annual bonus opportunities provided to such employees under the First Charter compensation and benefit plans as in effect immediately before the effective time of the merger.

In addition, Fifth Third will offer or provide to each of the employees of First Charter and its subsidiaries who become employees of Fifth Third, as a group, participation in employee benefit plans and arrangements available for similarly situated employees of Fifth Third. Former First Charter employees will be given credit for service with First Charter and its subsidiaries for purposes of eligibility, vesting and accrual of benefits. No former First Charter employee will be entitled to participate in the Fifth Third Bancorp Master Retirement Plan (which has been frozen to new participants).

Severance.

The merger agreement provides for the payment of severance amounts to certain employees of First Charter who do not have an employment, change-in-control or severance agreement under certain conditions upon termination of employment. During the period beginning at the effective time of the merger and ending six months following the effective time, such employees shall be entitled to receive severance payments and benefits in an amount and form as generally described in Fifth Third’s severance policy in effect immediately before the date of the merger agreement (including customary releases); provided, that the maximum severance pay amounts described in such severance policy shall not apply and shall, instead, be limited to a maximum 52-week severance pay amount, regardless of employee classification; and provided further, that each such employee shall also be entitled to receive payment of COBRA premium costs for the continuation of group medical plan coverage for such employee and his or her eligible dependents for a period equal to the total number of weeks of base salary/wages available to such employee as severance pay.

No Dissenters’ or Appraisal Rights

First Charter is a North Carolina corporation. Under North Carolina law, shareholders of First Charter will not have any right to dissent from the merger or obtain payments of the “fair value” of their shares as a result of, or in connection with, the merger. See “Proposal — Merger of First Charter into Fifth Third Financial Corporation — No Dissenters’ or Appraisal Rights.”

Accounting

Fifth Third will account for the merger as a purchase. Under the purchase method of accounting, all the assets acquired and liabilities assumed of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. The amount, if any, by which the purchase price paid by Fifth Third exceeds the fair value of the net tangible and identifiable intangible assets acquired by Fifth Third in the transaction is recorded as goodwill. Fifth Third will include the revenues and expenses of First Charter in its consolidated financial statements from the date of the consummation of the merger.

Regulatory Approvals

The merger is subject to the approval of the Federal Reserve Board and the prior approval of the North Carolina Commissioner of Banks. On September 18, 2007, we submitted applications for both approvals and also gave prior notice of the merger to the Georgia Department of Banking and Finance. As of the date of this document, we have not received the required approval of the Federal Reserve Board. The North Carolina Commissioner of Banks approved the merger on October 22, 2007.

Comparative Market Prices and Dividends

Fifth Third common stock is traded on the NASDAQ Global Select Market System under the symbol “FITB” and First Charter common stock is traded on the NASDAQ Global Select Market System under the symbol “FCTR.” On August 15, 2007, the trading day immediately preceding the public announcement of the execution of the agreement setting forth the terms of the merger and on November 23, 2007, the most recent practicable trading day prior to the printing of this document, the closing market prices of Fifth Third common stock and First Charter common stock and the equivalent price per share of First Charter common stock giving effect to the merger were as follows:

	August 15, 2007	November 23, 2007

Fifth Third Common Stock	$37.38	$28.04
First Charter Common Stock	$20.25	$28.69
Equivalent Price Per Share of First Charter Common Stock	$31.00	$31.00

The “Equivalent Price Per Share of First Charter Common Stock” at each specified date in the above table is $31.00 because Fifth Third agreed to pay the fixed amount of $31.00 regardless of any fluctuation in the market price of Fifth Third common stock prior to the effective time of the merger. See “Proposal — Merger of First Charter into Fifth Third Financial Corporation — Background of the Merger.” You should obtain current market quotations for shares of Fifth Third common stock and First Charter common stock prior to making any decisions with respect to the merger.

The following table sets forth (in per share amounts), for the calendar quarters indicated, the high and low sales prices and the cash dividends declared during each quarterly period.

	Fifth Third Common Stock			First Charter Common Stock
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2005:
First Quarter	$48.12	$42.05	$0.350	$26.04	$21.91	$0.190
Second Quarter	44.67	40.24	0.350	23.34	20.43	0.190
Third Quarter	43.99	36.38	0.380	25.84	21.75	0.190
Fourth Quarter	42.50	35.04	0.380	26.95	22.04	0.190

2006:
First Quarter	$41.43	$36.30	$0.380	$25.13	$23.11	$0.190
Second Quarter	41.02	35.86	0.400	25.50	23.02	0.195
Third Quarter	40.18	35.95	0.400	24.82	22.93	0.195
Fourth Quarter	41.57	37.75	0.400	25.15	23.05	0.195

2007:
First Quarter	$41.41	$37.93	$0.420	$24.97	$21.29	$0.195
Second Quarter	43.32	37.88	0.420	22.83	19.09	0.195
Third Quarter	41.17	33.60	0.420	30.58	17.78	0.195
Fourth Quarter (through November 23, 2007)	35.34	26.50		30.93	27.75

Comparative Per Share Data

The following table sets forth for Fifth Third common stock and First Charter common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had been effective as of January 1, 2006, in the case of the earnings per share and the cash dividends declared per share data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. The equivalent per share information is presented based on the conversion ratio of 1.1242 of a share of Fifth Third common stock for each share of First Charter common stock based on the average reported closing price per share of Fifth Third common stock on the five trading days ended November 23, 2007. See “Proposal — Merger of First Charter into Fifth Third Financial Corporation — Merger Consideration” for details regarding adjustments to the conversion ratio. This table should be read in conjunction with the historical financial statements, including the notes thereto, of Fifth Third, which information is presented elsewhere in this document and incorporated by reference into this document. See “Where You Can Find More Information” on page 141.

The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Fifth Third and First Charter under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Fifth Third and First Charter would actually have performed had the companies been combined throughout these periods.

							Equivalent Shares
							Basis 1.1242
							of a Share of Fifth
							Third Common
	Fifth Third				First Charter		Stock (5)
	Historical		Pro Forma		Historical		Pro Forma(5)
	Basic	Diluted	Basic(1)	Diluted(2)	Basic	Diluted	Basic	Diluted

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
Twelve Months Ended December 31, 2006:	$2.13	$2.12	$2.10	$2.09	$1.50	$1.49	$2.36	$2.35
Nine Months Ended September 30, 2007	$1.96	$1.95	$1.91	$1.90	$0.93	$0.93	$2.15	$2.14
CASH DIVIDENDS
DECLARED PER SHARE(3)
Twelve Months Ended December 31, 2006:	$1.58		$1.58		$0.775		$1.78
Nine Months Ended September 30, 2007:	$1.26		$1.26		$0.585		$1.42
BOOK VALUE PER SHARE(4)
At December 31, 2006:	$18.02		$18.47		$12.81		$20.76
At September 30, 2007:	$17.45		$17.93		$13.16		$20.16

(1)	The pro forma earnings per basic common share from continuing operations is computed by dividing pro forma income from continuing operations by the weighted average pro forma basic common shares of Fifth Third.

(2)	The pro forma earnings per diluted common share from continuing operations is computed by dividing the total of pro forma income from continuing operations and the net income effect from dilutive securities by the weighted average pro forma diluted common shares of Fifth Third.

(3)	Fifth Third pro forma cash dividends declared per share represent historical cash dividends declared per share by Fifth Third.

(4)	The pro forma book value per share is computed by dividing the pro forma total shareholders’ equity of Fifth Third by total pro forma common shares of Fifth Third.

(5)	First Charter equivalent pro forma per share amounts are computed by multiplying the Fifth Third pro forma amounts by the calculated conversion ratio of 1.1242 respectively.

RISK FACTORS

In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

The conversion ratio is variable and will fluctuate due to changes in the market price of Fifth Third common stock.

If you receive Fifth Third common shares as merger consideration you will receive a certain amount of shares of Fifth Third common stock for each share of First Charter common stock if the merger is completed. The conversion ratio is equal to $31.00 divided by the average market price of Fifth Third common stock for the five trading days ending on the trading day immediately before the closing of the merger. Changes in the price of Fifth Third common stock from the date of the merger agreement, from the date of this proxy statement/prospectus and from the date of the special meeting will affect the conversion ratio and, thus, the number of Fifth Third common shares that you receive as merger consideration. Fifth Third’s stock price may increase or decrease before and after the effective time of the merger due to a variety of factors, including, without limitation, general market and economic conditions, changes in Fifth Third’s businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Fifth Third’s control.

First Charter shareholders may receive a form of consideration different from what they elect.

The consideration to be received by First Charter shareholders in the merger is subject to the requirement that the value of the stock portion of the merger consideration be equal to approximately 70% of the total value of merger consideration and the cash portion of the merger consideration be equal to approximately 30%, but in no event more than 30% of the total merger consideration. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Fifth Third common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. Furthermore, if you elect to receive a combination of both cash and stock and the available cash is oversubscribed or undersubscribed, then you will receive a combination of merger consideration that differs from your election. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of gain for income tax purposes with respect to the cash received).

The value of First Charter common stock may vary in the future.

If the merger is not completed, the value of First Charter common stock could increase or decrease in the future. Such value could be either higher or lower than the merger consideration being offered by Fifth Third in the merger.

The merger agreement limits First Charter’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for First Charter to be sold to a party other than Fifth Third. These provisions impose restrictions that prevent First Charter from seeking another acquisition proposal and that, subject to certain exceptions, limit First Charter’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of First Charter. See “Terms of the Agreement — Acquisition Proposals by Third Parties.”

Fifth Third required First Charter to agree to these provisions as a condition to Fifth Third’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of First Charter from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee provided in the merger agreement and described herein might result in a potential competing acquirer proposing to pay a lower per share price to acquire First Charter than it might otherwise have proposed to pay.

The fairness opinion obtained by First Charter from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

First Charter has obtained a fairness opinion dated as of August 15, 2007 from its financial advisor, Keefe, Bruyette & Woods, Inc. First Charter has not obtained and will not obtain an updated opinion as of the date of this document from Keefe, Bruyette & Woods, Inc. Changes in the operations and prospects of Fifth Third or First Charter, general market and economic conditions and other factors that may be beyond the control of Fifth Third and First Charter, and on which the fairness opinion was based, may alter the value of Fifth Third or First Charter or the price of shares of Fifth Third common stock or First Charter common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that First Charter received from Keefe, Bruyette & Woods, Inc., please refer to “Proposal — Merger of First Charter into Fifth Third Financial Corporation — Opinion of First Charter’s Financial Advisor” beginning on page 26 of this document.

First Charter’s shareholders will not control Fifth Third’s future operations.

First Charter’s shareholders collectively own 100% of First Charter and, in the aggregate, have the absolute power to approve or reject any matters requiring the adoption or approval of shareholders under North Carolina law and First Charter’s Amended and Restated Articles of Incorporation. After the merger, First Charter’s shareholders in the aggregate will hold approximately 5.0% of the outstanding shares of Fifth Third common stock. Accordingly, even if all of the former First Charter shareholders voted in concert on all matters presented to Fifth Third’s shareholders from time to time, the former First Charter shareholders will not likely have a significant impact on the election of directors or whether future Fifth Third proposals are approved or rejected.

The directors and executive officers of First Charter will have economic interests in the merger that are different from, or in addition to the merger consideration received by all other First Charter shareholders.

First Charter’s executive officers negotiated the terms of the merger agreement with their counterparts at Fifth Third, and First Charter’s Board of Directors adopted and approved the merger agreement and is recommending that the First Charter shareholders vote for the merger agreement. You should be aware that these executive officers and directors have economic interests in the merger in addition to the interests they share with you as a First Charter shareholder.

Certain officers and directors of First Charter will receive, among other things, severance agreements, employment agreements, change-in-control payments, accelerated stock option vesting and lapses of restrictions on restricted stock in connection with the merger. Furthermore, some of such officers shall receive a cash payment of their performance share awards, based on the assumptions that the performance period ends on the effective date of the merger and that First Charter has met 100% of its performance targets. In addition, directors of First Charter will continue to receive certain advisory or director fees for a period of one year after the effective date of the merger. See “Terms of the Agreement — Interests of First Charter’s Directors and Executive Officers in the Merger.” Accordingly, First Charter’s directors and certain executive officers may have interests in the merger that are different from, or in addition to, yours.

Fifth Third has not previously operated in the Charlotte metropolitan market area.

First Charter’s primary market area is located within North Carolina and is centered primarily around the Charlotte Metro region, including Mecklenburg County and its surrounding counties. The banking business in this market area is extremely competitive, and the level of competition may increase further. Fifth Third has not previously participated in this market and there may be unexpected challenges and difficulties that could adversely affect Fifth Third following the consummation of the merger.

Additional Risks

For additional risk factors relating to Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K/A for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or incorporates statements that Fifth Third believes are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to Fifth Third’s financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this document, or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K/A. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements Fifth Third may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to Fifth Third.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (3) changes in the interest rate environment reduce interest margins; (4) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (5) our ability to maintain required capital levels and adequate sources of funding and liquidity; (6) changes and trends in capital markets; (7) competitive pressures among depository institutions increase significantly; (8) effects of critical accounting policies and judgments; (9) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (10) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (11) ability to maintain favorable ratings from rating agencies; (12) fluctuation of Fifth Third’s stock price; (13) ability to attract and retain key personnel; (14) ability to receive dividends from its subsidiaries; (15) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (16) effects of accounting or financial results of one or more acquired entities; (17) difficulties in combining the operations of acquired entities; (18) ability to secure confidential information through the use of computer systems and telecommunications networks; and (19) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” on page 141.

THE SPECIAL MEETING

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the Board of Directors of First Charter of proxies to be used at the special meeting to be held at 10:00 a.m., Eastern time, January 18, 2008, the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373, and at any adjournments thereof. This document and the enclosed notice of First Charter’s special meeting and proxy card are first being sent to you on or about December 3, 2007.

Purpose of the Meeting

The purpose of the special meeting of First Charter’s shareholders is to vote upon the approval of the merger agreement relating to the merger of First Charter with and into Fifth Third Financial Corporation and other transactions contemplated thereby and to vote upon the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. First Charter’s shareholders also may consider and vote upon such other matters as are properly brought before the special meeting. As of the date of this document, the First Charter Board of Directors knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.

Voting and Revocability of Proxies

The First Charter Board of Directors has fixed the close of business on November 26, 2007 as the record date for shareholders entitled to notice of and to vote at the special meeting. Only holders of record of First Charter common stock on that record date are entitled to notice of and to vote at the special meeting. Each share of First Charter common stock you own entitles you to one vote. On the record date, 34,802,684 shares of First Charter common stock were outstanding and entitled to vote at the special meeting, held by approximately 6,930 shareholders of record.

  Voting Procedures

Registered shareholders:  Registered shareholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•	By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on January 17, 2008.

•	By Internet. You may submit a proxy electronically on the Internet, using the web site listed on the proxy card. Please have your proxy card in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on January 17, 2008.

•	In Person. You may vote in person at the special meeting by completing a ballot (attending the meeting without completing a ballot will not count as a vote).

Street-name shareholders:  If you hold your shares through a broker, bank or custodian, you are considered a “street-name” shareholder. Street-name shareholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. A street-name shareholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the special meeting.

Proxies solicited by the First Charter Board of Directors will be voted in accordance with the directions given on the proxy cards. If you sign and date your proxy card but do not indicate your vote on the proxy card, your proxy will be voted “FOR” approval of the merger agreement at the special meeting and “FOR” the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies. The proxies confer discretionary authority on the persons named on the proxy cards to vote First Charter common stock with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. If you do not return your proxy card, or vote at the special meeting, it will have the same effect as if you voted against the merger agreement.

  Revoking Your Proxy

If you are a registered shareholder, you may revoke your proxy at any time before the shares are voted at the meeting by:

•	timely delivery of a valid, later-dated executed proxy;

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the meeting by completing a ballot (attending the special meeting without completing a ballot will not revoke any earlier proxy); or

•	filing an instrument of revocation received by the Corporate Secretary of First Charter, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373, at any time before your shares are voted at the special meeting.

If you are a street-name shareholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Special Meeting Admission

If you wish to attend the special meeting in person, you must present a form of personal identification. If you are a beneficial owner of common stock that is held by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Vote Required

The First Charter Amended and Restated Articles of Incorporation require that in order to consolidate with, or merge with or into, any other corporation, First Charter’s shareholders must approve such merger by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote. If any shareholder entitled to vote is a person who is the beneficial owner of more than 20% of the voting power of First Charter and if, prior to the acquisition of 20% of the voting power of First Charter by a shareholder, the Board of Directors of First Charter had not unanimously approved such consolidation or merger, then the merger or consolidation must be approved by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote, which shall include the affirmative vote of at least 50% of the voting power of the outstanding stock of shareholders entitled to vote other than individual shareholders who are the beneficial owners of 20% or more of the voting power of First Charter. Since First

Charter does not have any individual shareholders that are the beneficial owners of 20% or more of its voting power, the affirmative vote of 75% of the aggregate voting power of the outstanding stock of First Charter entitled to vote is the only vote required to approve the merger agreement. The First Charter Board of Directors recommends that First Charter shareholders vote “FOR” approval of the merger agreement.

Because approval of the merger agreement requires the affirmative vote of 75% of the aggregate voting power of the outstanding common stock of First Charter entitled to vote, abstentions and failures to vote will have the same effect as votes against the proposal. Under National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares on the First Charter proposal to approve the merger agreement without instructions from you. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes against the proposal. However, broker non-votes, abstentions and failures to vote are counted for purposes of determining whether a quorum is present.

The proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the record holders of a majority of the voting power present and entitled to vote at the special meeting. The First Charter Board of Directors recommends that First Charter shareholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate.

As of the record date, approximately 1,343,662 shares of First Charter common stock (representing 3.86% of the votes entitled to be cast at the special meeting) were beneficially held by directors and executive officers of First Charter. Subsidiaries of First Charter beneficially owned approximately 668,688 shares (representing 1.92% of the shares entitled to vote at the special meeting) of First Charter common stock in various fiduciary capacities as of the record date, of which those subsidiaries have sole or shared voting power.

Solicitation of Proxies

First Charter will bear all of the costs of soliciting proxies. However, Fifth Third and First Charter will bear equally the expenses of printing and mailing this document. In addition to soliciting proxies by mail, Morrow & Co., LLC, a proxy solicitation firm, will assist First Charter in soliciting proxies for the special meeting. First Charter will pay approximately $20,000, plus per item and out-of-pocket expenses, for these services. First Charter will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of First Charter may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Do not send in any stock certificates with your proxy card. Prior to the effective time of the merger, the exchange agent will mail election forms and transmittal forms with instructions for the surrender of stock certificates for First Charter common stock to all record holders of First Charter common stock. If you make no election or revoke your election prior to the effective time, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for First Charter common stock to former First Charter shareholders promptly following the effective time.

PROPOSAL — MERGER OF FIRST CHARTER INTO FIFTH THIRD FINANCIAL CORPORATION

The following description summarizes all material terms of the merger agreement. We urge you to read the merger agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

Structure of the Merger

Upon completion of the merger, First Charter will merge with and into Fifth Third Financial Corporation and First Charter will cease to exist as a separate entity. Fifth Third may change the method of effecting the combination (including by providing for the merger of First Charter into a different wholly owned subsidiary of Fifth Third) if and to the extent Fifth Third deems such change desirable.

Corporate Governance

After the merger is completed, the directors and officers of Fifth Third Financial who were in office prior to the effective time of the merger will continue to serve as the directors and officers, respectively, of Fifth Third Financial for the term for which they were elected, subject to Fifth Third Financial’s code of regulations and in accordance with law.

Merger Consideration

Each share of First Charter common stock (excluding shares owned directly by First Charter or Fifth Third except for any First Charter shares held by them in a fiduciary capacity) that is issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted, by virtue of the merger and without any further action, into the right to receive either $31.00 worth of Fifth Third common stock or $31.00 in cash based on the election of First Charter shareholders. You can also elect to receive a mix of Fifth Third common stock and cash worth $31.00 in return for each First Charter common share. However, if you elect all or part of your merger consideration to be in the form of Fifth Third common stock, the number of shares that you will receive in the merger will fluctuate between the date of this document and the closing of the merger. Furthermore, the amount of cash paid to First Charter shareholders is limited to 30%, but in no event more than 30%, of the total merger consideration paid and the value of the Fifth Third common stock paid to First Charter shareholders is limited to approximately 70% of the merger consideration paid. Therefore, it is possible that if you elect to be paid in cash, you may receive a portion or all of your payment in Fifth Third common stock or that if you elect to be paid in Fifth Third common stock, you may receive a portion or all of your payment in cash.

If you fail to make an election to receive either Fifth Third common stock or cash, you will receive consideration of Fifth Third common stock and/or cash on a pro rata basis as determined by the exchange agent. The pro rata selection process shall consist of such equitable pro ration processes as shall be mutually determined by First Charter and Fifth Third before the effective time of the merger. If you fail to make an election, you shall receive a combination of merger consideration that does not cause the total amount of cash paid to First Charter shareholders to exceed 30% of the total merger consideration and does not cause the total value of Fifth Third common stock paid to First Charter shareholders to be less than 70% of the total merger consideration paid.

If, after all First Charter shareholders have submitted their elections, the amount of Fifth Third common stock is oversubscribed, all First Charter shareholders who elected to receive cash will receive cash. In addition, all First Charter shareholders who chose no election or made no election will receive cash. Next, the exchange agent will select a sufficient number of shares to receive cash instead of Fifth Third common stock from any shares that elected to receive Fifth Third common stock. This selection will be determined such that the aggregate cash amount paid will equal as closely as possible, but in no event more than, 30% of the total merger consideration. All other shares that are not selected by the exchange agent will receive Fifth Third common stock.

If, after all First Charter shareholders have submitted their elections, the amount of cash is oversubscribed, all First Charter shareholders who elected to receive Fifth Third common stock will receive such stock. In addition, all First Charter shareholders who chose no preference or made no election will receive Fifth Third common stock. Next, the exchange agent will select on a pro rata basis a sufficient number of shares to receive Fifth Third common stock instead of cash among any shares that elected to receive cash. This selection will be determined such that the aggregate cash amount paid will equal as closely as possible, but in no event more than, 30% of the total merger consideration. All other shares that are not selected by the exchange agent will receive cash.

Each share of Fifth Third common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

The conversion ratio is equal to $31.00 divided by the average market price of Fifth Third common stock for the five trading days ending on the trading day immediately before the closing of the merger. Changes in the price of Fifth Third common stock from the date of the merger agreement, from the date of this proxy statement/prospectus and from the date of the special meeting will affect the conversion ratio and thus, the number of Fifth Third common shares exchanged for First Charter shares as merger consideration.

No Fractional Shares

Only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of First Charter common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by $31.00. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

Effective Time of the Merger

Unless we agree otherwise, the effective time of the merger will occur on a day specified by the parties that is not more than five business days after all conditions contained in the merger agreement have been met or waived, including the expiration of all applicable regulatory waiting periods. It is anticipated that the effective time of the merger will occur in the first quarter of 2008, although no assurance can be given in this regard. First Charter and Fifth Third each will have the right, but not the obligation, to terminate the merger agreement if the merger does not occur on or before August 15, 2008, provided the terminating party is not in material breach or default of any representation, warranty or covenant contained in the merger agreement on the date of such termination.

Exchange of Certificates

After the effective time of the merger, you will cease to have any rights as a shareholder of First Charter, and your sole right will be the right to receive the merger consideration, into which your shares of First Charter common stock will have been converted by virtue of the merger. If you have properly made an election as to the type of merger consideration that you desire to receive and have delivered your stock certificates to the exchange agent, the exchange agent will send to you promptly following the effective time your share of the merger consideration adjusted as set forth above if necessary.

If you have not already sent in your stock certificates with your election form, as soon as reasonably practicable after the effective time of the merger, the exchange agent will send to you a notice and letter of transmittal for use in submitting to the exchange agent certificates formerly representing shares of First Charter common stock to be exchanged for either shares of Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) and/or cash to which you are entitled to receive as a result of the merger and any applicable proration procedure. This notice and letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the stock certificates shall pass, only upon proper delivery of such certificates to the exchange agent. You will also receive instructions for handling share certificates that have been lost, stolen, destroyed or mislaid. You will not be entitled to receive any dividends or other distributions that may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) evidencing ownership of First Charter common stock. In the event all or a portion of your merger consideration is in Fifth Third common stock, any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) representing First Charter common stock, subject to any applicable escheat or similar laws relating to unclaimed funds, the exchange agent will forward to you (1) statements indicating book entry ownership of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. In the event all or a portion of your merger consideration is in cash upon receipt of the certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) representing First Charter common stock, subject to any applicable escheat or similar laws relating to unclaimed funds, the exchange agent will forward to you the applicable amount of cash without interest. You should not submit First Charter share certificates until you have received written instructions to do so.

First Charter shareholders who receive shares of Fifth Third common stock as all or part of the merger consideration payable to them will receive statements indicating book entry ownership of Fifth Third common stock. If desired, those shareholders may request instead to receive a Fifth Third stock certificate by notifying the exchange agent by phone, mail or as otherwise set forth on the book entry statement.

At the effective time of the merger, the stock transfer books of First Charter will be closed and no transfer of First Charter common stock will thereafter be made on First Charter’s stock transfer books other than to settle transfers of First Charter common stock that occurred before the effective time. If a certificate formerly representing First Charter common stock is presented to Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for the merger consideration.

Background of the Merger

First Charter’s Board of Directors regularly considered various strategic options directed at increasing shareholder value and maximizing First Charter’s return on equity. At various times, this has included discussions relating to the possible acquisition of smaller institutions by First Charter, de novo entry into new markets not served by First Charter, strategic combinations with similarly sized financial institutions and the merger of First Charter with a larger financial institution.

Also, from time to time in the past, First Charter has been contacted informally by larger banks and their advisors to introduce themselves, to discuss industry matters of mutual interest and to gauge generally First Charter’s possible interest in exploring a potential business combination transaction. Those potentially interested banks included Fifth Third, whose Chief Financial Officer, Christopher G. Marshall, contacted Mr. James by telephone several times in the fourth quarter of 2006 and the first half of 2007. Mr. Marshall and Kevin T. Kabat, Fifth Third’s Chief Executive Officer, met with Mr. James on March 7, 2007 and June 7, 2007. Fifth Third also engaged McColl Partners and Goldman Sachs to serve as Fifth Third’s financial advisors in evaluating a possible acquisition of First Charter. However, notwithstanding Fifth Third’s overtures, prior to June 15, 2007, First Charter continued to view itself as a potential acquiror of other financial institutions.

As part of the First Charter Board’s ongoing strategic planning process described above, its Executive Committee conducted a planning retreat on June 15, 2007. As part of the agenda, the Executive Committee discussed First Charter’s performance and various alternatives designed to achieve growth. A representative of Keefe, Bruyette & Woods, Inc. (“KBW”) was also present for a portion of the meeting to provide an analysis of numerous bank acquisition targets First Charter was considering acquiring. KBW also presented an overview of the banking industry, with focus on subjects such as earnings growth, the current regulatory environment, increased competition from banks and nonbanks, industry risks and the issue of continuing industry consolidation. Thereafter, KBW provided a report regarding a wide range of strategic alternatives. Following thereafter, the Executive Committee concluded not to pursue the various acquisition opportunities it was analyzing. Instead, the Executive Committee requested that management update First Charter’s three-year strategic plan and that KBW prepare a more detailed analysis of strategic alternatives (including acquisition alternatives, de novo growth and the possible sale of First Charter). The Executive Committee requested a presentation of this information at the Executive Committee’s next meeting scheduled for June 26, 2007. Further, Robert E. James, Jr., President and Chief Executive Officer, informed the Executive Committee that he would consult with outside legal counsel to assist with the legal aspects of the consideration of strategic alternatives.

On June 26, 2007, at a meeting of the Executive Committee of First Charter’s Board of Directors, Mr. James presented management’s updated three-year strategic plan. KBW presented a report on strategic alternatives potentially available to First Charter. Helms Mulliss & Wicker, PLLC (“HMW”), outside counsel to First Charter, reviewed with the Executive Committee the legal and fiduciary considerations relating to the Board’s consideration of the various strategic alternatives.

On June 27, 2007, at a regular meeting of the First Charter Board of Directors, all of the information that was presented at the June 26th Executive Committee meeting was provided to the Board of Directors. Following extensive discussion, the Board authorized management to explore strategic alternatives (including the alternative of remaining independent), authorized the engagement of KBW as First Charter’s financial advisor and appointed an Evaluation Committee composed of three non-employee directors to assist in the consideration of First Charter’s strategic alternatives and to interact with First Charter’s management and legal and financial advisors in so doing.

Over ensuing days, KBW engaged in confidential conversations with eight financial institutions, on an anonymous basis, to gauge whether there was interest in a strategic partnership with an entity such as First Charter. After confidentiality agreements had been signed by five institutions, KBW provided them limited information regarding First Charter and formally solicited proposals for the potential acquisition of First Charter. Four of the financial institutions approached by KBW, including Fifth Third, submitted initial indications of interest on July 16, 2007.

On July 18, 2007, at a specially called meeting, the Board of Directors met with First Charter’s Executive Vice President, General Counsel and Corporate Secretary, Stephen J. Antal, HMW and KBW present, at which time KBW made presentations regarding the financial institutions that had submitted indications of interest and compared the indications of interest that were submitted, including a discussion of pricing and structure differences and the financial performance and business prospects of each potential partner. After considering all of the relevant factors, including the social and economic interests of First Charter’s employees, customers, suppliers, shareholders, other constituents and the communities in which First Charter operates or is located, the Board of Directors decided to pursue discussions and to conduct due diligence with two of the financial institutions that had expressed interest. Of the two financial institutions with which First Charter determined to pursue discussions, one provided an indication of interest with a fixed value of $30.00 per First Charter share and the other provided an indication of interest with an implied value of $32.00 per First Charter share. Other parties whose indications of interest were lower (including Fifth Third) were informed that they were not being invited to participate further in the process.

Between July 27 and August 14, the two potential strategic partners conducted due diligence on First Charter and First Charter conducted due diligence on the potential strategic partners. On August 7, 2007, KBW distributed instructions to the interested parties regarding a request for final bids. At this time, a draft merger agreement was distributed to the interested parties.

Numerous times during late July and early August, the Evaluation Committee of the Board of Directors, Messrs. James and Antal, HMW and KBW met to discuss the ongoing due diligence process and the bids that were received at various times during the process.

On August 10, 2007, the deadline for the submission of final bids, one interested party submitted a bid with a fixed value of $28.00 per First Charter share (with an aggregate maximum of 50% of the merger consideration to be in stock), which was less than its initial indication of interest of a fixed value of $30.00 per First Charter share. This party also submitted its comments on the proposed Agreement and Plan of Merger previously circulated by HMW. The other interested party that conducted due diligence elected not to submit a final bid at that time as a result of stock market conditions that had adversely impacted its company’s stock price and the stock market generally. Because the only final bid was comparable to the initial bids of two other bidders who had not been invited to conduct due diligence (and indeed less than Fifth Third’s initial bid), the Evaluation Committee of the Board of Directors authorized KBW to contact Fifth Third to determine if it had any further interest in pursuing a transaction with First Charter.

Later that day, upon being contacted by KBW, Fifth Third expressed continued interest in First Charter at the price offered in its initial indication of interest of $29.00 per First Charter share (with an aggregate maximum of 30% of the merger consideration to be in cash), subject to completion of due diligence. That same day, KBW also contacted the party that submitted the bid of $28.00 per share. After that conference, the interested party resubmitted its final indication of interest having increased the price it was willing to pay to $30.00 per share of First Charter common stock, such offer to expire at 6:00 p.m. on August 15, 2007. First Charter’s legal advisors thereafter continued to negotiate a definitive agreement with that party.

On August 12, 2007, the Board of Directors, along with Messrs. James and Antal and First Charter’s legal and financial advisors, met to consider the resubmitted indication of interest received on August 10 as well as Fifth Third’s further expression of interest in exploring a transaction with First Charter. During that meeting, KBW presented a report on market conditions, the potentially interested financial institutions and the offer terms. First Charter’s legal advisors discussed the legal standards applicable to the decisions made by the Board of Directors and actions taken with respect to the proposed transaction. Following review and discussion, the Board of Directors voted to pursue negotiations with the interested party that had submitted its indication of interest on August 10, 2007 at $30.00 per First Charter share. KBW was instructed to inform Fifth Third that another entity was the successful bidder.

The following morning, August 13, 2007, Fifth Third contacted KBW to express continued interest in First Charter and to inform KBW that it was raising its indication of interest to a fixed value of $31.00 per share, contingent upon conducting further due diligence. At meetings later that day, the Evaluation Committee, and later the Board of Directors, authorized KBW to invite Fifth Third to conduct due diligence and to inform Fifth Third that the deadline for completion of due diligence and executing a definitive merger agreement would be 6:00 p.m. on August 15, 2007. The Board further charged its legal and financial advisors to continue negotiating a definitive agreement with the first interested party.

On the morning of August 14, 2007, Fifth Third conducted on-site due diligence and met with First Charter management. In addition, Fifth Third was provided a draft of the merger agreement for review and comment. Simultaneously with this process, First Charter conducted due diligence regarding Fifth Third by reviewing publicly available information about Fifth Third and through conversations with certain Fifth Third officers.

Meanwhile, after the First Charter Board had authorized inviting Fifth Third to conduct due diligence, KBW contacted the first interested party to apprise it of the appearance of another higher bidder. That party responded by sending a letter accelerating the expiration of its offer to noon, August 15, 2007. First Charter notified Fifth Third that its deadline was also so accelerated.

Throughout the remainder of August 14 and that night, First Charter’s management team and legal and financial advisors worked separately to complete negotiation of a definitive merger agreement with both the first interested party and Fifth Third.

On the morning of August 15, 2007, First Charter’s Board of Directors and Messrs. James and Antal received presentations from KBW and HMW addressing the progress of negotiations with Fifth Third and the other interested party. Considering all the elements of the two sets of negotiations, including the superior price indicated by Fifth Third, the Board of Directors determined to discontinue discussions with the first interested party and proceed solely with Fifth Third to finalize negotiations. Fifth Third’s Board of Directors also met on August 15, 2007 and approved the $31.00 bid and the proposed merger agreement.

Later on August 15, 2007, at a reconvened meeting of the First Charter Board of Directors, KBW delivered an oral opinion, which was later confirmed in writing (such opinion is attached as Annex B hereto), that the bid price of $31.00 per First Charter share offered by Fifth Third was fair from a financial point of view to the First Charter shareholders. Representatives of HMW and Mr. Antal discussed certain legal matters with the First Charter Board of Directors, including the directors’ fiduciary obligations, the key terms of the merger agreement and regulatory and shareholder approvals required to complete the merger. After considering all of the relevant factors, including the KBW opinion, social and economic interests of First Charter’s employees, customers, suppliers, shareholders, other constituents and the communities in which First Charter operates or are located, the Board of Directors unanimously approved the transaction with Fifth Third and the definitive Agreement and Plan of Merger presented by First Charter’s legal advisors. Fifth Third and First Charter signed the Agreement and Plan of Merger later that evening.

On August 16, 2007, Fifth Third and First Charter announced the signing of the Agreement and Plan of Merger, dated as of August 15, 2007, before the stock market opened. On September 14, 2007, Fifth Third and First Charter entered into the Amended and Restated Agreement and Plan of Merger (attached hereto as Exhibit A) to change the structure of the merger such that First Charter will merge into Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third.

First Charter’s Reasons for the Merger

In evaluating and determining to approve the merger agreement, the First Charter Board of Directors, with the assistance of its financial and legal advisors, considered a variety of factors and based their opinion as to the fairness of the transactions contemplated by the merger agreement primarily on the following factors:

•	the merits of other strategic options available to First Charter, including continuing as an independent entity by growing organically and growing through potential acquisitions;

•	the opinion delivered to First Charter by KBW to the effect that, as of August 15, 2007, and based upon and subject to the considerations set forth in the opinion, the merger consideration specified in the merger agreement was fair to the holders of First Charter common stock from a financial point of view;

•	detailed analyses of similar transactions, which demonstrated that the principal financial and business terms of the merger were comparable;

•	the low probability of receiving more favorable merger offers from other financial institutions in the near future due to the thorough market-testing process that the First Charter Board of Directors had completed;

•	the expected compatibility of cultures, management and similar business philosophies of Fifth Third and First Charter;

•	the compensation and employee benefits that current employees of First Charter would receive as employees of Fifth Third and the potential disruption to employees as compared to an in-market acquirer;

•	the improved career opportunities for employees of First Charter at a larger financial institution such as Fifth Third;

•	the potential benefits to be received by First Charter’s customers from the merger as a result of the increased product offerings available from a larger financial institution such as Fifth Third;

•	the benefits to the communities in which First Charter operates due to the expected effects on First Charter’s employees and customers;

•	the competitive and regulatory environment for financial institutions generally and the increased competition brought about by consolidation, deregulation and other factors, as well as the financial size and resources necessary to compete in this environment;

•	First Charter’s due diligence review of Fifth Third and Fifth Third’s proven track record of successfully consummating and integrating merger transactions in a timely manner;

•	the regulatory and other approvals required in connection with the merger and the significant likelihood that, once the definitive merger agreement had been entered into, the merger would be completed;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes, which would generally allow First Charter shareholders receiving Fifth Third common stock in exchange for their shares of First Charter common stock to avoid recognizing any gain or loss for federal income tax purposes (except with respect to cash received in lieu of fractional shares and cash received pursuant to a cash election);

•	the fact that the consideration payable in the transaction will be valued at $31.00 per share at the time of closing;

•	Fifth Third’s history of paying dividends on its common stock;

•	the fact that Fifth Third’s common stock has greater liquidity than First Charter’s common stock;

•	the challenges of combining the businesses, assets and workforces of the two companies and Fifth Third’s successful experience in this regard; and

•	the proposed employment arrangements with Robert E. James, Jr., Stephen M. Rownd and J. Scott Ensor, and the fact that some of First Charter’s directors and executive officers have other interests in the merger that are in addition to their interests as First Charter shareholders.

Each of the above factors supports, directly or indirectly, the determination of the First Charter Board of Directors as to the fairness of the merger agreement and the related merger. This discussion of the information and factors considered by the First Charter Board of Directors in making its decision is not intended to be exhaustive, but does include all material factors considered by the First Charter Board of Directors. The First Charter Board of Directors did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination; however, the First Charter Board of Directors placed special emphasis on the consideration, including the form, fixed value and tax treatment of such consideration, payable in the proposed merger and the receipt of a favorable fairness opinion from its financial advisor. For additional information regarding the fairness opinion, see “— Opinion of First Charter’s Financial Advisor.”

The Board of Directors of First Charter recommends that the holders of First Charter common stock vote “FOR” approval of the amended and restated agreement and plan of merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Fifth Third’s Reasons for the Merger

Fifth Third’s primary reason for entering into the merger is to further a long-range commitment of expanding its banking system to better meet and satisfy the needs of its customers by strengthening its presence in core markets while expanding into contiguous markets. Fifth Third’s historic acquisition strategy has generally been to fill in its markets along the interstate highways in Ohio, Kentucky, Illinois, Indiana, Michigan, Tennessee, West Virginia, Pennsylvania, Missouri and Florida. These acquisitions were designed to strengthen Fifth Third’s ability to compete in these markets by increasing its presence, consumer access and sales force. The First Charter acquisition would broaden Fifth Third’s market presence into a geographic region that is contiguous to Fifth Third’s traditional core market.

Opinion of First Charter’s Financial Advisor

On June 29, 2007, First Charter executed an engagement agreement with Keefe, Bruyette & Woods, Inc., referred to as KBW. KBW’s engagement encompassed assisting First Charter as its financial advisor in connection with a possible business combination with select other institutions. First Charter selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with First Charter and its business. As part of its investment-banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On August 15, 2007, the First Charter Board of Directors held a meeting to evaluate the proposed merger of First Charter with and into Fifth Third. At this meeting, KBW reviewed the financial aspects of the proposed merger. As of such date, KBW rendered a written opinion to First Charter shareholders as to the fairness, from a financial point of view, of the consideration to be paid in the merger. The First Charter Board of Directors approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex B to this document and is incorporated herein by reference. First Charter’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the First Charter Board of Directors and addresses only the fairness, from a financial point of view, of the consideration offered to the First Charter shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Charter shareholder as to how the shareholder should vote at the First Charter special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports to Shareholders and Annual Reports on Form 10-K of Fifth Third,

•	Quarterly Reports on Form 10-Q of Fifth Third,

•	Annual Reports to Shareholders and Annual Reports on Form 10-K of First Charter, and

•	Quarterly Reports on Form 10-Q of First Charter;

•	held discussions with members of senior management of First Charter and Fifth Third regarding,

•	past and current business operations,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for First Charter and Fifth Third and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant;

•	evaluated the potential pro forma impact of the merger on Fifth Third, including cost savings that could result from a combination of the businesses of First Charter and Fifth Third; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by KBW, or that was publicly available. KBW did not attempt, or assume any responsibility, to verify such information independently. KBW relied upon the management of First Charter as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for First Charter and Fifth Third are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of First Charter or Fifth Third, nor did they examine or review any individual credit files.

The projections and pro forma information furnished to KBW and used by it in certain of its analyses were prepared by First Charter’s senior management team. First Charter does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. In its analysis, KBW used certain publicly available financial information and earnings estimates on Fifth Third and made no attempt to independently verify their accuracy.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, that may be imposed will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of First Charter common stock or Fifth Third common stock will trade after the announcement of the proposed merger or the actual value of the Fifth Third common shares when issued pursuant to the merger, or the prices at which the Fifth Third common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Charter and Fifth Third. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Charter Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Charter Board of Directors with respect to the fairness of the consideration to be paid in the merger.

Summary of Analysis by KBW

The following is a summary of the material analyses presented by KBW to the First Charter Board of Directors in connection with its written fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the First Charter Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.  The terms of the merger agreement call for each outstanding share of First Charter common stock to be converted into the right to receive a fixed value of $31.00 in cash or stock based upon a number of shares of Fifth Third common stock determined by the average market price of Fifth Third common stock over a five-trading-day period ending on the last trading day immediately before the closing date of the merger. First Charter shareholders will have the right to elect to receive either stock or cash with the constraint that the overall transaction must be consummated with 70% of the First Charter shares being exchanged for Fifth Third common stock and 30% being exchanged for cash.

Selected Peer Group Analysis.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Charter and Fifth Third to the following depository institutions that KBW considered comparable to First Charter and Fifth Third.

Companies included in First Charter’s peer group were:

South Financial Group, Inc.	Green Bankshares, Inc.
BancorpSouth, Inc.	Security Bank Corporation
Trustmark Corporation	Pinnacle Financial Partners, Inc.
United Community Banks, Inc.	SCBT Financial Corporation
Alabama National BanCorporation	First Bancorp
Provident Bankshares	First Community Bancshares, Inc.
Hancock Holding Company	Union Bankshares Corporation
Renasant Corporation	Virginia Commerce Bancorp, Inc.
Sandy Spring Bancorp, Inc.	Ameris Bancorp

Companies included in Fifth Third’s peer group were:

Wells Fargo & Company	BB&T Corporation
U.S. Bancorp	KeyCorp
SunTrust Banks, Inc.	M&T Bank Corporation
National City Corporation	Comerica Incorporated
Regions Financial Corporation	Marshall & Ilsley Corporation
PNC Financial Services Group, Inc.	UnionBanCal Corporation

To perform this analysis, KBW used financial information as of or for the three-month or twelve-month period ended June 30, 2007. Market price information was as of August 14, 2007. Earnings estimates for 2007 and 2008 were taken from First Call, a nationally recognized earnings estimate consolidator. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Charter’s and Fifth Third’s historical financial statements, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning First Charter’s and Fifth Third’s financial performance:

		Fifth Third		First Charter
		Peer Group		Peer Group
	Fifth Third	Median	First Charter	Median

Financial Performance Measures:
Latest Twelve Months	14.2%	13.9%	11.4%	11.6%
Core Return on Average Equity(1)
Latest Twelve Months	1.37%	1.37%	1.01%	1.10%
Core Return on Average Assets(1)
Net Interest Margin	3.37%	3.56%	3.42%	3.92%
Latest Twelve Months
Efficiency Ratio	56%	59%	60%	59%

(1)	Core income is defined as net income before extraordinary items, less the after-tax portion of investment securities gains or losses and nonrecurring items.

KBW’s analysis showed the following concerning First Charter’s and Fifth Third’s financial condition:

		Fifth Third		First Charter
		Peer Group		Peer Group
	Fifth Third	Median	First Charter	Median

Financial Condition Measures:
Tangible Equity/Tangible Assets	6.53%	5.55%	7.48%	6.66%
Loans/Deposits	112%	117%	110%	95%
Latest Twelve Months Net Charge-offs/Average Loans	0.46%	0.25%	0.07%	0.14%
Loan Loss Reserves/Loans	1.02%	1.08%	1.26%	1.16%
Nonperforming Assets/Assets	0.55%	0.42%	0.41%	0.35%

KBW’s analysis showed the following concerning First Charter’s and Fifth Third’s market performance:

			Fifth Third				First Charter
			Peer Group				Peer Group
	Fifth Third		Median		First Charter		Median

Market Performance Measures:
Price to Earnings Multiple, based on 2007 GAAP estimated earnings	13.7	x	11.9	x	13.9	x	13.1	x
Price to Earnings Multiple, based on 2008 GAAP estimated earnings	12.7	x	10.8	x	11.6	x	11.8	x
Price to Last Twelve Months earnings	17.5	x	11.3	x	14.4	x	13.6	x
Price to Book Multiple Value	218%		162%		154%		148%
Price to Tangible Book Multiple Value	300%		293%		190%		224%

Comparable Transaction Analysis.  KBW reviewed publicly available information related to selected comparably sized acquisitions of bank holding companies nationwide announced after January 1, 2004 with aggregate transaction values between $500 million and $1.5 billion. The transactions included in the group were:

Acquirer	Acquiree

KeyCorp	U.S.B. Holding Co., Inc.
Marshall & Ilsley Corporation	First Indiana Corporation
Wells Fargo & Company	Greater Bay Bancorp
Susquehanna Bancshares, Inc.	Community Banks, Inc.
Wells Fargo & Company	Placer Sierra Bancshares
Rabobank Nederland	Mid-State Bancshares
Citizens Banking Corporation	Republic Bancorp Inc.
BB&T Corporation	Main Street Banks, Inc.
Marshall & Ilsley Corporation	Gold Banc Corporation, Inc.
Banco Bilbao Vizcaya Argentaria, S.A.	Laredo National Bancshares, Inc.
BNP Paribas Group	Community First Bankshares, Inc.
Huntington Bancshares Incorporated	Unizan Financial Corporation

Transaction multiples for the merger were derived from an offer price of $31.00 per share for First Charter. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	the earnings per share of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced.

•	the projected forward earnings per share of the acquired company publicly available prior to the time the transaction was announced.

•	tangible equity premium to core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	market premium based on the latest closing price one-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	Fifth Third/		Comparable		Comparable		Comparable
	First Charter		Transactions		Transactions		Transactions
Transaction Price to:	Merger		Median		Maximum		Minimum

Book Value	241%		248%		333%		158%
Tangible Book Value	297%		327%		450%		247%
Last Twelve Months Earnings per Share	22.6	x	20.0	x	25.1	x	15.0	x
Projected Earnings per Share	21.8	x	19.9	x	23.7	x	15.2	x
Core Deposit Premium	32.4%		25.4%		37.6%		18.8%
Market Premium(1)	56.6%		23.4%		53.2%		(3.5)%

(1)	Based on First Charter’s closing price of $19.79 on August 14, 2007

No company or transaction used as a comparison in the above analysis is identical to First Charter, Fifth Third or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range for the implied equity value per share of First Charter common stock based on a continued independence scenario. In this analysis, KBW assumed discount rates ranging from 10.0% to 14.0% to derive (i) the present value of the estimated free cash flows that First Charter could generate over a five-year period and (ii) the present value of First Chater’s terminal value at the end of year five. Terminal values for First Charter were calculated based on a range of 10.0x to 14.0x estimated year six earnings per share. In performing this analysis, KBW used First Charter management’s earnings estimates for the first three years. Based on management’s estimates, KBW assumed 8.0% earnings per share growth thereafter. KBW also applied a range of long-term earnings per share growth rates between 6.0% and 10.0%. In determining cash flows available to shareholders, KBW used forecasted dividend payout ratios (percentages of earnings per share payable to shareholders) of 50.0%.

Based on these assumptions, KBW derived an implied equity value per share of First Charter common stock ranging from $15.89 to $23.09.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Charter common stock.

Forecasted Pro Forma Financial Analysis.  KBW analyzed the estimated financial impact of the merger on publicly available consensus estimates of Fifth Third’s 2008 earnings per share and 2008 cash earnings per share. Cash earnings per share is determined by adding per share amortization of intangible assets to earnings per share. For both First Charter and Fifth Third, KBW used the First Call consensus estimates of earnings per share for 2008. In addition, KBW assumed that the merger will result in cost savings to Fifth Third based on cost savings estimates provided by Fifth Third’s management. Based on its own analysis, KBW determined that the merger would be slightly dilutive to Fifth Third’s estimated GAAP earnings per share in 2008 and breakeven to Fifth Third’s cash earnings per share in 2008.

Furthermore, KBW’s analysis indicated that Fifth Third’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio would all remain “well capitalized” by regulatory standards. For all of the above analysis, the actual results achieved by Fifth Third following the merger may vary from the projected results, and the variations may be material.

Other Analyses.  KBW reviewed the relative financial and market performance of First Charter and Fifth Third to a variety of relevant industry peer groups and indices. KBW also reviewed publicly available earnings estimates, balance sheet composition, historical stock performance and other financial data for Fifth Third.

The First Charter Board of Directors retained KBW as an independent contractor to act as financial advisor to First Charter regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, First Charter and Fifth Third. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Charter and Fifth Third for KBW’s own account and for the accounts of its customers.

First Charter and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. First Charter has agreed to pay KBW, at the time of closing, a cash fee equal to 0.80% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock and options of First Charter. The estimated fee to be paid to KBW is approximately $8.9 million. Pursuant to the KBW engagement agreement, First Charter also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Material Federal Income Tax Consequences

The following is a summary of the material anticipated federal income tax consequences of the merger to First Charter shareholders who hold their stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, and published administrative rulings and court decisions in effect as of the date of this registration statement, all of which are subject to change at any time, possibly with retroactive effect.

This summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations applicable to shareholders subject to special treatment under federal income tax law. For example, it may not apply to persons who are not U.S. persons for federal income tax purposes, financial institutions, dealers in securities, shareholders who receive their stock in consequence of the exercise of an employee stock option or right or other compensation, and persons who hold First Charter common stock as part of a hedge, straddle or conversion transaction. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or foreign laws.

You are urged to consult with your tax advisors regarding the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

As a condition to the merger, Fifth Third will receive an opinion of Alston & Bird LLP, tax counsel to Fifth Third, and First Charter will receive an opinion of Helms Mulliss & Wicker, PLLC, tax counsel to First Charter, addressing the federal income tax consequences of the merger. The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in letters and certificates from Fifth Third and First Charter to be delivered for purposes of the opinions. An opinion of counsel represents only counsel’s best legal judgment on the matters addressed in the opinion, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor First Charter has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

In the event that either First Charter or Fifth Third fails to receive such an opinion because the material federal income tax consequences to First Charter shareholders are different from those described above, but First Charter or Fifth Third determines to waive their respective requirements for the receipt of the tax opinion, First Charter will resolicit the vote of the First Charter shareholders prior to proceeding with consummation of the merger.

Provided that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, for federal income tax purposes:

•	First Charter and Fifth Third will be parties to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code,

•	No gain or loss will be recognized by holders of First Charter common stock who elect to exchange their First Charter common stock for Fifth Third common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in Fifth Third common stock),

•	The tax basis of the Fifth Third common stock received (including fractional shares deemed received and redeemed) by holders of First Charter common stock who exchange their First Charter common stock for Fifth Third common stock in the merger will be the same as the tax basis of the First Charter common stock surrendered in exchange for the Fifth Third common stock (reduced by an amount allocable to a fractional share interest in Fifth Third common stock deemed received and redeemed), and

•	The holding period of the Fifth Third common stock received (including fractional shares deemed received and redeemed) by holders who exchange their First Charter common stock for Fifth Third common stock in the merger will be the same as the holding period of the First Charter common stock surrendered in exchange therefor, provided that such First Charter common stock is held as a capital asset at the effective time.

Based upon the current ruling position of the Internal Revenue Service, cash you receive in lieu of a fractional share interest in Fifth Third common stock will be treated as received in redemption of such fractional share interest, and you should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the Fifth Third common stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of First Charter common stock is greater than one year at the effective time. In the case of individual First Charter shareholders, such capital gain will be taxed for federal income tax purposes at a maximum rate of 15% if your holding period is more than one year.

If you elect to receive solely cash for First Charter common stock in the merger, such cash will be treated as a redemption of First Charter common stock and you should generally recognize capital gain or loss equal to the difference between your tax basis in First Charter common stock and such cash. You should be aware, however, that such gain may be subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

If you exchange First Charter common stock for a combination of Fifth Third common stock and cash, you will recognize gain (but not loss). Your gain will be equal to the lesser of (i) the cash (excluding any cash received in lieu of a fractional share of Fifth Third common stock) and the fair market value of the Fifth Third common stock received (including the fair market value of any fractional share of Fifth Third common stock which is deemed to be distributed in the merger and then redeemed by Fifth Third), less your tax basis in First Charter common stock, or (ii) the amount of cash received.

Payments in respect of First Charter common stock may be subject to information reporting to the Internal Revenue Service and to a 28% backup withholding tax. Backup withholding will not apply, however, to a payment to a holder of First Charter common stock or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to the combined company and the exchange agent that such shareholder or payee is exempt from backup withholding.

Accounting Treatment

Fifth Third will account for the merger as a purchase under United States generally accepted accounting principles. Under the purchase method of accounting, all the assets acquired and liabilities assumed of the acquired company are recorded at their respective fair values, as of the effective date of the transaction. The amount, if any, by which the purchase price paid by Fifth Third exceeds the fair value of the net tangible and identifiable intangible assets acquired by Fifth Third in the transaction is recorded as goodwill. After the merger, First Charter’s assets and liabilities and results of operations will be consolidated with Fifth Third’s assets and liabilities and results of operations.

Resale of Fifth Third Common Stock by Affiliates

The shares of Fifth Third common stock to be issued to shareholders of First Charter in connection with the merger have been registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of First Charter or Fifth Third at the time of the special meeting. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder of First Charter or Fifth Third at the time of the special meeting.

Rule 145 under the Securities Act currently restricts the public sale of Fifth Third common stock received in the merger by affiliates, although the SEC recently adopted changes to Rule 145 that may eliminate such restrictions as discussed below. The following discussion of Rule 145 describes Rule 145 as in effect as of the date of this Proxy Statement/Prospectus. During the first year following the effective time of the merger, affiliates of First Charter who do not become affiliates of Fifth Third may publicly resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

•	Fifth Third must have satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended for the 12 months preceding the proposed sale;

•	the number of shares sold in any three-month period is limited to the greater of (1) one percent of Fifth Third’s shares outstanding or (2) the average weekly trading volume during the four calendar weeks preceding the first sale; and

•	the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

Shares of Fifth Third common stock sold by: (1) an affiliate’s spouse or relative living in the affiliate’s household, (2) any trust or estate in which the affiliate or person listed in clause (1) collectively owns 10% or more of the beneficial interest or of which any of these persons serves as trustee or executor, (3) any corporation in which the affiliate or any person specified in clause (1) beneficially owns at least 10% of an equity interest, (4) any person to whom the affiliate donated shares or (5) any person who acquired the shares from the affiliate as a result of the affiliate defaulting on an obligation secured by a pledge of the shares, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

After the first year following the completion of the merger, affiliates of First Charter who are not affiliates of Fifth Third may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended during the prior 12-month period. If Fifth Third has not satisfied its reporting requirements, affiliates may not publicly resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

Even if the shares are sold, pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor has expired.

The merger agreement provides that First Charter will use its best efforts to cause each person who is deemed by First Charter to be an affiliate (for purposes of Rule 145) of First Charter to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act.

Sales and other dispositions of Fifth Third common stock by any affiliate of First Charter who becomes an affiliate of Fifth Third in connection with the merger must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

Notwithstanding the discussion of Rule 145 above, on November 15, 2007, the SEC voted to amend Rule 145 to eliminate the presumptive underwriter provision except with respect to transactions involving blank check or shell companies, and to revise the resale provisions of Rule 145(d). These amendments are scheduled to become effective 60 days after publication in the Federal Register, however, the effective date and the final adopted rules are not available as of the date of this proxy statement/prospectus. This summary of the revised rules is based solely on the text of the SEC’s press release announcing changes to these rules.

No Dissenters’ or Appraisal Rights

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

You are not entitled to appraisal or dissenters’ rights under North Carolina law in connection with the merger because the First Charter common stock was listed on the NASDAQ Global Select Market System on the record date for its special meeting of shareholders and the merger consideration consists solely of cash and stock.

PROPOSAL — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking First Charter shareholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The Board of Directors of First Charter recommends that the holders of First Charter common stock vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

TERMS OF THE AGREEMENT

Representations and Warranties

The merger agreement, attached hereto as Annex A, contains representations and warranties that Fifth Third and First Charter made to each other relating to, among other things, the following:

•	their incorporation, good standing, corporate power and similar corporate matters;

•	their capitalization;

•	their authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;

•	governmental and third-party consents necessary to complete the merger;

•	their financial statements;

•	the absence of a broker’s or finder’s fee in connection with the merger;

•	the absence of material changes since December 31, 2006;

•	legal proceedings;

•	tax matters;

•	their SEC and other regulatory filings;

•	compliance with laws and regulations;

•	tax treatment of the merger; and

•	information in this document.

Fifth Third has made representations and warranties to First Charter with respect to the availability of sufficient funds to deliver the aggregate cash consideration in connection with the merger. First Charter also has made representations and warranties to Fifth Third with respect to employee benefits matters, material contracts, its loan portfolio, owned and leased real estate, environmental matters, derivative transactions, investment securities and commodities, securitizations, intellectual property and the inapplicability of state antitakeover laws.

These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Fifth Third and First Charter in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Fifth Third and First Charter rather than establishing matters as fact. The merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule that First Charter provided to Fifth Third in connection with the signing of the merger agreement. While Fifth Third does not believe that the confidential disclosure schedule contains information that securities laws require it to publicly disclose, other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedule. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that will be contained in, or incorporated by reference into, this proxy statement/prospectus, as well as in Forms 10-K, Forms 10-Q, Forms 8-K and other filings that Fifth Third makes with the Securities and Exchange Commission, as such filings may be amended from time to time.

Most of the representations and warranties of the parties will be deemed to be true and correct unless the facts, circumstances or events, individually or when taken together with all other facts, circumstances or events inconsistent with the representations or warranties has had or would reasonably likely to have a material adverse effect on the business, results of operations or financial condition of the party making the representations and warranties or on the ability of the party to complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (A) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity, (C) changes in global or national political conditions (including any outbreak of war or acts of terrorism) or in general economic conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of the merger agreement or the transactions contemplated thereby or (E) actions or omissions of Fifth Third or First Charter taken with the prior written consent of the other in contemplation of the transactions contemplated by the merger agreement.

Conduct Pending Merger

First Charter has agreed that, prior to the effective time of the merger, and except with the prior written consent of Fifth Third, First Charter and its subsidiaries will be operated in the ordinary course of business in all material respects and First Charter will use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees. First Charter has also agreed to, prior to the effective time of the merger, and except with the prior written consent of Fifth Third, take no action that is intended to or would be reasonably expected to adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement.

In addition, without Fifth Third’s prior written consent, neither First Charter nor its subsidiaries will, among other things:

•	other than in the ordinary course of business consistent with past practice: (1) incur any indebtedness for borrowed money, (2) become responsible for the obligations of any other individual, corporation or other entity or (3) make any loan, advance, capital contributions to or investment in, any person;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except

•	for regular quarterly cash dividends per share of First Charter common stock consistent with past practice, subject to coordination with Fifth Third relating to the declaration of First Charter common stock dividends,

•	dividends paid by any of the subsidiaries of First Charter to First Charter or to any of its wholly owned subsidiaries,

•	the acceptance of shares of First Charter common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of First Charter common stock granted under a First Charter stock plan, in each case in accordance with past practice and the terms of the applicable First Charter stock plan and the related award agreements), and

•	open-market purchases pursuant to the First Charter Retirement Savings Plan, First Charter’s Amended and Restated Deferred Compensation Plan for Non-Employee Directors or First Charter’s 2007 Dividend Reinvestment and Stock Purchase Plan;

•	grant any First Charter stock options, restricted shares or other equity-based award with respect to shares of First Charter common stock under any of the First Charter stock plans, or otherwise grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a First Charter stock plan that are outstanding as of the date of the merger agreement;

•	except as required by the terms of any First Charter benefit plan and, solely with respect to employees that are not executive officers or directors of First Charter, except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement:

•	increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of First Charter or any of its subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of First Charter or any of its subsidiaries; or

•	establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any First Charter benefit plan (provided, however that First Charter may enter into retention agreements with a limited number of key employees whose retention is deemed reasonably necessary by First Charter to facilitate the consummation of the transactions contemplated by the merger agreement);

•	except for sales of those properties set forth in the First Charter disclosure schedules at market prices in arm’s-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person or other entity other than a First Charter subsidiary, or cancel, release or assign any material indebtedness other than in the ordinary course of business consistent with past practice or pursuant to contracts in force as of the date of the merger agreement;

•	enter into any new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	amend its articles of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Fifth Third or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	other than in prior consultation with Fifth Third, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or subjecting First Charter or any of its subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the surviving corporation);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the closing conditions to the merger not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $250,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any First Charter contract or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transaction, contemplated by the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by the preceding bullet points.

Fifth Third has agreed that, without the prior written consent of First Charter, neither Fifth Third nor its subsidiaries will, among other things:

•	amend, repeal or otherwise modify any provision of the Fifth Third articles of incorporation, the code of regulations of Fifth Third, the Fifth Third Financial articles of incorporation or the code of regulations of Fifth Third Financial in a manner that would adversely affect you or the transactions contemplated by the merger agreement;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required to consummate the transactions contemplated by the merger agreement;

•	take any action that is intended or may reasonably be expected to result in any of the closing conditions to the merger not being satisfied; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by the preceding bullet points.

Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, First Charter has agreed that on or before the effective time of the merger based on a review of First Charter’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, First Charter will work with Fifth Third in good faith and with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third system. Fifth Third shall provide such assistance and direction to First Charter as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of the merger agreement and the effective time of the merger.

Upon the request and at the sole option of Fifth Third, and if it would not cause a breach of an existing contract of First Charter, First Charter shall execute and deliver to Fifth Third an agreement to convert all electronic funds transfer (“FTPS”) related services to Fifth Third, including conversion to the Jeanie® network or other network in which Fifth Third or its affiliates participate. The FTPS Agreement shall provide that Fifth Third will be the exclusive provider of such services to First Charter and its banking subsidiaries. The cost of the conversion to the Jeanie® system will be paid by Fifth Third.

Acquisition Proposals by Third Parties

The merger agreement provides, subject to limited exceptions described below, that First Charter and its subsidiaries will not authorize its officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any alternative transaction (as described below) (any of the foregoing inquiries or proposals being referred to herein as an “alternative proposal”); (ii) participate in discussions or negotiations regarding any alternative transaction; (iii) enter into any agreement regarding any alternative transaction or (iv) render its rights agreement inapplicable to an alternative proposal or the transactions contemplated thereby.

For purposes of the merger agreement, the term “alternative transaction” means any transaction pursuant to which any person (or group of persons) (other than Fifth Third or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of First Charter common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger, whether from First Charter or pursuant to a tender offer or exchange offer or otherwise; a merger, share exchange, consolidation or other business combination involving First Charter (other than the merger); any transaction pursuant to which any person (or group of persons) (other than Fifth Third or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of First Charter and securities of the entity surviving any merger or business combination including any of First Charter’s subsidiaries) of First Charter, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of First Charter and its subsidiaries, taken as a whole, immediately before such transaction; or any other consolidation, business combination, recapitalization or similar transaction involving First Charter or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of First Charter immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of First Charter common stock immediately before the consummation thereof.

The merger agreement permits First Charter to comply with Rule 14d-9(e) and Rule 14e-2(a) under the Securities Exchange Act of 1934 with regard to an acquisition proposal that First Charter may receive. In addition, if First Charter receives an unsolicited bona fide written acquisition proposal prior to the First Charter shareholders meeting, and subject to first entering into a confidentiality agreement with any person offering an alternative proposal, First Charter may furnish nonpublic information regarding First Charter and may consider and participate in discussions and negotiations with the person making that acquisition proposal only if the Board of Directors reasonably determines in good faith, after receipt of advice from outside legal counsel, that the failure to engage in discussions with the third party concerning such acquisition proposal would likely cause the Board of Directors to breach its fiduciary duties to First Charter and its shareholders.

First Charter, within 24 hours, must promptly notify Fifth Third after receipt of any alternative proposal, or any material modification of or material amendment to any alternative proposal, or any request for nonpublic information relating to First Charter or any of its subsidiaries or for access to the properties, books or records of First Charter or any subsidiary by any person that informs the First Charter Board of Directors or any subsidiary that it is considering making, or has made, an alternative proposal. Moreover, First Charter will promptly advise Fifth Third orally and in writing, and shall indicate the identity of the person making the alternative proposal or intending to make or considering making an alternative proposal or requesting nonpublic information or access to the books and records of First Charter or any subsidiary, and the material terms of any such alternative proposal or modification or amendment to an alternative proposal. First Charter shall keep Fifth Third fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such alternative proposal, indication or request.

First Charter and its subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Fifth Third) conducted with respect to any alternative transaction, and shall use reasonable best efforts to cause all persons other than Fifth Third who have been furnished confidential information regarding First Charter in connection with the solicitation of or discussions regarding any alternative proposal within the 12 months before August 15, 2007, promptly to return or destroy such information. First Charter agrees not to, and to cause its subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which First Charter or its subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been given under any such provisions authorizing any person to make any alternative proposal.

First Charter shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of First Charter or its subsidiaries are aware of the restrictions described under the above section as reasonably necessary to avoid violations thereof.

Conditions to Closing

The merger agreement must be approved by the affirmative vote of 75% of the aggregate voting power of the outstanding stock of First Charter entitled to vote. The merger also must be approved in writing by the Federal Reserve Board and the North Carolina Commissioner of Banks. Fifth Third and First Charter filed these applications for such approvals on September 18, 2007. No assurance can be given that the required governmental approvals will be forthcoming.

Fifth Third’s and First Charter’s obligations to complete the merger are subject to additional conditions set forth in the merger agreement. These include:

•	approval of the merger agreement by First Charter’s shareholders;

•	approval by NASDAQ of the listing of the shares of Fifth Third common stock to be issued in the merger on the NASDAQ Global Select Market System, subject to official notice of issuance;

•	absence of any judgment, order, injunction or decree of a court or agency of competent jurisdiction that prohibits completion of the merger or the transactions contemplated by the merger agreement;

•	absence of any statute, rule, regulation, order, injunction or decree that prohibits or makes illegal completion of the merger; and

•	the receipt by each party of an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code (see “Proposal — Merger of First Charter into Fifth Third Financial Corporation — Material Federal Income Tax Consequences”).

Fifth Third’s obligation to complete the merger is further subject to conditions set forth in the merger agreement, including:

•	accuracy of First Charter’s representations and warranties contained in the merger agreement, except, in the case of most representations and warranties, as to which the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (See “Terms of the Agreement — Representations and Warranties”), and the performance by First Charter of its obligations contained in the merger agreement in all material respects; and

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods.

First Charter’s obligation to complete the merger is further subject to conditions set forth in the merger agreement, including:

•	accuracy of Fifth Third’s representations and warranties contained in the merger agreement, except, in the case of most representations and warranties, in which the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (See “Terms of the Agreement — Representations and Warranties”), and the performance by Fifth Third of its obligations contained in the merger agreement in all material respects; and

•	receipt of all required regulatory approvals that shall not have resulted in the imposition of any materially burdensome regulatory condition under banking laws and the expiration of all related statutory waiting periods.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by written notice delivered by Fifth Third to First Charter or by First Charter to Fifth Third in the following instances:

•	by mutual consent of Fifth Third, First Charter and Fifth Third Financial;

•	by either Fifth Third or First Charter, if any governmental entity that must grant a Fifth Third requisite regulatory approval or a First Charter regulatory approval has denied approval of the merger and such denial has become final and nonappealable or if any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	by either Fifth Third or First Charter, if the merger shall not have been consummated on or before August 15, 2008; provided, however, that no party may so terminate the merger agreement if the failure of such party to comply with any provision of the merger agreement has caused the merger not to be completed;

•	by either Fifth Third or First Charter (so long as that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there shall have been a breach of any of the covenants, agreements, representations or warranties set forth in the merger agreement on the part of First Charter, in the case of a termination by Fifth Third, or Fifth Third, in the case of a termination by First Charter, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the closing conditions of either party, as the case may be, and which breach is not cured within 45 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such time period; and

•	by Fifth Third, if the Board of Directors of First Charter shall have failed to recommend in the proxy statement the approval and adoption of the merger agreement; or in a manner adverse to Fifth Third, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the First Charter Board of Directors of the merger agreement and/or the merger to First Charter’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of First Charter shareholders inconsistent with such recommendation or (C) recommended any alternative proposal, whether or not permitted by the merger agreement.

Amendment

The merger agreement may, to the extent legally allowed, be amended by the written agreement of each of the parties, by action taken or authorized by each company’s respective Board of Directors at any time before or after approval of the matters presented in connection with the merger by First Charter’s shareholders. Approval of any amendment by First Charter’s shareholders is not required unless this action would adversely change the amount or form of consideration to be provided to First Charter’s shareholders pursuant to the merger agreement; alter or change any term of the articles of incorporation of the surviving corporation if such alteration or change would adversely affect the holders of any securities of First Charter; or alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any securities of First Charter.

Termination Fee

First Charter must pay Fifth Third a termination fee of $32,500,000.00 in immediately available federal funds if the merger agreement is terminated in any of the following circumstances:

•	by Fifth Third because of a material breach of a representation, warranty or covenant by First Charter or because of a failure by the First Charter Board of Directors to recommend the merger agreement in the proxy statement, or in a manner adverse to Fifth Third, because of a (1) withdrawn, modified or qualified recommendation by the First Charter Board of Directors of the merger agreement and/or the merger to First Charter’s shareholders; (2) public action or public statement by First Charter’s Board of Directors in connection with the meeting of First Charter shareholders with such recommendation; or (3) a recommendation of any alternative proposal by First Charter’s Board of Directors; and prior to such termination, an alternative transaction with respect to First Charter was commenced, publicly proposed or publicly disclosed; and within 12 months after such termination, First Charter shall have entered into a definitive written agreement relating to an alternative transaction or any alternative transaction shall have been consummated; or

•	by Fifth Third, if, after receiving an alternative proposal, (1) the First Charter Board of Directors does not take action to convene the First Charter shareholders meeting or recommends that First Charter shareholders adopt the definitive written agreement relating to the alternative proposal and (2) within 12 months after such receipt (A) First Charter shall have entered into a definitive written agreement relating to such alternative transaction or (B) any alternative transaction shall have been consummated.

Fifth Third shall not be entitled to the termination fee if:

•	the merger agreement is terminated by mutual agreement of the parties;

•	the merger agreement is terminated due to the failure to obtain regulatory approval by the appropriate governmental entities or due to a final and nonappealable order by a governmental entity enjoining or prohibiting the consummation of the merger; or

•	the merger agreement is terminated by First Charter for the breach by Fifth Third of its representations, warranties, covenants or agreements set forth in the merger agreement which breach, either individually or in the aggregate results in the failure of the conditions to obligations of Fifth Third or First Charter and is either incurable or is not cured within 45 days.

Interests of First Charter’s Directors and Executive Officers in the Merger

Shares of First Charter common stock held by or for the benefit of directors and executive officers of First Charter will be cancelled and converted into the right to receive the merger consideration on the same basis as shares held by you and the other shareholders of First Charter. In addition, directors and executive officers of First Charter have the following interests in the merger that are different from, or in addition to, those of you and the other shareholders of First Charter.

First Charter Employment Agreements.  Fifth Third has entered into new employment agreements with Robert E. James, Jr., First Charter’s President and Chief Executive Officer, Stephen M. Rownd, First Charter’s Executive Vice President and Chief Banking Officer and Jeffrey Scott Ensor, First Charter’s Executive Vice President and Chief Risk Officer. The First Charter employment agreements of Messrs. James and Rownd, including applicable change-in-control provisions within such agreements, will terminate in accordance with the terms of their new Fifth Third employment agreements. The new Fifth Third employment agreement with Mr. Ensor will expressly terminate the change-in control agreement between Mr. Ensor and First Charter.

Fifth Third will employ Mr. James as the President and CEO of the Fifth Third affiliate headquartered in Charlotte, North Carolina for a period of three years. Mr. James will receive a base salary of $425,006.40 per year. In addition, Mr. James will be eligible to receive a bonus with a target payment of 60% with a maximum potential of 120% of his base salary and long-term incentive grants up to $600,000.00 on the same terms and conditions as similarly situated employees. Mr. James will also be entitled to receive additional benefits described below, as well as executive perquisites. As compensation for terminating the First Charter employment agreement, Mr. James will receive a lump-sum cash payment in the amount of $353,960.00. As consideration for entering into his covenant not to compete, Mr. James will receive $1,750,000.00.

Fifth Third will employ Mr. Rownd as Executive Vice President of the Fifth Third affiliate headquartered in Charlotte, North Carolina for a period of three years. Mr. Rownd will receive a base salary of $282,713.60 per year. In addition, Mr. Rownd will be entitled to receive a bonus with a target payment of 45% of his base salary and long-term grants on the same terms and conditions as similarly situated employees. Mr. Rownd will also be eligible to receive additional benefits described below, as well as executive perquisites. As compensation for terminating the First Charter employment agreement, Mr. Rownd will receive a lump-sum cash payment in the amount of $713,626.00. As consideration for entering into his covenant not to compete, Mr. Rownd will receive $530,000.00.

Fifth Third will employ Mr. Ensor as Executive Vice President of the Fifth Third affiliate headquartered in Charlotte, North Carolina for a period of three years. Mr. Ensor will receive a base salary of $237,619.20 per year. In addition, he will be eligible to receive a bonus with a target payment of 45% of his base salary and long-term incentive grants on the same terms and conditions as similarly situated employees. Mr. Ensor will also be eligible to receive additional benefits described below, as well as executive perquisites. As compensation for terminating the First Charter change-in-control agreement, Mr. Ensor will receive a lump-sum cash payment in the amount of approximately $240,000.

The new Fifth Third employment agreements with Messrs. James, Rownd and Ensor provide that each is eligible to participate on a nondiscriminatory basis in any 401(k), vacation, disability, life or medical insurance or other benefit plan adopted by Fifth Third or any affiliate to the extent such plan is made available to similarly situated employees of Fifth Third in accordance with the terms of such plans. The new Fifth Third employment agreements provide that each will also be eligible to participate in any benefit plan or program made available to senior management employees and/or directors of Fifth Third in accordance with the terms and conditions of those plans. In the event of death, the new Fifth Third employment agreements provide that the personal representative of each shall be paid all earned but unpaid base salary and accrued bonus and an additional amount representing one year’s base salary. In the event of termination of the employment agreements of Messrs. James, Rownd and Ensor due to disability, each will be entitled to receive all earned but unpaid base salary and accrued bonus and an additional amount representing one year’s base salary, less any amount that each receives from Fifth Third’s long-term disability plan. In addition, in the event of death or disability, all supplemental benefits, awards, grants and options under any Fifth Third or First Charter supplemental agreement, stock option or grant will be fully vested. If Fifth Third terminates the employment of Messrs. James, Rownd or Ensor for cause (as defined in the agreement), or if Messrs. James, Rownd or Ensor resign without good reason (as defined in the agreement), each will be entitled only to receive all earned but unpaid base salary, unreimbursed expenses and/or accrued, vested stock options and vested 401(k) or pension benefits through the effective date of the termination for cause or resignation without good reason. If Fifth Third terminates the employment of Messrs. James, Rownd or Ensor without cause or Messrs. James, Rownd or Ensor terminate their employment for good reason, each will be entitled to (i) all accrued, unpaid base salary and unreimbursed expenses through the date of such termination; (ii) any prior year annual incentive bonus earned but not yet paid; (iii) continued payment of their base salary for the remainder of the employment term; (iv) an annual bonus amount for the remainder of the employment term (calculated as the target bonus in effect at the time of the termination); (v) continuation of health and welfare benefit coverage (including coverage for their dependents to the extent such coverage is provided by Fifth Third for its employees generally) under such plans and programs to which they were entitled to participate immediately prior to the date of the end of their employment for the remainder of the employment term; and (vi) acceleration of vesting of all supplemental benefits.

If any amounts to be paid to Messrs. James and Rownd would be subject to the excise tax imposed by Section 4999 of the Code, then Messrs. James and Rownd shall also be entitled to receive a gross-up payment. The aggregate value of the gross-up payments is expected to be approximately $675,000 for Mr. James and $812,000 for Mr. Rownd.

First Charter Agreements Regarding Change-in-Control Benefits.  Fifth Third will also honor First Charter change-in-control agreements with each of Cecil O. Smith, Jr., First Charter’s Executive Vice President and Chief Information Officer, Stephen J. Antal, First Charter’s Executive Vice President, General Counsel and Corporate Secretary, Josephine P. Sawyer, Senior Vice President and Director of Human Resources and Sheila Stoke, First Charter’s Senior Vice President, Controller and interim principal financial officer, regarding the change-in-control benefits payable to such executives as a result of the merger. The agreements provide a definitive statement of the payments and benefits to be provided to the employees. The agreements provide that the consummation of the merger and termination of employment under specified circumstances within one year thereafter triggers the obligation to provide those payments and benefits. Such benefits include the payment of COBRA premium costs for the continuation of group medical plan coverage for the executives and their eligible dependents for a period specified in the agreements. The aggregate value of the benefits to be received by such executives in the event of the consummation of the merger and subsequent termination of employment is $1,203,300.00.

Excess Parachute Payments.  The new Fifth Third employment agreement for Mr. Ensor provides that no portion of the payment(s) made under Mr. Ensor’s employment agreement shall be deemed to be an “Excess Parachute Payment” pursuant to Section 280G of the Internal Revenue Code. Mr. Ensor and Fifth Third agree that the present value of any payment under the employment agreement and any other payment to or for the benefit of Mr. Ensor in the nature of compensation, receipt of which is contingent on a change-in-control (as defined in the employment agreement), and to which Section 280G of the Code applies, shall not exceed an amount equal to one dollar less than the maximum amount Mr. Ensor may receive without becoming subject to the tax imposed by Section 4999 of the Code. In the event that Sections 280G and 4999 of the Code or any successor provisions are repealed without succession, this provision of Mr. Ensor’s employment agreement shall no longer apply.

The First Charter agreements regarding change-in-control benefits between First Charter and Mr. Smith, Ms. Stoke, Mr. Antal and Ms. Sawyer provide that no portion of the payment(s) made to these individuals shall be deemed to be an “Excess Parachute Payment” pursuant to Section 280G of the Internal Revenue Code. The present value of any payment under the agreements regarding change in control and any other payment to or for the benefit of Mr. Smith, Ms. Stoke, Mr. Antal and Ms. Sawyer in the nature of compensation, receipt of which is contingent on a change in control, and to which Section 280G of the Code applies, shall not exceed an amount equal to one dollar less than the maximum amount these individuals may receive without becoming subject to the tax imposed by Section 4999 of the Code.

Director Advisory Fees.  Upon consultation with each member of the First Charter Board of Directors, Fifth Third has agreed to offer each such director either (1) a seat on a Fifth Third local advisory board for the region formerly served by First Charter for a one year period after the effective date of the merger or (2) a one-year advisory and consulting contract. In either case, for a period of one-year after the effective date of the merger, Fifth Third shall pay quarterly compensation to such directors consistent with the existing fee structure offered by First Charter to such directors. We expect the payments under the existing fee structure to be approximately $65,000 per director for the one year following the merger. If service as a director or consultant would continue after such year, Fifth Third and each such person will need to mutually agree on any compensation for such continued service.

Performance Share Awards.  First Charter has granted performance share awards to certain executive officers under its 2000 Omnibus Stock Option and Award Plan. As of the effective time of the merger (1) all performance objectives with respect to such performance shares shall be deemed to be satisfied to the extent necessary to earn 100% of the performance shares, (2) the performance period shall be deemed to be complete, (3) such performance shares shall be converted to actual performance share awards (as defined in the Performance Share Award Agreements under the 2000 Omnibus Stock Option and Award Plan) and (4) the actual performance share awards shall be paid out in cash as soon as practicable in accordance with the 2000 Omnibus Stock Option and Award Plan.

The effect of the conversion of the performance share awards to performance shares to be paid out in cash for each of the executive officers and the executive officers as a group will be as follows:

	Performance Share
	Awards Converted
	to Performance	Cash Received as a
	Shares as a Result	Result of the
Name	of the Merger	Conversion

Stephen J. Antal	8,000	$248,000
J. Scott Ensor	9,900	$306,900
Robert E. James, Jr.	31,500	$976,500
Stephen M. Rownd	14,300	$443,300
Josephine P. Sawyer	7,900	$244,900
Cecil O. Smith, Jr.	12,600	$390,600

All executive officers	84,200	$2,610,200

Restricted Stock.  First Charter has awarded Restricted Stock to certain directors, executive officers and key employees under its 2000 Omnibus Stock Option and Award Plan and its Restricted Stock Award Program. As of the effective time of the merger (1) all restrictions with respect to such Restricted Stock shall be deemed to have lapsed, (2) the restriction period shall be deemed to have ended and (3) such Restricted Stock shall entitle the participant to make an election with respect to the merger consideration to be received in the merger.

The effect of the acceleration of the restricted stock held by the executive officers of First Charter, by all executive officers as a group and by all directors and executive officers as a group will be as follows:

Shares of Previously Restricted Stock
Becoming Unrestricted After the Effective
Name	Date of the Merger

Stephen J. Antal	600
Sheila Stoke	3,000
All executive officers	3,600

Non-employee directors	17,316

Total	20,916

Stock Options.  First Charter has granted stock options to certain directors, executive officers and key employees under its Comprehensive Stock Option Plan and its 2000 Omnibus Stock Option and Award Plan. Prior to the consummation of the merger, the options awarded under the Comprehensive Stock Option Plan and its 2000 Omnibus Stock Option and Award Plan by First Charter’s Board of Directors shall fully and immediately vest as of the effective time of the merger without any action on the part of the holders of the options or awards. After completion of the merger, all outstanding options will be converted into options to purchase Fifth Third common stock. The number of shares subject to these options will be adjusted to allow the holder, upon exercise, to receive shares of Fifth Third common stock calculated by multiplying the conversion ratio by the number of shares of First Charter common stock subject to the options, and the exercise price of the First Charter stock options will be adjusted by dividing the exercise price per share by the conversion ratio.

The effect of the acceleration of the exercisability on the First Charter options held by the executive officers of First Charter, by all executive officers as a group and by all directors and executive officers as a group will be as follows:

		Options Exercisable	Options Vesting as a
		as of the Special	Result of the
Name	Options Held	Meeting Date	Acceleration

Stephen J. Antal	16,924	7,924	9,000
J. Scott Ensor	29,791	18,251	11,540
Robert E. James, Jr.	175,717	140,717	35,000
Stephen M. Rownd	38,785	22,785	16,000
Josephine P. Sawyer	14,800	5,940	8,860
Cecil O. Smith, Jr.	22,638	8,618	14,020

All executive officers	298,655	204,235	94,420
Non-employee directors	151,947	151,947	0

Total	450,602	356,182	94,420

Fifth Third will file a registration statement with the SEC to register the shares of Fifth Third common stock issuable pursuant to these options, which is anticipated to take place at or about the effective time of the merger. Holders of these options may not exercise the options until this registration statement has become effective.

Indemnification and Liability Insurance.  Fifth Third will assume the permissible obligations of First Charter or any of its subsidiaries arising under applicable North Carolina and federal law and under First Charter’s or any subsidiary’s articles of incorporation, charter or bylaws, to indemnify each officer or director of First Charter or any of its subsidiaries against liabilities in connection with any claim arising out of the fact that such person is or was a director or officer of First Charter or any of its subsidiaries, if such claim pertains to any matter occurring prior to the effective time of the merger, regardless of whether such claim is asserted prior to, at or after the effective time of the merger. Fifth Third also shall cause the individuals serving as officers and directors of First Charter or any of its subsidiaries immediately before the effective time to be covered for six-year period from the effective time of the merger by the directors’ and officers’ liability insurance policy maintained by First Charter providing coverage for acts or omissions of the type currently covered by First Charter’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger, but only to the extent that this insurance may be permissible under banking laws and may be purchased or kept in full force on commercially reasonable terms. Fifth Third and First Charter have agreed that these costs shall be commercially reasonable so long as they do not exceed 300% of the annual premiums currently paid for such coverage by First Charter. If Fifth Third is unable to maintain such policy (or such substitute policy) as a result of the commercially unreasonable premiums, Fifth Third shall obtain as much comparable insurance as is available for the premium amount.

Effect on First Charter’s Employees

Employment.  Fifth Third will consider employing as many of the employees of First Charter and its subsidiaries who desire employment within the Fifth Third holding company system as possible, to the extent of available positions and consistent with Fifth Third’s standard staffing levels and personnel policies.

Fifth Third Employee Benefit Plans.  For a six-month period following the effective time of the merger, Fifth Third will provide each of the employees of First Charter (as of the effective time of the merger) who continue employment with Fifth Third with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base pay or hourly wage and employee benefits and annual bonus opportunities provided to such employees under the First Charter compensation and benefit plans as in effect immediately before the effective time of the merger. Fifth Third will offer or provide to each of the employees of First Charter and its subsidiaries who become employees of Fifth Third, as a group, participation in employee benefit plans and arrangements available for similarly situated employees of Fifth Third. Former First Charter employees will be given credit for service with First Charter and its subsidiaries for purposes of eligibility, vesting and accrual of benefits. No former First Charter employee will be entitled to participate in the Fifth Third Bancorp Master Retirement Plan (which has been frozen to new participants).

Severance.  The merger agreement provides for the payment of severance amounts to employees of First Charter who do not have an employment, change-in-control or severance agreement under certain conditions upon termination of employment. During the period beginning at the effective time of the merger and ending six months following the effective time, such employees shall be entitled to receive severance payments and benefits in an amount and form as generally described in Fifth Third’s severance policy in effect immediately before the date of the merger agreement (including customary releases); however, the maximum severance pay amounts described in such severance policy shall not apply and shall, instead, be limited to a maximum 52-week severance pay amount, regardless of employee classification. Employees shall also be entitled to receive payment of COBRA premium costs for the continuation of group medical insurance benefit coverage for such employees and their eligible dependents for a period equal to the total number of weeks of base salary/wages available to such employees as severance pay.

FIFTH THIRD BANCORP

Description of Business

Fifth Third, with its principal office located in Cincinnati, Ohio, is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act of 1956 and subject to regulation by the Federal Reserve Board. Fifth Third has elected to become a financial holding company under that Act. Fifth Third’s three wholly owned subsidiary depositary institutions have over 1,100 banking centers in Ohio, Kentucky, Indiana, Illinois, Michigan, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Those institutions are: Fifth Third Bank, Fifth Third Bank (Michigan) and Fifth Third Bank, National Association.

Fifth Third’s subsidiaries provide a wide range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leases. Each of the banking subsidiaries has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund.

As of September 30, 2007, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of approximately $104.3 billion, consolidated total deposits of approximately $69.4 billion and consolidated total shareholders’ equity of approximately $9.3 billion.

Fifth Third operates five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. During the first quarter of 2006, Fifth Third began separating its retail line of business into the Branch Banking and Consumer Lending business segments. Fifth Third believes that banking is first and foremost a relationship business where the strength of the competition and challenges for growth can vary in every market. Its affiliate operating model provides a competitive advantage by keeping the decisions close to the customer and by emphasizing individual relationships. Through its affiliate operating model, individual managers from the banking center to the executive level are given the opportunity to tailor financial solutions for their customers.

Fifth Third is a corporate entity legally separate and distinct from its subsidiaries. The principal source of Fifth Third’s income is dividends from its subsidiaries. There are certain regulatory restrictions as to the extent to which the subsidiaries can pay dividends or otherwise supply funds to Fifth Third. See “Description of Capital Stock and Comparative Rights of Shareholders — Dividends.”

Additional Information

For more detailed information about Fifth Third, reference is made to the Fifth Third Amendment on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and Current Reports on Form 8-K filed with the SEC on January 16, January 22, March 30, May 10, July 27, July 30, August 7, August 8, August 16, August 17, September 27, October 29, October 31, 2007 and November 9, 2007, each of which are incorporated into this document by reference, except for information furnished in those filings, including but not limited to, Items 2.02 and 7.01 of Form 8-K, which information is not deemed filed and is not incorporated by reference herein. See “Where You Can Find More Information.” More information about Fifth Third is also contained in its 2006 Annual Report to Shareholders which is available through Fifth Third’s website at https://www.53.com/wps/portal/av?New_WCM_Context=http://www.53.com/wps/wcm/connect/FifthThirdSite/Abou-t+53/Investor+Relations/Annual+Reports+and+Proxy+Statements/.

FIRST CHARTER CORPORATION

Description of Business

First Charter is a bank holding company established as a North Carolina corporation in 1983 and is registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Its principal asset is the stock of its banking subsidiary, First Charter Bank (“First Charter Bank”). The principal executive offices of First Charter and First Charter Bank are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373. The telephone number is (704) 688-4300.

First Charter Bank, a North Carolina state bank, is the successor entity to The Concord National Bank, which was established in 1888. On November 1, 2006, First Charter completed its acquisition of GBC Bancorp, Inc., parent of Gwinnett Banking Company (“Gwinnett Bank”), its banking subsidiary, headquartered in Lawrenceville, Georgia (the “GBC Merger”). As a result of the GBC Merger, Gwinnett Bank became a subsidiary of First Charter. Effective March 1, 2007, Gwinnett Bank was merged with and into First Charter Bank. Gwinnett Bank operated two financial centers located in Lawrenceville, Georgia and Alpharetta, Georgia.

First Charter operates 60 financial centers and four insurance offices, as well as 137 ATMs (automated teller machines) in North Carolina and Georgia and operates loan origination offices in Asheville, North Carolina and Reston, Virginia.

First Charter’s primary market area is located within North Carolina and is centered primarily around the Charlotte Metro region, including Mecklenburg County and its surrounding counties. Charlotte is the twenty-first largest city in the United States and has a diverse economic base. Primary business sectors in the Charlotte Metro region include banking and finance, insurance, manufacturing, health care, transportation, retail, telecommunications, government services and education. In October 2005 and February 2006, First Charter expanded into the Raleigh, North Carolina market with the opening of one and three de novo financial centers, respectively. A fifth financial center opened in Raleigh in late January 2007. Raleigh has an economic base similar to that found in Charlotte. Since the North Carolina economy has historically relied on the manufacturing and transportation sectors, it has been significantly impacted by global competition and rising energy prices. As a result, the North Carolina economy is transitioning to a more service-oriented economy. Recently, the education, healthcare, financial and business services industries have shown the most growth.

As a result of the GBC Merger, First Charter entered the Atlanta, Georgia market on November 1, 2006. Gwinnett Bank was organized in 1996 and opened its main office in Lawrenceville, Gwinnett County, Georgia, in 1997. An additional financial center, in Alpharetta, Fulton County, Georgia, opened in 2001. Gwinnett and Fulton Counties have a diverse economic base. Primary business sectors include education, government, health and social services, retail trade, manufacturing, financial and other professional services.

Through its financial centers, First Charter Bank provides a wide range of banking products, including interest-bearing and noninterest-bearing checking accounts, money-market accounts, certificates of deposit, individual retirement accounts, full service and discount brokerage services including annuity sales, overdraft protection, financial-planning services, personal and corporate trust services, safe deposit boxes and online banking. It also provides commercial, consumer, real estate, residential mortgage and home-equity loans.

In addition, First Charter Bank also operates two subsidiaries: First Charter Insurance Services, Inc. (“First Charter Insurance”) and First Charter Leasing and Investments, Inc. (“First Charter Leasing”). First Charter Insurance is a North Carolina corporation formed to meet the insurance needs of businesses and individuals. First Charter Leasing is a North Carolina corporation that administers leases and manages investment securities. It also acts as the holding company for First Charter of Virginia Realty Investments, Inc., a Virginia corporation (“First Charter Virginia”). First Charter Virginia is engaged in the mortgage origination business and also acts as the holding company for First Charter Realty Investments, Inc., a Delaware real estate investment trust (“First Charter Realty”). First Charter Realty is the holding company for FCB Real Estate, Inc., a North Carolina real estate investment trust, and First Charter Real Estate Holdings, LLC, a North Carolina limited liability company, which owns and maintains the real estate property and assets of First Charter. FCB Real Estate, Inc. primarily invests in commercial and 1-4 family residential real estate loans. First Charter Bank also has a majority ownership in Lincoln Center at Mallard Creek, LLC (“LCMC”), a North Carolina limited liability company. LCMC sold Lincoln Center, a three-story office building and its principal asset, during 2006. First Charter Insurance and one of First Charter Bank’s financial centers continue to lease a portion of Lincoln Center.

At September 30, 2007, First Charter and its subsidiaries had 1,113 full-time equivalent employees. First Charter had no employees who were not also employees of First Charter Bank. First Charter considers its relations with its employees to be good.

Due to the diverse economic base of the markets in which it operates, First Charter believes that it is not dependent on any one or a few customers or types of commerce whose loss would have a material adverse effect on First Charter.

First Charter operates one reportable segment, First Charter Bank. See Note 16 of the consolidated financial statements for the quarter ended September 30, 2007 included with this proxy statement/prospectus.

Competition

First Charter’s primary market area is located within North Carolina and Atlanta, Georgia. Banking activities in these areas are highly competitive, and First Charter has active competition in all areas in which it presently engages in business. Within these areas are numerous branches of national, regional and local institutions. In its market area, First Charter faces competition from other banks, including four of the largest banks in the country, savings and loan associations, savings banks, credit unions, finance companies, brokerage firms, insurance companies and major retail stores that offer competing financial services. Many of these competitors have greater resources, broader geographic coverage and higher lending limits than First Charter Bank. First Charter Bank’s primary method of competition is to provide its clients with a broad array of financial products and solutions, delivered with exceptional service and convenience at a fair price.

Government Supervision and Regulation

General.  As a registered bank holding company, First Charter is subject to the supervision of, and regular inspection by, the Board of Governors of the Federal Reserve System (the “Federal Reserve”). First Charter Bank is a North Carolina chartered-banking corporation and a Federal Reserve member bank, with deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”). First Charter Bank is subject to extensive regulation and examination by the Federal Reserve, the Office of the Commissioner of Banks of the State of North Carolina (the “NC Commissioner”) under the direction and supervision of the North Carolina Banking Commission (the “NC Banking Commission”) and the FDIC, which insures its deposits to the maximum extent permitted by law.

The federal and state laws and regulations applicable to First Charter Bank deal with required reserves against deposits, allowable investments, loans, mergers, consolidations, issuance of securities, payment of dividends, establishment of branches, limitations on credit to subsidiaries and other aspects of the business of such subsidiaries. The federal and state banking agencies have broad authority and discretion in connection with their supervisory and enforcement activities and examination policies, including policies involving the classification of assets and the establishment of loan loss reserves for regulatory purposes. Such actions by the regulators prohibit member banks from engaging in unsafe or unsound banking practices. First Charter Bank is also subject to certain reserve requirements established by the Federal Reserve Board. First Charter Bank is a member of the Federal Home Loan Bank (the “FHLB”) of Atlanta, which is one of the 12 regional banks comprising the FHLB System.

In addition to state and federal banking laws, regulations and regulatory agencies, First Charter and First Charter Bank are subject to various other laws, regulation and supervision and examination by other regulatory agencies, all of which directly or indirectly affect First Charter’s operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect First Charter.

Gramm-Leach-Bliley Financial Modernization Act of 1999.  The Gramm-Leach-Bliley Financial Modernization Act of 1999 (the “GLB Act”) eliminated certain legal barriers separating the conduct of various types of financial service businesses, such as commercial banking, investment banking and insurance in addition to substantially revamping the regulatory scheme within which First Charter operates. Under the GLB Act, bank holding companies meeting management, capital and Community Reinvestment Act standards, and that have elected to become a financial holding company, may engage in a substantially broader range of traditionally nonbanking activities than was permissible before enactment, including insurance underwriting and making merchant-banking investments in commercial and financial companies. First Charter has not elected to become a financial holding company. The GLB Act also allows insurers and other financial services companies to acquire banks, removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies, and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

Restrictions on Bank Holding Companies.  The Federal Reserve is authorized to adopt regulations affecting various aspects of bank holding companies. Under the BHCA, First Charter’s activities and those of companies that it controls or in which it holds more than five percent of the voting stock are limited to certain activities including banking, managing or controlling banks, furnishing or performing services for subsidiaries, or any other activity that the Federal Reserve determines to be so closely related to banking, managing or controlling banks that it is also considered a covered activity. In making those determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can be expected to reasonably produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The BHCA, as amended by the GLB Act, generally limits the activities of a bank holding company (unless the bank holding company has elected to become a financial holding company) to activities that are closely related to banking and a proper incident thereto.

Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve or when acquiring more than five percent of any class of voting stock of any company. The BHCA also requires bank holding companies to obtain the prior approval of the Federal Reserve before acquiring more than five percent of any class of voting stock of any bank that is not already majority owned by the bank holding company.

First Charter is also subject to the North Carolina Bank Holding Company Act of 1984. This state legislation requires First Charter, by virtue of its ownership of First Charter Bank, to register as a bank holding company with the NC Commissioner. In addition, as a result of its acquisition of Gwinnett Bank, First Charter is required to register as a bank holding company with the Georgia Department of Banking and Finance.

Interstate Banking and Branching Legislation.  Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking and Branching Act”), a bank holding company may acquire banks in states other than its home state, without regard to the permissibility of those acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and other conditions, including deposit concentration limits.

The Interstate Banking and Branching Act also authorized banks to merge across state lines, thereby creating interstate branches. Under this legislation, each state had the opportunity either to “opt out” of this provision, thereby prohibiting interstate branching in such states, or to “opt in.” The State of North Carolina elected to “opt in” to such legislation. Furthermore, pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

Consumer Protection.  In connection with its lending and leasing activities, First Charter Bank and its subsidiaries are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act and the Real Estate Settlement Procedures Act, as well as state law counterparts.

Title V of the GLB Act, along with other provisions of federal law, currently contains extensive consumer privacy protection provisions. Under these provisions, a financial institution must provide its customers, at the inception of the customer relationship and annually thereafter, the financial institution’s policies and procedures for collecting, disclosing and protecting nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide nonpublic personal information to nonaffiliated third parties unless the financial institution discloses to the customer that the information may be provided and the customer is given the opportunity to opt out of that disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

The Community Reinvestment Act of 1977 requires First Charter Bank’s primary federal regulatory agency, in this case the Federal Reserve, to assess its ability to meet the credit needs of low- and moderate-income persons. Financial institutions are assigned one of four ratings: “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” As of First Charter Bank’s latest examination, it had a “Satisfactory” rating.

The USA PATRIOT Act.  After the September 11, 2001 terrorist attacks in New York and Washington, D.C., the United States government attempted to tighten control on activities perceived to be connected to money laundering and terrorist funding. A series of orders were issued that attempt to identify terrorists and terrorist organizations and require the blocking of property and assets of, as well as prohibiting all transactions or dealings with, such terrorists, terrorist organizations and those that assist or sponsor them. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) substantially broadened existing anti-money-laundering legislation and the extraterritorial jurisdiction of the United States, imposed new compliance and due diligence obligations, created new crimes and penalties, compelled the production of documents located both inside and outside the United States, including those of foreign institutions that have a correspondent relationship in the United States, and clarified the safe harbor from civil liability to customers. Originally passed into law in October 2001, the USA PATRIOT Act was renewed in March 2006. In addition, the United States Treasury Department issued regulations in cooperation with the federal banking agencies, the Securities and Exchange Commission, the Commodity Futures Trading Commission and the Department of Justice that require customer identification and verification, expand the money-laundering program requirement to the major financial services sectors including insurance and unregistered investment companies such as hedge funds, and facilitate and permit the sharing of information between law enforcement and financial institutions and among financial institutions. The United States Treasury Department also has created the Treasury USA PATRIOT Act Task Force to work with other financial regulators, the regulated community, law enforcement and consumers to continually improve regulation.

Sarbanes-Oxley Act of 2002.  On July 30, 2002, the Sarbanes-Oxley Act was enacted, which addressed corporate governance and securities reporting requirements for companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Among its requirements are changes in auditing and accounting and the inclusion of certifications of certain securities filings by principal executive officers and principal financial officers. It also expanded reporting of information in current reports filed with the Securities and Exchange Commission and requires more detailed reporting information in securities disclosure documents in a more timely manner. The NASDAQ Global Select Market has also modified its corporate governance rules with an intent to allow shareholders to more easily and efficiently monitor the performance and activities of companies and their executive officers and directors.

Capital and Operational Requirements

First Charter and First Charter Bank must comply with the minimum capital adequacy standards set by the Federal Reserve and the FDIC, which are substantially similar. The risk-based guidelines define a three-tier capital framework, under which First Charter and First Charter Bank are required to maintain a minimum ratio of Tier 1 Capital (as defined) to total risk-weighted assets of 4.00 percent and a minimum ratio of Total Capital (as defined) to risk-weighted assets of 8.00 percent. Tier 1 Capital includes common shareholders’ equity, qualifying trust preferred securities, qualifying minority interests and qualifying perpetual preferred stock, less goodwill and other adjustments. Tier 2 Capital includes, among other items, perpetual or long-term preferred stock, certain intermediate-term preferred stock, hybrid capital instruments, perpetual debt and mandatorily convertible debt securities, qualifying subordinated debt, and the allowance for credit losses up to 1.25 percent of risk-weighted assets. Tier 3 Capital includes subordinated debt that is unsecured, fully paid up, has an original maturity of at least two years, is not redeemable before maturity without prior approval of the Federal Reserve and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 Capital less investments in unconsolidated subsidiaries is equal to qualifying total capital. Risk-based capital ratios are calculated by dividing Tier 1 and Total Capital by risk-weighted assets. Risk-weighted assets refer to the on- and off-balance sheet exposures of First Charter and First Charter Bank, as adjusted for one of four categories of applicable risk-weights established in Federal Reserve regulations, based primarily on relative credit risk. At September 30, 2007, First Charter and First Charter Bank were in compliance with the risk-based capital requirements. First Charter’s Tier 1 and Total Capital Ratios at September 30, 2007 were 11.02 percent and 12.10 percent, respectively. First Charter did not have any subordinated debt that qualified as Tier 3 Capital at September 30, 2007. The leverage ratio is calculated by dividing Tier 1 Capital by adjusted total assets. First Charter’s leverage ratio at September 30, 2007 was 9.17 percent. First Charter meets its leverage ratio requirement.

In addition to the above-described capital requirements, the federal regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels due to the organization’s financial condition or actual or anticipated growth.

Prompt Corrective Action under FDICIA.  The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. In addition, pursuant to FDICIA, the various regulatory agencies have prescribed certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation, and such agencies may take action against a financial institution that does not meet the applicable standards.

The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the Total Risk-Based Capital, Tier 1 Risk-Based Capital and Leverage Capital Ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a “well capitalized” institution must have (i) a Tier 1 Capital ratio of at least 6.00 percent, (ii) a Total Capital ratio of at least 10.00 percent, (iii) a Leverage ratio of at least 5.00 percent and (iv) not be subject to a capital directive order. An “adequately capitalized” institution must have a Tier 1 Capital ratio of at least 4.00 percent, a Total Capital ratio of at least 8.00 percent and a leverage ratio of at least 4.00 percent, or 3.00 percent in some cases. Under these guidelines, First Charter and First Charter Bank were considered well capitalized as of September 30, 2007. See Note 15 of the consolidated financial statements for the quarter ended September 30, 2007 included with this proxy statement/prospectus.

Banking agencies have also adopted regulations that mandate that regulators take into consideration (i) concentrations of credit risk, (ii) interest rate risk and (iii) risks from nontraditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation is made as a part of the institution’s regular safety and soundness examination. In addition, the banking agencies have amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with amended guidelines, a corporation or bank with significant trading activity (as defined in the amendment) must incorporate a measure for market risk in its regulatory capital calculations. The revised guidelines do not materially impact First Charter’s or First Charter Bank’s regulatory capital ratios or First Charter Bank’s well-capitalized status.

Distributions.  First Charter is a legal entity separate and distinct from its subsidiaries. The primary source of funds for distributions paid by First Charter to its shareholders is dividends received from First Charter Bank, and First Charter Bank is subject to laws and regulations that limit the amount of dividends it can pay. The Federal Reserve regulates the amount of dividends First Charter Bank can pay to First Charter based on net profits for the current year combined with the undivided profits for the last two years, less dividends already paid. See Note 15 of the consolidated financial statements for the quarter ended September 30, 2007 included with this proxy statement/prospectus. North Carolina laws provide that, subject to certain capital requirements, a board of directors of a North Carolina bank may declare a dividend of as much of the bank’s undivided profits as it deems expedient.

In addition to the foregoing, the ability of First Charter and First Charter Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. Furthermore, if in the opinion of a federal regulatory agency, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such agency may require, after notice and hearing, that such bank cease and desist from such practice. The right of First Charter, its shareholders, and its creditors to participate in any distribution of assets or earnings of First Charter Bank is further subject to the prior claims of creditors against First Charter Bank.

Deposit Insurance.  The deposits of First Charter Bank are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC, up to applicable limits. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against banking institutions, after giving the institution’s primary regulator an opportunity to take such action.

In addition, First Charter Bank is subject to the deposit premium assessments of the DIF. The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Under this system, as amended, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In addition, in the case of those institutions in the lowest risk category, the FDIC further determines the institution’s assessment rate based on certain specified financial ratios or, if applicable, its long-term debt ratings. Beginning January 1, 2007, assessments can range from 5 to 43 basis points per $100 of assessable deposits, depending on the insured institution’s risk category as described above. This assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits. Under the current system, premiums are assessed quarterly.

The Reform Act also provides for a one-time premium assessment credit for eligible insured depository institutions, including those institutions in existence and paying deposit insurance premiums on December 31, 1996, or certain successors to any such institution. The assessment credit is determined based on the eligible institution’s deposits at December 31, 1996, and is applied automatically to reduce the institution’s quarterly premium assessments to the maximum extent allowed, until the credit is exhausted. In addition, insured deposits have been required to pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation (“FICO”) to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation.

Source of Strength.  According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to subsidiary banks and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC, either as a result of default of a banking or thrift subsidiary of First Charter or related to FDIC assistance provided to a subsidiary in danger of default, the other banking subsidiaries of First Charter may be assessed for the FDIC’s loss, subject to certain exceptions.

Future Legislation.  Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First Charter and First Charter Bank cannot be determined at this time.

Regulatory Recommendations.  First Charter and First Charter Bank are subject to federal and state banking regulatory reviews from time to time. As a result of these reviews, First Charter and First Charter Bank receive various observations and recommendations from their respective regulators. Observations represent suggestions for enhancements to policy or practice and may reference sound industry practices. Recommendations are provided to enhance oversight of, or to improve or strengthen, First Charter’s or First Charter Bank’s processes. First Charter does not believe that these observations and recommendations are material to First Charter. In addition, neither First Charter nor First Charter Bank is currently subject to any formal or informal corrective action with respect to any of their regulators.

Properties

The principal offices of First Charter are contained within the First Charter Center, located at 10200 David Taylor Drive in Charlotte, North Carolina, which is owned by First Charter Bank through its subsidiaries. The First Charter Center contains the corporate offices of First Charter as well as the operations, mortgage loan, and data processing departments of First Charter Bank.

First Charter operates 60 financial centers, four insurance offices and 137 ATMs located in North Carolina and Georgia. First Charter also leases facilities in Reston, Virginia and Asheville, North Carolina for loan origination.

Legal Proceedings

First Charter and its subsidiaries are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated operations, liquidity or financial position of First Charter or its subsidiaries.

Market Price of and Dividends on Common Equity and Related Shareholder Matters

Market Information, Holders, and Dividends

The “Summary” section to this proxy statement/prospectus contains information regarding the high and low sales prices and cash dividends declared with respect to First Charter’s common stock. For information regarding First Charter’s ability to pay dividends, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Management and Note 22 of the Consolidated Financial Statements of First Charter for the year ended December 31, 2006 included with this proxy statement/prospectus.

As of November 26, 2007, there were approximately 6,930 record holders of First Charter common stock. During 2007, 2006, and 2005, First Charter paid dividends on its common stock on a quarterly basis.

Supplementary Financial Information

See Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tables Eight and Twenty-Two.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Factors that May Affect Future Results

The following discussion contains certain forward-looking statements about First Charter’s financial condition and results of operations, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements contained in this proxy statement/prospectus, which reflect management’s judgment only as of the date hereof. First Charter undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond First Charter’s control, include, among others, the following possibilities: (i) projected results in connection with management’s implementation of, or changes in, First Charter’s business plan and strategic initiatives, including the balance sheet initiatives; (ii) competitive pressure among financial services companies increases significantly; (iii) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (iv) general economic conditions, in the markets in which First Charter does business, are less favorable than expected; (v) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected, including the Penland loans described herein; (vi) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (vii) changes in market rates and prices may adversely affect the value of financial products; (viii) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which First Charter is engaged; (ix) regulatory compliance cost increases are greater than expected; (x) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely affect First Charter; (xi) First Charter’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which First Charter operates; (xii) changes in the securities markets, including changes in interest rates, may adversely affect First Charter’s ability to raise capital from time to time; (xiii) the material weaknesses in First Charter’s internal control over financial reporting result in subsequent adjustments to management’s projected results; (xiv) implementation of management’s plans to remediate the material weaknesses takes longer than expected and causes First Charter to incur costs that are greater than expected; and (xv) costs and difficulties related to the consummation of the proposed merger with Fifth Third may be greater than expected and the consummation remains subject to the satisfaction of various required conditions that may be delayed or may not be satisfied at all.

Overview

First Charter, headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank (“First Charter Bank”). First Charter operates 60 financial centers, four insurance offices, and 137 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.

First Charter’s principal source of earnings is derived from net interest income. Net interest income is the interest earned on securities, loans, and other interest-earning assets less the interest paid for deposits and short-and long-term debt.

Another source of earnings for First Charter is noninterest income. Noninterest income is derived largely from service charges on deposit accounts and other fee or commission-based services and products including mortgage, wealth management, brokerage, and insurance. Other sources of noninterest income include securities gains or losses, transactions involving bank-owned property, and income from Bank Owned Life Insurance (“BOLI”) policies.

Noninterest expense is the primary component of expense for First Charter. Noninterest expense is primarily composed of corporate operating expenses, including salaries and benefits, occupancy and equipment, professional fees, and other operating expenses. Income taxes are also considered a material expense.

The Community-Banking Model

First Charter Bank operates a community-banking model. The community-banking model is focused on delivering a broad array of financial products and solutions to our clients with exceptional service and convenience at a fair price. It emphasizes local market decision-making and management whenever possible.

Management believes this model works well against larger competitors that may have less flexibility and are challenged to provide exceptional customer service, as well as local competition that may not have the array of products and services nor the number of convenient locations that First Charter Bank offers. First Charter Bank competes against four of the largest banks in the country, as well as other local banks, savings and loan associations, credit unions, and finance companies.

Existing Markets and Expansion

During 2005, First Charter implemented a growth strategy intended to both expand the First Charter footprint into high growth markets and to optimize existing locations through attracting new customers and retaining existing customers. As part of the strategic growth strategy, First Charter has expanded operations into the Raleigh, North Carolina, Metro area. The Raleigh Metro area is expected to have at or above average household income and growth rates relative to the North Carolina and national averages. First Charter opened a loan production office in Raleigh in early 2005, which was later consolidated into First Charter’s first financial center in Raleigh in October 2005. First Charter also added three new financial centers in the Raleigh market in February 2006 by opening new financial centers in Raleigh, Cary, and Garner, North Carolina. A fifth financial center opened in Raleigh in late January 2007. These financial centers offer businesses and individuals a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages. First Charter also operates 22 ATMs in the Raleigh market.

During 2006, First Charter also opened two new replacement financial centers in Lincolnton and Denver, North Carolina, providing an even greater level of service and convenience for customers in those markets.

On November 1, 2006, First Charter entered the greater Atlanta, Georgia metropolitan market with the acquisition of GBC Bancorp, Inc. (“GBC”) and its banking subsidiary, Gwinnett Bank, with financial centers located in Lawrenceville and Alpharetta, Georgia. By expanding into the greater Atlanta metropolitan market through this acquisition, First Charter has been able to spread its credit risk over multiple market areas and states, as well as gain access to another large market area as a source for core deposits. The counties in which Gwinnett Bank operates boast some of the strongest demographic growth trends in the nation, and the median household income in these counties is significantly higher than the median income for Georgia and the Southeast. Effective March 1, 2007, Gwinnett Bank was merged with and into First Charter Bank.

Recent Challenges

During the fourth quarter of 2006, First Charter closed two significant transactions, the acquisition of GBC and the sale of Southeastern Employee Benefits Services (“SEBS”), its employee benefits administration business. In addition, First Charter was faced with several new accounting standards. The numerous challenges that these events posed for First Charter were compounded by a key vacancy in the leadership of its accounting area and turnover within other key finance positions, and exposed certain material weaknesses in First Charter’s internal control over financial reporting. Management has begun to implement its remediation plan to address these material weaknesses.

During the months following the fiscal year end, First Charter was engaged in a detailed assessment of its internal controls and focused considerable time and resources on the adoption and implementation of various accounting pronouncements and the analysis of their impact on its financial results. In addition, the Audit Committee of the Board of Directors commenced and concluded an inquiry regarding certain accounting policies and estimates, principally related to First Charter’s acquisition of GBC, compensation matters, and related controls and procedures. As previously disclosed, none of the findings of the Audit Committee inquiry were financially material, and did not result in First Charter restating any of its historical financial statements. However, these events caused a significant delay in the completion of First Charter’s 2006 financial statements, their audit by First Charter’s outside auditors and, in turn, the filing of the Form 10-K for the year ended December 31, 2006.

During the second quarter of 2007, the North Carolina Attorney General obtained a court order to appoint a receiver to take control of a real estate venture in the Village of Penland and related development projects located in Western North Carolina (“Penland”). The Attorney General’s complaint alleges that various defendants, including real estate development companies, individuals, and an appraiser engaged in deceptive practices to induce consumers to obtain loans to purchase lots in Penland in the Spruce Pine, North Carolina area. These lots were allegedly priced based upon inflated appraisals. Several financial institutions, including First Charter, made loans in connection with these residential developments.

As of September 30, 2007, First Charter had an aggregate outstanding balance of $8.9 million to individual lot purchasers related to Penland, net of $5.2 million charged off during the third quarter of 2007. Based on management’s assessment of probable incurred losses associated with the Penland loan portfolio, First Charter recorded an allowance for loan losses of $4.0 million as of September 30, 2007. Additionally, based on management’s assessment of the individual borrowers, $4.5 million of the Penland loans were placed on nonaccrual status as of September 30, 2007 and all of the previously recognized interest income related to these nonaccrual loans was reversed. In the fourth quarter of 2007, First Charter received appraisals on four lots in the Penland development which indicated a deterioration in the collateral value associated with the Penland loan portfolio. In future periods there may be further deterioration in the Penland loan portfolio which could result in additional charge-offs.

On July 31, 2007, the General Assembly of North Carolina passed House Bill 1473 which includes a provision that disallows the deduction of dividends paid by captive real estate investment trusts (“REITs”) for the purposes of determining North Carolina taxable income. First Charter, through its subsidiaries, participates in two entities classified as captive REITs from which First Charter has historically received dividends which resulted in certain tax benefits taken within First Charter’s tax returns and consolidated financial statements. This legislation is effective for taxable years beginning on or after January 1, 2007.

As a result of this legislation, during the third quarter of 2007, First Charter recorded $1.0 million, net of reserve, of additional income tax expense as it eliminated the dividend received deduction previously recorded during 2007. This increased First Charter’s effective tax rate for 2007, and it is expected to increase the effective tax rate for future periods. Additionally, tax expense was reduced by $0.4 million as a result of the expiration of the relevant Federal statute of limitations. The net impact of these two events was a $0.6 million increase to income tax expense for the three and nine months ended September 30, 2007.

Management’s Discussion and Analysis For The Year Ended December 31, 2006 Compared To The Year Ended December 31, 2005

Financial Summary

Net income was $47.4 million, or $1.49 per diluted share, for 2006, a $22.1 million increase from net income of $25.3 million, or $0.82 per diluted share, for 2005. Return on average assets and return on average equity was 1.08 percent and 13.5 percent for 2006, respectively, compared to 0.56 percent and 7.9 percent for 2005, respectively. During 2006 and 2005, several material transactions occurred, which impacted noninterest income and expense. In 2006, these transactions included the sale of First Charter’s employee benefits administration business, the sale of two financial centers, distributions received from First Charter’s equity method investments, the further repositioning of First Charter’s securities portfolio, the restructuring of First Charter’s BOLI investment, the acceleration of vesting on all stock options granted from 2003 to 2005, the separation expense for certain employees, and the merger costs associated with the acquisition of GBC. During 2005, these transactions included the initial repositioning of First Charter’s securities portfolio, early termination of derivatives and their associated hedged debt instruments, early extinguishment of debt, the expense associated with the retirement of a key executive, and the modification of a legacy employee benefit plan.

Earnings Analysis For The Fourth Quarter 2006 Compared To The Fourth Quarter 2005

For the fourth quarter of 2006, net income was $12.0 million, or $0.36 per diluted share, compared to a net loss of $8.3 million, or $0.27 per diluted share, for the 2005 fourth quarter. The fourth quarter of 2006 was adversely affected by several items, including $0.7 million in expense incurred from the accelerated vesting of equity options, $0.3 million in merger-related expense, $0.2 million in employee separation expense. The $1.0 million gain recognized on the sale of SEBS was principally offset by the income tax expense on the gain. During the fourth quarter of 2005, First Charter repositioned and de-leveraged its balance sheet by selling securities and extinguishing debt in an on-going effort to improve First Charter’s earnings quality and stability. As a result of executing these initiatives, First Charter realized an approximate $31.3 million pre-tax ($20.0 million after-tax) charge in the fourth quarter of 2005.

On December 1, 2006, First Charter completed the sale of SEBS to an independent third party for $3.1 million in cash. The transaction resulted in a pre-tax gain of $962,000. Because the goodwill and certain of the intangible assets were nondeductible for tax purposes, the applicable income tax expense associated with the gain was $951,000. In connection with this sale, First Charter and the purchaser entered into a three-year agreement under which First Charter will continue to use the purchaser as the strategic record-keeping partner for its wealth management clients and the administration of certain of First Charter’s employee benefits plans. Financial results for SEBS, the sole component of First Charter’s Employee Benefits Administration Business, including the gain, are reported as Discontinued Operations for all periods presented.

The net interest margin (taxable-equivalent net interest income divided by average earning assets) increased 13 basis points to 3.40 percent in the fourth quarter of 2006 from 3.27 percent in the fourth quarter of 2005. The margin improvement benefited, in part, from the addition of GBC’s higher-margin balance sheet and the continued benefits from previously disclosed balance sheet repositionings in the fourth quarter of 2005 and the third quarter of 2006. Net interest income increased to $36.0 million, representing a $4.1 million, or 12.8 percent, increase over the fourth quarter of 2005.

Compared to the fourth quarter of 2005, earning-asset yields increased 103 basis points to 6.96 percent. This increase was driven by two factors. First, loan yields increased 99 basis points to 7.56 percent and securities yields increased 68 basis points to 4.84 percent. Second, the mix of higher-yielding (loan) assets improved as a result of the GBC acquisition, the balance sheet repositionings, and a smaller percentage of lower-yielding mortgage loans. The percentage of investment security average balances (which, on average, have lower yields than loans) to total earning-asset average balances was reduced from 25.9 percent to 21.6 percent over the prior year.

On the liability side of the balance sheet, the cost of interest-bearing liabilities increased 104 basis points during the fourth quarter of 2006, compared to the fourth quarter of 2005. This was comprised of a 106 basis point increase in interest-bearing deposit costs to 3.73 percent, while other borrowing costs increased 112 basis points to 4.90 percent. During this period, the Federal Reserve raised the rate that banks can lend funds to each other (the Fed Funds rate) by 100 basis points. Also, as a result of the balance sheet repositionings, the percentage of higher-cost other borrowings average balances was reduced from 31.3 percent to 28.1 percent of total interest-bearing liabilities average balances over the prior year.

The provision for loan losses was $1.5 million for the fourth quarter of 2006, compared to $1.8 million for the fourth quarter of 2005, reflecting improved credit quality trends, including lower net charge-offs. Net charge-offs were $650,000 for the fourth quarter of 2006, or 0.08% of average portfolio loans, compared to $2.9 million for the fourth quarter of 2005, or 0.39% of average portfolio loans.

Historical noninterest income amounts have been restated to reflect the effect of reporting the previously announced sale of SEBS as a discontinued operation. Noninterest income from continuing operations totaled $17.4 million, compared to a loss of $0.7 million for the fourth quarter of 2005. Driving the noninterest loss for the 2005 fourth quarter were securities losses of $16.7 million from the balance sheet repositioning, versus no gains or losses recognized in the 2006 fourth quarter. Excluding these securities losses, noninterest income increased $1.4 million, or 8.7 percent, to $17.4 million. Of this increase, $0.3 million was attributable to the GBC acquisition, which closed on November 1, 2006. Deposit service charges, ATM, debit card, and merchant fees, and mortgage, brokerage, insurance, and wealth management revenue were all contributors to growth in First Charter’s noninterest income. Partially offsetting the growth in these key areas were $0.5 million less in gains from property sales in the 2006 fourth quarter, compared to the 2005 fourth quarter.

Historical noninterest expense amounts have been restated to reflect the effect of reporting the sale of SEBS as a discontinued operation. On a year-over-year basis, total noninterest expense from continuing operations for the 2006 fourth quarter decreased $9.4 million to $33.9 million, compared to $43.2 million for the fourth quarter of 2005. The 2005 fourth quarter included approximately $14.7 million of expense related to the previously discussed balance sheet repositioning. Raleigh-related expense totaled $1.3 million during the 2006 fourth quarter, compared to $0.7 million in the fourth quarter of 2005. Salaries and employee benefits expense increased $3.9 million, compared to the fourth quarter of 2005, principally attributable to general overall compensation increases, including $1.1 million in GBC personnel-related expenses, $0.6 million from Raleigh personnel expense and investment, and an additional $1.1 million from equity-based compensation, including option acceleration expense, and $0.2 million in severance expense. Occupancy and equipment expense for the 2006 fourth quarter increased $1.1 million and included incremental expense from a new loan platform being placed in service during the quarter and $0.2 million of incremental Raleigh-related costs during the quarter, whereas occupancy and equipment expense for the 2005 fourth quarter included a $1.4 million reduction of expense due to a correction related to First Charter’s fixed asset records. Marketing expense declined $0.5 million, compared to the year-ago quarter. Foreclosed properties expense increased by $0.2 million, and amortization of intangible assets also increased by $0.2 million due to core deposit intangible amortization from the GBC acquisition.

The effective tax rate for the fourth quarter of 2006 was 36.3 percent, compared with 40.0 percent in the fourth quarter of 2005. The 2005 fourth quarter was significantly affected by charges incurred for the previously mentioned balance sheet repositioning, while the 2006 fourth quarter was adversely affected by the tax gain recognized from the sale of SEBS and additional revenue related to the GBC acquisition. The effective tax rate for both quarters includes the effects of both continuing and discontinued operations.

Table One
Selected Financial Data

	For the Calendar Year
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

Income statement
Interest income	$264,929	$224,605	$187,303	$178,292	$196,388
Interest expense	131,219	99,722	64,293	70,490	83,227

Net interest income	133,710	124,883	123,010	107,802	113,161
Provision for loan losses	5,290	9,343	8,425	27,518	8,270
Noninterest income	67,678	46,738	57,038	62,282	47,410
Noninterest expense	124,937	127,971	107,496	125,065	97,551

Income from continuing operations before income tax expense	71,161	34,307	64,127	17,501	54,750
Income tax expense	23,799	9,132	21,889	3,313	14,947

Income from continuing operations, net of tax	47,362	25,175	42,238	14,188	39,803
Discontinued operations
Income (loss) from discontinued operations	36	224	337	(69)	—
Gain on sale	962	—	—	—	—
Income tax expense (benefit)	965	88	133	(27)	—

Income (loss) from discontinued operations, net of tax	33	136	204	(42)	—

Net income	$47,395	$25,311	$42,442	$14,146	$39,803

Per common share
Basic earnings per share
Income from continuing operations	$1.50	$0.83	$1.41	$0.48	$1.30
Income from discontinued operations, net of tax	—	—	0.01	—	—
Net income	1.50	0.83	1.42	0.47	1.30
Diluted earnings per share
Income from continuing operations	1.49	0.82	1.40	0.47	1.30
Income from discontinued operations, net of tax	—	—	0.01	—	—
Net income	1.49	0.82	1.40	0.47	1.30
Average shares
Basic	31,525,366	30,457,573	29,859,683	29,789,969	30,520,125
Diluted	31,838,292	30,784,406	30,277,063	30,007,435	30,702,107
Cash dividends declared	0.775	0.76	0.75	0.74	0.73
Period-end book value	12.81	10.53	10.47	10.08	10.80

Ratios
Return on average equity	13.45%	7.86%	14.05%	4.50%	12.52%
Return on average assets	1.08	0.56	0.98	0.35	1.13
Net yield on earning assets	3.37	3.05	3.14	3.00	3.52
Average portfolio loans to average deposits	105.72	101.75	92.48	85.56	93.85
Average equity to average assets	8.06	7.18	6.99	7.85	9.02
Efficiency ratio(1)	59.6	59.4	59.8	65.4	64.3
Dividend payout	52.0	92.7	53.6	157.4	56.2

Selected period-end balances
Portfolio loans, net	$3,450,087	$2,917,020	$2,412,529	$2,227,030	$2,045,266
Loans held for sale	12,292	6,447	5,326	5,137	158,404
Allowance for loan losses	34,966	28,725	26,872	25,607	27,204
Securities available for sale	906,415	899,111	1,652,732	1,601,900	1,129,212
Assets	4,856,717	4,232,420	4,431,605	4,206,693	3,745,949
Deposits	3,248,128	2,799,479	2,609,846	2,427,897	2,322,647
Other borrowings	1,098,698	1,068,574	763,738	473,106	1,042,440
Total liabilities	4,409,355	3,908,825	4,116,918	3,907,254	3,421,263
Shareholders’ equity	447,362	323,595	314,687	299,439	324,686

Selected average balances
Portfolio loans	$3,092,801	$2,788,755	$2,353,605	$2,126,821	$2,112,855
Loans held for sale	9,019	6,956	9,502	25,927	10,035
Securities available for sale, at cost	920,961	1,361,507	1,623,102	1,464,704	1,126,494
Earning assets	4,033,031	4,164,969	4,004,678	3,662,460	3,261,842
Assets	4,369,834	4,489,083	4,322,727	4,009,511	3,525,090
Deposits	2,925,506	2,740,742	2,544,864	2,485,711	2,251,256
Other borrowings	1,049,165	1,375,910	1,428,124	1,159,889	906,263
Shareholders’ equity	352,253	322,226	302,101	314,562	317,952

(1)	Noninterest expense less debt extinguishment expense and derivative termination costs, divided by the sum of taxable-equivalent net interest income plus noninterest income less gain (loss) on sale of securities, net. Excludes the results of discontinued operations.

Critical Accounting Estimates and Policies

First Charter’s significant accounting policies are described in Note 1 of the consolidated financial statements for the year ended December 31, 2006, included with this proxy statement/prospectus, and are essential in understanding management’s discussion and analysis of financial condition and results of operations. Some of First Charter’s accounting policies require significant judgment to estimate values of either assets or liabilities. In addition, certain accounting principles require significant judgment in applying the complex accounting principles to complicated transactions to determine the most appropriate treatment.

The following is a summary of the more judgmental estimates and complex accounting principles. In many cases, there are numerous alternative judgments that could be used in the process of estimating values of assets or liabilities. Where alternatives exist, First Charter has used the factors that it believes represent the most reasonable value in developing the inputs for the valuation. Actual performance that differs from First Charter’s estimates of the key variables could impact net income.

Allowance for Loan Losses

First Charter considers its policy regarding the allowance for loan losses to be one of its most critical accounting policies, as it requires some of management’s most subjective and complex judgments. The allowance for loan losses is maintained at a level First Charter believes is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. First Charter developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflect its evaluation of credit risk considering all information available to it.

The determination of the level of the allowance and, correspondingly, the provision for loan losses, rests upon various judgments and assumptions, including: (i) general economic conditions, (ii) loan portfolio composition, (iii) prior loan loss experience, (iv) management’s evaluation of credit risk related to both individual borrowers and pools of loans and (v) observations derived from First Charter’s ongoing internal credit review and examination processes and those of its regulators. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or decrease in the allowance for loan losses.

First Charter employs a variety of statistical modeling and estimation tools in developing the appropriate allowance. The following provides a description of each of the components involved in the allowance for loan losses, the techniques First Charter uses, and the estimates and judgments inherent to each component.

The first component of the allowance for loan losses, the valuation allowance for impaired loans, is computed based on documented reviews performed by First Charter’s Credit Risk Management for impaired commercial relationships greater than $150,000. Credit Risk Management typically estimates these valuation allowances by considering the fair value of the underlying collateral for each impaired loan using current appraisals. The results of these estimates are updated quarterly or periodically as circumstances change. Changes in the dollar amount of impaired loans or in the estimates of the fair value of the underlying collateral can impact the valuation allowance on impaired loans and, therefore, the overall allowance for loan losses.

The second component of the allowance for loan losses, the portion attributable to all other loans without specific reserve amounts, is determined by applying reserve factors to the outstanding balance of loans. The portfolio is segmented into two major categories: commercial loans and consumer loans. Commercial loans are segmented further by risk grade, so that separate reserve factors are applied to each pool of commercial loans. The reserve factors applied to the commercial segments are determined using a migration analysis that computes current loss estimates by credit grade using a 60-month trailing loss history. Since the migration analysis is based on trailing data, the reserve factors may change based on actual losses and other judgmentally determined factors. Changes in commercial loan credit grades can also impact this component of the allowance for loan losses from period to period. Consumer loans which include mortgage, general consumer, consumer real estate, home equity and consumer unsecured loans are segmented by loan type and by collateral grouping in order to apply separate reserve factors to each pool of consumer loans. The reserve factors applied to the consumer segments are a 36-month rolling average of losses. Since the reserve factors are based on historical data, the percentage loss estimates can change based on actual losses.

The third component of the allowance for loan losses is intended to capture the various risk elements of the loan portfolio which may not be sufficiently captured in the historical loss rates. These factors currently include intrinsic risk, operational risk, concentration risk and model risk. Intrinsic risk relates to the impact of current economic conditions on First Charter’s borrower base, the effects of which may not be realized by First Charter in the form of charge-offs for several periods. First Charter monitors and documents various local, regional and national economic data, and makes subjective estimates of the impact of changes in economic conditions on the allowance for loan losses. Operational risk includes factors such as the likelihood of loss on a loan due to procedural error. Historically, First Charter has made additional loss estimates for certain types of loans that were either acquired from other institutions in mergers or were underwritten using policies that are no longer in effect at First Charter. These identified loans are considered to have higher risk of loss than currently reflected in historical loss rates of First Charter, so additional estimates of loss are made by management. Concentration risk includes the risk of loss due to extensions of credit to a particular industry, loan type or borrower that may be troubled. Model risk reflects the inherent uncertainty of estimates within the allowance for loan losses model. First Charter monitors its portfolio for any excessive concentrations of loans during each period, and if any excessive concentrations are noted, additional estimates of loss are made. Changes in the allowance for loan losses for these subjective factors can arise from changes in the balance and types of outstanding loans, as well as changes in the underlying conditions which drive a change in the percentage used. As more fully discussed below, First Charter continually monitors the portfolio in an effort to identify any other factors which may have an impact on loss estimates within the portfolio.

All estimates of the loan portfolio risk, including the adequacy of the allowance for loan losses, are subject to general and local economic conditions, among other factors, which are unpredictable and beyond First Charter’s control. Since a significant portion of the loan portfolio is comprised of real estate loans and loans to area businesses, First Charter is subject to continued risk that the real estate market and economic conditions in general could change and therefore result in additional losses and require increases in the provision for loan losses. If management had made different assumptions about probable loan losses, First Charter’s financial position and results of operations could have differed materially. For additional discussion concerning First Charter’s allowance for loan losses and related matters, see Allowance for Loan Losses.

Income Taxes

Calculating First Charter’s income tax expense requires significant judgment and the use of estimates. First Charter periodically assesses its tax positions based on current tax developments, including enacted statutory, judicial and regulatory guidance. In analyzing First Charter’s overall tax position, consideration is given to the amount and timing of recognizing income tax liabilities and benefits. In applying the tax and accounting guidance to the facts and circumstances, income tax balances are adjusted appropriately through the income tax provision. Reserves for income tax uncertainties are maintained at levels First Charter believes are adequate to absorb probable payments. Actual amounts paid, if any, could differ significantly from these estimates.

Identified Intangible Assets and Goodwill

First Charter records all assets and liabilities acquired in purchase acquisitions, including goodwill, indefinite-lived intangibles, and other intangibles, at fair value as required by SFAS 141, Business Combinations. The initial recording of goodwill and other intangibles requires subjective judgments concerning estimates of the fair value of the acquired assets and liabilities. First Charter is in the process of finalizing valuations of certain assets and liabilities, including intangible assets, for the November 1, 2006, acquisition of GBC. Consequently, the allocation of the purchase price and the resulting goodwill are subject to refinement after the reported balance sheet date. Goodwill and indefinite-lived intangible assets are not amortized but are subject to annual tests for impairment or more often if events or circumstances indicate they may be impaired. Other identified intangible assets are amortized over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount.

The ongoing value of goodwill is ultimately supported by revenue from First Charter’s businesses and its ability to deliver cost-effective services over future periods. Any decline in revenue resulting from a lack of growth or the inability to effectively provide services could potentially create an impairment of goodwill.

Earnings Performance For The Year Ended December 31, 2006 Compared To The Year Ended December 31, 2005

First Charter’s net income was $47.4 million for 2006, compared to $25.3 million for 2005. Earnings were $1.49 per diluted share, an increase of 67 cents per diluted share from $0.82 a year ago. Total revenue increased 17.3 percent to $201.4 million, compared to $171.6 million a year ago. The increase in revenue was primarily driven by two factors. First, noninterest income from continuing operations, excluding securities losses in both 2006 and 2005, increased $10.1 million, or 15.9 percent, due to higher deposit service charges, ATM, debit card, and merchant fees, and insurance and mortgage revenue combined with the recognition in 2006 of $4.0 million of gains on equity method investments and a $2.8 million gain on the sale of loans and deposits. Second, net interest income increased $8.8 million to $133.7 million as the net interest margin expanded 32 basis points to 3.37 percent. The improvement in net interest income and the margin was largely attributable to First Charter’s previously discussed balance sheet repositioning initiatives undertaken in the fourth quarter of 2005 and the third quarter of 2006, along with the addition of GBC’s higher-margin balance sheet in the fourth quarter of 2006. Noninterest expense from continuing operations, excluding debt extinguishment and derivative termination costs in 2005, increased $11.6 million to $124.9 million, largely due to higher salaries and benefits and increased occupancy and equipment expense. Contributing to both of these expense categories were incremental costs associated with the GBC acquisition, costs of First Charter’s Raleigh investment, and stock-based compensation, including the accelerated vesting of options. Loan growth was strong, as average balances increased $306.1 million, or 10.9 percent, compared to 2005. The majority of the increase is attributable to strong growth in the Raleigh and Charlotte markets. Additionally, $56.5 million of this growth was attributable to the GBC acquisition. Average deposits for 2006 increased $184.8 million, or 6.7 percent, compared to 2005. Of the growth, $59.3 million was related to the GBC acquisition. Credit quality continues to be solid, with net charge-offs of 0.11 percent of average portfolio loans in 2006, compared to 0.27 percent in 2005. At December 31, 2006, Raleigh-related loans and deposits totaled $133.8 million and $31.8 million, respectively.

Net Interest Income and Margin

Net interest income, the difference between total interest income and total interest expense, is First Charter’s principal source of earnings. An analysis of First Charter’s net interest income on a taxable-equivalent basis and average balance sheets for the last three years is presented in Table Two. Net interest income on a taxable-equivalent basis (FTE) is a non-GAAP (Generally Accepted Accounting Principles) performance measure used by management in operating the business which management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The changes in net interest income (on a taxable-equivalent basis) from year to year are analyzed in Table Three. The discussion below is based on net interest income computed under accounting principles generally accepted in the United States of America.

For 2006, net interest income was $133.7 million, an increase of $8.8 million, or 7.1 percent, from net interest income of $124.9 million in 2005. The net interest margin expanded 32 basis points to 3.37 percent in 2006 from 3.05 percent in 2005. The margin improvement benefited, in part, from the addition of GBC’s higher-margin balance sheet and the continued benefits from the previously disclosed balance sheet repositionings in the fourth quarter of 2005 and the third quarter of 2006, partially offset by a somewhat more competitive deposit pricing environment and home equity loan attrition as a result of customers refinancing adjustable-rate home equity loans into fixed-rate first mortgage loans. Since the 2005 balance sheet repositioning occurred in late October, the benefit to the net interest margin for 2005 was minimal.

Compared to 2005, earning-asset yields increased 118 basis points to 6.63 percent. This increase was driven by two factors. First, loan yields increased 107 basis points to 7.26 percent and securities yields increased 57 basis points to 4.52 percent. Second, the mix of higher-yielding (loan) assets improved as a result of the GBC acquisition, the balance sheet repositionings, and a smaller percentage of lower-yielding mortgage loans. The percentage of investment security average balances (which, on average, have lower yields than loans) to total earning-asset average balances was reduced from 32.7 percent to 22.8 percent over the past year.

Earning-asset average balances decreased $131.9 million to $4.0 billion at December 31, 2006, compared to nearly $4.2 billion for 2005. The decrease was due to a decline of $440.5 million average securities balance, resulting from the sale and maturity of securities in First Charter’s portfolio, consistent with First Charter’s balance sheet repositioning. This decline was partially offset by growth in First Charter’s average loan balances, which increased $306.1 million, compared to 2005. Loan balances increased principally due to strong growth in the Charlotte and Raleigh markets and to a lesser extent, due to the purchase of GBC during the fourth quarter of 2006, which contributed $56.5 million to average loans and loans held for sale.

On the liability side of the balance sheet, the cost of interest-bearing liabilities increased 102 basis points, compared to 2005. This increase was comprised of a 103 basis point increase in interest-bearing deposit costs to 3.31 percent, while other borrowing costs increased 129 basis points to 4.65 percent. During the past year, the Federal Reserve raised the rate that banks can lend funds to each other (the Fed Funds rate) by 100 basis points. Also, as a result of the balance sheet repositionings, the percentage of higher-cost other borrowings average balances was reduced from 37.0 percent to 29.6 percent of interest-bearing liabilities average balances over the past year.

First Charter’s primary interest rate risk management objective is to maximize net interest income across a broad range of interest rate scenarios, subject to risk tolerance limits set by Management and the Board of Directors. As previously discussed, First Charter repositioned its balance sheet in the fourth quarter of 2005 and the third quarter of 2006. First Charter expects these repositionings of the balance sheet to continue to improve net interest income and the net interest margin and reduce interest rate risk.

Net interest income and yields on earning-asset average balances and interest expense and rates paid on interest-bearing liability average balances, and the net interest margin follow:

Table Two
Average Balances and Net Interest Income Analysis

	For the Calendar Year
	2006			2005			2004
	Daily	Interest	Average	Daily	Interest	Average	Daily	Interest	Average
	Average	Income/	Yield/Rate	Average	Income/	Yield/Rate	Average	Income/	Yield/Rate
	Balance	Expense	Paid	Balance	Expense	Paid	Balance	Expense	Paid
	(Dollars in thousands)

Assets
Earning assets
Loans and loans held for sale(1)(2)(3)(4)	$3,101,820	$225,195	7.26%	$2,795,711	$172,961	6.19%	$2,363,107	$124,496	5.27%
Securities — taxable(4)	819,791	35,613	4.34	1,251,477	47,657	3.81	1,538,133	59,520	3.87
Securities — tax-exempt	101,170	6,012	5.94	110,030	6,100	5.54	84,969	5,224	6.15
Federal funds sold	5,369	267	4.97	1,883	60	3.19	1,566	19	1.22
Interest-bearing bank deposits	4,881	204	4.18	5,868	163	2.78	16,903	200	1.18

Total earning assets	4,033,031	$267,291	6.63%	4,164,969	$226,941	5.45%	4,004,678	$189,459	4.73%
Cash and due from banks	81,497			94,971			89,103
Other assets	255,306			229,143			228,946

Total assets	$4,369,834			$4,489,083			$4,322,727

Liabilities and shareholders’ equity
Interest-bearing liabilities
Demand deposits	$370,458	$2,949	0.80%	$343,663	$1,111	0.32%	$326,365	$666	0.20%
Money market accounts	589,887	18,718	3.17	496,982	9,220	1.86	522,232	5,977	1.14
Savings deposits	117,862	259	0.22	123,305	277	0.22	122,339	321	0.26
Retail certificates of deposit	993,631	41,066	4.13	968,752	29,358	3.03	904,907	22,038	2.44
Brokered certificates of deposit	421,108	19,456	4.62	409,882	13,490	3.29	306,983	6,348	2.07
Retail other borrowings	113,126	2,877	2.54	115,308	1,812	1.57	122,911	1,137	0.93
Wholesale other borrowings	936,039	45,894	4.90	1,260,602	44,454	3.53	1,305,213	27,806	2.13

Total interest-bearing liabilities	3,542,111	131,219	3.70%	3,718,494	99,722	2.68%	3,610,950	64,293	1.77%
Noninterest-bearing deposits	432,560			398,158			362,038
Other liabilities	42,910			50,205			47,638
Shareholders’ equity	352,253			322,226			302,101

Total liabilities and shareholders’ equity	$4,369,834			$4,489,083			$4,322,727

Net interest spread			2.93%			2.77%			2.96%
Contribution of noninterest bearing sources			0.44			0.28			0.18

Net interest income/ yield on earning assets		$136,072	3.37%		$127,219	3.05%		$125,166	3.14%

(1)	The preceding analysis takes into consideration the principal amount of nonaccruing loans and only income actually collected and recognized on such loans.

(2)	Average loan balances are shown net of unearned income.

(3)	Includes amortization of deferred loan fees of $3,104, $2,343, and $2,616 for 2006, 2005, and 2004, respectively.

(4)	Yields on tax-exempt securities and loans are stated on a taxable-equivalent basis, assuming a Federal tax rate of 35 percent and applicable state taxes for 2006, 2005, and 2004. The adjustments made to convert to a taxable-equivalent basis were $2,362, $2,336 and $2,156 for 2006, 2005, and 2004, respectively.

The following table shows changes in tax-equivalent interest income, interest expense, and tax-equivalent net interest income arising from volume and rate changes for major categories of earning assets and interest-bearing liabilities. The change in interest not solely due to changes in volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

Table Three
Volume and Rate Variance Analysis

	2006 vs 2005			2005 vs 2004
	Due to Change in		Net	Due to Change in		Net
	Volume	Rate	Change	Volume	Rate	Change
	(In thousands)

Increase (decrease) in tax-equivalent interest income
Loans and loans held for sale(1)	$20,209	$32,025	$52,234	$24,826	$23,639	$48,465
Securities — taxable(1)	(18,082)	6,038	(12,044)	(10,930)	(933)	(11,863)
Securities — tax-exempt	(510)	422	(88)	1,427	(551)	876
Federal funds sold	159	48	207	5	36	41
Interest-bearing bank deposits	(31)	72	41	(188)	151	(37)

Total	$1,745	$38,605	$40,350	$15,140	$22,342	$37,482

Increase (decrease) in interest expense
Deposits:
Demand	$93	$1,745	$1,838	$37	$408	$445
Money market	1,979	7,519	9,498	(302)	3,545	3,243
Savings	(12)	(6)	(18)	3	(47)	(44)
Retail certificates of deposit	772	10,936	11,708	1,640	5,680	7,320
Brokered certificates of deposit	379	5,587	5,966	2,583	4,559	7,142
Retail other borrowings	(35)	1,100	1,065	(74)	749	675
Wholesale other borrowings	(13,221)	14,661	1,440	(981)	17,629	16,648

Total	$(10,045)	$41,542	$31,497	$2,906	$32,523	$35,429

Increase in tax-equivalent net interest income			$8,853			$2,053

(1)	Income on tax-exempt securities and loans are stated on a taxable-equivalent basis. Refer to Table Two for further details.

Noninterest Income

Details of noninterest income follow:

Table Four
Noninterest Income

	For the Calendar Year
	2006	2005	2004
	(In thousands)

Service charges on deposits	$28,962	$27,809	$25,564
Wealth management	2,847	2,410	1,997
Gain on sale of deposits and loans	2,825	—	—
Equity method investment gains (losses), net	3,983	(271)	(349)
Mortgage services	3,062	2,873	1,748
Gain on sale of small business administration loans	126	—	—
Brokerage services	3,182	3,119	3,112
Insurance services	13,366	12,546	11,514
Bank owned life insurance	3,522	4,311	3,413
Property sale gains, net	645	1,853	777
ATM, debit, and merchant fees	8,395	6,702	5,160
Other	2,591	2,076	1,719

Total fees and other income from continuing operations	73,506	63,428	54,655
Securities gains (losses), net	(5,828)	(16,690)	2,383

Noninterest income from continuing operations	67,678	46,738	57,038
Noninterest income from discontinued operations	3,012	3,475	3,858
Gain on sale from discontinued operations	962	—	—

Total noninterest income	$71,652	$50,213	$60,896

Historical noninterest income amounts have been restated to reflect the effect of reporting the previously announced sale of SEBS as a discontinued operation. For 2006, noninterest income from continuing operations was $67.7 million, a $21.0 million increase, compared to $46.7 million for 2005. A reduction in net securities losses incurred in the balance sheet repositionings contributed $10.9 million toward the increase. Additionally, equity method investment gains contributed $4.3 million, gains from the sale of two financial centers and other assets (excluding SEBS) contributed $1.6 million, additional debit and ATM fees contributed $1.7 million, service charges on deposits contributed $1.2 million, insurance services revenue contributed $0.8 million, and mortgage services revenue contributed $0.2 million. Partially offsetting this increase was a $0.8 million BOLI revenue decrease due to death benefits received in 2005 that did not recur in 2006 and a $0.3 million charge in 2006 to restructure the BOLI, partially offset by increased revenue resulting from the restructuring and increased investment.

Selected items discussed above and included in noninterest income follow:

Table Five
Selected Items Included in Noninterest Income

	For the Calendar Year
	2006	2005	2004
	(In thousands)

Gains (losses) on sale of securities	$(5,828)	$(16,690)	$2,383
Gain on sale of deposits and loans	2,825	—	339
Equity method investments gains (losses), net	3,983	(271)	(349)
Bank owned life insurance	(271)	925	—
Gain on sale of property	645	1,853	777

Noninterest Expense

Historical noninterest expense amounts have been restated to reflect the effect of reporting the previously announced sale of SEBS as a discontinued operation. For 2006, noninterest expense from continuing operations decreased $3.1 million to $124.9 million, compared to 2005. The 2006 results include $5.0 million in expenses related to Raleigh, compared to $1.2 million in 2005.

Details of noninterest expense follow:

Table Six
Noninterest Expense

	For the Calendar Year
	2006	2005	2004
	(In thousands)

Salaries and employee benefits	$69,237	$61,428	$56,103
Occupancy and equipment	18,144	16,565	16,938
Data processing	5,768	5,171	3,830
Marketing	4,711	4,668	4,350
Postage and supplies	4,834	4,478	4,772
Professional services	8,811	8,072	9,389
Telecommunications	2,193	2,139	1,944
Amortization of intangibles	654	378	316
Foreclosed properties	755	386	161
Debt extinguishment expense	—	6,884	—
Derivative termination costs	—	7,770	—
Other	9,830	10,032	9,693

Noninterest expense from continuing operations	124,937	127,971	107,496
Noninterest expense from discontinued operations	2,976	3,251	3,521

Total noninterest expense	$127,913	$131,222	$111,017

Full-time equivalent employees at year-end(1)	1,099	1,064	1,014

(1)	At December 31, 2006, full-time equivalent employees excluded personnel of Southeastern Employee Benefits Services (SEBS), which was sold December 1, 2006. At December 31, 2005 and 2004, full-time equivalent employees included SEBS personnel of 42. At December 31, 2006, full-time equivalent employees included Gwinnett Bank personnel of 47.

Salaries and benefits expense for 2006 was $69.2 million, a $7.8 million increase compared to 2005. The increase in salaries and benefits expense reflects a larger number of full-time equivalent employees, resulting from the GBC acquisition and additional personnel in Raleigh along with normal salary increases. Of the increase, approximately $2.0 million was due to additional personnel in the Raleigh market and $1.1 million was attributable to the GBC acquisition. Beginning in 2006, First Charter began expensing all stock-based compensation awards in accordance with SFAS 123(R). Equity-based compensation expense for 2006 (stock options, performance shares, and restricted stock) totaled $2.8 million, including $0.7 million of expense related to the vesting of all stock options granted from 2003 to 2005, whereas restricted stock expense in 2005 was $0.2 million. Incentive-based compensation contributed $1.2 million toward the increase in salaries and employee benefits expense for 2006. These increases were partially offset by a $1.1 million expense associated with a legacy employee benefit plan in the second quarter of 2005, which did not recur in 2006, along with a $0.4 million favorable actuarial revision to a medical reserve recognized in the third quarter of 2006, and a $0.5 million favorable reduction in the medical claims IBNR in the second quarter of 2006. Separation expense was $0.7 million in 2006, versus $1.0 million in 2005 in connection with the former Chief Financial Officer’s retirement in early 2005.

Occupancy and equipment expense increased $1.6 million due to additional financial center lease and depreciation costs, of which approximately $1.1 million was related to additional Raleigh financial centers. These increases were partially offset by certain corporate fixed assets becoming fully depreciated in the third and fourth quarters of 2006 and no longer being expensed. Further adding to the variance between years was a $1.4 million reduction in occupancy and equipment in 2005 due to a correction related to First Charter’s fixed asset records.

Professional services expense rose $0.7 million, reflecting an increase in outsourced services over 2005. Data processing expense increased $0.6 million as a result of increased transaction volume.

Foreclosed properties expense increased by $0.4 million, principally attributable to a loss on one property in the second quarter of 2006.

Intangible amortization expense for 2006 increased by $0.3 million due to additional contingent consideration paid in 2006 in connection with prior-year acquisitions and $0.2 million of core deposit intangible amortization from the GBC acquisition.

Noninterest expense in 2005 included a $7.8 million charge to terminate derivative transactions and a $6.9 million charge due to the early extinguishment of debt. These expenses did not recur in 2006.

The efficiency ratio, equal to noninterest expense as a percentage of tax-equivalent net interest income and total noninterest income, was 59.6 percent in 2006, compared to 59.4 percent in 2005. The calculation of the efficiency ratio excludes the impact of securities sales in both years and the debt extinguishment and derivative termination charges related to the balance sheet repositioning in 2005.

Selected items discussed above and included in noninterest expense follow:

Table Seven
Selected Items Included in Noninterest Expense

	For the Calendar Year
	2006	2005	2004
	(In thousands)

Employee benefit plan modification	$—	$1,079	$—
Separation agreements	675	1,010	—
Accelerated vesting of stock options	665	—	—
Actuarial revision to medical reserve	(391)	—	—
Medical claims IBNR reserve	(470)	—	—
Fixed asset correction	—	(1,386)	—
Merger-related costs	302	—	—
Debt extinguishment expense	—	6,884	—
Derivative termination costs	—	7,770	—

Income Tax Expense

Income tax expense from continuing operations for 2006 amounted to $23.8 million, compared to $9.1 million for 2005. Income tax expense from discontinued operations for 2006 was $965,000 in 2006, versus $88,000 in 2005. The effective tax rate, including the related effects of both continuing and discontinued operations, was 34.3 percent and 26.7 percent for 2006 and 2005, respectively. The lower effective tax rate in 2005 was primarily attributable to the decrease in income, principally resulting from the balance sheet repositioning, relative to nontaxable adjustments. The effective tax rate for both years was lowered by the reduction in previously accrued taxes due to reduced risk on certain tax contingencies. For further discussion, see Note 17 of the consolidated financial statements for the year ended December 31, 2006 included with this proxy statement/prospectus.

The following table provides certain selected quarterly financial data:

Table Eight
Selected Financial Data by Quarter

	2006 Quarters				2005 Quarters
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands, except per share amounts)

Income statement
Interest income	$74,456	$67,085	$63,742	$59,646	$58,639	$59,080	$55,604	$51,282
Interest expense	38,441	34,127	31,095	27,556	26,710	27,990	24,314	20,708

Net interest income	36,015	32,958	32,647	32,090	31,929	31,090	31,290	30,574
Provision for loan losses	1,486	1,405	880	1,519	1,795	2,770	2,878	1,900
Noninterest income (loss)	17,388	17,007	16,292	16,991	(675)	16,295	16,271	14,847
Noninterest expense	33,853	29,655	30,688	30,741	43,249	28,142	28,532	28,048

Income (loss) from continuing operations before income tax expense	18,064	18,905	17,371	16,821	(13,790)	16,473	16,151	15,473
Income tax expense (benefit)	5,962	6,223	5,946	5,668	(5,510)	4,389	5,000	5,253

Income (loss) from continuing operations, net of tax	12,102	12,682	11,425	11,153	(8,280)	12,084	11,151	10,220
Discontinued operations:
Income (loss) from discontinued operations	(162)	—	50	148	(83)	(53)	214	146
Gain on sale	962	—	—	—	—	—	—	—
Income tax expense (benefit)	887	—	20	58	(33)	(21)	85	57

Income (loss) from discontinued operations, net of tax	(87)	—	30	90	(50)	(32)	129	89

Net income (loss)	$12,015	$12,682	$11,455	$11,243	$(8,330)	$12,052	$11,280	$10,309

Per common share
Basic earnings per share(2)
Income (loss) from continuing operations, net of tax	$0.36	$0.41	$0.37	$0.36	$(0.27)	$0.40	$0.37	$0.34
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	0.36	0.41	0.37	0.36	(0.27)	0.39	0.37	0.34
Diluted earnings per share(2)
Income (loss) from continuing operations, net of tax	0.36	0.40	0.37	0.36	(0.27)	0.39	0.36	0.33
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	0.36	0.40	0.37	0.36	(0.27)	0.39	0.37	0.34
Average shares
Basic	33,268,542	31,056,059	31,058,858	30,859,461	30,678,743	30,575,440	30,409,307	30,234,683
Diluted	33,583,617	31,426,563	31,339,325	31,153,338	30,678,743	30,891,887	30,679,636	30,630,601
Cash dividends declared	0.195	0.195	0.195	0.190	0.190	0.190	0.190	0.190
Period-end book value	12.81	11.20	10.73	10.68	10.53	10.82	10.73	10.31

Performance ratios
Return on average equity(1)	11.69%	14.76%	13.80%	13.99%	(10.21)%	14.57%	14.12%	13.21%
Return on average assets(1)	1.02	1.16	1.07	1.09	(0.77)	1.02	1.00	0.94
Net yield on earning assets(1)	3.40	3.33	3.36	3.40	3.27	2.92	3.03	3.06
Average portfolio loans to average deposits	105.88	103.37	108.27	105.51	103.01	103.01	103.43	96.86
Average equity to average assets	8.75	7.86	7.79	7.76	7.52	7.03	7.05	7.13
Efficiency ratio(3)	62.6	52.6	62.0	61.9	58.9	58.7	59.3	60.9

Selected period-end balances
Portfolio loans, net	$3,450,087	$3,061,864	$3,042,768	$2,981,458	$2,917,020	$2,900,357	$2,829,127	$2,676,707
Loans held for sale	12,292	10,923	8,382	8,719	6,447	7,309	8,159	6,006
Allowance for loan losses	34,966	29,919	29,520	29,505	28,725	29,788	29,032	27,483
Securities available for sale	906,415	899,120	884,370	900,424	899,111	1,374,163	1,412,885	1,440,494
Assets	4,856,717	4,382,507	4,361,231	4,281,417	4,232,420	4,699,722	4,633,236	4,513,053
Deposits	3,248,128	2,954,854	2,988,802	2,800,346	2,799,479	2,872,993	2,751,385	2,702,708
Other borrowings	1,098,698	1,031,798	995,707	1,103,784	1,068,573	1,438,388	1,503,322	1,451,756
Total liabilities	4,409,355	4,033,069	4,027,333	3,950,736	3,908,824	4,368,677	4,305,538	4,200,799
Shareholders’ equity	447,362	349,438	333,898	330,681	323,596	331,045	327,698	312,254
Selected average balances
Portfolio loans	3,336,563	3,070,286	3,021,005	2,939,233	2,924,064	2,896,794	2,781,606	2,547,225
Loans held for sale	10,757	8,792	9,810	6,675	8,131	8,160	6,832	4,651
Securities available for sale, at cost	924,773	923,293	921,026	914,760	1,028,477	1,420,033	1,441,853	1,560,874
Earning assets	4,284,735	4,013,745	3,960,835	3,868,519	3,969,620	4,331,780	4,236,232	4,122,175
Assets	4,664,431	4,336,270	4,274,345	4,201,477	4,303,821	4,665,301	4,543,846	4,439,768
Deposits	3,151,120	2,970,047	2,790,197	2,785,632	2,838,566	2,812,165	2,689,390	2,629,795
Other borrowings	1,054,550	984,504	1,108,734	1,049,529	1,099,350	1,471,482	1,491,636	1,443,909
Shareholders’ equity	407,929	340,986	332,987	325,917	323,753	328,115	320,412	316,476

(1)	Annualized

(2)	Due to rounding, earnings per share on continuing and discontinued operations may not sum to earnings per share on net income.

(3)	Noninterest expense less debt extinguishment expense and derivative termination costs, divided by the sum of taxable-equivalent net interest income plus noninterest income less gain (loss) on sale of securities, net. Excludes the results of discontinued operations.

Balance Sheet Analysis

Securities Available-for-Sale

The securities portfolio, all of which is classified as available-for-sale, is a component of First Charter’s Asset Liability Management (“ALM”) strategy. The decision to purchase or sell securities is based upon liquidity needs, changes in interest rates, changes in First Charter Bank’s risk tolerance, the composition of the rest of the balance sheet, and other factors. Securities available-for-sale are accounted for at fair value, with unrealized gains and losses recorded net of tax as a component of other comprehensive income in shareholders’ equity unless the unrealized losses are considered other-than-temporary.

The fair value of the securities portfolio is determined by various third party sources. The valuation is determined as of a date within close proximity to the end of the reporting period based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available.

At December 31, 2006, securities available for sale were $906.4 million, compared to $899.1 million at December 31, 2005. Pretax unrealized net losses on securities available for sale were $9.8 million at December 31, 2006, compared to pretax unrealized net losses of $18.6 million at December 31, 2005. The recognition of $5.8 million of losses during 2006 on the sale of $165.8 million of securities, along with the aging of existing securities led to the reduction in the unrealized losses between December 31, 2005 and December 31, 2006. The unrealized losses in the securities portfolio have primarily resulted from the rise in interest rates over the past few years. First Charter has been purchasing shorter-duration securities with more predictable cash flows in a variety of interest rate scenarios as part of its overall balance sheet management. During 2006, proceeds from the aforementioned sale of securities, along with maturities, paydowns, and calls were used to purchase $249.3 million of securities, principally mortgage- and asset-backed securities. The asset-backed securities purchased are collateralized debt obligations, representing securitizations of financial company capital securities and were purchased for portfolio risk diversification and their higher yields.

The following table shows the carrying value of (i) U.S. government obligations, (ii) U.S. government agency obligations, (iii) mortgage-backed securities, (iv) state, county, and municipal obligations, (v) equity securities, which are primarily comprised of Federal Reserve and Federal Home Loan Bank stock, and (vi) asset-backed securities.

Table Nine
Investment Portfolio

	December 31
	2006	2005	2004
	(In thousands)

U.S. government obligations	$—	$14,878	$54,374
U.S. government agency obligations	275,394	320,407	691,970
Mortgage-backed securities	412,020	405,450	726,381
State, county, and municipal obligations	102,602	108,996	115,380
Asset-backed securities	65,115	4,994	—
Equity securities	51,284	44,386	64,627

Total	$906,415	$899,111	$1,652,732

Loan Portfolio

First Charter’s loan portfolio at December 31, 2006, consisted of six major categories: Commercial Non Real Estate, Commercial Real Estate, Construction, Mortgage, Home Equity, and Consumer. Pricing is driven by quality, loan size, loan tenor, prepayment risk, First Charter’s relationship with the customer, competition, and other factors. First Charter is primarily a secured lender in all of these loan categories. The terms of First Charter’s loans are generally five years or less with the exception of home equity lines and residential mortgages, for which the terms can range out to 30 years. In addition, First Charter has a program in which it buys and sells portions of loans (primarily originated in the Southeastern region of the United States), both participations and syndications, from key strategic partner financial institutions with which First Charter has established relationships. This strategic partners’ portfolio includes commercial real estate, commercial non real estate, and construction loans. This program enables First Charter to diversify both its geographic risk and its total exposure risk. From time to time, First Charter also sources commercial real estate, commercial non real estate, construction, and consumer loans through correspondent relationships. As of December 31, 2006, First Charter’s total loan portfolio included $331.7 million of loans originated through the strategic partners’ program and correspondent relationships.

Commercial Non Real Estate

First Charter’s commercial non real estate lending program is generally targeted to serve small-to-middle market businesses with annual sales of $50 million or less in First Charter’s geographic area. Commercial lending includes commercial, financial, agricultural and industrial loans. Pricing on commercial non real estate loans is usually tied to widely recognized market indexes, such as the prime rate, the London InterBank Offer Rate (LIBOR), the U.S. dollar interest-rate swap curve, or rates on U.S. Treasury securities.

Commercial Real Estate

Similar to commercial non real estate lending, First Charter’s commercial real estate lending program is generally targeted to serve small-to-middle market businesses with annual sales of $50 million or less in First Charter’s geographic area. The real estate loans are both owner occupied and project related.

Construction

Real estate construction loans include both commercial and residential construction, together with construction/permanent loans, which are intended to convert to permanent loans upon completion of the construction project. Loans for commercial construction are usually to in-market developers, builders, businesses, individuals or real estate investors for the construction of commercial structures primarily in First Charter’s market area. Loans are made for purposes including, but not limited to, the construction of industrial facilities, apartments, shopping centers, office buildings, homes and warehouses. The properties may be constructed for sale, lease or owner-occupancy.

Mortgage

First Charter originates one-to-four family residential mortgage loans throughout its footprint and through loan origination offices in Reston, Virginia. From time to time, First Charter has purchased ARM loans in other market areas through a correspondent relationship. At December 31, 2006, loans purchased through this relationship represented $155.3 million, or 25 percent, of the total mortgage loan portfolio. The majority of the purchased loans consist of interest-only ARMs, which currently reprice in 3 to 5 years. No mortgage loans have been purchased since the first quarter of 2005. First Charter offers a full line of products, including conventional, conforming, and jumbo fixed-rate and adjustable-rate mortgages, which are originated and sold into the secondary market; however, from time to time a portion of this production is retained and then serviced through a third-party arrangement.

Consumer

First Charter offers a wide variety of consumer loan products. Various types of secured and unsecured loans are marketed to qualifying existing customers and to other creditworthy candidates in First Charter’s market area. Unsecured loans, including revolving credits (e.g., checking account overdraft protection and personal lines of credit) are provided and various installment loan products such as unimproved lot loans as well as vehicle and marine loans are also offered.

Home Equity

Home Equity loans and lines are secured by first and second liens on the borrower’s residential real estate. As with all consumer lending, home equity loans are centrally decisioned and documented to ensure the underwriting conforms to the corporate lending policy.

The table below summarizes loans in the classifications indicated.

Table Ten
Loan Portfolio Composition

	For the Calendar Year
	2006	2005	2004	2003	2002
	(In thousands)

Commercial real estate	$1,034,330	$780,597	$776,474	$724,340	$798,664
Commercial non real estate	301,958	233,409	212,031	212,010	223,178
Construction	793,294	517,392	332,264	358,217	215,859
Mortgage	618,142	660,720	449,206	391,641	322,775
Home equity	447,849	495,181	474,295	400,792	325,132
Consumer	289,493	258,619	195,422	165,804	187,109

Total portfolio loans	3,485,066	2,945,918	2,439,692	2,252,804	2,072,717
Allowance for loan losses	(34,966)	(28,725)	(26,872)	(25,607)	(27,204)
Unearned income	(13)	(173)	(291)	(167)	(247)

Portfolio loans, net	$3,450,087	$2,917,020	$2,412,529	$2,227,030	$2,045,266

Gross loans increased $539.1 million, or 18 percent, to $3.5 billion at December 31, 2006, compared to $2.9 billion at December 31, 2005. A major component of the growth in loans was the acquisition of GBC, which accounted for $340.6 million of the growth from year-end 2005. Excluding the GBC acquisition, commercial and construction loans grew $271.9 million, or nearly 18 percent. Mortgage loans declined by $42.6 million, or 6 percent, due in part to normal loan amortization, and the decline is consistent with First Charter’s strategy of selling the bulk of the new mortgage loan originations into the secondary market rather than retaining the loans on its balance sheet. Home equity loans declined $47.3 million, partly as a result of customers refinancing adjustable-rate home equity loans into fixed-rate first mortgage loans. Consumer loans increased $30.9 million, of which $14.4 million is attributable to the GBC acquisition, with the remainder attributable to organic growth. Also affecting loan balances was an $8.1 million reduction of loans, primarily consumer loans, sold in connection with the previously mentioned sale of two financial centers in 2006. In late 2005 and early 2006, First Charter expanded into the Raleigh, North Carolina market with four de novo financial centers. At December 31, 2006, First Charter’s loans included $133.8 million, principally commercial and construction loans, from the Raleigh market.

The mix of variable-rate, adjustable-rate and fixed-rate loans is incorporated into First Charter’s ALM strategy. As of December 31, 2006, of the $3.5 billion loan portfolio, $1.9 billion were tied to variable interest rates, $1.1 billion were fixed-rate loans, and $0.5 billion were ARMs with an initial fixed-rate period after which the loan rate floats on a predetermined schedule.

During the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end balances have been reclassified to conform to the current-period presentation.

Total loan average balances for 2006 increased $306.1 million, or 10.9 percent, to $3.1 billion, compared to $2.8 billion for 2005. Commercial loan growth drove the increase, rising by $290.7 million, or 10.4 percent, of which $54.0 million was attributable to the GBC acquisition. The remainder reflected continued robust organic commercial lending in the Charlotte and Raleigh markets. Consumer loan average balances, including home equity, increased $20.1 million and mortgage loan average balances decreased $6.8 million. The decline in mortgage loan balances was due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production in the secondary market. GBC had no residential mortgages on its balance sheet at the time of the acquisition. Cash flow from mortgage loan runoff contributed to financing higher yielding commercial loans.

In late September 2006, First Charter’s previously announced sale of two financial centers was completed. This sale reduced total loan average balances nominally for the year.

Deposits

A summary of deposits follows:

Table Eleven
Deposits

	December 31
	2006	2005	2004	2003	2002
	(In thousands)

Noninterest bearing demand	$454,975	$429,758	$377,793	$326,679	$305,924
Interest bearing demand	420,774	368,291	348,677	322,471	301,329
Money market accounts	620,699	559,865	478,314	470,551	305,530
Savings deposits	111,047	119,824	119,615	118,025	114,676
Certificates of deposit	1,640,633	1,321,741	1,285,447	1,190,171	1,295,188

Total deposits	$3,248,128	$2,799,479	$2,609,846	$2,427,897	$2,322,647

Deposit growth, particularly low-cost transaction (or core) deposit growth (money market, demand, and savings accounts), continues to be an area of emphasis for First Charter. For 2006, core deposit balances increased $129.8 million, or 8.8 percent, compared year-end 2005. This includes the impact of First Charter’s sale of two financial centers in September 2006, which included the sale of $23.8 million of core deposits. Approximately $108.9 million of the core deposit balance growth was attributable to the GBC acquisition. The total core deposit increase was primarily driven by a $60.8 million, or 10.9 percent, increase in money market balances, a $52.5 million, or 14.3 percent, increase in interest checking balances, and a $25.2 million, or 5.9 percent, increase in noninterest-bearing demand deposit balances, slightly offset by an $8.8 million, or 7.3 percent, decrease in savings balances. Of these increases, GBC contributed approximately $69.4 million to money market deposit balances, $6.2 million to interest checking and saving balances, and $33.2 million to noninterest-bearing demand deposit balances. Certificates of deposit (CDs) also grew $318.9 million, of which $228.4 million was attributable to the GBC acquisition. Overall, retail CDs increased $306.7 million and brokered CDs increased $12.2 million. Customers exhibited a strong preference for certificates of deposit during 2006, as CDs offered more attractive returns in 2006’s higher interest-rate environment than had existed in recent years.

Other Borrowings

Other borrowings consist of Federal Funds purchased, securities sold under agreement to repurchase, commercial paper and other short-term borrowings, and long-term borrowings. Federal funds purchased represent unsecured overnight borrowings from other financial institutions by First Charter Bank. At December 31, 2006, First Charter Bank had federal funds back-up lines of credit totaling $188.2 million with $41.5 million outstanding, compared to similar lines of credit totaling $100.0 million with $25.0 million outstanding at December 31, 2005. Securities sold under agreements to repurchase represent short-term borrowings by First Charter Bank with maturities less than one year collateralized by a portion of First Charter’s United States Government or Agency securities. Securities sold under agreements to repurchase totaled $160.2 million at December 31, 2006, compared to $287.3 million at December 31, 2005. These borrowings are an important source of funding to First Charter. Access to alternate short-term funding sources allows First Charter to meet funding needs without relying on increasing deposits on a short-term basis.

First Charter issues commercial paper as another source of short-term funding. It is purchased primarily by First Charter Bank’s commercial deposit clients. Commercial paper outstanding at December 31, 2006 was $38.2 million, compared to $58.4 million at December 31, 2005.

Other short-term borrowings consist of the FHLB borrowings with an original maturity of one year or less. FHLB borrowings are collateralized by securities from First Charter’s investment portfolio, and a blanket lien on certain qualifying commercial and single-family loans held in First Charter’s loan portfolio. At December 31, 2006, First Charter Bank and Gwinnett Bank collectively had $371.0 million of short-term FHLB borrowings, compared to First Charter Bank’s $140.0 million at December 31, 2005. In addition, First Charter had a $25.0 million bank credit line that was not drawn upon at December 31, 2005. No comparable line existed at December 31, 2006. First Charter, in its overall management of interest-rate risk, is opportunistic in evaluating alternative funding sources; while balancing the funding needs of First Charter, it considers the duration of available maturities, the relative attractiveness of funding costs, and the diversification of funding sources, among other factors, in order to maintain flexibility in the nature of deposits and borrowings First Charter holds at any given time. As part of the balance sheet repositioning in 2005, First Charter extinguished $224.0 million of short-term debt, primarily with the FHLB, which had an average floating rate of Fed Funds plus 25 basis points, or approximately 4.00 percent at the time of prepayment.

Long-term borrowings represent FHLB borrowings with original maturities greater than one year and subordinated debentures related to trust preferred securities. At December 31, 2006, First Charter Bank had $425.9 million of long-term FHLB borrowings, compared to $496.0 million at December 31, 2005. In addition, First Charter had $61.9 million of subordinated debentures at December 31, 2006 and 2005.

First Charter formed First Charter Capital Trust I and First Charter Capital Trust II, in June 2005 and September 2005, respectively; both are wholly-owned business trusts. First Charter Capital Trust I and First Charter Capital Trust II issued $35 million and $25 million, respectively, of trust preferred securities that were sold to third parties. The proceeds of the sale of the trust preferred securities were used to purchase subordinated debentures from First Charter, which are presented as long-term borrowings in the consolidated balance sheet and qualify for inclusion in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

The following is a schedule of other borrowings which consists of the following categories: Federal funds purchased and securities sold under repurchase agreements, commercial paper, and other short-term borrowings.

Table Twelve
Other Borrowings

	December 31
	2006		2005		2004
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)

Federal funds purchased and securities sold under agreements to repurchase:
Balance as of	$201,713	4.60%	$312,283	3.01%	$250,314	1.84%
Average balance for the year	260,548	4.24	348,051	2.94	245,394	1.21
Maximum outstanding at any month-end	323,775		494,566		297,818
Commercial Paper:
Balance as of	38,191	2.72	58,432	1.79	59,684	1.30
Average balance for the year	26,239	2.41	40,786	1.62	32,658	1.38
Maximum outstanding at any month-end	43,057		58,432		59,684
Other short-term borrowings:
Balance as of	371,000	5.35	140,000	4.39	266,000	2.49
Average balance for the year	145,419	5.08	266,121	3.32	383,462	1.59
Maximum outstanding at any month-end	371,000		716,000		477,000

Credit Risk Management

First Charter’s credit risk policy and procedures are centralized for every loan type. In addition, all mortgage, consumer, and home equity loans are centrally decisioned. All loans generally flow through an independent closing unit to ensure proper documentation. Loans originated by First Charter’s Atlanta-based lenders are currently being processed and closed independently from First Charter’s centralized credit structure. Finally, all known collection or problem loans are centrally managed by experienced workout personnel. To monitor the effectiveness of policies and procedures, Management maintains a set of asset quality standards for past due, nonaccrual, and watchlist loans and monitors the trends of these standards over time. These standards are approved by the Board of Directors and reviewed quarterly with the Board of Directors for compliance.

Loan Administration and Underwriting

First Charter Bank’s Chief Risk Officer is responsible for the continuous assessment of First Charter Bank’s risk profile as well as making any necessary adjustments to policies and procedures. Commercial loan relationships of less than $750,000 may be approved by experienced commercial loan officers, within their loan authority. Commercial and commercial real estate loans are approved by signature authority requiring at least two experienced officers for relationships greater than $750,000. The exceptions to this include City Executives and certain Senior Loan Officers who are authorized to approve relationships up to $1.0 million. An independent Risk Manager is involved in the approval of commercial and commercial real estate relationships that exceed $1.0 million. All relationships greater than $2.0 million receive a comprehensive annual review by either the senior credit analysts or lending officers of First Charter Bank, which is then reviewed by the independent Risk Managers and/or the final approval officer with the appropriate signature authority. Relationships totaling $5.0 million or more are further reviewed by senior lending officers of First Charter Bank, the Chief Risk Officer, and the Credit Risk Management Committee comprised of certain executive and senior management. In addition, relationships totaling $10.0 million or more are reviewed by the Board of Directors’ Credit and Compliance Committee. These oversight committees provide policy, process, product and specific relationship direction to the lending personnel. As of December 31, 2006, First

Charter had a legal lending limit of $70.0 million and a general target-lending limit of $10.0 million per relationship.

First Charter’s loan portfolio consists of loans made for a variety of commercial and consumer purposes. Because commercial loans are made based to a great extent on First Charter’s assessment of a borrower’s income, cash flow, character and ability to repay, such loans are viewed as involving a higher degree of credit risk than is the case with residential mortgage loans or consumer loans. To manage this risk, First Charter’s commercial loan portfolio is managed under a defined process which includes underwriting standards and risk assessment, procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration and portfolio reviews to assess loss exposure and to ascertain compliance with First Charter’s credit policies and procedures.

During 2006, First Charter implemented a new consumer loan platform to improve servicing for customers by providing loan officers with additional tools and real-time access to credit bureau information at the time of loan application. This platform also delivers increased reporting capabilities and improved credit risk management by having First Charter’s policies embedded into the decision process while also managing approval authority limits for credit exposure and reporting.

In general, consumer loans (including mortgage and home equity) have a lower risk profile than commercial loans. Commercial loans (including commercial real estate, commercial non real estate and construction loans) are generally larger in size and more complex than consumer loans. Commercial real estate loans are deemed less risky than commercial non real estate and construction loans, because the collateral value of real estate generally maintains its value better than non real estate or construction collateral. Consumer loans, which are smaller in size and more geographically diverse across First Charter’s entire primary market area, provide risk diversity across the portfolio. Because mortgage loans are secured by first liens on the consumer’s residential real estate, they are First Charter’s lowest risk profile loan type. Home equity loans are deemed less risky than unsecured consumer loans, as home equity loans and lines are secured by first or second deeds of trust on the borrower’s residential real estate. A centralized decision-making process is in place to control the risk of the consumer, home equity, and mortgage loan portfolio. The consumer real estate appraisal process is also centralized relative to appraisal engagement, appraisal review, and appraiser quality assessment. These processes are detailed in the underwriting guidelines, which cover each retail loan product type from underwriting, servicing, compliance issues and closing procedures.

At December 31, 2006, the substantial majority of the total loan portfolio, including the commercial and real estate portfolio, represented loans to borrowers within the Metro regions of Charlotte and Raleigh, North Carolina and Atlanta, Georgia. The diverse economic base of these regions tends to provide a stable lending environment; however, an economic downturn in the Charlotte region, First Charter’s primary market area, could adversely affect its business. No significant concentration of credit risk has been identified due to the diverse industrial base in this region.

Additionally, First Charter’s loan portfolio consists of certain non-traditional loan products. Some of these products include interest-only loans, loans with initial interest rates that are below the market interest rate for the initial period of the loan-term and may increase when that period ends and loans with a high loan-to-value ratio. Based on First Charter’s assessment, these products do not give rise to a concentration of credit risk.

Derivatives

Credit risk associated with derivatives is measured as the net replacement cost should the counter-parties with contracts in a gain position to First Charter fail to perform under the terms of those contracts after considering recoveries of underlying collateral and netting agreements. In managing derivative credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. To minimize credit risk, First Charter may enter into legally enforceable master netting agreements, which reduce risk by permitting the closeout and netting of transactions with the same counter-party upon the occurrence of certain events. In addition, First Charter reduces risk by obtaining collateral based on individual assessments of the counter-parties to these agreements. The determination of the need for and levels of collateral will vary depending on the credit risk rating of the counter-party. See Asset-Liability Management and Interest Rate Risk for further details regarding interest-rate swap agreements. As previously discussed, First Charter repositioned its balance sheet in the fourth quarter of 2005. As a result, First Charter extinguished $222 million in debt and related interest-rate swaps in October of 2005. As of December 31, 2006 and 2005, First Charter had no stand-alone derivative instruments outstanding.

Nonperforming Assets

Nonperforming assets are comprised of nonaccrual loans and other real estate owned (“OREO”). The nonaccrual status is determined after a loan is 90 days past due or when deemed not collectible in full as to principal or interest, unless in management’s opinion collection of both principal and interest is assured by way of collateralization, guarantees, or other security and the loan is in the process of collection. OREO represents real estate acquired through foreclosure or deed in lieu thereof and is generally carried at the lower of cost or fair value, less estimated costs to sell.

Management’s policy for any accruing loan greater than 90 days past due is to perform an analysis of the loan, including a consideration of the financial position of the borrower and any guarantor, as well as the value of the collateral, and use this information to make an assessment as to whether collectibility of the principal and interest appears probable. If such collectibility is not probable, the loans are placed on nonaccrual status. Loans are returned to accrual status when management determines, based on an evaluation of the underlying collateral together with the borrower’s payment record and financial condition, that the borrower has the ability and intent to meet the contractual obligations of the loan agreement. As of December 31, 2006, no loans were 90 days or more past due and still accruing interest.

A summary of nonperforming assets follows:

Table Thirteen
Nonperforming Assets

	December 31
	2006		2005		2004		2003		2002
	(In thousands)

Nonaccrual loans	$8,200		$10,811		$13,970		$14,910		$26,467
Loans 90 days or more past due accruing interest	—		—		—		21		—

Total nonperforming loans	8,200		10,811		13,970		14,931		26,467
Other real estate	6,477		5,124		3,844		6,836		10,278

Nonperforming assets	$14,677		$15,935		$17,814		$21,767		$36,745

Nonaccrual loans as a percentage of total portfolio loans	0.24%		0.37%		0.57%		0.66%		1.28%
Nonperforming assets as a percentage of:
Total assets	0.30		0.38		0.40		0.52		0.98
Total portfolio loans and other real estate	0.42		0.54		0.73		0.96		1.76
Net charge-offs to average portfolio loans	0.11		0.27		0.28		0.39		0.30
Allowance for loan losses to portfolio loans	1.00		0.98		1.10		1.14		1.31
Allowance for loan losses to net charge-offs	10.73	x	3.84	x	4.09	x	3.07	x	4.34	x
Allowance for loan losses to nonperforming loans	4.26		2.66		1.92		1.72		1.03

Nonaccrual loans totaled $8.2 million at December 31, 2006, representing a $2.6 million decrease from $10.8 million at December 31, 2005. The decrease from the prior year was primarily due to a $2.8 million decrease in commercial loan nonaccruals. A $1.5 million increase in nonaccruals for mortgage loans was mostly offset by a $1.4 million decrease in nonaccruals on consumer loans. OREO increased $1.4 million from year-end 2005 as the number of properties under management increased by 19 percent. The GBC acquisition contributed $159,000 to the increase in OREO. Nonperforming assets as a percentage of total loans and other real estate owned decreased to 0.42 percent at December 31, 2006, compared to 0.54 percent at December 31, 2005. Interest income that would have been recorded on nonaccrual loans and restructured loans for 2006, 2005, and 2004, had they performed in accordance with their original terms, amounted to $639,000, $784,000, and $1.1 million, respectively. Interest income on all such loans included in the results of operations for 2006, 2005, and 2004 was $381,000, $107,000, and $278,000, respectively.

Nonaccrual loans at December 31, 2006, were not concentrated in any one industry and primarily consisted of loans secured by real estate. Nonaccrual loans as a percentage of loans may increase as economic conditions change. Management has taken current economic conditions into consideration when estimating the allowance for loan losses. See Allowance for Loan Losses for a more detailed discussion.

As of December 31, 2006, management identified a $2.8 million commercial acquisition and development loan as a potential problem loan. In early January 2007, this loan became 90 days past due and was placed on nonaccrual status. At December 31, 2006, First Charter Bank anticipated the borrower would cure the delinquency to keep the loan from reaching 90 days past due. Although this loan went on nonaccrual after year-end, management believes the loan is well-secured by the underlying collateral and continues to work with the borrower and guarantors to ensure full collection of principal.

Allowance for Loan Losses

First Charter’s allowance for loan losses consists of three components: (i) valuation allowances computed on impaired loans in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan — an Amendment to FASB Statements No. 5 and No. 15; (ii) valuation allowances determined by applying historical loss rates and reserve factors to those loans not specifically identified as impaired; and (iii) valuation allowances for factors which management believes are not reflected in the historical loss rates or that otherwise need to be considered when estimating the allowance for loan losses. These three components are estimated quarterly and, along with a narrative analysis, comprise First Charter’s allowance for loan losses model. The resulting components are used by management to determine the adequacy of the allowance for loan losses.

All estimates of loan portfolio risk, including the adequacy of the allowance for loan losses, are subject to general and local economic conditions, among other factors, which are unpredictable and beyond First Charter’s control. Because a significant portion of the loan portfolio is comprised of real estate loans and loans to area businesses, First Charter is subject to risk in the real estate market and changes in the economic conditions in its primary market areas. Changes in these areas can increase or decrease the provision for loan losses.

As noted above, First Charter uses historical loss rates as a component of estimating future losses in the loan portfolio. First Charter monitors the factors generated by the historical loss migration model and may from time to time adjust the rates included in the allowance for loan loss model. Since First Charter has experienced favorable credit quality trends for an extended period of time, those trends have been reducing the calculated historical loss rates for certain predefined loan categories. Based on results from the historical loss migration and management’s assessment of the risk inherent in the portfolio, during the second quarter of 2006, First Charter reduced its historical loss rate factor included in the allowance for loan loss model on certain commercial loan categories with similar risks resulting in a reduction of approximately $0.6 million in required allowance.

During 2006, First Charter made no changes to its estimated loss percentages for economic factors. As a part of its quarterly assessment of the allowance for loan losses, First Charter reviews key local, regional and national economic information and assesses its impact on the allowance for loan losses. Based on its review for 2006, First Charter noted that economic conditions are mixed; however, management concluded that the impact on borrowers and local industries in First Charter’s primary market areas did not change significantly during the period. Accordingly, First Charter did not modify its loss estimate percentage attributable to economic factors in its allowance for loan losses model.

First Charter continually reviews its portfolio for any concentrations of loans to any one borrower or industry. To analyze its concentrations, First Charter prepares various reports showing total risk concentrations to borrowers by industry, as well as reports showing total risk concentrations to one borrower. At the present time, First Charter does not believe it is overly concentrated in any industry or specific borrower and therefore has made no allocations of allowances for loan losses for this factor for any of the periods presented.

First Charter also monitors the amount of operational risk that exists in the portfolio. This would include the front-end underwriting, documentation, and closing processes associated with the lending decision. The percent of additional allocation for the operational reserve has not changed in recent periods.

First Charter continually assesses its loan loss allocation methodology and model. During the course of 2006, there were no material changes to the variables used in the allowance for loan loss model. First Charter continues to use a loss history of 36 months for consumer loans and 60 months for commercial loans. First Charter believes the loss histories accurately reflect the life cycle of the respective loan portfolios. First Charter expects to continue the evolution of its allowance for loan loss methodology and model in the future.

The table below presents (i) the allowance for loan losses at the beginning of the year, (ii) loans charged off and recovered (iii) loan charge-offs, net, (iv) the provision for loan losses, (v) the allowance for loan losses, (vi) the average amount of net loans outstanding, (vii) the ratio of net charge-offs to average loans and (viii) the ratio of the allowance for loan losses to gross loans.

Table Fourteen
Allowance For Loan Losses

	For the Calendar Year
	2006	2005	2004	2003	2002
	(In thousands)

Balance at beginning of period	$28,725	$26,872	$25,607	$27,204	$25,843

Charge-offs
Commercial non real estate	723	3,116	1,449	3,484	2,397
Commercial real estate	762	1,967	2,791	1,898	659
Construction	—	7	—	—	641
Mortgage	148	167	29	31	111
Home equity	1,108	857	1,008	685	193
Consumer	1,837	2,538	3,275	3,382	2,989

Total charge-offs	4,578	8,652	8,552	9,480	6,990

Recoveries
Commercial non real estate	643	542	894	451	20
Commercial real estate	—	—	—	4	228
Construction	—	—	—	24	—
Mortgage	35	36	29	—	11
Home equity	1	39	—	—	—
Consumer	639	545	1,053	635	337
Other	—	—	—	34	132

Total recoveries	1,318	1,162	1,976	1,148	728

Net charge-offs	3,260	7,490	6,576	8,332	6,262

	For the Calendar Year
	2006	2005	2004	2003	2002
	(In thousands)

Provision for loan losses	5,290	9,343	8,425	27,518	8,270
Allowance of acquired company	4,211	—	—	—	—
Allowance related to loans sold	—	—	(584)	(20,783)	(647)

Balance at end of period	$34,966	$28,725	$26,872	$25,607	$27,204

Average portfolio loans	$3,092,801	$2,788,755	$2,353,605	$2,126,821	$2,112,855
Net charge-offs to average portfolio loans (annualized)	0.11%	0.27%	0.28%	0.39%	0.30%
Allowance for loan losses to portfolio loans	1.00	0.98	1.10	1.14	1.31

First Charter’s charge-off policy meets or exceeds regulatory minimums. Past-due status is based on contractual payment date. Losses on unsecured consumer debt are recognized at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured consumer loans, including residential real estate, are typically charged-off between 120 and 180 days, depending on the collateral type, in compliance with the Federal Financial Institutions Examination Council (FFIEC) guidelines. Losses on commercial loans are recognized promptly upon determination that all or a portion of any loan balance is uncollectible. Any deficiency that exists after liquidation of collateral will be taken as a charge-off. Subsequent payment received will be treated as a recovery when collected.

The allowance for loan losses was $35.0 million, or 1.00 percent of portfolio loans, at December 31, 2006, compared to $28.7 million, or 0.98 percent of portfolio loans, at December 31, 2005. First Charter’s addition of GBC’s loan portfolio as well as First Charter’s credit migration trends led to the higher allowance for loan loss ratio.

The following table presents the dollar amount of the allowance for loan losses applicable to major loan categories and the percentage of the loans in each category to total loans. The amount of the allowance assigned to each loan category reflects both the absolute level of outstandings and the historical loss experience of the loans adjusted for current economic events or conditions.

Table Fifteen
Allocation of the Allowance for Loan Losses

	December 31
	2006		2005		2004		2003		2002
		Loan/		Loan/		Loan/		Loan/		Loan/
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
	(In thousands)

Commercial real estate	$15,638	45%	$9,877	27%	$11,317	32%	$12,011	32%	$12,166	39%
Commercial non real estate	2,847	8	5,007	8	4,496	9	4,368	9	4,529	11
Construction	8,059	23	4,559	18	4,842	14	3,584	16	3,384	10
Mortgage	2,441	7	2,351	19	980	14	812	13	845	11
Home equity	2,550	7	2,887	16	1,392	19	1,263	17	1,720	15
Consumer	3,431	10	4,044	12	3,845	12	3,569	13	4,560	14

Total	$34,966	100%	$28,725	100%	$26,872	100%	$25,607	100%	$27,204	100%

The allowance for loan losses was also impacted by changes in the allocation of loan losses to various loan types. The total commercial loan allocation of allowance for loan losses increased $7.1 million during 2006, of which $2.7 million was primarily attributable to the growth in commercial loans and secondarily to credit migration within the commercial portfolio. GBC contributed the remaining $4.4 million of the increase. The allocation of allowance for loan losses for mortgage, home equity, and consumer loans decreased $0.9 million primarily due to a decrease in loans outstanding. In addition, a specific reserve for a residential investment property portfolio decreased $0.3 million in association with a 40 percent decrease in residential investment property loans outstanding. At December 31, 2006, the allocation associated with the inherent risk in modeling the allowance for loan losses was $1.2 million, essentially unchanged from $1.3 million at December 31, 2005.

Management considers the allowance for loan losses adequate to cover inherent losses in First Charter’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in consideration of the current and expected future economic environment. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review First Charter’s allowances for loan losses. Such agencies may require the recognition of adjustments to the allowance based on their judgment of information available to them at the time of their examinations.

Provision for Loan Losses

The provision for loan losses is the amount charged to earnings, which is necessary to maintain an adequate and appropriate allowance for loan losses. Accordingly, the factors, which influence changes in the allowance for loan losses, have a direct effect on the provision for loan losses. The allowance for loan losses changes from period to period as a result of a number of factors, the most significant for First Charter include the following: (i) changes in the amounts of loans outstanding, which are used to estimate current probable loan losses; (ii) current charge-offs and recoveries of loans; (iii) changes in impaired loan valuation allowances; (iv) changes in credit grades within the portfolio, which arise from a deterioration or an improvement in the performance of the borrower; (v) changes in loss percentages; and (vi) changes in the mix of types of loans. In addition, First Charter considers other, more subjective factors, which impact the credit quality of the portfolio as a whole and estimates allocations of allowance for loan losses for these factors, as well. These factors include loan concentrations, economic conditions and operational risks. Changes in these components of the allowance can arise from fluctuations in the underlying percentages used as related loss estimates for these factors, as well as variations in the portfolio balances to which they are applied. The net change in all these components of the allowance for loan losses results in the provision for loan losses. For a more detailed discussion of First Charter’s process for estimating the allowance for loan losses, see Allowance for Loan Losses.

The provision for loan losses for 2006 was $5.3 million, compared to $9.3 million for 2005. The decrease in the provision for loan losses was primarily attributable to improved credit quality trends and a decrease in net charge-offs. Net charge-offs for 2006 totaled $3.3 million, or 0.11 percent of average portfolio loans, compared to $7.5 million, or 0.27 percent of average portfolio loans for 2005.

Even though the provision for loan loss decreased from the prior year, the allowance for loan losses as a percentage of portfolio loans increased, from 0.98 percent to 1.00 percent. In addition, of the $4.2 million reduction in net charge-offs, over $4.0 million was related to a reduction in gross charge-offs and less than $0.2 of the improvement was related to recoveries.

Market Risk Management

Asset-Liability Management and Interest Rate Risk

Interest rate risk is the exposure of earnings and capital to changes in interest rates. The objective of Asset-Liability Management (“ALM”) is to quantify and manage the change in interest rate risk associated with the Corporation’s balance sheet. The management of the ALM program includes oversight from the Board of Director’s Asset and Liability Committee (“Board ALCO”) and the Management Asset and Liability Committee (“Management ALCO”). Two primary metrics used in analyzing interest rate risk are earnings at risk (“EAR”) and economic value of equity (“EVE”). The Board of Directors has established limits on the EAR and EVE risk measures. Management ALCO, comprised of select members of senior management, is charged with measuring performance relative to those limits and reporting First Charter Bank’s performance to Board ALCO. Interest rate risk is measured and monitored through simulation modeling. The process is validated regularly by an independent third party.

Both the EAR and the EVE risk measures were within policy guidelines as of December 31, 2006.

Management considers EAR to be the best measure of short-term interest rate risk. This measure reflects the amount of net interest income that will be impacted by a change in interest rates over a 12- month time frame. A simulation model is used to run immediate and parallel changes in interest rates (rate shocks) from a base scenario using implied forward rates. At a minimum, rate shock scenarios are run at plus and minus 100, 200, and 300 basis points. From time to time, additional simulations are run to assess risk from changes in the slope of the yield curve. The simulation model projects the net interest income over the next 12 months for each scenario using consistent balance sheet growth projections and calculates the percentage change from the base scenario. Board ALCO has approved a policy limit for the change in EAR over a 12-month period of minus 10 percent to a plus or minus 200 basis point shock to interest rates. At December 31, 2006, the estimated EAR to a 200 basis point increase in rates was plus 4.7 percent while the estimated EAR to a 200 basis point decrease in rates was minus 5.6 percent. This compares with plus 3.7 percent and minus 2.7 percent, respectively, at December 31, 2005. The addition of GBC, with a more asset-sensitive balance sheet, contributed to the improvement in EAR in a rising-rate scenario and the increased risk in EAR in the declining-rate scenario. The asset-sensitive nature of the GBC balance sheet would benefit from an increase in rates but would be adversely affected if rates were to decline.

Management considers EVE to be the best measure of long-term interest rate risk. This measure reflects the amount of net equity that will be impacted by changes in interest rates. Through simulation modeling, First Charter estimates the economic value of assets and the economic value of liabilities. The difference between these two measures is the EVE. The EVE is calculated for a series of scenarios in which current rates are shocked up and down by 100, 200, and 300 basis points and compared to a base scenario using the current yield curve. Board ALCO has approved a policy limit for the percentage change in EVE of minus 15 percent to a plus or minus 200 basis point shock to interest rates. At December 31, 2006, the estimated EVE to a 200 basis point increase in rates was minus 7.4 percent, while the estimated EVE to a 200 basis point decrease in rates was plus 3.1 percent. At December 31, 2005, EVE risk was minus 10.3 percent and plus 6.4 percent, respectively. A change in the earning-asset mix, primarily a reduction in investment securities and mortgage loans as a percentage of earning assets, contributed to the reduction in EVE risk in the plus 200 basis point scenario.

The result of any simulation is inherently uncertain and will not precisely estimate the impact of changes in rates on net interest income or the economic value of assets and liabilities. Actual results may differ from simulated results due to, but not limited to, the timing and magnitude of the change in interest rates, changes in management strategies, and changes in market conditions.

During 2004, First Charter entered into a series of interest-rate swap agreements with a notional amount of $222 million. As a result of the balance sheet repositioning in 2005, First Charter terminated these interest-rate swap agreements. First Charter executed the balance sheet repositioning by also extinguishing $466 million of debt, some of which were hedged by the aforementioned swaps, and a similar amount of long-term, low-yield investment securities. The combination of these transactions was designed to move First Charter toward its targeted interest-rate risk and liquidity risk profile.

Table Sixteen summarizes the expected maturities and weighted-average effective yields and rates associated with certain of First Charter’s significant non-trading financial instruments. Cash and cash equivalents, federal funds sold, and interest-bearing bank deposits are excluded from Table Sixteen as their respective carrying values approximate fair values. These financial instruments generally expose First Charter to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and interest rates that approximate market rates. However, these financial instruments could expose First Charter to interest rate risk by requiring more or less reliance on alternative funding sources, such as long-term debt. The mortgage-backed securities are shown at their weighted-average expected life, obtained from an independent evaluation of the average remaining life of each security based on expected prepayment speeds of the underlying mortgages at December 31, 2006. These expected maturities, weighted-average effective yields, and fair values will change if interest rates change. Demand deposits, money market accounts, and certain savings deposits are presented in the earliest maturity window because they have no stated maturity. For interest-rate risk analytical purposes, these non-maturity deposits are believed to have average lives longer than shown here.

Table Sixteen
Market Risk

		Expected Maturity
	Total	1 Year	2 Years	3 Years	4 Years	5 Years	Thereafter
		(Dollars in thousands)

ASSETS
Debt securities
Fixed rate
Cost	$740,773	$370,335	$207,627	$96,588	$28,446	$11,054	$26,723
Weighted-average effective yield	4.58%
Fair value	$734,274
Variable rate
Cost	$175,416	27,380	27,437	27,527	4,072	5,177	83,823
Weighted-average effective yield	4.97%
Fair value	$172,141
Loans and loans held for sale
Fixed rate
Book value	$932,519	224,445	211,000	144,944	133,115	110,660	108,355
Weighted-average effective yield	6.76%
Fair value	$921,675
Variable rate
Book value	$2,529,860	1,229,455	349,101	192,038	104,307	93,223	561,736
Weighted-average effective yield	7.47%
Fair value	$2,503,207

LIABILITIES
Deposits
Fixed rate
Book value	$1,640,634	1,477,109	134,307	15,198	7,309	5,923	788
Weighted-average effective yield	4.77%
Fair value	$1,642,983
Variable rate
Book value	$1,152,519	291,914	291,652	291,137	127,740	70,470	79,606
Weighted-average effective yield	2.12%
Fair value	$1,073,018
Long-term borrowings
Fixed rate
Book value	$305,937	160,055	20,058	75,061	64	50,032	667
Weighted-average effective yield	5.62%
Fair value	$298,463
Variable rate
Book value	$181,857	—	—	120,000	—	—	61,857
Weighted-average effective yield	5.70%
Fair value	$179,187

Table Seventeen presents the contractual maturity distribution and interest sensitivity of commercial and construction loan categories at December 31, 2006. This table excludes nonaccrual loans.

Table Seventeen
Maturity and Sensitivity to Changes in Interest Rates

		Commercial
	Commercial	Non Real
	Real Estate	Estate	Construction	Total
	(In thousands)

Fixed rate:
1 year or less	$45,893	$25,751	$54,358	$126,002
1-5 years	220,041	54,689	21,685	296,415
After 5 years	119,425	52,803	11,936	184,164

Total fixed rate	385,359	133,243	87,979	606,581

Variable rate:
1 year or less	246,208	107,695	567,279	921,182
1-5 years	351,645	52,031	126,306	529,982
After 5 years	49,401	8,574	11,251	69,226

Total variable rate	647,254	168,300	704,836	1,520,390

Total commercial and construction loans	$1,032,613	$301,543	$792,815	$2,126,971

Off-Balance-Sheet Risk

First Charter is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by First Charter. Included in loan commitments are commitments of $36.4 million to cover customer deposit account overdrafts should they occur. Standby letters of credit are conditional commitments issued by First Charter to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions. Standby letters of credit are recorded as a liability by First Charter at the fair value of the obligation undertaken in issuing the guarantee. Commitments to extend credit are not recorded as an asset or liability by First Charter until the instrument is exercised. Refer to Note 20 of the consolidated financial statements for the year ended December 31, 2006, included with this proxy statement/prospectus, for further discussion of commitments. First Charter does not have any off-balance-sheet financing arrangements.

The following table presents aggregated information and expected maturities of commitments as of December 31, 2006.

Table Eighteen
Commitments

	Less Than	1-3	3-5	Over
	1 Year	Years	Years	5 Years	Total
	(In thousands)

Loan commitments	$596,479	$216,184	$30,914	$57,404	$900,981
Lines of credit	56,250	2,811	1,571	447,247	507,879
Standby letters of credit	20,567	6,100	4	—	26,671

Total commitments	$673,296	$225,095	$32,489	$504,651	$1,435,531

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

Liquidity Risk

Liquidity is the ability to maintain cash flows adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis. Liquidity is provided by the ability to attract retail deposits, by current earnings, and by a strong capital base that enables First Charter to use alternative funding sources that complement normal sources. First Charter’s asset-liability management objectives include optimizing net interest income while continuing to provide adequate liquidity to meet continuing loan demand and deposit withdrawal requirements and to service normal operating expenses.

Liquidity is managed at two levels. The first is the liquidity of First Charter. The second is the liquidity of First Charter Bank. The management of liquidity at both levels is essential, because First Charter and First Charter Bank have different funding needs and sources, and each are subject to certain regulatory guidelines and requirements.

The primary source of funding for First Charter includes dividends received from First Charter Bank and proceeds from the issuance of common stock. In addition, First Charter had commercial paper outstandings of $38.2 million at December 31, 2006. Primary uses of funds for First Charter include repayment of commercial paper, share repurchases, and dividends paid to shareholders. During 2005, First Charter issued trust preferred securities through specially formed trusts. These securities are presented as long-term borrowings in the consolidated balance sheet and are includable in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

Primary sources of funding for First Charter Bank include customer deposits, wholesale deposits, other borrowings, loan repayments, and available-for-sale securities. First Charter Bank has access to federal funds lines from various banks and borrowings from the Federal Reserve discount window. In addition to these sources, First Charter Bank is a member of the FHLB, which provides access to FHLB lending sources. At December 31, 2006, First Charter Bank had an available line of credit with the FHLB totaling $1.3 billion with $796.9 million outstanding. At December 31, 2006, First Charter Bank and Gwinnett Bank also collectively had $188.2 million of federal funds lines with $41.5 million outstanding. Primary uses of funds include repayment of maturing obligations and growing the loan portfolio.

Management believes First Charter’s and First Charter Bank’s sources of liquidity are adequate to meet loan demand, operating needs, and deposit withdrawal requirements.

First Charter has existing contractual obligations that will require payments in future periods. The following table presents, as of December 31, 2006, aggregated information about such payments to be made in future periods. First Charter generally anticipates refinancing or renewing, during 2007, contractual obligations that are due in less than one year.

Table Nineteen
Contractual Obligations

	Payments Due by Period
	Less Than	1-3	4-5	Over
	1 Year	Years	Years	5 Years	Total
	(In thousands)

Other borrowings — long-term debt	$160,000	$215,000	$—	$112,794	$487,794
Operating lease obligations	3,371	6,586	5,484	31,674	47,115
Purchase obligations(1)	8,995	4,000	792	—	13,787
Equity method investees funding	1,845	—	—	—	1,845
Deposits(2)	3,085,395	149,468	13,232	33	3,248,128
Other obligations(3)	3,359	3,115	1,427	6,893	14,794

Total contractual obligations	$3,262,965	$378,169	$20,935	$151,394	$3,813,463

(1)	Represents obligations under existing executory contracts.

(2)	Deposits with no stated maturity (demand, money market, and savings deposits) are presented in the less than one year category.

(3)	Represents obligations under employment, severance and retirement contracts and commitments to fund affordable housing investments.

Capital Management

First Charter views capital as its most valuable and most expensive funding source. The objective of effective capital management is to generate above-market returns on equity to First Charter’s shareholders while maintaining adequate regulatory capital ratios. As of December 31, 2006, some of First Charter’s primary uses of capital included funding growth, asset acquisition, dividend payments, and common stock repurchases. However, due to the consummation of the transactions contemplated by this proxy statement/prospectus, First Charter does not anticipate making any additional stock repurchases as of August 16, 2007.

Select capital measures follow:

Table Twenty
Capital Measures

	December 31
	2006		2005
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total equity/total assets
First Charter Corporation	$447,362	9.21%	$323,595	7.64%
First Charter Bank	371,459	8.45	365,379	8.64
Gwinnett Banking Company	102,189	22.02	—	—
Tangible equity/tangible assets(1)
First Charter Corporation	$362,294	7.59%	$301,698	7.17%
First Charter Bank	351,246	8.03	343,482	8.17
Gwinnett Banking Company	37,334	9.35	—	—

(1)	The tangible equity ratio excludes goodwill and other intangible assets from both the numerator and the denominator.

Shareholders’ equity at December 31, 2006, increased to $447.4 million, representing 9.2 percent of period-end assets, compared to $323.6 million, or 7.6 percent, of period-end assets at December 31, 2005. The $123.8 million increase was primarily due to net income of $47.4 million, $73.0 million of stock issued in connection with business combinations, and $25.2 million of stock issued under stock-based compensation plans and First Charter’s dividend reinvestment plan during 2006. These increases were partially offset by cash dividends of $0.775 per common share, which resulted in cash dividend declarations of $24.4 million for 2006. In addition, the accumulated other comprehensive loss (after-tax unrealized losses on available-for-sale securities) decreased $5.3 million to $5.9 million at December 31, 2006, compared to $11.3 million at December 31, 2005.

On January 23, 2002, First Charter’s Board of Directors authorized the repurchase of up to 1.5 million shares of First Charter’s common stock. As of December 31, 2006, First Charter had repurchased a total of 1.4 million shares of its common stock at an average per-share price of $17.52 under this authorization, which has reduced shareholders’ equity by $24.5 million. No shares were repurchased under this authorization during 2006.

On October 24, 2003, First Charter’s Board of Directors authorized the repurchase of up to 1.5 million additional shares of the Corporation’s common stock. As of December 31, 2006, no shares had been repurchased under this authorization.

During 2005, First Charter issued trust preferred securities through specially formed trusts in an aggregate amount of $60.0 million. These securities are presented as long-term borrowings in the consolidated balance sheet and are includable in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

First Charter’s and First Charter Bank’s various regulators have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on First Charter’s financial position and operations. At December 31, 2006, First Charter and its banking subsidiaries were classified as “well capitalized” under these regulatory frameworks.

The principal asset of First Charter is its investment in the Bank. Thus, First Charter derives its principal source of income through dividends from First Charter Bank. Certain regulatory and other requirements restrict the lending of funds by the subsidiary banks to First Charter and the amount of dividends which can be paid to First Charter. In addition, certain regulatory agencies may prohibit the payment of dividends by First Charter Bank if they determine that such payment would constitute an unsafe or unsound practice. See Note 23 of notes to consolidated financial statements for the year ended December 31, 2006, included with this proxy statement/prospectus, for additional discussion of these restrictions.

First Charter and First Charter Bank must comply with regulatory capital requirements established by the applicable federal regulatory agencies. Under the standards of the Federal Reserve Board, First Charter and First Charter Bank must maintain a minimum ratio of Tier I Capital (as defined) to total risk-weighted assets of 4.00 percent and a minimum ratio of Total Capital (as defined) to risk-weighted assets of 8.00 percent. Tier 1 capital includes common shareholders’ equity, trust preferred securities, minority interests and qualifying preferred stock, less goodwill and other adjustments. Total Capital is comprised of Tier I Capital plus certain adjustments, the largest of which for First Charter is the allowance for loan losses (up to 1.25 percent of risk-weighted assets).Total Capital must consist of at least 50 percent of Tier 1 Capital. Risk-weighted assets refer to the on- and off-balance sheet exposures of First Charter adjusted for their related risk levels using amounts set forth in Federal Reserve standards.

In addition to the aforementioned risk-based capital requirements, First Charter is subject to a leverage capital requirement, requiring a minimum ratio of Tier I Capital (as defined previously) to total adjusted average assets of 3.00 percent to 5.00 percent.

First Charter Bank also has similar regulatory capital requirements imposed by the Federal Reserve Board. See Note 23 of notes to consolidated financial statements for the year ended December 31, 2006, included with this proxy statement/prospectus, for additional discussion of these requirements.

At December 31, 2006, First Charter and First Charter Bank were in compliance with all existing capital requirements and were classified as “well capitalized” under regulatory capital guidelines. In the judgment of management, there have been no events or conditions since December 31, 2006, that would change the “well capitalized” status of First Charter or First Charter Bank. It is management’s intention for both First Charter and First Charter Bank to continue to be “well capitalized” for the foreseeable future. The capital requirements of First Charter, First Charter Bank, and Gwinnett Bank are summarized in the table below as of December 31, 2006:

Table Twenty-One
Capital Ratios

			For Capital
			Adequacy Purposes		To be Well Capitalized
	Actual			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Leverage
First Charter Corporation	$428,136	9.32%	$183,678	4.00%	None	None
First Charter Bank	362,970	8.36	173,591	4.00	$216,988	5.00%
Gwinnett Banking Company	37,049	9.75	15,192	4.00	18,991	5.00

Tier I Capital
First Charter Corporation	$428,136	10.49%	$163,299	4.00%	None	None
First Charter Bank	362,970	9.99	145,275	4.00	$217,913	6.00%
Gwinnett Banking Company	37,049	10.38	14,280	4.00	21,420	6.00

Total Risk-Based Capital
First Charter Corporation	$463,268	11.35%	$326,598	8.00%	None	None
First Charter Bank	393,664	10.84	290,550	8.00	$363,188	10.00%
Gwinnett Banking Company	41,321	11.57	28,560	8.00	35,700	10.00

Tier 1 capital consists of total equity plus qualifying capital securities and minority interests, less unrealized gains and losses accumulated in other comprehensive income, certain intangible assets, and adjustments related to the valuation of servicing assets and certain equity investments in nonfinancial companies (principal investments).

The leverage ratio reflects Tier 1 capital divided by average total assets for the period. Average assets used in the calculation exclude certain intangible and servicing assets.

Total risk-based capital is comprised of Tier 1 capital plus qualifying subordinated debt and allowance for loan losses and a portion of unrealized gains on certain equity securities.

Both the Tier 1 and the total risk-based capital ratios are computed by dividing the respective capital amounts by risk-weighted assets, as defined.

Earnings Performance For The Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

The following discussion and analysis provides a comparison or First Charter’s results of operations for 2005 and 2004. This discussion should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2006 and included with this proxy statement/prospectus. In addition, Table One contains financial data to supplement this discussion.

Overview

Net income amounted to $25.3 million, or $0.82 per diluted share, for the year ended December 31, 2005, a decrease from net income of $42.4 million, or $1.40 per diluted share, for the year ended December 31, 2004. In the fourth quarter of 2005, First Charter incurred an approximate $20.0 million after-tax charge resulting from a series of balance sheet initiatives, which included the sale of securities and the extinguishment of debt and termination of interest-rate swaps. The return on average assets and return on average equity was 0.56 percent and 7.9 percent in 2005, respectively, compared to 0.98 percent and 14.1 percent in 2004, respectively.

Net Interest Income

For 2005, net interest income totaled $124.9 million, an increase of 2 percent from net interest income of $123.0 million for 2004. This increase was primarily due to a $432.6 million increase in average loan balances, an increase in the proportion of noninterest-bearing deposits to the composition of funding sources and to a lesser extent the balance sheet repositioning which occurred in late October 2005. This was partially offset by higher rates paid on interest-bearing liabilities relative to increases in asset yields.

The net interest margin decreased 9 basis points to 3.05 percent in 2005, compared to 3.14 percent in 2004. The net interest margin was negatively impacted by a 91 basis point increase in the cost of interest-bearing liabilities. Partially offsetting this increase was a 72 basis point increase in earning-asset yields compared to 2004. Since the balance sheet repositioning occurred in late October 2005, the benefit to the net interest margin for the year was minimal.

Provision for Loan Losses

The provision for loan losses for 2005 was $9.3 million, compared to $8.4 million for 2004. The increase in the provision for loan losses was primarily attributable to the inherent risk associated with increased lending. The provision for loan losses was also impacted by a $0.9 million increase in net charge-offs, compared to 2004.

Net charge-offs for 2005 were $7.5 million, or 0.27 percent of average portfolio loans, compared to $6.6 million, or 0.28 percent of average portfolio loans, for 2004. The increase in charge-offs was primarily due to a decrease in recoveries.

Noninterest Income

Noninterest income from continuing operations decreased $10.3 million in 2005, or 18.1 percent, to $46.7 million, compared to $57.0 million in 2004.

Deposit service charges increased $2.2 million in part due to checking account growth and increases in transaction volume. ATM and merchant income increased $1.5 million due primarily to growth in ATM and debit card fees as a result of increased transaction volume. Mortgage services income grew $1.1 million, compared to 2004 as First Charter decided to sell a greater portion of its mortgage loan production in 2005. Insurance services revenue increased $1.0 million due, in part, to a purchased insurance agency in the fourth quarter of 2004. First Charter incurred approximately $0.3 million in losses in its venture capital portfolio in 2005, similar to the losses incurred in 2004.

Additional noninterest income items included securities losses of $16.7 million recognized during 2005 resulting from the balance sheet repositioning, compared to gains of $2.4 million in 2004 and a $0.3 million gain was recognized on the sale of one financial center’s deposits and loans during 2004. No similar sale was recognized during 2005. In addition, BOLI revenue was impacted by a gain recognized as a result of a payment on claims of $0.9 million recognized in the second quarter of 2005, versus no claims received during 2004. Property sale gains of $1.9 million were recognized during 2005 from the sale of a branch facility and a sale-leaseback transaction involving a bank financial center. During 2004, $0.8 million in property sale gains were recognized.

Noninterest Expense

Noninterest expense from continuing operations totaled $128.0 million for 2005, compared to $107.5 million for 2004. Salaries and employee benefits increased due to additional costs associated with additional personnel, extended service hours, increased commission-based compensation, and higher medical costs. Part of the increase in medical costs was related to an acceleration of health insurance claims from First Charter’s third-party benefits administrator in connection with the transition to a new administrator in 2006. Data processing expenses increased $1.3 million due to increased debit card and software maintenance expense. Occupancy and equipment expense, excluding the fixed-asset correction (discussed below), increased $1.0 million as the result of additional financial center lease and depreciation expense. Marketing expense increased $0.3 million due to back state sales and use taxes primarily related to direct mail and consulting services over the past three years. These increases were partially offset by a $1.3 million decrease in professional fees primarily due to lower accounting, attorney, and other consulting fees.

Additional noninterest expense items in 2005 included a $7.8 million charge to terminate derivative transactions, a $6.9 million charge due to the early extinguishment of debt, $1.1 million expense associated with a legacy employee benefit plan, and a $1.0 million expense associated with the former Chief Financial Officer’s retirement. In addition, First Charter recorded a $1.4 million reduction in occupancy and equipment expense due to a correction related to First Charter’s fixed asset records.

The efficiency ratio decreased to 59.4 percent for 2005, compared to 59.8 percent for 2004. The calculation of the efficiency ratio excludes the impact of securities sales in both years and the charges related to the balance sheet repositioning in 2005.

Income Tax Expense

Income tax expense from continuing operations for 2005 amounted to $9.1 million for an effective tax rate of 26.6 percent, compared to $21.9 million for an effective tax rate of 34.1 percent for 2004. The decrease in income tax expense and the effective tax rate for 2005 was primarily attributable to the decrease in income relative to nontaxable adjustments. For further discussion, see Note 17 of the consolidated financial statements for the year ended December 31, 2006 included with this proxy statement/prospectus.

Management’s Discussion And Analysis For The Nine Months Ended September 30, 2007 Compared To The Nine Months Ended September 30, 2006

Financial Summary

First Charter’s third quarter 2007 net income was $11.1 million, a 12.7 percent decrease, compared to $12.7 million for the third quarter of 2006. On a per share basis, net income was $0.32 per diluted share, compared to $0.40 per diluted share for the third quarter of 2006.

Total revenue on a tax-equivalent basis increased 11.4 percent to $56.3 million, compared to $50.5 million in the third quarter of 2006. Return on average tangible equity was 12.24 percent and return on average assets was 0.91 percent, compared to 15.98 percent and 1.16 percent, respectively, a year ago.

The financial results for 2007 include the financial performance and the effect of additional outstanding shares from the acquisition of GBC Bancorp, Inc., compared with two months of results in the 2006 fourth quarter and no impact for the nine months ended September 30, 2006.

For the nine months ended September 30, 2007 net income was $32.4 million, an 8.5 percent decrease, compared to $35.4 million from the same period a year ago. On a per share basis, net income was $0.93 per diluted share for the nine months ended September 30, 2007, compared to $1.13 per diluted share for the nine months ended September 30, 2006.

The table below presents First Charter’s selected financial data by quarter:

Table Twenty-Two
Selected Financial Data by Quarter

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
	2007	2007	2007	2006	2006
	(Dollars in thousands, except share and per share amounts)

Income statement
Interest income	$78,727	$78,291	$77,214	$74,456	$67,085
Interest expense	41,496	40,747	40,479	38,441	34,127

Net interest income	37,231	37,544	36,735	36,015	32,958
Provision for loan losses	3,311	9,124	1,366	1,486	1,405
Noninterest income	18,427	20,141	19,566	17,388	17,007
Noninterest expense	35,556	35,207	35,920	33,853	29,655

Income from continuing operations before income tax expense	16,791	13,354	19,015	18,064	18,905
Income tax expense	5,724	4,404	6,659	5,962	6,223

Income from continuing operations, net of tax	11,067	8,950	12,356	12,102	12,682
Discontinued operations:
Loss from discontinued operations	—	—	—	(162)	—
Gain on sale	—	—	—	962	—
Income tax expense	—	—	—	887	—

Loss from discontinued operations, net of tax	—	—	—	(87)	—

Net income	$11,067	$8,950	$12,356	$12,015	$12,682

Per common share
Basic earnings per share
Income from continuing operations, net of tax	$0.32	$0.26	$0.36	$0.36	$0.41
Net income	0.32	0.26	0.36	0.36	0.41
Diluted earnings per share
Income from continuing operations, net of tax	0.32	0.26	0.35	0.36	0.40
Net income	0.32	0.26	0.35	0.36	0.40
Average shares
Basic	34,423,296	34,697,944	34,770,106	33,268,542	31,056,059
Diluted	34,795,515	34,986,662	35,084,640	33,583,617	31,426,563
Dividends declared	0.195	0.195	0.195	0.195	0.195
Period-end book value	13.16	12.85	12.97	12.81	11.20

Performance ratios
Return on average equity(1)	9.72%	7.86%	11.09%	11.69%	14.76%
Return on average assets(1)	0.91	0.74	1.03	1.02	1.16
Net yield on earning assets(1)	3.39	3.42	3.38	3.40	3.33
Average portfolio loans to average deposits	109.37	109.50	107.98	105.88	103.37
Average equity to average assets	9.33	9.37	9.28	8.75	7.86
Efficiency ratio(2)	63.2	60.4	63.1	62.6	52.6

Selected period-end balances
Portfolio loans, net	$3,434,389	$3,509,047	$3,494,015	$3,450,087	$3,061,864
Loans held for sale	10,362	11,471	13,691	12,292	10,923
Allowance for loan losses	43,017	44,790	35,854	34,966	29,919
Securities available for sale	907,608	898,528	897,762	906,415	899,120
Assets	4,839,693	4,916,721	4,884,495	4,856,717	4,382,507
Deposits	3,208,026	3,230,346	3,321,366	3,248,128	2,954,854
Other borrowings	1,113,332	1,176,758	1,044,229	1,098,698	1,031,798
Total liabilities	4,382,205	4,470,893	4,429,123	4,409,355	4,033,069
Shareholders’ equity	457,488	445,828	455,372	447,362	349,438
Selected average balances
Portfolio loans	3,514,699	3,532,713	3,510,437	3,336,563	3,070,286
Loans held for sale	9,345	11,127	11,431	10,757	8,792
Securities available for sale, at cost	914,569	914,606	926,970	924,773	923,293
Earning assets	4,445,923	4,467,031	4,463,161	4,284,735	4,013,745
Assets	4,846,399	4,874,742	4,871,083	4,664,431	4,336,270
Deposits	3,213,507	3,226,308	3,251,137	3,151,120	2,970,047
Other borrowings	1,124,021	1,131,599	1,113,191	1,054,550	984,504
Shareholders’ equity	451,946	456,634	451,835	407,929	340,986

(1)	Annualized.

(2)	Noninterest expense divided by the sum of taxable-equivalent net interest income plus noninterest income less gain (loss) on sale of securities, net. Excludes the results of discontinued operations.

Critical Accounting Estimates and Policies

As previously disclosed, First Charter has recorded a provision for loan losses related to Penland. First Charter continues to evaluate the Penland lot loan portfolio. Subsequent developments related to the Penland lot loans may have a significant impact on the provision for loan losses.

For more information on First Charter’s critical accounting policies, refer to First Charter’s financial statements for the year ended December 31, 2006 included with this proxy statement/prospectus.

Earnings Performance

Net Interest Income and Margin

An analysis of First Charter’s net interest income on a taxable-equivalent basis and average balance sheets for the three and nine months ended September 30, 2007 and 2006 is presented in Table Twenty-Three and Table Twenty-Four. Net interest income on a taxable-equivalent basis is a non-GAAP performance measure used by management in operating the business, which management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The changes in net interest income (on a taxable-equivalent basis) for the nine months ended September 30, 2007 and 2006 are analyzed in Table Twenty-Five and Table Twenty-Six. Except as noted, the discussion below is based on net interest income computed under accounting principles generally accepted in the United States of America.

Net interest income increased to $37.2 million, representing a $4.3 million, or 13.0 percent, increase over the third quarter of 2006. The net interest margin (taxable-equivalent net interest income divided by average earning assets) increased six basis points to 3.39 percent in the third quarter of 2007 from 3.33 percent in the third quarter of 2006. Compared to the second quarter of 2007, net interest income decreased $0.3 million, or 3.5 percent annualized, and the net interest margin declined three basis points from 3.42 percent. The primary driver of the margin pressure on a linked-quarter basis was due to rising costs for interest bearing deposits.

Compared to the third quarter of 2006, earning-asset yields increased 39 basis points to 7.09 percent. This increase was driven by several factors. First, loan yields increased 24 basis points to 7.59 percent. Second, securities yields increased 59 basis points to 5.15 percent. Third, the mix of higher-yielding (loan) assets improved as First Charter continues to focus on generating higher yielding commercial loans, partially funded by a run-off in its lower-yielding mortgage loan portfolio. Lastly, the percentage of investment securities average balances (which, typically, have lower yields than loans) to total earning-asset average balances, was reduced from 23.0 percent in the third quarter of 2006 to 20.6 percent in the third quarter of 2007.

On the liability side of the balance sheet, the cost of interest-bearing liabilities increased 39 basis points to 4.24 percent, compared to the third quarter of 2006. This increase was comprised of a 40 basis point increase in interest-bearing deposit costs to 3.87 percent, while other borrowing costs increased 31 basis points to 5.14 percent. During 2006, the Federal Reserve raised the “Fed Funds rate” by 100 basis points. In September 2007, the Federal Reserve lowered the Fed Funds rate by 50 basis points. Other borrowings average balances increased from 28.0 percent in the third quarter of 2006 to 29.0 percent of total interest-bearing liabilities average balances in the third quarter of 2007.

For the nine months ended September 30, 2007, net interest income increased to $111.5 million, representing a $13.8 million, or 14.1 percent, increase from the same period in 2006. The net interest margin increased four basis points to 3.40 percent for the nine months ended September 30, 2007, compared to 3.36 percent in the same 2006 period. As discussed previously, the improvements in the margin stemmed from continued disciplined pricing of loans and deposits and a greater concentration of higher-yielding commercial loans relative to total assets.

Compared to the nine months ended September 30, 2006, earning-asset yields increased 58 basis points to 7.08 percent. This increase was driven by two factors. First, loan yields increased 46 basis points to 7.61 percent and securities yields increased 64 basis points to 5.06 percent. Second, as discussed above, the mix of higher-yielding (loan) assets improved as a result of the GBC acquisition and a smaller percentage of lower-yielding mortgage and consumer loans. The percentage of investment securities average balances

(which, typically, have lower yields than loans) to total earning-asset average balances, was reduced from 23.3 percent for the nine months ended September 20, 2006 to 20.6 percent for the nine months ended September 30, 2007.

The cost of interest-bearing liabilities increased 63 basis points, compared to the nine months ended September 30, 2006. This was comprised of a 69 basis point increase in interest-bearing deposit costs to 3.84 percent, while other borrowing costs increased 55 basis points to 5.11 percent. During 2006, the Federal Reserve raised the Fed Funds rate by 100 basis points. The Federal Reserve lowered the rate by 50 basis points in September 2007. Also, as a result of deposit growth, the percentage of higher-cost, other borrowings average balances was reduced from 30.2 percent for the nine months ended September 30, 2006 to 28.8 percent of total interest-bearing liabilities average balances for the nine months ended September 30, 2007.

Compared to the second quarter of 2007, earning-asset yields increased one basis point to 7.09, driven by a nine basis point increase in securities yields. The cost of interest bearing liabilities increased five basis points to 4.24 percent. Deposit expense and borrowing costs increased five and four basis points, respectively, causing the increase.

Interest income and yields for earning-asset average balances, interest expense and rates paid on interest-bearing liability average balances, and the net interest margin for the three months ended September 30, 2007 and 2006 follow:

Table Twenty-Three
Average Balances and Net Interest Income Analysis

	Three Months Ended September 30
	2007			2006
	Daily	Interest	Average	Daily	Interest	Average
	Average	Income/	Yield/Rate	Average	Income/	Yield/Rate
	Balance	Expense	Paid(5)	Balance	Expense	Paid(5)
	(Dollars in thousands)

Assets
Earning assets
Loans and loans held for sale(1)(2)(3)(4)	$3,524,044	$67,454	7.59%	$3,079,078	$56,958	7.35%
Securities — taxable(4)	822,124	10,420	5.03	826,435	9,079	4.36
Securities — tax-exempt	92,446	1,368	5.92	96,858	1,449	5.98
Federal funds sold	2,699	36	5.22	6,711	87	5.14
Interest-bearing bank deposits	4,611	52	4.44	4,663	61	5.18

Total earning assets	4,445,924	$79,330	7.09%	4,013,745	$67,634	6.70%
Cash and due from banks	80,960			75,391
Other assets	319,515			247,134

Total assets	$4,846,399			$4,336,270

Liabilities and shareholders’ equity
Interest-bearing liabilities
Demand deposits	$416,873	$1,374	1.31%	$372,696	$877	0.93%
Money market accounts	622,754	5,647	3.60	599,952	5,048	3.34
Savings deposits	110,378	59	0.21	116,866	63	0.21
Certificates of deposit	1,608,471	19,853	4.90	1,439,204	16,143	4.45
Retail other borrowings	92,082	689	2.97	84,640	413	1.94
Wholesale other borrowings	1,031,939	13,874	5.33	899,864	11,583	5.11

Total interest-bearing liabilities	3,882,497	41,496	4.24%	3,513,222	34,127	3.85%
Noninterest-bearing deposits	455,031			441,329
Other liabilities	56,925			40,733

Shareholders’ equity	451,946			340,986

Total liabilities and shareholders’ equity	$4,846,399			$4,336,270
Net interest spread			2.85%			2.85%
Contribution of noninterest bearing sources			0.54			0.48

Net interest income/ yield on earning assets		$37,834	3.39%		$33,507	3.33%

(1)	The preceding analysis takes into consideration the principal amount of nonaccruing loans and only income actually collected and recognized on such loans.

(2)	Average loan balances are shown net of unearned income.

(3)	Includes amortization of deferred loan fees of $1,140 and $654 for the three months ended September 30, 2007 and 2006, respectively.

(4)	Yields on tax-exempt securities and loans are stated on a taxable-equivalent basis, assuming a Federal tax rate of 35 percent and applicable state taxes for 2007 and 2006. The adjustments made to convert to a taxable-equivalent basis were $598 and $549 for the three months ended September 30, 2007 and 2006, respectively.

(5)	Annualized.

Interest income and yields for earning-asset average balances, interest expense and rates paid on interest-bearing liability average balances, and the net interest margin for the nine months ended September 30, 2007 and 2006 follow:

Table Twenty-Four
Average Balances and Net Interest Income Analysis

	Nine Months Ended September 30
	2007			2006
	Daily	Interest	Average	Daily	Interest	Average
	Average	Income/	Yield/Rate	Average	Income/	Yield/Rate
	Balance	Expense	Paid(5)	Balance	Expense	Paid(5)
	(Dollars in thousands)

Assets
Earning assets
Loans and loans held for sale(1)(2)(3)(4)	$3,529,926	$200,936	7.61%	$3,019,088	$161,431	7.15%
Securities — taxable(4)	822,504	30,499	4.96	818,956	25,920	4.23
Securities — tax-exempt	96,166	4,287	5.94	101,418	4,513	5.93
Federal funds sold	5,160	213	5.53	4,328	160	4.94
Interest-bearing bank deposits	4,887	162	4.44	5,116	160	4.18

Total earning assets	4,458,643	$236,097	7.08%	3,948,906	$192,184	6.50%
Cash and due from banks	80,400			83,359
Other assets	324,940			239,064

Total assets	$4,863,983			$4,271,329

Liabilities and shareholders’ equity
Interest-bearing liabilities
Demand deposits	$410,051	$3,598	1.17%	$365,401	$1,970	0.72%
Money market accounts	624,470	16,485	3.53	578,942	13,356	3.08
Savings deposits	112,664	188	0.22	119,352	192	0.22
Certificates of deposit	1,629,682	59,566	4.89	1,358,177	41,518	4.09
Retail other borrowings	92,985	2,126	3.06	118,628	2,190	2.47
Wholesale other borrowings	1,029,991	40,759	5.29	928,723	33,552	4.83

Total interest-bearing liabilities	3,899,843	122,722	4.21%	3,469,223	92,778	3.58%
Noninterest-bearing deposits	453,312			427,429
Other liabilities	57,356			41,315
Shareholders’ equity	453,472			333,362

Total liabilities and shareholders’ equity	$4,863,983			$4,271,329

Net interest spread			2.87%			2.92%
Contribution of noninterest bearing sources			0.53			0.44

Net interest income/ yield on earning assets		$113,375	3.40%		$99,406	3.36%

(1)	The preceding analysis takes into consideration the principal amount of nonaccruing loans and only income actually collected and recognized on such loans.

(2)	Average loan balances are shown net of unearned income.

(3)	Includes amortization of deferred loan fees of $2,999 and $2,100 for the nine months ended September 30, 2007 and 2006, respectively.

(4)	Yields on tax-exempt securities and loans are stated on a taxable-equivalent basis, assuming a Federal tax rate of 35 percent and applicable state taxes for 2007 and 2006. The adjustments made to convert to a taxable-equivalent basis were $1,860 and $1,711 for the nine months ended September 30, 2007 and 2006, respectively.

(5)	Annualized.

The following tables show changes in tax-equivalent interest income, interest expense, and tax-equivalent net interest income arising from rate and volume changes for major categories of earning assets and interest-bearing liabilities. The change in interest not solely due to changes in volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

Table Twenty-Five
Volume and Rate Variance Analysis

	Three Months Ended September 30
	2007 vs 2006
	Due to Change in		Net
	Volume	Rate	Change
	(In thousands)

Increase (decrease) in tax-equivalent interest income
Loans and loans held for sale(1)	$8,462	$2,034	$10,496
Securities — taxable(1)	(48)	1,389	1,341
Securities — tax-exempt	(66)	(15)	(81)
Federal funds sold	(53)	2	(51)
Interest-bearing bank deposits	(1)	(8)	(9)

Total	$8,294	$3,402	$11,696

Increase (decrease) in interest expense
Deposits:
Demand	$113	$384	$497
Money market	197	402	599
Savings	(3)	(1)	(4)
Certificates of deposit	2,001	1,709	3,710
Retail other borrowings	39	237	276
Wholesale other borrowings	1,758	533	2,291

Total	$4,105	$3,264	$7,369

Increase in tax-equivalent net interest income			$4,327

(1)	Income on tax-exempt securities and loans are stated on a taxable-equivalent basis. Refer to Table Twenty-Three for further details.

Changes in net interest income for the nine months ended September 30, 2007 and 2006 are as follows:

Table Twenty-Six
Volume and Rate Variance Analysis

	Three Months Ended
	September 30
	2007 vs 2006
	Due to Change in		Net
	Volume	Rate	Change
	(In thousands)

Increase (decrease) in tax-equivalent interest income
Loans and loans held for sale(1)	$28,592	$10,913	$39,505
Securities — taxable(1)	113	4,466	4,579
Securities — tax-exempt	(234)	8	(226)
Federal funds sold	33	20	53
Interest-bearing bank deposits	(8)	10	2

Total	$28,496	$15,417	$43,913

Increase (decrease) in interest expense
Deposits:
Demand	$265	$1,363	$1,628
Money market	1,104	2,025	3,129
Savings	(11)	7	(4)
Certificates of deposit	9,120	8,928	18,048
Retail other borrowings	(527)	463	(64)
Wholesale other borrowings	3,845	3,362	7,207

Total	$13,796	$16,148	$29,944

Increase in tax-equivalent net interest income			$13,969

(1)	Income on tax-exempt securities and loans are stated on a taxable-equivalent basis. Refer to Table Twenty-Four for further details.

Noninterest Income

The major components of noninterest income are derived from service charges on deposit accounts, ATM, debit, and merchant fees, and mortgage, brokerage, insurance, and wealth management revenue. In addition, First Charter realizes gains and losses on securities, equity investments, Small Business Administration loan sales, bank-owned property sales, and income from its BOLI policies.

Historical noninterest income and expense amounts have been restated to reflect the effect of reporting the previously announced sale of Southeastern Employee Benefits Services (SEBS) in the fourth quarter of 2006 as discontinued operations and to reflect the implementation of SAB 108 at year-end 2006.

Details of noninterest income follow for the three months ended September 30, 2007 and 2006:

Table Twenty-Seven
Noninterest Income

	Three Months Ended
	September 30		Increase/(Decrease)
	2007	2006	Amount	Percent
		(In thousands)

Service charges on deposits	$7,754	$7,353	$401	5.5%
ATM, debit, and merchant fees	2,580	2,182	398	18.2
Wealth management	925	729	196	26.9
Equity method investment gains, net	—	3,415	(3,415)	(100.0)
Mortgage services	859	784	75	9.6
Gain on sale of Small Business
Administration loans	426	—	426	—
Gain on sale of deposits and loans	—	2,825	(2,825)	(100.0)
Brokerage services	1,044	847	197	23.3
Insurance services	3,048	2,974	74	2.5
Bank owned life insurance	1,160	722	438	60.7
Property sale gains, net	59	408	(349)	(85.5)
Securities losses, net	(48)	(5,860)	5,812	(99.2)
Other	620	628	(8)	(1.3)

Noninterest income from continuing operations	18,427	17,007	1,420	8.3
Noninterest income from discontinued operations	—	759	(759)	(100.0)

Total noninterest income	$18,427	$17,766	$661	3.7%

Selected items included in noninterest income for the three months ended September 30, 2007 and 2006 follow. These items are considered non-core to the First Charter’s operations.

Table Twenty-Eight
Selected Items Included in Noninterest Income

	Three Months Ended
	September 30
	2007	2006
	(In thousands)

Securities losses, net	$(48)	$(5,860)
Equity method investment gains, net	—	3,415
Gain on sale of deposits and loans	—	2,825
Property sale gains, net	59	408

Noninterest income from continuing operations for the third quarter of 2007 was $18.4 million, an increase of $1.4 million, or 8.3 percent, from $17.0 million in the third quarter of 2006. The primary factors for this increase include the following:

•	Revenue from deposit service charges was $0.4 million higher, principally reflecting a larger number of checking accounts.

•	ATM, debit, and merchant card revenue was $0.4 million higher, reflecting both a larger number of accounts and transactions.

•	Wealth management revenue was $0.2 million higher, primarily due to larger account balances being managed.

•	Equity method investment gains were $3.4 million higher in the 2006 third quarter. The returns on the equity method investments vary from period to period and income is recorded when earned. In the third quarter of 2006, First Charter recognized $3.4 million in SBIC/Venture Capital versus none in the same period of 2007.

•	Although First Charter originated SBA loans prior to the GBC acquisition, First Charter retained these loans. First Charter now sells certain of these loans. Gains on SBA loan sales were $0.4 million in the 2007 third quarter, compared to no sales in the same 2006 period.

•	The sale of two financial centers in the third quarter of 2006 generated gains of $2.8 million attributable to the sale of loans and deposits. There were no similar gains recognized during the third quarter of 2007.

•	Brokerage services revenue was $0.2 million higher in 2007 due to increased production from the addition of several financial consultants in the latter half of 2006.

•	The restructuring of $21.5 million of BOLI in mid-2006, the purchase of $10.0 million in new coverage, and the addition of $5.9 million of BOLI from GBC led to the $0.4 million increase in revenue during the three months ended September 30, 2007.

•	Property sale gains decreased $0.3 million from the third quarter of 2006. The previously mentioned sale of two financial centers resulted in property sale gains of $0.4 million during the third quarter of 2006.

•	First Charter recognized losses of $5.9 million on the sale of lower-yielding securities during the third quarter of 2006. During the three months ended September 30, 2007, First Charter recognized $48,000 of other-than-temporary impairment losses related to certain equity securities.

Details of noninterest income follow for the nine months ended September 30, 2007 and 2006:

Table Twenty-Nine
Noninterest Income

	Nine Months Ended
	September 30		Increase/(Decrease)
	2007	2006	Amount	Percent
		(In thousands)

Service charges on deposits	$23,086	$21,520	$1,566	7.3%
ATM, debit, and merchant fees	7,660	6,197	1,463	23.6
Wealth management	2,585	2,122	463	21.8
Equity method investment gains, net	1,805	3,971	(2,166)	(54.5)
Mortgage services	2,816	2,119	697	32.9
Gain on sale of Small Business
Administration loans	935	—	935	—
Gain on sale of deposits and loans	—	2,825	(2,825)	(100.0)
Brokerage services	3,132	2,250	882	39.2
Insurance services	10,104	10,206	(102)	(1.0)
Bank owned life insurance	3,461	2,399	1,062	44.3
Property sale gains, net	274	596	(322)	(54.0)
Securities losses, net	(59)	(5,828)	5,769	(99.0)
Other	2,335	1,913	422	22.1

Noninterest income from continuing
operations	58,134	50,290	7,844	15.6
Noninterest income from discontinued operations	—	2,568	(2,568)	(100.0)

Total noninterest income	$58,134	$52,858	$5,276	10.0%

Selected items included in noninterest income for the nine months ended September 30, 2007 and 2006 follow. These items are considered non-core to First Charter’s operations.

Table Thirty
Selected Items Included in Noninterest Income

	Nine Months Ended
	September 30
	2007	2006
	(In thousands)

Securities losses, net	$(59)	$(5,828)
Equity method investment gains, net	1,805	3,971
Gain on sale of deposits and loans	—	2,825
Property sale gains, net	274	596
Gains related to reinsurance arrangement	301	99

Noninterest income from continuing operations increased $7.8 million, or 15.6 percent, to $58.1 million for the nine months ended September 30, 2007 compared to the same period in 2006. The primary factors for this increase include the following:

•	Revenue from deposit service charges increased $1.6 million, principally reflecting a larger number of checking accounts.

•	ATM, debit and merchant card services revenue was $1.5 million higher due to both a larger number of accounts and transactions.

•	Mortgage services revenue increased $0.7 million due to increased originations and sales.

•	Although First Charter originated SBA loans prior to the GBC acquisition, First Charter retained these loans. First Charter now sells certain of these loans. Gains on SBA loan sales were $0.9 million in the nine months ended September 30, 2007, compared to no sales in the same 2006 period.

•	Brokerage service revenue increased $0.9 million due to increased production from the addition of several financial consultants in the latter half of 2006.

•	The previously mentioned restructuring of bank owned life insurance led to an increase of $1.1 million in revenue between the periods.

•	First Charter recognized losses of $5.9 million on the sale of lower-yielding securities during the third quarter of 2006 which is attributed to the decrease in security losses of $5.8 million. During the nine months ended September 30, 2007, First Charter recognized $48,000 of other-than-temporary impairment losses related to certain equity securities.

•	These revenue increases and gains were partially offset by $0.1 million lower insurance services revenue, primarily due to less contingency income recognized in the first nine months of 2007, compared with the first nine months of 2006.

•	Equity method investment gains were $2.2 million lower in the nine months ended September 30, 2007, versus the same period of 2006. The returns on the equity method investments vary from period to period and income is recorded when earned.

•	The sale of two financial centers in the third quarter of 2006 generated gains of $2.8 million attributable to the sale of loans and deposits. There were no similar gains recognized during the nine months ended September 30, 2007.

•	Property sale gains decreased $0.3 million from the third quarter of 2006. The previously mentioned sale of two financial centers resulted in property sale gains of $0.4 million during the third quarter of 2006.

Noninterest Expense

Details of noninterest expense for the three months ended September 30, 2007 and 2006 follow:

Table Thirty-One
Noninterest Expense

	Three Months Ended
	September 30		Increase/(Decrease)
	2007	2006	Amount	Percent
		(In thousands)

Salaries and employee benefits	$20,409	$16,066	$4,343	27.0%
Occupancy and equipment	4,801	4,217	584	13.8
Data processing	1,690	1,469	221	15.0
Marketing	846	1,255	(409)	(32.6)
Postage and supplies	1,014	1,179	(165)	(14.0)
Professional services	3,489	2,440	1,049	43.0
Telecommunications	549	556	(7)	(1.3)
Amortization of intangibles	288	115	173	150.4
Foreclosed properties	122	21	101	481.0
Other	2,348	2,337	11	0.5

Noninterest expense from continuing operations	35,556	29,655	5,901	19.9
Noninterest expense from discontinued operations	—	759	(759)	(100.0)

Total noninterest expense	$35,556	$30,414	$5,142	16.9%

Full-time equivalent employees at September 30	1,113	1,092	21	1.9%

Efficiency ratio(1)	63.2%	52.6%	10.6%	20.2%

(1)	Noninterest expense divided by the sum of taxable-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

Selected items included in noninterest expense for the three months ended September 30, 2007 and 2006 follow:

Table Thirty-Two
Selected Items Included in Noninterest Expense

	Three Months Ended
	September 30
	2007	2006
	(In thousands)

Separation agreements	$—	$342
Merger-related costs	696	—

Noninterest expense from continuing operations for the 2007 third quarter was $35.6 million, a $5.9 million increase, compared to the third quarter of 2006. Of this increase, $4.3 million was attributable to salaries and employee benefits expense. Salaries and benefits expense increased in 2007 compared to 2006 primarily due to higher salaries and wages which were driven by an increased number of full-time equivalent employees as a result of the GBC acquisition, higher medical insurance costs and increased equity-based compensation. Professional fees increased $1.0 million primarily related to remediation efforts in connection with First Charter’s internal control weaknesses as well as $0.6 million of additional professional expenses associated with the Fifth Third Merger. Occupancy and equipment expense increased $0.6 million primarily as a result of the GBC acquisition. These increases were partially offset by a $0.4 million and $0.2 million decreases in marketing and postage and supplies expenses, respectively. In 2006, there were increased marketing efforts in the Raleigh market entry that have declined as First Charter has established a presence in the area.

Details of noninterest expense for the nine months ended September 30, 2007 and 2006 follow:

Table Thirty-Three
Noninterest Expense

	Nine Months Ended
	September 30		Increase/(Decrease)
	2007	2006	Amount	Percent
		(In thousands)

Salaries and employee benefits	$59,572	$49,609	$9,963	20.1%
Occupancy and equipment	14,172	13,748	424	3.1
Data processing	4,972	4,327	645	14.9
Marketing	3,252	3,739	(487)	(13.0)
Postage and supplies	3,350	3,643	(293)	(8.0)
Professional services	10,256	6,601	3,655	55.4
Telecommunications	1,739	1,632	107	6.6
Amortization of intangibles	825	324	501	154.6
Foreclosed properties	501	493	8	1.6
Other	8,044	6,968	1,076	15.4

Noninterest expense from continuing operations	106,683	91,084	15,599	17.1
Noninterest expense from discontinued operations	—	2,370	(2,370)	(100.0)

Total noninterest expense	$106,683	$93,454	$13,229	14.2%

Full-time equivalent employees at
September 30	1,113	1,092	21	1.9%

Efficiency ratio(1)	62.2%	58.6%	3.6%	6.1%

(1)	Noninterest expense divided by the sum of taxable-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

Selected items included in noninterest expense for the nine months ended September 30, 2007 and 2006 follow:

Table Thirty-Four
Selected Items Included in Noninterest Expense

	Nine Months Ended
	September 30
	2007	2006
	(In thousands)

Separation agreements	$241	$447
GBC related executive retirement expense	245	—
Reduction of incentive compensation	(518)	—
Merger-related costs	933	—

Noninterest expense from continuing operations for the first nine months of 2007 was $106.7 million, a $15.6 million increase over the same period of 2006. Of this increase, $10.0 million was attributable to salaries and employee benefits expense. Salaries and benefits expense increased in 2007 compared to 2006 primarily due to higher salaries and wages which were driven by an increased number of full-time equivalent employees as a result of the GBC acquisition, as well as normal salary increases, higher medical insurance costs, and offset partially by lower incentive compensation due to a reduction in earnings. Additionally, salaries and employee benefits expense included merger-related costs of $0.5 million, representing severance and other compensation-related bonuses for certain employees to remain with Gwinnett Bank for a period of transition following the acquisition as well as executive retirement expenses related to Gwinnett Bank. Professional Fees increased $3.7 million primarily related to remediation efforts in connection with First Charter’s internal control weaknesses, additional costs related to First Charter’s delayed filing of Form 10-K for the year-ended December 31, 2006, costs associated with the previously disclosed first quarter 2007 audit committee inquiry and $0.6 million of Fifth Third Merger related costs. Data processing expense increased $0.6 million on a year-over-year basis for the first nine months of 2007 due to increased transaction volume. Other noninterest expense increased $1.1 million between compared periods, principally consisting of increases in insurance, franchise tax, travel and other miscellaneous operational expense. These increases were partially offset by $0.5 million and $0.3 million decreases in marketing expense and postage and supplies expenses, respectively. In 2006, there were increased marketing efforts in the Raleigh market that have declined as First Charter has established a presence in the area.

Income Tax

Income tax expense for the three months ended September 30, 2007, was $5.7 million, for an effective tax rate of 34.1 percent, compared with $6.2 million, for an effective tax rate of 32.9 percent in the third quarter of 2006. For the nine months ended September 30, 2007, income tax expense was $16.8 million, for an effective tax rate of 34.2 percent, compared with $17.8 million, for an effective tax rate of 33.6 percent in the nine months ended September 30, 2006. The effective tax rate increased for the three and nine months ended September 30, 2007 as a result of new tax legislation discussed below and in Note 13 of the consolidated financial statements for the quarter ended September 30, 2007 included with this proxy statement/prospectus.

On July 31, 2007, the General Assembly of North Carolina passed House Bill 1473 which includes a provision that disallows the deduction of dividends paid by captive real estate investment trusts (“REITs”) for the purposes of determining North Carolina taxable income. First Charter, through its subsidiaries, participates in two entities classified as captive REITs from which First Charter has historically received dividends which resulted in certain tax benefits taken within First Charter’s tax returns and consolidated financial statements.

As a result of this legislation, during the third quarter of 2007, First Charter recorded $1.0 million, net of reserve, of additional income tax expense as it eliminated the dividend received deduction previously recorded during 2007. This increased First Charter’s effective tax rate for 2007, and it is expected to increase the effective tax rate for future periods. Additionally, tax expense was reduced by $0.4 million as a result of the expiration of the relevant Federal statute of limitations. The net impact of these two events was a $0.6 million increase to income tax expense for the three and nine months ended September 30, 2007.

First Charter is under examination by the North Carolina Department of Revenue for tax years 1999 through 2005 and is subject to examination for the subsequent tax year. First Charter is also under routine examination by the Internal Revenue Service for the 2004 tax year. First Charter’s tax years prior to 2004 are no longer subject to examination by the Internal Revenue Service. For additional information regarding these examinations refer to Note 13 of the consolidated financial statements for the quarter ended September 30, 2007 included with this proxy statement/prospectus.

Balance Sheet Analysis

Securities Available for Sale

At September 30, 2007, securities available for sale were $907.6 million, compared to $906.4 million at December 31, 2006. Pretax unrealized net losses on securities available for sale were $6.9 million at September 30, 2007, compared to pretax unrealized net losses of $9.8 million at December 31, 2006. A decrease in market interest rates, the recognition of approximately $48,000 of losses during the third quarter of

2007, pay downs and maturities of existing maturities totaling $199.6 million, and the sale of $31.1 million of securities led to the reduction in the unrealized losses between December 31, 2006 and September 30, 2007.

During the first nine months of 2007, proceeds from the aforementioned maturities, along with the sales, pay downs, and calls were used to purchase $229.4 million of securities, principally mortgage-backed and U.S. government agency securities. The asset-backed securities purchased are collateralized debt obligations, representing securitizations of financial company capital securities and were purchased for portfolio risk diversification and their higher yields.

The following table shows the carrying value of (i) U.S. government agency obligations, (ii) mortgage-backed securities, (iii) state, county, and municipal obligations, (iv) asset-backed securities, and (v) equity securities, which are primarily comprised of Federal Reserve and Federal Home Loan Bank stock.

Table Thirty-Five
Investment Portfolio

	September 30	December 31
	2007	2006
	(In thousands)

U.S. government agency obligations	$188,045	$275,394
Mortgage-backed securities	517,000	412,020
State, county, and municipal obligations	92,676	102,602
Asset-backed securities	55,941	65,115
Equity securities	53,946	51,284

Total securities	$907,608	$906,415

Loan Portfolio

First Charter’s loan portfolio at September 30, 2007, consisted of six major categories: Commercial Non Real Estate, Commercial Real Estate, Construction, Mortgage, Home Equity, and Consumer. Pricing is driven by quality, loan size, loan tenor, prepayment risk, First Charter’s relationship with the customer, competition, and other factors. First Charter is primarily a secured lender in all of these loan categories. The terms of First Charter’s loans are generally five years or less with the exception of home equity lines and residential mortgages, for which the terms can range out to 30 years. In addition, First Charter has a program in which it buys and sells portions of loans (primarily originated in the Southeastern region of the United States), both participations and syndications, from key strategic partner financial institutions with which First Charter has established relationships. This strategic partners’ portfolio includes commercial real estate, commercial non real estate, and construction loans. This program enables First Charter to diversify both its geographic risk and its total exposure risk. From time to time, First Charter also sources commercial real estate, commercial non real estate, construction, and consumer loans through correspondent relationships. As of September 30, 2007, First Charter’s total loan portfolio included $311.0 million of loans originated through the strategic partners’ program and correspondent relationships.

Total portfolio loan average balances for the 2007 third quarter increased $444.4 million, or 14.5 percent, to $3.5 billion, compared to $3.1 billion for the 2006 third quarter. Included in the increase was approximately $337 million of total loans that were added as a result of the GBC acquisition during the fourth quarter of 2006. The increase in average loan balances was offset by $8 million of loan balances that were included in the sale of two financial centers during the third quarter of 2006. Commercial loan growth drove the increase, rising $543 million, or 31.9 percent, of which $322 million were added as a result of the GBC acquisition. The remaining growth of $221 million, or 13.0 percent, was the result of commercial lending growth in the Charlotte and Raleigh markets.

Consumer loan average balances decreased $53 million and mortgage loan average balances decreased $45 million compared to the 2006 third quarter. The consumer loan balance decline was driven, primarily, by decreasing home equity balances as consumers continue to refinance first mortgages and pay out their higher cost home equity loans. The decline in mortgage loan balances was due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production into the secondary market. GBC had no residential mortgages on its balance sheet at the time of the acquisition.

At September 30, 2007, Raleigh-related loans totaled $171.4 million, representing a $37.6 million increase from $133.8 million at December 31, 2006.

As of September 30, 2007, Atlanta related loans totaled $331 million, representing a decline of $6 million, since First Charter’s entry into the Atlanta market on November 1, 2006.

A summary of the composition of the loan portfolio follows:

Table Thirty-Six
Loan Portfolio Composition

	September 30	Percent of	December 31	Percent of
	2007	Total Loans	2006	Total Loans
	(In thousands)

Commercial real estate	$1,057,357	30.4%	$1,034,317	29.7%
Commercial non real estate	306,243	8.8	301,958	8.7
Construction	854,208	24.6	793,294	22.8
Mortgage	584,223	16.8	618,142	17.7
Consumer	265,366	7.6	289,493	8.3
Home equity	410,009	11.8	447,849	12.8

Total portfolio loans	3,477,406	100.0%	3,485,053	100.0%
Allowance for loan losses	(43,017)		(34,966)

Portfolio loans, net	$3,434,389		$3,450,087

Deposits

A summary of the composition of deposits follows:

Table Thirty-Seven
Deposits

	September 30	December 31
	2007	2006
	(In thousands)

Noninterest bearing demand	$465,600	$454,975
Interest bearing demand	440,558	420,774
Money market accounts	611,134	620,699
Savings deposits	107,419	111,047
Certificates of deposit	1,583,315	1,640,633

Total deposits	$3,208,026	$3,248,128

Deposits totaled $3.2 billion at September 30, 2007 and December 31, 2006. Compared to September 30, 2006, deposits increased by $253.2 million, as a result of overall growth in interest checking balances, combined with the addition of $357.3 million of deposits acquired in the fourth quarter 2006 acquisition of GBC, offset partially by a relatively large number of CDs that matured during the first nine months of 2007.

Deposit balances in Raleigh were $66.0 million at September 30, 2007, an increase of $34.2 million from $31.8 million at December 31, 2006.

Deposit growth, particularly low-cost transaction (or core) deposit growth (money market, demand, and savings accounts), continues to be an area of emphasis for First Charter. For the third quarter of 2007, core deposit average balances increased $74.2 million, or 4.85 percent, compared to the third quarter of 2006. This includes the benefit of the GBC acquisition which included $106.5 million of core deposits and the impact of First Charter’s sale of two financial centers in the third quarter of 2006 which involved the sale of $24 million of core deposits. The total core deposit increase was primarily driven by a $44 million, or 11.9 percent, increase in interest checking average balances, a $16 million, or 2.3 percent, increase in money market and savings average balances, and a $13.7 million, or 3.10 percent, increase in noninterest-bearing demand deposit average balances.

CD average balances for the third quarter of 2007 increased $169.3 million from the third quarter of 2006 and $25.9 million from the fourth quarter of 2006, but fell $23 million from the second quarter of 2007. Included in the year-over-year increase were $249 million of CD balances that were added to First Charter’s portfolio during the fourth quarter of 2006 as a result of the GBC acquisition. CD growth year-over-year was additionally impacted by the sale of $14 million of CDs in conjunction with the previously mentioned financial center sale that occurred in the third quarter of 2006. The decline in CD balances from the second quarter of 2007 was primarily due to continued pricing discipline. A significant number of high-rate CDs matured over the past several quarters, largely comprised of public funds and legacy GBC customers who had no other relationships with First Charter. As of the end of the third quarter of 2007, a majority of the GBC CD portfolio has repriced or matured.

Other Borrowings

At September 30, 2007, First Charter Bank had federal funds back-up lines of credit totaling $348.0 million with $140.0 million outstanding, compared to similar lines of credit totaling $188.2 million with $41.5 million outstanding at December 31, 2006. Securities sold under agreements to repurchase represent short-term borrowings by First Charter Bank with maturities less than one year collateralized by a portion of First Charter’s United States government or agency securities. Securities sold under agreements to repurchase totaled $94.6 million at September 30, 2007, compared to $160.2 million at December 31, 2006. These borrowings are an important source of funding to First Charter. Access to alternate short-term funding sources allows First Charter to meet funding needs without relying on increasing deposits on a short-term basis.

First Charter issues commercial paper as another source of short-term funding. It is purchased primarily by First Charter Bank’s commercial deposit clients. Commercial paper outstanding at September 30, 2007 was $21.0 million, compared to $38.2 million at December 31, 2006.

Other short-term borrowings consist of the Federal Home Loan Bank (“FHLB”) borrowings with an original maturity of one year or less. FHLB borrowings are collateralized by securities from First Charter’s investment portfolio, and a blanket lien on certain qualifying commercial and single-family loans held in First Charter’s loan portfolio. At September 30, 2007, First Charter Bank had $290.0 million of short-term FHLB borrowings, compared to First Charter Bank’s $371.0 million at December 31, 2006. First Charter, in its overall management of interest-rate risk, is opportunistic in evaluating alternative funding sources. While balancing the funding needs of First Charter, management considers the duration of available maturities, the relative attractiveness of funding costs, and the diversification of funding sources, among other factors, in order to maintain flexibility in the nature of deposits and borrowings First Charter holds at any given time.

At September 30, 2007, First Charter Bank had $505.9 million of long-term FHLB borrowings, compared to $425.9 million at December 31, 2006. In addition, First Charter had $61.9 million of outstanding subordinated debentures at September 30, 2007, and December 31, 2006.

First Charter formed First Charter Capital Trust I and First Charter Capital Trust II, in June 2005 and September 2005, respectively; both are wholly-owned business trusts. First Charter Capital Trust I and First Charter Capital Trust II issued $35.0 million and $25.0 million, respectively, of trust preferred securities that were sold to third parties. The proceeds of the sale of the trust preferred securities were used to purchase subordinated debentures discussed above from First Charter, which are presented as long-term borrowings in the consolidated balance sheet and qualify for inclusion in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

Credit Risk Management

Loan Administration and Underwriting

As of September 30, 2007, First Charter had a legal lending limit of $69.1 million and a general target-lending limit of $10.0 million per relationship.

Periodically, First Charter finances consumer lot loans in association with developer lot loan programs. As previously disclosed, during the second quarter, First Charter Bank identified a large exposure to undeveloped lots in real estate development projects in Spruce Pine, NC. As a result of this finding, policies and procedures associated with participation in developer lot programs have been enhanced to mitigate potential concentration and construction risk. Enhancements include: 1) commercial underwriting of development projects prior to entering into lot programs to identify potential construction risks, 2) modification of the consumer loan application to include the collection of data for developer, subdivision, and development status of the financed lot in order to provide improved concentration reporting, 3) adjustments in policy to restrict consumer loan origination to borrowers located in First Charter’s primary markets, and 4) strengthening internal controls to enhance First Charter’s ability to identify fraud.

At September 30, 2007, the substantial majority of the total loan portfolio, including the commercial and real estate portfolio, represented loans to borrowers within the Metro regions of Charlotte and Raleigh, North Carolina and Atlanta, Georgia. The diverse economic base of these regions tends to provide a stable lending environment; however, an economic downturn in the Charlotte region, First Charter’s primary market area, could adversely affect its business.

Previously, certain of First Charter’s construction and real estate loans were originated through HomeBanc Corporation (“HomeBanc”). HomeBanc serviced the loans it originated on behalf of First Charter. On August 1, 2007, HomeBanc declared bankruptcy and, as a result, First Charter began servicing its loans that had been originated through HomeBanc. As of September 30, 2007, First Charter’s balance of HomeBanc originated loans was $108.5 million.

Derivatives

First Charter enters into interest rate swap agreements or other derivative transactions as business conditions warrant. As of September 30, 2007, and December 31, 2006, First Charter had no interest rate swap agreements or other derivative transactions outstanding.

Nonperforming Assets

As of September 30, 2007, no loans were 90 days or more past due and still accruing interest.

A summary of nonperforming assets follow:

Table Thirty-Eight
Nonperforming Assets

	September 30		June 30		March 31		December 31		September 30
	2007		2007		2007		2006		2006
	(In thousands)

Nonaccrual loans	$22,712		$17,387		$10,943		$8,200		$7,090
Loans 90 days or more past due accruing interest	—		—		—		—		—

Total nonperforming loans	22,712		17,387		10,943		8,200		7,090
Other real estate	9,134		2,726		6,330		6,477		5,601

Nonperforming assets	$31,846		$20,113		$17,273		$14,677		$12,691

Nonaccrual loans as a percentage of total portfolio loans	0.65%		0.49%		0.31%		0.24%		0.23%
Nonperforming assets as a percentage of:
Total assets	0.66		0.41		0.35		0.30		0.29
Total portfolio loans and other real estate owned	0.91		0.57		0.49		0.42		0.41
Net charge-offs to average portfolio loans	0.57		0.02		0.06		0.08		0.13
Allowance for loan losses to portfolio loans	1.24		1.26		1.02		1.00		0.97
Allowance for loan losses to net charge-offs	2.13	x	59.40	x	18.50	x	13.56	x	7.50	x
Allowance for loan losses to nonperforming loans	1.89	x	2.58	x	3.28	x	4.26	x	4.22	x

Nonaccrual loans totaled $22.7 million, or 0.65 percent of total portfolio loans, at September 30, 2007, representing a $14.5 million increase from $8.2 million, or 0.24 percent of total portfolio loans at December 31, 2006, and a $15.6 million increase from $7.1 million, or 0.23 percent, of total portfolio loans at September 30, 2006. Nonperforming assets as a percentage of total loans and OREO increased to 0.91 percent at September 30, 2007, compared to 0.42 percent at December 31, 2006 and 0.41 percent at September 30, 2006.

As of September 30, 2007, $4.5 million of nonperforming loans were attributable to Penland. One commercial relationship was the principle contributor to the remaining increase with a nonaccrual loan balance of $6.5 million as of September 30, 2007.

Nonaccrual loans at September 30, 2007 were concentrated 19.8 percent in the Penland lot loans and 20.4 percent in loans originated in the Atlanta market. There were no other significant geographic concentrations. Nonaccrual loans primarily consisted of loans secured by real estate, including single-family residential and development construction loans. Nonaccrual loans as a percentage of loans may increase or decrease as economic conditions change. Management takes current economic conditions into consideration when estimating the allowance for loan losses. See Allowance for Loan Losses for a more detailed discussion.

Allowance for Loan Losses

Beginning January 1, 2007, First Charter began including consumer and residential mortgage loans with outstanding principal balances of $150,000 or greater in its computation of impaired loans calculated under SFAS 114. The application of this methodology conforms the consumer and residential mortgage loan analysis to First Charter’s SFAS 114 analysis for commercial loans.

First Charter monitors its loss estimate percentage attributable to economic factors in its allowance for loan loss model. As a part of its quarterly assessment of the allowance for loan losses, First Charter reviews key local, regional and national economic information and assesses its impact on the allowance for loan losses. Given the recent trends in the national and local economic environment, including a slow-down in the national and local housing markets and moderate increases in the unemployment rate, First Charter has increased its estimated loss percentages for economic factors for the nine months ended September 30, 2007.

During the quarter ended September 30, 2007, First Charter increased its allocation for operational risk factors due to the heightened potential employee attrition risks associated with the proposed merger with Fifth Third.

Changes in the allowance for loan losses follow:

Table Thirty-Nine
Allowance For Loan Losses

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
		(In thousands)

Balance at beginning of period	$44,790	$29,520	$34,966	$28,725
Charge-offs
Commercial real estate	288	151	427	486
Commercial non real estate	19	341	378	700
Construction	121	—	121	—
Mortgage	9	83	77	104
Home equity	44	202	238	903
Consumer	5,101	530	5,674	1,478

Total charge-offs	5,582	1,307	6,915	3,671

Recoveries
Commercial real estate	1	—	1	—
Commercial non real estate	380	96	696	535
Mortgage	1	13	53	13
Home equity	—	1	—	1
Consumer	116	191	415	512

Total recoveries	498	301	1,165	1,061

Net charge-offs	5,084	1,006	5,750	2,610

Provision for loan losses	3,311	1,405	13,801	3,804

Balance at end of period	$43,017	$29,919	$43,017	$29,919

Average portfolio loans	$3,514,699	$3,070,286	$3,519,299	$3,010,654
Net charge-offs to average portfolio loans (annualized)	0.57%	0.13%	0.22%	0.12%
Allowance for loan losses to portfolio loans	1.24	0.97	1.24	0.97

The allowance for loan losses was $43.0 million, or 1.24 percent of portfolio loans, at September 30, 2007, compared to $29.9 million, or 0.97 percent of portfolio loans, at September 30, 2006. The allowance includes $4.0 million related to the Penland lot loans. Additionally, First Charter’s increased commercial loans, a smaller concentration of lower risk home equity and mortgage loan balances, and First Charter’s credit migration trends led to the higher allowance for loan loss ratio.

Management considers the allowance for loan losses adequate to cover inherent losses in First Charter’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in consideration of the current and expected future economic environment. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review First Charter’s allowances for loan losses. Such agencies may require the recognition of adjustments to the allowance based on their judgment of information available to them at the time of their examinations.

Provision for Loan Losses

The provision for loan losses is the amount charged to earnings, which is necessary to maintain an adequate and appropriate allowance for loan losses. Accordingly, the factors, which influence changes in the allowance for loan losses, have a direct effect on the provision for loan losses. The allowance for loan losses changes from period to period as a result of a number of factors, the most significant of which for First Charter include the following: (i) changes in the amounts of loans outstanding, which are used to estimate current probable loan losses; (ii) current charge-offs and recoveries of loans; (iii) changes in impaired loan valuation allowances; (iv) changes in credit grades within the portfolio, which arise from a deterioration or an improvement in the performance of the borrower; (v) changes in loss percentages; and (vi) changes in the mix of types of loans. In addition, First Charter considers other, more subjective factors, which impact the credit quality of the portfolio as a whole and estimates allocations of allowance for loan losses for these factors, as well. These factors include loan concentrations, economic conditions and operational risks. Changes in these components of the allowance can arise from fluctuations in the underlying percentages used as related loss estimates for these factors, as well as variations in the portfolio balances to which they are applied. Changes in these factors provided approximately an additional $750,000 in the third quarter of 2007. The net change in all of these components of the allowance for loan losses results in the provision for loan losses. For a more detailed discussion of First Charter’s process for estimating the allowance for loan losses, see Allowance for Loan Losses.

The provision for loan losses was $3.3 million for the 2007 third quarter, while net charge-offs were $5.1 million, or 0.57 percent of average portfolio loans. Net charge-offs for the three and nine months ended September 30, 2007 included $5.2 million related to the Penland residential loan portfolio. For the same year-ago period, the provision for loan losses was $1.4 million and net charge-offs were $1.0 million, or 0.13 percent of average portfolio loans. For the nine months ended September 30, 2007, the provision for loan losses was $13.8 million, while net charge-offs were $5.8 million, or 0.22 percent of average portfolio loans. For the nine months ended September 30, 2006, the provision for loan losses was $3.8 million, while net charge-offs were $2.6 million, or 0.12 percent of average portfolio loans.

Market Risk Management

Asset-Liability Management and Interest Rate Risk

Both the EAR and the EVE risk measures were within policy guidelines as of September 30, 2007, and December 31, 2006.

At September 30, 2007, the estimated EAR to a 200 basis point increase in rates was plus 3.0 percent while the estimated EAR to a 200 basis point decrease in rates was minus 5.8 percent. This compares with plus 4.7 percent and minus 5.6 percent, respectively, at December 31, 2006. A change in the earning asset and funding mix contributed to the change in the EAR measures from December 31, 2006.

At September 30, 2007, the estimated EVE to a 200 basis point increase in rates was minus 10.1 percent, while the estimated EVE to a 200 basis point decrease in rates was plus 1.4 percent. At December 31, 2006, EVE risk was minus 7.4 percent and plus 3.1 percent, respectively. Changes in market rates and prepayment expectations accounted for the majority of the change in the EVE measure from December 31, 2006.

Table Forty summarizes, as of September 30, 2007, the expected maturities and weighted average effective yields and rates associated with certain of First Charter’s significant non-trading financial instruments. Cash and cash equivalents, federal funds sold, and interest-bearing bank deposits are excluded from Table Forty as their respective carrying values approximate fair value. These financial instruments generally expose First Charter to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and interest rates that approximate market rates. However, these financial instruments could expose First Charter to interest rate risk by requiring more or less reliance on alternative funding sources, such as long-term debt. The mortgage-backed securities are shown at their weighted-average expected life, obtained from an independent evaluation of the average remaining life of each security based on expected prepayment speeds of the underlying mortgages at September 30, 2007. These expected maturities, weighted-average effective yields, and fair values would change if interest rates change. Expected maturities for indeterminate demand, money market and savings deposits are estimated based on historical average lives.

Table Forty
Market Risk

		Expected Maturity
	Total	1 Year	2 Years	3 Years	4 Years	5 Years	Thereafter
	(Dollars in thousands)

Assets
Debt securities
Fixed rate
Cost	$665,152	$334,780	$194,820	$89,085	$23,115	$6,166	$17,186
Weighted-average effective yield	4.88%
Fair value	$661,082
Variable rate
Cost	$249,373	37,600	37,649	37,777	37,984	12,389	85,974
Weighted-average effective yield	4.82%
Fair value	$246,526
Loans and loans held for sale
Fixed rate
Book value	$991,899	251,729	194,829	171,183	125,506	117,801	130,851
Weighted-average effective yield	7.13%
Fair value	$989,099
Variable rate
Book value	$2,452,852	1,256,275	309,475	183,296	106,933	59,656	537,217
Weighted-average effective yield	7.25%
Fair value	$2,457,695
Liabilities
Deposits
Fixed rate
Book value	$1,583,315	1,427,579	130,283	10,672	8,653	5,922	206
Weighted-average effective yield	4.82%
Fair value	$1,586,888
Variable rate
Book value	$1,159,011	290,866	291,066	290,519	129,695	73,516	83,349
Weighted-average effective yield	4.82%
Fair value	$1,586,888
Long-term borrowings
Fixed rate
Book value	$195,888	20,057	125,059	62	50,043	22	645
Weighted-average effective yield	4.79%
Fair value	$193,217
Variable rate
Book value	$371,857	185,000	75,000	50,000	—	—	61,857
Weighted-average effective yield	4.87%
Fair value	$369,542

Off-Balance-Sheet Risk

Included in loan commitments are commitments of $83.8 million to cover customer deposit account overdrafts should they occur. Standby letters of credit are conditional commitments issued by First Charter to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions. Standby letters of credit are recorded as a liability by First Charter at the fair value of the obligation undertaken in issuing the guarantee. Commitments to extend credit are not recorded as an asset or liability by First Charter until the instrument is exercised. Refer to Note 14 of the consolidated financial statements for the quarter ended September 30, 2007 included with this proxy statements/prospectus for further discussion of these commitments. First Charter does not have any off-balance sheet financing arrangements.

The following table presents, as of September 30, 2007, aggregated information and expected maturities of commitments.

Table Forty-One
Commitments

	Less Than				Timing not
	1 year	1-3 Years	4-5 Years	Over 5 Years	Determinable	Total
	(In thousands)

Loan commitments	$708,125	$99,092	$27,944	$108,818	$—	$943,979
Lines of credit	30,522	1,371	3,127	456,025	—	491,045
Standby letters of credit	21,492	4,139	—	—	—	25,631
Anticipated tax settlements	—	—	—	—	10,162	10,162

Total commitments	$760,139	$104,602	$31,071	$564,843	$10,162	$1,470,817

Commitments to extend credit, including loan commitments, standby letters of credit, anticipated tax settlements and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

Liquidity Risk

The primary source of funding for First Charter includes dividends received from First Charter Bank and proceeds from the issuance of common stock. In addition, First Charter had commercial paper outstanding of $21.0 million at September 30, 2007. Primary uses of funds for First Charter include repayment of commercial paper, share repurchases, operating expenses, and dividends paid to shareholders. During 2005, First Charter issued trust preferred securities through specially formed trusts in an aggregate amount of $60.0 million. The proceeds from the sale of the trust preferred securities were used to purchase $61.9 million of subordinated debentures from First Charter (the “Notes”). The Notes are presented as long-term borrowings in the consolidated balance sheet and are includable in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

At September 30, 2007, First Charter Bank had a maximum line of credit with the FHLB totaling $1.5 billion with $795.9 million outstanding. At September 30, 2007, First Charter Bank also had $348.0 million of federal funds lines with $140.0 million outstanding. Primary uses of funds include repayment of maturing obligations and growing the loan portfolio.

Management believes First Charter’s and First Charter Bank’s sources of liquidity are adequate to meet loan demand, operating needs, and deposit withdrawal requirements.

Capital Management

Some of First Charter’s primary uses of capital include funding growth, asset acquisition, dividend payments, and common stock repurchases.

Select capital measures follow:

Table Forty-Two

Capital Measures

	September 30 2007		December 31 2006
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total equity/total assets
First Charter Corporation	$457,488	9.45%	$447,362	9.21%
First Charter Bank	491,653	10.20	371,459	8.45
Tangible equity/tangible assets(1)
First Charter Corporation	$373,669	7.86%	$362,294	7.59%
First Charter Bank	407,834	8.61	351,246	8.03

(1)	The tangible equity ratio excludes goodwill and other intangible assets from both the numerator and the denominator.

Shareholders’ equity at September 30, 2007, increased to $457.5 million, representing 9.5 percent of period-end total assets, compared to $447.4 million, or 9.2 percent, of period-end total assets at December 31, 2006. This increase in shareholders’ equity was partially resulting from net income of $32.4 million and $7.8 million of stock issued under stock-based compensation plans and First Charter’s dividend reinvestment plan. In addition, accumulated other comprehensive loss (after-tax unrealized losses on available-for-sale securities) decreased $1.7 million to $4.2 million at September 30, 2007, compared to $5.9 million at December 31, 2006. This increase was partially offset by cash dividends of $0.585 per common share, which resulted in cash dividend declarations of $20.4 million for the nine months ended September 30, 2007 and the repurchase of 500,000 shares of stock during the second quarter which decreased equity $10.6 million.

As of September 30, 2007, First Charter had repurchased all shares of its common stock under this authorization, at an average per-share price of $17.82, which has reduced shareholders’ equity by $27.1 million.

As of September 30, 2007, First Charter had repurchased 374,600 shares under this authorization at an average per-share price of $21.19, which has reduced shareholders’ equity by $8.0 million.

First Charter has remaining authority to repurchase 1.1 million shares of its common stock. First Charter does not anticipate repurchasing any additional shares due to the proposed merger with Fifth Third.

During 2005, First Charter issued trust preferred securities through specially formed trusts in an aggregate amount of $60.0 million. The proceeds from the sale of the trust preferred securities were used to purchase $61.9 million of subordinated debentures from First Charter (the “Notes”). The Notes are presented as long-term borrowings in the consolidated balance sheet and are includable in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

At September 30, 2007, First Charter and First Charter Bank were classified as “well capitalized” under these regulatory frameworks.

First Charter’s and First Charter Bank’s actual capital amounts and ratios at September 30, 2007 follow:

Table Forty-Three
Capital Ratios

			For Capital
			Adequacy Purposes		To Be Well Capitalized
	Actual			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Leverage
First Charter Corporation	$437,825	9.17%	$190,978	4.00%	None	None
First Charter Bank	417,613	8.75	190,830	4.00	$238,537	5.00%
Tier I Capital
First Charter Corporation	$437,825	11.02%	$158,976	4.00%	None	None
First Charter Bank	417,613	10.52	158,827	4.00	$238,241	6.00%
Total Risk-Based Capital
First Charter Corporation	$481,029	12.10%	$317,953	8.00%	None	None
First Charter Bank	460,630	11.60	317,654	8.00	$397,068	10.00%

In the third quarter 2007, First Charter opened a new branch in Cabarrus County, North Carolina. The opening of this branch has resulted in additional depreciation and related expenses. Opening this new branch was part of First Charter’s growth strategy for generating new deposits and the related revenues associated with the accounts and other products.

Regulatory Recommendations

First Charter and First Charter Bank are subject to federal and state banking regulatory reviews from time to time. As a result of these reviews, First Charter and First Charter Bank receive various observations and recommendations from their respective regulators. Observations represent suggestions for enhancements to policy or practice and may reference sound industry practices. Recommendations are provided to enhance oversight of, or to improve or strengthen, First Charter’s or First Charter Bank’s processes. First Charter does not believe that these observations and recommendations are material to First Charter. In addition, neither First Charter nor First Charter Bank is currently subject to any formal or informal corrective action with respect to any of their regulators.

Recent Accounting Pronouncements and Developments

Note 2 to the consolidated financial statements discusses new accounting pronouncements adopted by the Corporation during 2007 and other recently issued pronouncements that have not yet been adopted by First Charter. Additionally, Note 13 discusses First Charter’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. To the extent the adoption of new accounting pronouncements materially affects financial condition, results of operations, or liquidity, the effects are discussed in the applicable section of Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes to Consolidated Financial Statements.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of First Charter and monitors the status of changes to and proposed effective dates of exposure drafts.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

See Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk Management — Asset Liability Management and Interest Rate Risk on pages 85-88 and 116-117 for Quantitative and Qualitative Disclosures about Market Risk.

Security Ownership of Certain Beneficial Owners

The following table shows, as of November 1, 2007, the number of shares of First Charter common stock and the percent of outstanding common stock beneficially owned by (i) each director of First Charter, (ii) each named executive officer and (iii) all directors and executive officers as a group. Based upon a search of filings made with the Securities and Exchange Commission, no shareholder of First Charter owns five percent or more of its common stock.

	Shares Beneficially Owned(1)
Name	Number		Percent of Class

William R. Black	129,197	(2)	*
James E. Burt, III	162,485	(3)	*
Charles A. Caswell	19,480	(4)	*
Michael R. Coltrane	102,688	(5)	*
Richard F. Combs	129,177	(6)	*
J. Scott Ensor	20,523	(7)	*
John J. Godbold, Jr.	179,769	(8)	*
Jewell D. Hoover	4,287	(9)	*
Charles A. James	186,933	(10)	*
Robert E. James, Jr.	162,445	(11)	*
Walter H. Jones, Jr.	66,694	(12)	*
Samuel C. King, Jr.	81,053	(13)	*
Richard A. Manley	9,668	(14)	*
Jerry E. McGee	44,147	(15)	*
Ellen L. Messinger	29,079	(16)	*
Hugh H. Morrison	58,291	(17)	*
John S. Poelker	5,000	(18)	*
Stephen M. Rownd	25,481	(19)	*
Cecil O. Smith, Jr.	10,166	(20)	*
L. D. Warlick, Jr.	182,959	(21)	*
William W. Waters	78,449	(22)	*
All directors and executive officers of First Charter as a group (24 persons)	1,710,377	(23)	4.86%

*	Less than 1%.

(1)	Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to the shares listed.

(2)	Includes 19,200 shares that may be acquired by Dr. Black upon the exercise of stock options that are currently exercisable. Also includes (i) 4,235 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (ii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(3)	Includes 10,808 shares owned by Mr. Burt’s spouse, as to which she has sole voting and investment power. Also includes (i) 12,100 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (ii) 9,228 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(4)	Includes 11,780 shares that may be acquired by Mr. Caswell upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of November 1, 2007. Mr. Caswell ceased working with First Charter effective August 17, 2007.

(5)	Includes 19,200 shares that may be acquired by Mr. Coltrane upon the exercise of stock options that are currently exercisable. Also includes (i) 10,882 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, (ii) 8,925 shares held in the Anne Collins Coltrane Trust as to which he may be deemed to be the beneficial owner, as to which he has sole voting and investment power and (iii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(6)	Includes 13,688 shares owned by Mr. Combs’s spouse, as to which she has sole voting and investment power. Also includes (i) 1,592 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (ii) 1,000 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(7)	Includes 18,251 shares that may be acquired by Mr. Ensor upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of November 1, 2007.

(8)	Includes 1,789 shares owned by Mr. Godbold’s spouse, as to which she has sole voting and investing power. Also includes (i) 20,200 shares that may be acquired by Mr. Godbold upon the exercise of stock options that are currently exercisable and (ii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(9)	Includes 2,867 shares as to which Ms. Hoover may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which she would have sole voting and investment power upon acquisition and 1,000 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which she has sole voting power, but not investment power.

(10)	Includes 19,200 shares owned jointly by Mr. Charles A. James and his children, as to which he has shared voting and investment power. Also includes (i) 3,580 shares that may be acquired by him upon the exercise of stock options that are currently exercisable and (ii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(11)	Includes 140,717 shares that may be acquired by Mr. Robert E. James, Jr. upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of November 1, 2007 and 456 shares owned jointly by Mr. James’s children, as to which they have shared voting and investment power.

(12)	Includes 529 shares owned jointly by Mr. Jones and his spouse, as to which he has shared voting and investment power. Also includes (i) 33,101 shares owned by his spouse, as to which she has sole voting and investment power, (ii) 2,500 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (iii) 17,593 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iv) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(13)	Includes 6,515 shares owned jointly by Mr. King and his spouse, as to which they have shared voting and investment power. Also includes (i) 4,782 shares owned by his spouse, as to which she has sole voting and investment power, (ii)13,240 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (iii) 933 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (iv) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(14)	Mr. Manley ceased working with First Charter effective October 6, 2006.

(15)	Includes 10,300 shares that may be acquired by Dr. McGee upon the exercise of stock options that are currently exercisable. Also includes (i) 10,574 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition and (ii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(16)	Includes 440 shares owned by Ms. Messinger’s spouse, as to which he has sole voting and investment power. Also includes (i) 18,200 shares that may be acquired by her upon the exercise of stock options that are currently exercisable, (ii) 1,500 shares held by Ms. Messinger as custodian for her children, as to which they have shared voting and investment power, and (iii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which she has sole voting power, but not investment power.

(17)	Includes 1,451 shares owned by Mr. Morrison’s spouse, as to which she has sole voting and investment power. Also includes (i) 7,307 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (ii) 13,768 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, (iii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power and (iv) 28,000 shares pledged as collateral.

(18)	Includes 1,000 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which Mr. Poelker has sole voting power, but not investment power.

(19)	Includes 22,785 shares that may be acquired by Mr. Rownd upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of November 1, 2007.

(20)	Includes 8,618 shares that may be acquired by Mr. Smith upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of November 1, 2007.

(21)	Includes 3,063 shares held by Mr. Warlick’s spouse as custodian for their children, as to which she has sole voting and investment power. Also includes (i) 31,270 shares owned by his spouse, as to which she has sole voting and investment power, (ii) 12,520 shares that may be acquired by him upon the exercise of stock options that are currently exercisable, (iii) 839 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, and (iv) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(22)	Includes 13,600 shares that may be acquired by Mr. Waters upon the exercise of stock options that are currently exercisable. Also includes (i) 1,630 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, and (ii) 1,666 unvested restricted shares granted under First Charter’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(23)	Includes 13,864 shares that may be acquired by two other unnamed executive officers upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of November 1, 2007. Also includes 3,900 unvested restricted shares granted under First Charter’s Restricted Stock Award Program, as to which two other unnamed executive officers have sole voting power, but not investment power.

SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 2006. This data is based on information contained in Fifth Third’s amended 2006 Annual Report included on Form 10K/A filed on May 11, 2007 and on unaudited information contained in Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed on November 9, 2007, which are incorporated by reference into this document. The financial statements include all adjustments (which consist of normal recurring accruals) necessary to present fairly the condensed results of operations for the five years ended December 31, 2006.

	September 30,		December 31,
	2007	2006	2006	2005	2004	2003	2002

Summary of Operations:
Interest income	4,477,460	4,410,088	5,954,848	4,995,250	4,113,804	3,991,068	4,129,412
Interest expense	2,248,279	2,275,793	3,082,069	2,029,805	1,101,652	1,085,642	1,430,360

Net interest income	2,229,181	2,134,295	2,872,779	2,965,445	3,012,152	2,905,426	2,699,052
Provision for loan and lease losses	343,899	236,454	343,344	330,680	267,804	399,429	246,611

Net interest income after provision for loan and lease losses	1,885,282	1,897,841	2,529,435	2,634,765	2,744,348	2,505,997	2,452,441
Noninterest income	2,076,711	1,933,820	2,152,693	2,500,042	2,465,290	2,482,828	2,183,042
Noninterest expenses	2,488,959	2,256,944	3,055,625	2,926,311	2,972,678	2,550,224	2,337,054

Income from continuing operations before income taxes, minority interest and cumulative effect	1,473,034	1,574,717	1,626,503	2,208,496	2,236,960	2,438,601	2,298,429
Applicable income taxes	413,227	455,526	441,531	659,527	711,756	786,691	733,976

Income from continuing operations before minority interest and cumulative effect	1,059,807	1,119,191	1,184,972	1,548,969	1,525,204	1,651,910	1,564,453
Minority interest, net of tax	—	—	—	—	—	(20,458)	(37,680)

Income from continuing operations before cumulative effect	1,059,807	1,119,191	1,184,972	1,548,969	1,525,204	1,631,452	1,526,773
Income from discontinued operations, net of tax	—	—	—	—	—	43,896	3,979

Income before cumulative effect	1,059,807	1,119,191	1,184,972	1,548,969	1,525,204	1,675,348	1,530,752
Cumulative effect of a change in accounting principle, net of tax	—	3,526	3,526	—	—	(10,762)	—

Net income	1,059,807	1,122,717	1,188,498	1,548,969	1,525,204	1,664,586	1,530,752
Dividends on preferred stock	555	555	740	740	740	740	740

Net income available to common shareholders	1,059,252	1,122,162	1,187,758	1,548,229	1,524,464	1,663,846	1,530,012

Common Share Data:
Earnings per share	1.96	2.02	2.14	2.79	2.72	2.91	2.64
Earnings per diluted share	1.95	2.01	2.13	2.77	2.68	2.87	2.59
Cash dividends declared per share	1.26	1.18	1.58	1.46	1.31	1.13	0.98
Book value at period end	17.45	17.96	18.02	17.00	16.00	15.29	14.98
Average shares outstanding	540,551	554,985	554,983	554,411	561,259	571,590	580,327
Average diluted shares outstanding	543,212	557,440	557,494	558,443	568,234	580,003	592,020

September 30,	December 31,
2007	2006	2006	2005	2004	2003	2002

Financial Condition at Period End:
Securities	11,277,866	20,036,739	11,595,720	22,430,697	25,019,759	29,189,776	25,534,110
Loans and leases	79,014,731	74,352,511	75,502,315	71,228,926	60,366,961	54,188,980	48,603,120
Assets	104,265,370	105,828,398	100,669,263	105,225,054	94,455,731	91,254,837	80,894,096
Deposits	69,381,922	68,642,771	69,380,046	67,434,150	58,226,347	57,095,331	52,208,427
Short-term borrowings	8,926,077	9,267,481	4,216,891	9,568,445	10,025,554	13,170,707	8,823,276
Long-term debt and convertible subordinated notes	12,498,030	14,169,657	12,558,082	15,227,385	13,982,708	9,062,830	8,178,704
Shareholders’ equity	9,292,927	10,021,745	10,021,971	9,446,411	8,923,832	8,667,003	8,475,311
Profitability Ratios:
Return on average assets	1.41%	1.42%	1.13%	1.50%	1.61%	1.90%	2.04%
Return on average shareholders’ equity	14.70%	15.50%	12.11%	16.62%	17.21%	19.00%	18.40%
Net interest margin	3.38%	3.03%	3.06%	3.23%	3.48%	3.62%	3.96%
Efficiency ratio	57.60%	55.20%	60.5%	53.2%	53.9%	47.0%	47.5%
Noninterest income to total income	48.23%	47.54%	42.8%	45.7%	45.0%	46.1%	44.7%
Dividend payout	64.10%	58.60%	74.2%	52.7%	48.9%	39.4%	37.8%
Capital Ratios:
Average shareholders’ equity to average assets	9.56%	9.19%	9.32%	9.06%	9.34%	10.01%	11.08%
Tier 1 risk-adjusted capital	8.46%	8.64%	8.39%	8.35%	10.31%	10.97%	11.70%
Total risk-adjusted capital	10.87%	10.61%	11.07%	10.42%	12.31%	13.42%	13.51%
Tier 1 leverage	9.23%	8.52%	8.44%	8.08%	8.89%	9.11%	9.73%
Ratio of Earnings to Fixed Charges:
Including deposit interest	1.65	x	1.69	1.52	x	2.08	x	3.00	x	3.22	x	2.60	x
Excluding deposit interest	2.96	x	2.75	x	2.36	x	3.45	x	4.87	x	5.76	x	5.48	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Including deposit interest	1.65	x	1.69	1.52	x	2.08	x	3.00	x	3.21	x	2.59	x
Excluding deposit interest	2.96	x	2.75	x	2.36	x	3.45	x	4.86	x	5.75	x	5.47	x
Credit Quality Ratios:
Allowance for loan and lease losses to nonperforming assets	117.10%	185.04%	169.62%	206.03%	235.32%	242.01%	250.62%
Allowance for credit losses to loans and leases outstanding	1.19%	1.14%	1.14%	1.16%	1.31%	1.47%	1.49%
Net charge-offs to average loans and leases outstanding	0.51%	0.41%	0.44%	0.45%	0.45%	0.63%	0.43%
Nonperforming assets to loans, leases and other real estate owned	0.92%	0.56%	0.61%	0.52%	0.51%	0.61%	0.59%

SELECTED HISTORICAL FINANCIAL DATA OF FIRST CHARTER

The following table sets forth certain historical financial data concerning First Charter for the five years ended December 31, 2006. The financial statements include all adjustments (which consist of normal recurring accruals) necessary to present fairly the condensed results of operations for the five years ended December 31, 2006.

Selected Financial Data

	For the Nine Months September 30,		For the Calendar Year
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

Income statement
Interest income	$234,232	$190,473	$264,929	$224,605	$187,303	$178,292	$196,388
Interest expense	122,722	92,778	131,219	99,722	64,293	70,490	83,227

Net interest income	111,510	97,695	133,710	124,883	123,010	107,802	113,161
Provision for loan losses	13,801	3,804	5,290	9,343	8,425	27,518	8,270
Noninterest income	58,134	50,290	67,678	46,738	57,038	62,282	47,410
Noninterest expense	106,683	91,084	124,937	127,971	107,496	125,065	97,551

Income from continuing operations before income tax expense	49,160	53,097	71,161	34,307	64,127	17,501	54,750
Income tax expense	16,787	17,837	23,799	9,132	21,889	3,313	14,947

Income from continuing operations, net of tax	32,373	35,260	47,362	25,175	42,238	14,188	39,803
Discontinued operations
Income (loss) from discontinued operations	—	198	36	224	337	(69)	—
Gain on sale	—	—	962	—	—	—	—
Income tax expense (benefit)	—	78	965	88	133	(27)	—

Income (loss) from discontinued operations, net of tax	—	120	33	136	204	(42)	—

Net income	32,373	35,380	$47,395	$25,311	$42,442	$14,146	$39,803

Per common share
Basic earnings per share
Income from continuing operations	0.93	1.14	$1.50	$0.83	$1.41	$0.48	$1.30
Income from discontinued operations, net of tax	—	—	—	—	0.01	—	—
Net income	0.93	1.14	1.50	0.83	1.42	0.47	1.30
Diluted earnings per share
Income from continuing operations	0.93	1.13	1.49	0.82	1.40	0.47	1.30
Income from discontinued operations, net of tax	—	—	—	—	0.01	—	—
Net income	0.93	1.13	1.49	0.82	1.40	0.47	1.30
Cash dividends declared	0.59	0.58	0.775	0.76	0.75	0.74	0.73
Period-end book value	13.16	11.20	12.81	10.53	10.47	10.08	10.80
Average shares
Basic	34,629	30,938	31,525,366	30,457,573	29,859,683	29,789,969	30,520,125
Diluted	34,955	31,311	31,838,292	30,784,406	30,277,063	30,007,435	30,702,107

Selected Financial Data

	For the Nine Months September 30,		For the Calendar Year
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

Ratios
Return on average equity	9.54%	13.87%	13.45%	7.86%	14.05%	4.50%	12.52%
Return on average assets	0.89	1.09	1.08	0.56	0.98	0.35	1.13
Net yield on earning assets	3.40	3.36	3.37	3.05	3.14	3.00	3.52
Average portfolio loans to average deposits	108.95	105.66	105.72	101.75	92.48	85.56	93.85
Average equity to average assets	9.32	7.80	8.06	7.18	6.99	7.85	9.02
Efficiency ratio(1)	62.2	58.6	59.6	59.4	59.8	65.4	64.3
Dividend payout	63.4	51.3	52.0	92.7	53.6	157.4	56.2

Selected period-end balances
Portfolio loans, net	3,434,389	3,061,864	$3,450,087	$2,917,020	$2,412,529	$2,227,030	$2,045,266
Loans held for sale	10,362	10,923	12,292	6,447	5,326	5,137	158,404
Allowance for loan losses	43,017	29,919	34,966	28,725	26,872	25,607	27,204
Securities available for sale	907,608	899,120	906,415	899,111	1,652,732	1,601,900	1,129,212
Assets	4,839,693	4,382,507	4,856,717	4,232,420	4,431,605	4,206,693	3,745,949
Deposits	3,208,026	2,954,854	3,248,128	2,799,479	2,609,846	2,427,897	2,322,647
Other borrowings	1,113,333	1,031,798	1,098,698	1,068,574	763,738	473,106	1,042,440
Total liabilities	4,382,205	4,033,069	4,409,355	3,908,825	4,116,918	3,907,254	3,421,263
Shareholders’ equity	457,488	349,438	447,362	323,595	314,687	299,439	324,686

Selected average balances
Portfolio loans	3,519,299	3,010,654	$3,092,801	$2,788,755	$2,353,605	$2,126,821	$2,112,855
Loans held for sale	10,627	8,434	9,019	6,956	9,502	25,927	10,035
Securities available for sale, at cost	918,670	920,374	920,961	1,361,507	1,623,102	1,464,704	1,126,494
Earning assets	4,458,643	3,948,906	4,033,031	4,164,969	4,004,678	3,662,460	3,261,842
Assets	4,863,983	4,271,329	4,369,834	4,489,083	4,322,727	4,009,511	3,525,090
Deposits	3,230,179	2,849,301	2,925,506	2,740,742	2,544,864	2,485,711	2,251,256
Other borrowings	1,122,976	1,047,351	1,049,165	1,375,910	1,428,124	1,159,889	906,263
Shareholders’ equity	453,472	333,362	352,253	322,226	302,101	314,562	317,952

(1)	Noninterest expense less debt extinguishment expense and derivative termination costs, divided by the sum of taxable-equivalent net interest income plus noninterest income less gain (loss) on sale of securities, net. Excludes the results of discontinued operations.

DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE
RIGHTS OF SHAREHOLDERS

Fifth Third is a corporation organized under the laws of the State of Ohio. First Charter is a corporation organized under the laws of the State of North Carolina.

Fifth Third is authorized to issue 1,300,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. As of October 31, 2007, Fifth Third had outstanding 532,651,493 shares of Fifth Third common stock, 7,250 shares of Fifth Third Series D perpetual preferred stock and 2,000 shares of Fifth Third Series E perpetual preferred stock. Pursuant to Fifth Third’s articles of incorporation, the Board of Directors of Fifth Third may, without further action of the shareholders: (1) divide into one or more new series the authorized shares of Fifth Third preferred stock that have not previously been designated, (2) fix the number of shares constituting any new series and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or noncumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock are not entitled to vote on any matter.

The Fifth Third Series D and Series E perpetual preferred stock is not redeemable at the option of either Fifth Third or the holder. The holder of Fifth Third Series D perpetual preferred stock has the option to convert his or her stock into Fifth Third common stock, subject to regulatory approval. If a change in control of Fifth Third occurs that is not approved by the holders of a majority of the outstanding shares of Fifth Third Series E perpetual preferred stock, the holders of Fifth Third Series E perpetual preferred stock have the right to convert those shares into the right to receive a cash payment. Fifth Third may not engage in a merger in which Fifth Third is not the surviving entity unless the surviving entity issues to the holders of Series D and Series E perpetual preferred stock other series of preferred stock with powers, preferences and special rights substantially identical to those of the Series D and Series E perpetual preferred stock.

First Charter is authorized to issue 100,000,000 shares of First Charter common stock, no par value and 2,000,000 shares of preferred stock, no par value. As of November 26, 2007, First Charter had outstanding 34,802,684 shares of First Charter common stock.

Set forth below is a description of Fifth Third common stock and First Charter common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and Ohio law and of the Amended and Restated Articles of Incorporation and bylaws of First Charter and North Carolina law and are qualified in their entirety by reference to those documents.

Voting Rights

Holders of both Fifth Third common stock and First Charter common stock are generally entitled to one vote per share on all matters submitted to a vote of shareholders.

Fifth Third Series D and Series E perpetual preferred stock do not carry any voting rights, except as required by Ohio law, but Fifth Third may not issue any securities ranking, as to dividends or rights upon liquidation, senior to or on parity with the Fifth Third Series D and Series E perpetual preferred stock, without the prior approval of holders of a majority of shares of Fifth Third Series D or Series E perpetual preferred stock, as the case may be.

Classification of Board of Directors.  First Charter’s bylaws provide for the division of its Board of Directors into three classes of approximately equal size to serve for terms of one, two and three years respectively. Thereafter, the successors in each class of directors shall serve for terms of three years. Fifth Third’s code of regulations provides for one class of directors that may increase to be no more than 30 and no less than 10 directors. Fifth Third directors are elected at the annual meeting of the shareholders and serve until the next annual meeting of the shareholders or until their successors are elected. The classification of the Board of Directors of First Charter may make it more difficult for a shareholder to acquire immediate control of the company and remove management by means of a hostile takeover. As the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority or all of the directors of Fifth Third’s non-classified Board of Directors may be replaced in one annual meeting.

Preferred Stock.  As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its Board of Directors, without shareholder approval, may designate various characteristics and rights of the outstanding Fifth Third preferred stock, including conversion rights. Fifth Third’s Board of Directors may also, without shareholder approval, authorize the conversion of shares of other classes of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock and adversely affect the voting power of the Fifth Third common stock. Subject to its Board of Directors’ fiduciary duties, Fifth Third could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Fifth Third.

First Charter is authorized to issue 2,000,000 shares of preferred stock, no par value per share. The First Charter Board of Directors has the authority to issue First Charter preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of First Charter preferred stock. Any shares of First Charter preferred stock that may be issued may rank prior to shares of First Charter common stock as to payment of dividends and upon liquidation. First Charter is authorized to issue 100,000 shares of Series X Junior Participating Preferred Stock.

Cumulative Voting.  The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation’s articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of the corporation if (1) written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of such corporation, not less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder will be entitled to cumulate the voting power he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the Board of Directors.

Holders of First Charter common stock do not have a right to vote cumulatively in the election of directors. Therefore, each share of First Charter common stock is entitled to one vote in the election of any director.

Dividends

Holders of Fifth Third common stock are entitled to dividends as and when declared by the Board of Directors of Fifth Third out of funds legally available for the payment of dividends. Fifth Third has, in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as its Board of Directors shall determine. Before the Fifth Third Board of Directors may declare and pay a dividend, however, Fifth Third must pay or declare full cumulative dividends on all shares having a priority over the Fifth Third common stock as to dividends; Fifth Third must make all required sinking or retirement fund payments on all classes of preferred shares and on any other stock of Fifth Third ranking as to dividends or assets prior to the Fifth Third common stock; and Fifth Third must be in compliance with the terms of any of its indebtedness or other securities where noncompliance would restrict or prohibit the payment of dividends on Fifth Third common stock. Fifth Third Series D and Series E preferred stock are entitled to dividends that are payable quarterly at the annual rate of 8%, based on their stated value of $1,000 per share. The obligation to pay dividends is cumulative. Fifth Third Series D perpetual preferred stock is senior as to dividends to the Fifth Third Series E perpetual preferred stock and Fifth Third common stock. Fifth Third Series E perpetual preferred stock is senior as to dividends to Fifth Third common stock.

The holders of First Charter common stock are entitled to receive such dividends or distributions as the First Charter Board of Directors may declare out of funds legally available for such payments. The payment of distributions by First Charter is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding First Charter preferred stock. Stock dividends, if any are declared, may be paid from authorized but unissued shares.

Most of the revenues of Fifth Third and First Charter available for payment of dividends are derived from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board or the FDIC, as the case may be, exceed the aggregate of the bank’s net profits and retained net profits for the preceding two years. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared. No affiliate of First Charter has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends that Fifth Third and First Charter, and their respective affiliates, may pay in the future.

Preemptive Rights

Neither shareholders of Fifth Third nor shareholders of First Charter have preemptive rights.

Rights Upon Liquidation

In the event of any liquidation, dissolution or winding up of Fifth Third, the holders of Fifth Third common stock would be entitled to receive, subject to the rights of holders of Fifth Third preferred stock and after payment or provision for payment of all debts and liabilities of Fifth Third (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Fifth Third available for distribution. Fifth Third’s Series D and Series E perpetual preferred stock have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution. If other series of Fifth Third preferred stock are issued, the holders of such other series of preferred stock may also have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution.

In the event of liquidation, holders of First Charter common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any First Charter preferred stock then outstanding.

Constituency Clause

First Charter’s Amended and Restated Articles of Incorporation provide that when evaluating any proposal involving a tender offer, equity security exchange offer, merger or acquisition of First Charter’s assets, in determining what is in the best interests of the company and its shareholders, the Board of Directors must give due consideration to all relevant factors, including without limitation, the social and economic effects of any action on the employees, customers and other constituents of First Charter and its subsidiaries and on the communities in which First Charter and its subsidiaries operate and are located.

Ohio law provides that a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and, in his discretion, may consider any of the following: (1) the interests of the corporation’s employees, suppliers, creditors and customers; (2) the economy of the state and nation; (3) community and societal considerations; and (4) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Indemnification and Personal Liability of Directors and Officers

Fifth Third’s code of regulations provides for the indemnification of each director and officer of the corporation to the fullest extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

First Charter’s bylaws provide for the indemnification of directors and certain officers against all liability and expenses, including reasonable attorneys’ fees, in any proceeding arising out of their status as directors or officers, or their activities in any such capacity; provided, however, that First Charter shall not indemnify a director or officer against liability or litigation expense that such person may incur on account of activities of such person that at the time taken were known or believed by him or her to be clearly in conflict with the best interests of the company. The only officers that First Charter will indemnify are those officers who are also directors of First Charter, executive officers of First Charter and other officers of First Charter who are designated by the Board of Directors from time to time as indemnified officers.

Neither Fifth Third nor First Charter has any additional indemnification agreements with its officers or directors.

Shareholders’ Meetings; Quorum

Special meetings of Fifth Third’s shareholders may be called at any time by the Board of Directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. These applications must set forth the purpose or purposes of the meeting.

First Charter’s bylaws provide that special meetings of shareholders can be called, for any purpose or purposes, unless contrary to North Carolina law, by the chief executive officer, or secretary of First Charter acting under the instructions of the chief executive officer, or by the Board of Directors.

The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under Fifth Third’s code of regulations. First Charter’s bylaws provide that the majority of votes entitled to be cast on a particular matter shall constitute a quorum, however, once a share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting.

Removal of Directors

Ohio law provides that the directors may remove any director: (1) if by order of court he has been found to be of unsound mind, or if he is adjudicated a bankrupt; or (2) if within 60 days, or within such other period of time as is prescribed in the articles or the code of regulations, from the date of his election he does not qualify by accepting in writing his election to the office or by acting at a meeting of the directors, and by acquiring the qualifications specified in the articles or the regulations; or if, for such period as is prescribed in the articles or the regulations, he ceases to hold the required qualifications.

When, as in the case of Fifth Third, the shareholders have a right to vote cumulatively in the election of directors, and the directors are classified, then, unless the articles or the code of regulations expressly provide that no director may be removed from office or that removal of directors requires a greater vote than that specified in this division, all the directors, all the directors of a particular class or any individual director may be removed from office, only for cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. Ohio law restricts a shareholder’s right to remove classified directors to removal for cause.

Fifth Third’s code of regulations provides that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of record of a majority of the outstanding shares of Fifth Third common stock entitled to vote thereon at a meeting of the shareholders, and the vacancy in the Board of Directors caused by such removal may be filled by action of the shareholders at such meeting or any subsequent meeting.

First Charter’s bylaws provide that any director may be removed at any time with or without cause by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove him or her. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected at the same meeting.

Amendment to Charter Documents

Ohio law provides that except in certain circumstances, amendments to a corporation’s articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles.

Except for amendments by the Fifth Third Board of Directors concerning the fixing of the terms of any series of Fifth Third preferred stock, Fifth Third’s articles of incorporation contain no other provisions concerning amendments.

Unless North Carolina law, the articles of incorporation or a bylaw adopted by the board of directors or by shareholders requires a greater vote or a vote by voting groups, an amendment to articles of incorporation must be approved by (1) a majority of the votes entitled to be cast by any voting group for which the amendment would create dissenters’ rights and (2) a majority of votes cast within each voting group, when a quorum is present. First Charter’s Amended and Restated Articles of Incorporation require a 75% vote of shareholders to amend provisions related to the number of directors on the board of directors.

Ohio law provides that the code of regulations of a corporation may be amended, or new regulations may be adopted, by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on the proposal, or if the articles or regulations so provide or permit, by the affirmative vote or written consent of the holders of shares entitling them to exercise a greater or lesser proportion but not less than a majority of the voting power.

Fifth Third’s code of regulations provide that the Fifth Third code of regulations may be altered, amended or repealed at a meeting held for this purpose by the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise a majority of the voting power or may be adopted without a meeting by the written consent of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power.

First Charter’s bylaws provide that except to the extent otherwise provided by applicable law or the First Charter articles of incorporation or a bylaw adopted by the shareholders, the Board of Directors may amend or repeal the bylaws and may adopt new bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally. The shareholders of First Charter may also amend or repeal the bylaws and may adopt new bylaws. A bylaw that fixes a greater quorum or voting requirement for the Board of Directors than otherwise provided by law may provide that it may be amended or repealed only by a specified vote of either the shareholders or the Board of Directors. A bylaw that fixes a greater quorum or voting requirement for the Board of Directors than otherwise provided by law may not be adopted by the Board of Directors by a vote less than a majority of the directors then in office, and may not itself be amended by a quorum or vote of the directors less than the quorum or vote therein prescribed or prescribed by the shareholders upon adoption or amendment of such bylaw.

Vacancies on the Board of Directors

Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board of directors for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director pursuant to the second paragraph in “— Removal of Directors” above, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy on the board of directors.

Fifth Third’s code of regulations provides that, except for vacancies created by the removal of a director (which is filled as stated above in “— Removal of Directors”), in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third Board of Directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum) or (2) by the holders of Fifth Third common stock entitled to vote thereon, either at an annual meeting of shareholders or at a special meeting called for that purpose.

First Charter’s bylaws provide that unless the articles of incorporation provide otherwise, if a vacancy occurs, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors: (1) the shareholders may fill the vacancy; (2) the Board of Directors may fill the vacancy or (3) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors, or by the sole director, remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the holders of shares of that voting group are entitled to fill the vacancy. A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Subscription, Conversion, Redemption Rights; Stock Nonassessable

Neither Fifth Third common stock nor First Charter common stock have subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of First Charter pursuant to the merger agreement will be validly issued, fully paid and nonassessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

Approval of Mergers, Consolidations or Sale of Assets

A merger, consolidation or disposition of all or substantially all of Fifth Third’s assets requires approval by a two-thirds vote of the outstanding voting shares of Fifth Third common stock.

The First Charter Amended and Restated Articles of Incorporation require that in order to consolidate with, or merge with or into, any other corporation, the First Charter shareholders must approve such merger by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote. If any shareholder entitled to vote is a person who is the beneficial owner of more than 20% of the voting power of the corporation and if, prior to the acquisition of 20% of the voting power of the corporation by a shareholder, the Board of Directors of the corporation had not unanimously approved such consolidation or merger, then the merger or consolidation must be approved by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote, which shall include the affirmative vote of at least 50% of the voting power of the outstanding stock of shareholders entitled to vote other than individual shareholders who are the beneficial owners of 20% or more of the voting power of the corporation. Since First Charter does not have any individual shareholders that are the beneficial owners of 20% or more of the voting power of the corporation, the affirmative vote of 75% of the aggregate voting power of the outstanding stock of First Charter entitled to vote is the only vote required to approve the merger agreement.

Change-in-Control Provisions

The articles of incorporation and code of regulations of Fifth Third contain various provisions that could make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change in control of Fifth Third. Additionally, Ohio law contains provisions that would also make more difficult a change in control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

Ohio Control Share Acquisition Act.  Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any “control share acquisition” of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A “control share acquisition” is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%; more than 33%; and a majority.

The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the separate special meeting and (2) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation common stock deemed to be “interested shares” for purposes of the Ohio Control Share Acquisition Act.

“Interested shares” are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person; (2) any officer of the Ohio issuing public corporation or (3) any employee who is also a director of the Ohio issuing public corporation. “Interested shares” also include shares of the Ohio issuing public corporation common stock that are acquired by any person after the date of the first public disclosure of the proposed merger and the date of the special meeting, if either: (a) the aggregate consideration paid by such person, and any person acting in concert with him, for such shares of the Ohio issuing public corporation common stock exceeds $250,000; or (b) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Ohio issuing public corporation common stock.

Ohio Merger Moratorium Statute.  Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

The transactions restricted by Chapter 1704 include:

•	any merger, consolidation, combination or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

•	certain transfers of property, dividends and issuance or transfers of shares from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions that (1) increase the proportionate share ownership of an interested shareholder, (2) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder or (3) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if: (1) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (2) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder or (3) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

Ohio Tender Offer Procedures.  Ohio law also provides that an offeror may not make a tender offer or request an invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company’s equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror’s previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

Dissenters’ Rights.  Under Ohio law, shareholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Shareholders entitled to relief as dissenting shareholders under Ohio law are:

•	shareholders of an Ohio corporation dissenting from certain amendments to the corporation’s articles of incorporation;

•	shareholders of an Ohio corporation that is being merged or consolidated into a surviving or new entity;

•	shareholders of a surviving Ohio corporation to a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	shareholders, other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	shareholders of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•	shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged; and

•	shareholders of a domestic corporation that is being converted.

The Amended and Restated Articles of Incorporation and bylaws of First Charter also contain various provisions that could make a change-in-control of First Charter more difficult, or discourage a tender offer or other plan to restructure First Charter. The ability of First Charter to issue shares of First Charter preferred stock may have the effect of delaying, deferring or preventing a change in control of First Charter. First Charter’s classified Board of Directors may also make it more difficult for a shareholder to acquire immediate control of First Charter. Additionally, provisions that permit shareholders to only take action at an annual or special meeting and require shareholders to give First Charter advance notice to nominate candidates for election to the Board of Directors or to make a shareholder proposal at a shareholders’ meeting may make more difficult or expensive or may discourage a tender offer, change-in-control or takeover of First Charter. Moreover, North Carolina law contains provisions that could make a change-in-control of First Charter more difficult, or discourage a tender offer or other plan to restructure First Charter. The following discussion of some of these provisions is qualified in its entirety by reference to those particular charter, statutory and regulatory provisions.

North Carolina Control Share Acquisition Act.  Section 55-9A-05 of the North Carolina Business Corporation Act restricts the voting rights of certain shares of a corporation’s stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation’s issued and outstanding stock. The statute provides that the acquired shares (the “control shares”) will not have any voting rights, unless such rights are granted by resolution adopted by the shareholders of the covered corporation. The acquiring party may, however, petition the corporation to have voting rights accorded to the control shares by way of an “acquiring person statement” submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person’s request to have voting rights accorded to holders of the control shares. Voting rights may be granted to the control shares by a resolution of holders of a majority of the corporation’s shares outstanding entitled to vote for the election of directors. If such a resolution is approved, and the voting rights reassigned to the control shares represent a majority of all voting rights of the corporation’s outstanding voting stock, then, unless the corporation’s articles of incorporation or bylaws provide otherwise, all shareholders of the corporation shall (other than the holders of control shares) have the right to have their shares redeemed by the corporation at the highest price paid per share by the acquirer as of the day prior to the date the vote was taken in accordance with the North Carolina Control Share Acquisition Act. The acquisition of shares of the corporation does not constitute a control-share acquisition if, among other circumstances, the acquisition has been effected in compliance with the applicable provisions North Carolina law, but only if the acquisition is pursuant to an agreement to which the covered corporation is a party. First Charter has opted out of the North Carolina Control Share Acquisition Act, as provided by the Act.

North Carolina Shareholder Protection Act.  Section 55-9-02 of the North Carolina Shareholder Protection Act places restrictions on mergers, consolidations, sales of assets, leases, conversions and other similar kinds of transactions with or between a North Carolina corporation and any other entity who beneficially owns, directly or indirectly, 20% or more of the voting shares of the corporation. The statute provides that the corporation may not engage in any such transaction with any 20% or greater shareholder of the corporation unless the transaction is approved by the affirmative vote of the holders of 95% of the voting shares of a corporation. This voting requirement is not applicable to such transaction if the following conditions are met:

•	The cash, or fair market value of other consideration, to be received per share by the holders of the corporation’s common stock in such business combination bears the same or a greater percentage relationship to the market price of the corporation’s common stock immediately prior to the announcement of such business combination by the corporation as the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) that such other entity has theretofore paid for any of the shares of the corporation’s common stock already owned by it bears to the market price of the corporation’s common stock immediately prior to the commencement of acquisition of the corporation’s common stock by such other entity, directly or indirectly;

•	The cash, or fair market value of other consideration, to be received per share by holders of the corporation’s common stock in such business combination (i) is not less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by such other entity in acquiring any of its holdings of the shares of the corporation’s common stock and (ii) is not less than the earnings per share of the corporation’s common stock for the four full consecutive fiscal quarters immediately preceding the record date for the solicitation of votes on such business combination, multiplied by the then price/earnings multiple, if any, of such other entity as customarily computed and reported in the financial community;

•	After the other entity has acquired a twenty percent (20%) interest and prior to the consummation of such business combination: (1) the other entity shall have taken steps to ensure that the corporation’s board of directors included at all times representation by continuing directors proportionate to the outstanding shares of the corporation’s common stock held by persons not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (2) there shall have been no reduction in the rate of dividends payable on the corporation’s common stock, except as may have been approved by a unanimous vote of its directors; (3) the other entity shall have not acquired any newly issued shares of the corporation’s capital stock, directly or indirectly, from the corporation, except upon conversion of any convertible securities acquired by the other entity prior to obtaining a twenty percent (20%) interest or as a result of a pro rata stock dividend or stock split; and (4) the other entity shall not have acquired any additional shares of the corporation’s outstanding common stock, or securities convertible into common stock, except as part of the transaction that resulted in the other entity acquiring its twenty percent (20%) interest;

•	The other entity shall not have (1) received the benefit, directly or indirectly, except proportionately with other shareholders, of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation or (2) made any major change in the corporation’s business or equity capital structure unless by a unanimous vote of the directors, in either case prior to the consummation of the business combination; and

•	A proxy statement responsive to the requirements of the Exchange Act shall be mailed to the public shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination and shall contain prominently in the forepart thereof any recommendations as to the advisability or inadvisability of the business combination that the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination to the remaining public shareholders of the corporation, which investment banking firm shall be selected by a majority of the continuing directors and shall be paid by the corporation a reasonable fee for its services upon receipt of such opinion.

First Charter has opted out of the North Carolina Shareholder Protection Act in its Amended and Restated Articles of Incorporation, as permitted under the Act.

Dissenter’s Rights.  Under North Carolina law, a shareholder is entitled to dissent from and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

•	The consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under North Carolina law) is a party unless (1) approval by the shareholders of that corporation is not required by North Carolina law or (2) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

•	The consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

•	The consummation of a plan of conversion of a corporation;

•	The consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by North Carolina law, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

•	An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (1) alters or abolishes a preferential right of the shares; (2) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (4) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without a meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided by North Carolina law; (5) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under North Carolina law; or (6) changes the corporation into a nonprofit corporation or cooperative organization; or

•	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

A shareholder entitled to dissent and obtain payment for his or her shares may not challenge the corporate action creating his or her entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Notwithstanding any of the above, North Carolina law gives no right to shareholders to dissent from, or obtain payment of the fair value of their shares in the event of, the corporate actions set forth in the first, second and fourth bullet points above if the affected shares are any class or series that, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held by at least 2,000 record shareholders.

However, the above paragraph does not apply in cases in which either:

(1) The articles of incorporation, bylaws or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

•	Cash;

•	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation that, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

•	A combination of cash and shares as set forth immediately above.

Appraisal rights are not available to holders of shares of a security listed on the NASDAQ Global Select Market System such as First Charter in situations where the exceptions described in paragraphs 1) and 2) above do not apply. Appraisal rights are therefore not available to First Charter shareholders with respect to the merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. Fifth Third has completed the filing of applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board.  The merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956. On September 18, 2007, Fifth Third filed the required application with the Federal Reserve Board for approval of the merger.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board may not approve an interstate acquisition without regard to state law if the applicant controls, or after completion of the acquisition the combined entity would control, more than 10 percent of the total deposits of insured depository institutions in the United States.

In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of each of Fifth Third and First Charter in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the company and its subsidiaries. Each of Fifth Third’s and First Charter’s depository institutions has received a “satisfactory” or better CRA rating from the applicable federal regulator.

Other Requisite Approvals, Notices and Consents.  The merger is also subject to the prior approval of the North Carolina Commissioner of Banks, which approval was given on October 22, 2007. On September 18, 2007, Fifth Third also gave the required prior notice of the merger to the Georgia Department of Banking and Finance.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

LEGAL AND TAX MATTERS

Counsel employed by Fifth Third has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of First Charter in connection with the merger have been duly authorized and, if issued pursuant to the merger agreement, will be validly issued, fully paid and nonassessable under the current laws of the State of Ohio. Alston & Bird LLP will render opinions to Fifth Third and Helms Mulliss & Wicker, PLLC will render opinions to First Charter, with respect to certain federal income tax consequences of the merger. Helms Mulliss & Wicker, PLLC regularly performs services for First Charter. Some members of Helms Mulliss & Wicker, PLLC performing those legal services own shares of First Charter common stock.

EXPERTS

The consolidated financial statements of Fifth Third Bancorp and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to Fifth Third Bancorp’s Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the restatement of the consolidated statements of cash flows, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of First Charter Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements in 2006.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses an opinion that First Charter Corporation did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state material weaknesses were included in management’s assessment related to the Control Environment, Significant Transactions and Estimates Accounting, and Reconciliation Function.

OTHER MATTERS

First Charter Annual Meeting Shareholder Proposals

First Charter will hold a 2008 Annual Meeting of Shareholders only if the merger is not completed before the time it is required to hold its 2008 Annual Meeting under its bylaws. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders would be December 27, 2007. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in our proxy statement) in compliance with Article III, Section 15 of our bylaws. This provision requires that a shareholder give written notice to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year’s annual meeting of shareholders. Consequently, any shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely pursuant to Rule 14a-5(e) under the Exchange Act unless the notice required by our bylaws is delivered to the Corporate Secretary not later than the close of business on February 23, 2008 and not earlier than the close of business on January 24, 2008 and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.

WHERE YOU CAN FIND MORE INFORMATION

Fifth Third files annual, quarterly and current reports, proxy statements and other information with the SEC. Fifth Third’s SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows Fifth Third to “incorporate by reference” into this prospectus the information Fifth Third files with it, which means that Fifth Third can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that Fifth Third subsequently files with the SEC will automatically update and supersede information in this prospectus and in the other filings of Fifth Third with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information that was filed later.

Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock to be issued to First Charter’s shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third as well as a proxy statement of First Charter for the special meeting.

Fifth Third incorporates by reference the documents listed below, which have already been filed with the SEC, and any documents filed with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we exchange all the securities offered in this prospectus:

Fifth Third SEC Filings:

•	Fifth Third’s Annual Report on Form 10-K/A for the year ended December 31, 2006;

•	Fifth Third’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2007 and September 30, 2007; and

•	Fifth Third’s Current Reports on Form 8-K filed with the SEC on January 16, January 22, March 30, May 10, July 27, July 30, August 7, August 8, August 16, August 17, September 27, October 29, October 31, 2007 and November 9, 2007.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference to that filing) at no cost, by writing or calling Fifth Third at the following address:

For Fifth Third Requests:
Paul L. Reynolds
Executive Vice President, General Counsel and Secretary
Fifth Third Bancorp
Fifth Third Center
38 Fountain Square Plaza
MD10AT76
Cincinnati, Ohio 45263
(513) 579-5300

In order to ensure timely delivery of the documents, any request should be made by January 11, 2008.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. Fifth Third and First Charter have not authorized anyone else to provide you with additional or different information. You should not assume that the information contained in this document or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents, and neither the mailing of this document to shareholders nor the issuance of Fifth Third common stock in the merger will create any implication to the contrary.

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS
OF
FIRST CHARTER CORPORATION

CONTROLS AND PROCEDURES

Management’s Annual Report on Internal Control Over Financial Reporting

First Charter Corporation’s (“First Charter”) management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Exchange Act). Internal control over financial reporting is a process, designed by, or under the supervision of, an entity’s principal executive and principal financial officers, and effected by an entity’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and the dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of the management and directors of the entity; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on its consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of First Charter’s management, including First Charter’s Chief Executive Officer and Chief Financial Officer, First Charter’s management conducted an assessment of the effectiveness of its internal control over financial reporting based on the criteria set forth in the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected.

As of December 31, 2006, management concluded that its internal control over financial reporting was not effective because of the material weaknesses described below.

Control Environment

A control environment sets the tone of an organization, influences the control consciousness of its people, and is the foundation of all other components of internal control over financial reporting. First Charter’s control environment did not sufficiently promote effective internal control over financial reporting throughout the organization. Specifically, the following deficiencies were identified in First Charter’s control environment as of December 31, 2006:

•	A sufficient complement of skilled finance, tax and accounting resources did not exist to perform supervisory reviews and monitoring activities over certain financial reporting matters and controls.

•	An adequate tone and control consciousness did not exist to support effective application of policies and the execution of procedures within the daily operating of financial reporting controls.

These deficiencies in the control environment were a contributing factor in the development of the “Significant Transactions and Estimates Accounting” and “Reconciliation Function” material weaknesses described below, and resulted in more than a remote likelihood that material misstatements of the annual or interim financial statements would not be prevented or detected.

Significant Transactions and Estimates Accounting

Sufficient expertise and resources did not exist, or were not appropriately applied, within First Charter to accomplish an effective evaluation of the financial reporting for non-routine transactions (e.g., business combinations and dispositions), new accounting pronouncements, and significant accounting estimates (e.g., the allowance for loan losses). These deficiencies resulted in errors that were material, when aggregated, to First Charter’s preliminary 2006 financial statements.

Reconciliation Function

The policies and procedures over the design, preparation, and supervisory review of reconciliation and suspense monitoring functions (reconciliations) were deficient. Certain reconciliations were not designed effectively to detect misstatements. Other reconciliations were not performed in a timely manner or to a level of precision to detect material misstatements. In addition, the review function over reconciliations was not performed to a level of precision that would detect unusual variations or material misstatements. This deficiency resulted in a material error to mortgage services revenue within First Charter’s preliminary 2006 financial statements.

During 2006, First Charter acquired GBC Bancorp, Inc. Management excluded from its assessment of the effectiveness of First Charter’s internal control over financial reporting as of December 31, 2006, GBC Bancorp, Inc.’s internal control over financial reporting. GBC Bancorp, Inc. constituted 9.6 percent of First Charter’s consolidated total assets as of December 31, 2006, and 1.8 percent and 2.4 percent of First Charter’s consolidated total revenue and consolidated net income, respectively, for the year then ended.

KPMG LLP, First Charter’s independent registered public accounting firm, audited the assessment performed by First Charter’s management with respect to First Charter’s internal control over financial reporting, as stated in their report which appears in the index to this proxy statement/prospectus.

Remediation Plan

Management has developed the following remediation plans to address the material weaknesses and will proceed expeditiously with the following remediation measures in order to enhance internal control. First Charter’s Audit Committee has reviewed and endorsed these remediation plans:

•	First Charter is evaluating its personnel resources. The finance department is in the process of being reorganized in order to ensure a sufficient complement of skilled finance, tax and accounting resources performing supervisory review and monitoring activities are secured. If permanent staff is not secured in a timely manner, First Charter plans to use external resources to supplement the finance, tax and accounting functions in order to support the timely and accurate preparation of the consolidated financial statements and related information. This structure is designed to demonstrate segregation of duties and adequate independent review of all functions including the review of accounting policies and procedures.

•	First Charter plans to enhance its control environment to promote the adherence to appropriate internal control policies and procedures. First Charter intends to reassess current policies and procedures and they will be revised as necessary in order to develop and deploy effective policies and procedures and reinforce compliance in an effort to constantly improve First Charter’s internal control environment.

•	First Charter intends to augment its mechanism of regular education, and communicate to management and employees the importance of internal control and raise their level of understanding of internal control.

•	First Charter plans to enhance the internal governance and compliance function. It is intended that internal control weaknesses will be identified and remediated in a timely manner in order to strengthen the internal control structure. It is intended that, on an ongoing basis, this governance and compliance function will evaluate the effectiveness of the strengthened internal control, procedures and practices, taking corrective action as appropriate, and that the results of the evaluation will be communicated to First Charter’s Audit Committee.

•	First Charter intends to augment its mechanism of regular education, and communicate to management and employees the importance of internal control and raise their level of understanding of internal control.

•	First Charter intends to improve strategic planning to assess the accounting implications of non- routine transactions. Consideration will be given to staffing needs including consultations with external legal and accounting experts.

•	In advance of the effective dates of new accounting pronouncements, First Charter plans to evaluate the potential impact of these pronouncements and assess the staffing requirements to effectively implement and report these new accounting pronouncements in a timely manner. Consideration will also be given to the establishment of new policies, procedures and internal controls relative to these new pronouncements.

•	First Charter intends to improve the process for an effective evaluation of significant estimates. The appropriate level of management is expected to be involved in the decision-making process. It is intended that the evaluation process will be documented and adequately supported.

•	First Charter plans to perform a thorough assessment of the design of the reconciliation process and suspense monitoring functions, including a review of each balance sheet account in order to understand the manner in which the account is currently recorded, reconciled, monitored and managed. It is expected that procedures will be implemented to ensure accurate and timely general ledger account reconciliations are performed with a level of precision to detect misstatements, and that duties will be appropriately segregated to mitigate the risk of financial misstatements.

First Charter’s Board of Directors is actively monitoring these remediation efforts and may direct additional measures as deemed appropriate. In addition, a committee of First Charter’s Board of Directors is directing the implementation of steps to enhance the tone and control consciousness within First Charter and the effectiveness of the oversight process of First Charter’s Board of Directors. First Charter cannot be certain how long it will take to fully implement the Remediation Plan, or whether the Remediation Plan will ensure that First Charter’s management designs, implements and maintains adequate controls over First Charter’s financial processes and reporting in the future or will be sufficient to address and eliminate the material weaknesses.

Evaluation of Disclosure Controls and Procedures

As of September 30, 2007, an evaluation of the effectiveness of First Charter’s disclosure controls and procedures (as defined in Rule 13(a)-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) was performed under the supervision and with the participation of First Charter’s management, including the Chief Executive Officer and Principal Financial Officer. Based on that evaluation and the identification of the material weaknesses in First Charter’s internal control over financial reporting, First Charter’s Chief Executive Officer and Principal Financial Officer have concluded that First Charter’s disclosure controls and procedures were not effective to ensure that information required to be disclosed by First Charter in its reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the Securities Exchange Commission rules and forms and (ii) accumulated and communicated to First Charter’s management, including the Chief Executive Officer and Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

First Charter has enhanced the tone and control consciousness to support effective application of policies and the execution of procedures within the daily operation of financial reporting controls. First Charter has enhanced its control environment to promote the adherence to appropriate internal control policies and procedures. These efforts have been focused on redesigning the reconciliation process, improving strategic planning to assess the accounting implications of non-routine transactions, and improving the evaluation of significant estimates. First Charter has reassessed and revised key policies and procedures, including the general ledger, general ledger reconciliation, capital expenditure and accounts payable, in order to develop and deploy effective policies and procedures and reinforced compliance in an effort to constantly improve First Charter’s internal control environment.

First Charter will continue to validate and monitor all improvements in the internal control environment in order to assess and to evaluate the effectiveness of the internal controls within the daily operation of financial reporting controls. This will include an assessment and an evaluation of the application of the newly implemented policies and the execution of the appropriate internal control procedures.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
First Charter Corporation:

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, appearing under Item 9A. 2), that First Charter Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of the material weaknesses identified in management’s assessment, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). First Charter Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment:

Control Environment

A control environment sets the tone of an organization, influences the control consciousness of its people, and is the foundation of all other components of internal control over financial reporting. The Company’s control environment did not sufficiently promote effective internal control over financial reporting throughout the organization. Specifically, the following deficiencies were identified in the Company’s control environment as of December 31, 2006:

•	A sufficient complement of skilled finance, tax and accounting resources did not exist to perform supervisory reviews and monitoring activities over certain financial reporting matters and controls.

•	An adequate tone and control consciousness did not exist to support effective application of policies and the execution of procedures within the daily operation of financial reporting controls.

These deficiencies in the control environment were a contributing factor in the development of the “Significant Transactions and Estimates Accounting” and “Reconciliation Function” material weaknesses described below, and resulted in more than a remote likelihood that material misstatements of the annual or interim financial statements would not be prevented or detected.

Significant Transactions and Estimates Accounting

Sufficient expertise and resources did not exist, or were not appropriately applied, within the Company to accomplish an effective evaluation of the financial reporting for non-routine transactions (e.g., business combinations and dispositions), new accounting pronouncements, and significant accounting estimates (e.g., the allowance for loan losses). These deficiencies resulted in errors that were material, when aggregated, to the Company’s preliminary 2006 financial statements.

Reconciliation Function

The policies and procedures over the design, preparation, and supervisory review of reconciliation and suspense monitoring functions (reconciliations) were deficient. Certain reconciliations were not designed effectively to detect misstatements. Other reconciliations were not performed in a timely manner or to a level of precision to detect material misstatements. In addition, the review function over reconciliations was not performed to a level of precision that would detect unusual variations or material misstatements. This deficiency resulted in a material error to mortgage services revenue within the Company’s preliminary 2006 financial statements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Charter Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. The material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and this report does not affect our report dated April 4, 2007, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, management’s assessment that First Charter Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, First Charter Corporation has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

During 2006, the Company acquired GBC Bancorp, Inc. Management excluded from its assessment of the effectiveness of First Charter Corporation’s internal control over financial reporting as of December 31, 2006, GBC Bancorp, Inc.’s internal control over financial reporting. GBC Bancorp, Inc. constituted 9.6 percent of the Company’s consolidated total assets as of December 31, 2006, and 1.8 percent and 2.4 percent of the Company’s consolidated total revenue and consolidated net income, respectively, for the year then ended. Our audit of internal control over financial reporting of First Charter Corporation also excluded an evaluation of the internal control over financial reporting of GBC Bancorp, Inc.

Charlotte, North Carolina
April 4, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
First Charter Corporation:

We have audited the accompanying consolidated balance sheets of First Charter Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Charter Corporation as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 19 to the consolidated financial statements, effective January 1, 2006, First Charter Corporation adopted the fair value method of accounting for share-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

Also, as discussed in Notes 1 and 3 to the consolidated financial statements, First Charter Corporation changed its method of quantifying errors in accordance with SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Charter Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated April 4, 2007, expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

Charlotte, North Carolina
April 4, 2007

First Charter Corporation

Consolidated Balance Sheets

	December 31
	2006	2005
	(Dollars in thousands,
	except share data)
ASSETS
Cash and due from banks	$87,771	$119,080
Federal funds sold	10,515	2,474
Interest-bearing bank deposits	4,541	3,998

Cash and cash equivalents	102,827	125,552
Securities available for sale (cost of $916,189 and $917,710; carrying amount of pledged collateral $632,918 and $557,132 at December 31, 2006 and 2005, respectively)	906,415	899,111
Loans held for sale	12,292	6,447
Portfolio loans:
Commercial and construction	2,129,582	1,531,398
Mortgage	618,142	660,720
Consumer	737,342	753,800

Total portfolio loans	3,485,066	2,945,918
Allowance for loan losses	(34,966)	(28,725)
Unearned income	(13)	(173)

Portfolio loans, net	3,450,087	2,917,020
Premises and equipment, net	111,588	106,773
Goodwill and other intangible assets	85,068	21,897
Other assets	188,440	155,620

Total Assets	$4,856,717	$4,232,420

LIABILITIES
Deposits:
Noninterest-bearing demand	$454,975	$429,758
Demand	420,774	368,291
Money market	620,699	559,865
Savings	111,047	119,824
Certificates of deposit	1,223,252	916,569
Brokered certificates of deposit	417,381	405,172

Total deposits	3,248,128	2,799,479
Federal funds purchased and securities sold under agreements to repurchase	201,713	312,283
Commercial paper and other short-term borrowings	409,191	198,432
Long-term debt	487,794	557,859
Accrued expenses and other liabilities	62,529	40,772

Total Liabilities	4,409,355	3,908,825
Shareholders’ Equity
Preferred stock — no par value; authorized 2,000,000 shares; no shares issued and outstanding	—	—
Common stock — no par value; authorized 100,000,000 shares; issued and outstanding 34,922,222 and 30,736,936 shares at December 31, 2006 and 2005, respectively	231,602	133,408
Common stock held in Rabbi Trust for deferred compensation	(1,226)	(893)
Deferred compensation payable in common stock	1,226	893
Retained earnings	221,678	201,442
Accumulated other comprehensive loss	(5,918)	(11,255)

Total Shareholders’ Equity	447,362	323,595

Total Liabilities and Shareholders’ Equity	$4,856,717	$4,232,420

See notes to consolidated financial statements.

First Charter Corporation

Consolidated Statements of Income

	For the Calendar Year
	2006	2005	2004
	(Dollars in thousands,
	except per share amounts
Interest income
Loans	$224,937	$172,760	$124,169
Securities	39,522	51,622	62,914
Federal funds sold	267	60	19
Interest-bearing bank deposits	203	163	201

Total interest income	264,929	224,605	187,303
Interest expense
Deposits	82,448	53,456	35,350
Short-term borrowings	19,055	19,740	9,517
Long-term debt	29,716	26,526	19,426

Total interest expense	131,219	99,722	64,293

Net interest income	133,710	124,883	123,010
Provision for loan losses	5,290	9,343	8,425

Net interest income after provision for loan losses	128,420	115,540	114,585
Noninterest income
Service charges on deposits	28,962	27,809	25,564
Wealth management	2,847	2,410	1,997
Gain on sale of deposits and loans	2,825	—	339
Equity method investments gains (losses), net	3,983	(271)	(349)
Mortgage services	3,062	2,873	1,748
Gain on sale of Small Business Administration loans	126	—	—
Brokerage services	3,182	3,119	3,112
Insurance services	13,366	12,546	11,514
Bank owned life insurance	3,522	4,311	3,413
Property sale gains, net	645	1,853	777
ATM, debit, and merchant fees	8,395	6,702	5,160
Other	2,591	2,076	1,380

Total fees and other income	73,506	63,428	54,655
Securities gains (losses), net	(5,828)	(16,690)	2,383

Total noninterest income	67,678	46,738	57,038
Noninterest expense
Salaries and employee benefits	69,237	61,428	56,103
Occupancy and equipment	18,144	16,565	16,938
Data processing	5,768	5,171	3,830
Marketing	4,711	4,668	4,350
Postage and supplies	4,834	4,478	4,772
Professional services	8,811	8,072	9,389
Telecommunications	2,193	2,139	1,944
Amortization of intangibles	654	378	316
Foreclosed properties	755	386	161
Debt extinguishment expense	—	6,884	—
Derivative termination costs	—	7,770	—
Other	9,830	10,032	9,693

Total noninterest expense	124,937	127,971	107,496

Income from continuing operations before income tax expense	71,161	34,307	64,127
Income tax expense	23,799	9,132	21,889

Income from continuing operations, net of tax	47,362	25,175	42,238
Discontinued operations
Income from discontinued operations before gain on sale and income tax expense	36	224	337
Gain on sale	962	—	—
Income tax expense	965	88	133

Income from discontinued operations, net of tax	33	136	204

Net income	$47,395	$25,311	$42,442
Net income per common share
Basic
Income from continuing operations, net of tax	$1.50	$0.83	$1.41
Income from discontinued operations, net of tax	—	—	0.01
Net income	1.50	0.83	1.42
Diluted
Income from continuing operations, net of tax	$1.49	$0.82	$1.40
Income from discontinued operations, net of tax	—	—	0.01
Net income	1.49	0.82	1.40
Average common shares outstanding
Basic	31,525,366	30,457,573	29,859,683
Diluted	31,838,292	30,784,406	30,277,063
Dividends declared per common share	$0.775	$0.76	$0.75

See notes to consolidated financial statements.

First Charter Corporation

Consolidated Statements of Shareholders’ Equity

			Common Stock	Deferred
			in Rabbi	Compensation		Accumulated
			Trust for	Payable in		Other
	Common Stock		Deferred	Common	Retained	Comprehensive
	Shares	Amount	Compensation	Stock	Earnings	Income (Loss)	Total
	(Dollars in thousands, except per share amounts)
Balance, December 31, 2003	29,720,163	$115,270	$(636)	$636	$178,008	$6,161	$299,439
Comprehensive income:
Net income	—	—	—	—	42,442	—	42,442
Change in unrealized gains and losses on securities, net of reclassification adjustment for net losses included in net income						(11,023)	(11,023)

Total comprehensive income							31,419
Common stock purchased by Rabbi Trust for deferred compensation	—	—	(172)	—	—	—	(172)
Deferred compensation payable in common stock	—	—	—	172	—	—	172
Cash dividends declared, $.75 per share	—	—	—	—	(22,365)	—	(22,365)
Issuance of shares under stock-based compensation plans, including related tax effects	286,123	5,019	—	—	—	—	5,019
Issuance of shares pursuant to acquisition	47,970	1,175	—	—	—	—	1,175

Balance, December 31, 2004	30,054,256	$121,464	$(808)	$808	$198,085	$(4,862)	$314,687

Comprehensive income:
Net income	—	—	—	—	25,311	—	25,311
Change in unrealized gains and losses on securities, net of reclassification adjustment for net losses included in net income	—	—	—	—	—	(6,393)	(6,393)

Total comprehensive income							18,918
Common stock purchased by Rabbi Trust for deferred compensation	—	—	(85)	—	—	—	(85)
Deferred compensation payable in common stock	—	—	—	85	—	—	85
Cash dividends declared, $.76 per share	—	—	—	—	(21,954)	—	(21,954)
Issuance of shares under stock-based compensation plans, including related tax effects	661,403	11,443	—	—	—	—	11,443
Issuance of shares pursuant to acquisition	21,277	501	—	—	—	—	501

Balance, December 31, 2005	30,736,936	$133,408	$(893)	$893	$201,442	$(11,255)	$323,595

Cumulative adjustment to retained earnings for adoption of SAB 108 (Note 3)	—	—	—	—	(2,745)	—	(2,745)
Comprehensive income:
Net income	—	—	—	—	47,395	—	47,395
Change in unrealized gains and losses on securities, net of reclassification adjustment for net losses included in net income	—	—	—	—	—	5,337	5,337

Total comprehensive income							52,732
Common stock purchased by Rabbi Trust for deferred compensation	—	—	(333)	—	—	—	(333)
Deferred compensation payable in common stock	—	—	—	333	—	—	333
Cash dividends declared, $.775 per share	—		—	—	(24,414)	—	(24,414)
Issuance of shares under stock-based compensation plans, including related tax effects	1,196,025	25,217	—	—	—	—	25,217
Issuance of shares pursuant to acquisition	2,989,261	72,977	—	—	—	—	72,977

Balance, December 31, 2006	34,922,222	$231,602	$(1,226)	$1,226	$221,678	$(5,918)	$447,362

See notes to consolidated financial statements.

First Charter Corporation

Consolidated Statements of Cash Flows

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Operating activities
Net income	$47,395	$25,311	$42,442

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,290	9,343	8,425
Depreciation	8,443	7,876	9,064
Amortization of intangibles	823	538	461
Amortization of servicing rights	426	514	903
Debt extinguishment and derivative termination costs	—	14,580	—
Stock-based compensation expense	2,791	196	71
Tax benefits from stock-based compensation plans	(1,568)	—	—
Premium amortization and discount accretion, net	959	2,395	3,296
Securities (gains) losses, net	5,828	16,690	(2,383)
Net (gains) losses on sales of other real estate owned	87	50	(172)
Write-downs on other real estate owned	668	154	116
Equipment sale (gains) losses, net	(15)	(15)	62
Equity method investment (gains) losses, net	(3,983)	271	349
Gains on sales of loans held for sale	(1,121)	(1,465)	(1,035)
Gains on sales deposits and loans	(2,825)	—	(339)
Gains on sale of small business administration loans	(126)	—	—
Property sale gains, net	(645)	(1,853)	(777)
Bank-owned life insurance claims	—	(935)	—
Origination of loans held for sale	(204,320)	(154,303)	(95,635)
Proceeds from sale of loans held for sale	199,596	154,647	55,739
Change in cash surrender value of life insurance	(3,604)	(2,685)	(3,413)
Change in other assets	1,662	(1,739)	5,489
Change in other liabilities	20,870	(16,564)	9,425

Net cash provided by operating activities	76,631	53,006	32,088

Investing activities
Proceeds from sales of securities available for sale	201,354	652,583	139,261
Proceeds from maturities, calls and paydowns of securities available for sale	122,691	166,191	419,251
Purchases of securities available for sale	(329,458)	(94,866)	(587,582)
Net change in loans	(554,207)	(520,366)	(200,489)
Loans sold in branch sale	8,078	—	2,209
Proceeds from sales of other real estate owned	5,840	5,048	5,433
Purchase of bank-owned life insurance	(15,876)	—	—
Proceeds from equity method distributions	4,060	—	—
Net purchases of premises and equipment	(13,243)	(17,069)	(10,136)
Cash paid in business acquisitions, net of cash acquired	(9,535)	—	(6,755)

Net cash provided by (used in) investing activities	(580,296)	191,521	(238,808)

Financing activities
Net increase in deposits	486,691	189,633	200,395
Deposits sold in branch sale	(38,042)	—	(8,947)
Net change in federal funds purchased and securities sold under repurchase agreements	(110,570)	61,968	(68,703)
Net change in commercial paper and other short-term borrowings	210,759	(127,252)	(264,392)
Proceeds from issuance of long-term debt and trust preferred securities	265,000	186,857	580,000
Retirement of long-term debt	(335,065)	(502,736)	(229,368)
Proceeds from issuance of common stock	23,649	11,078	4,605
Tax benefits from stock-based compensation plans	1,568	—	—
Debt extinguishment and derivative termination costs	—	(14,580)	—
Cash dividends paid	(23,050)	(21,954)	(22,365)

Net cash provided by (used in) financing activities	480,940	(216,986)	191,225

Net increase (decrease) in cash and cash equivalents	(22,725)	27,541	(15,495)
Cash and cash equivalents at beginning of period	125,552	98,011	113,506

Cash and cash equivalents at end of period	$102,827	$125,552	$98,011

Supplemental information for continuing operations
Cash paid for:
Interest	$124,152	$96,857	62,977
Income taxes	19,816	21,520	18,548
Non-cash items:
Transfer of loans to other real estate owned	7,772	6,532	2,385
Unrealized gains (losses) on securities available for sale (net of tax expense (benefit) of $3,488, ($4,235), and ($7,045), respectively)	5,337	(6,393)	(11,023)
Issuance of common stock in business acquisitions	72,977	501	1,175
1035 exchange of bank-owned life insurance	21,541	—	—

See notes to consolidated financial statements.

First Charter Corporation

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

General

The accompanying consolidated financial statements include the accounts of First Charter Corporation (the “Corporation” or “First Charter”) and its wholly-owned banking subsidiaries as of December 31, 2006, First Charter Bank, a North Carolina state bank (the “Bank”), and Gwinnett Bank, a Georgia state bank (“Gwinnett Bank”). Effective March 1, 2007, Gwinnett Bank was merged with and into the Bank. In addition, the Bank operates two subsidiaries: First Charter Insurance Services, Inc. (“First Charter Insurance”) and First Charter Leasing and Investments, Inc. (“First Charter Leasing”). First Charter Insurance is a North Carolina corporation formed to meet the insurance needs of businesses and individuals throughout North Carolina and South Carolina. First Charter Leasing is a North Carolina corporation engaged in commercial equipment leasing and the management of investment securities. It also acts as the holding company for First Charter of Virginia Realty Investments, Inc., a Virginia corporation (“First Charter Virginia”). First Charter Virginia is engaged in the mortgage origination business and also acts as a holding company for First Charter Realty Investments, Inc., a Delaware real estate investment trust. First Charter Realty Investments, Inc. is the holding company for FCB Real Estate, Inc., a North Carolina real estate investment trust, and First Charter Real Estate Holdings, LLC, a North Carolina limited liability company, which owns and maintains the real estate property and assets of the Corporation. FCB Real Estate, Inc. primarily invests in commercial and one-to-four family residential real estate loans. The Bank also has a majority ownership in Lincoln Center at Mallard Creek, LLC (“LCMC”), a North Carolina limited liability company. LCMC sold Lincoln Center, a three-story office building, its principal asset, during 2006. First Charter Insurance and one of the Bank’s financial centers continue to lease a portion of Lincoln Center. During 2006, the Corporation sold its employee benefits administration business. During 2005, the Corporation merged its full service and discount brokerage subsidiary, First Charter Brokerage Service, Inc. into the Bank.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements, as well as the amounts of income and expense during the reporting period. Actual results could differ from those estimates.

Reclassifications of certain amounts in the previously issued consolidated financial statements have been made to conform to the financial statement presentation for 2006. Such reclassifications had no effect on the net income or shareholders’ equity of the combined entity as previously reported.

In December 2006, the Corporation adopted Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. In accordance with SAB 108, the Corporation elected to adjust its opening retained earnings for fiscal 2006 and its financial results for each of the 2006 quarters to include adjustments to mortgage services revenue, accounts payable, and salaries and employee benefits expense. Such adjustments do not require previously filed reports with the SEC to be amended for the cumulative effect of similar errors in prior years. The Corporation considers these adjustments to be immaterial to prior annual periods. The Corporation previously used the rollover approach to quantifying a misstatement, whereby an error was evaluated for materiality in relation to its effect on the current-period income statement. Upon issuance of SAB 108, the Corporation now uses both the rollover and iron curtain approach to quantifying misstatements. The iron curtain approach considers the effects of correcting the portion of the current-period balance sheet misstatement that originated in prior years. Refer to Notes 2 and 3 for further discussion.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Principles of Consolidation and Basis of Presentation

The Corporation consolidates those entities in which it holds a controlling financial interest, which is typically measured as a majority of the outstanding common stock. However, in certain situations, a voting interest may not be indicative of control, and in those cases, control is measured by other factors. Variable interest entities (“VIE”), certain of which are also referred to as special-purpose entities (“SPE”), are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. Under the provisions of FIN 46(R), a company is deemed to be the “primary beneficiary”, and thus required to consolidate a VIE, if the company has a variable interest (or combination of variable interests) that will absorb a majority of the VIE’s expected losses, that will receive a majority of the VIE’s expected residual returns, or both. A “variable interest” is a contractual, ownership or other interest that changes with changes in the fair value of the VIE’s net assets. “Expected losses” and “expected residual returns” are measures of variability in the expected cash flows of a VIE.

The Corporation formed First Charter Capital Trust I and First Charter Capital Trust II (collectively, the “Trusts”), in June 2005 and September 2005, respectively. Both are wholly-owned business trusts. The Trusts are not consolidated by the Corporation because it is not the primary beneficiary. The sole assets of the Trusts are subordinated debentures of the Corporation (the “Notes”). The Trusts are 100 percent owned by the Corporation. The Notes are included in long-term debt in the consolidated balance sheet.

Business Combinations

Business combinations are accounted for under the purchase method of accounting. Under the purchase method of accounting, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the statement of income from the date of acquisition. Refer to Note 5 for further discussion.

Discontinued Operations

On December 1, 2006, the Corporation completed the sale of Southeastern Employee Benefits Services (“SEBS”), its employee benefits administration business. Results for SEBS, the sole component of the Corporation’s Employee Benefits Administration Business, including the gain associated with its disposition, are reported as Discontinued Operations in the consolidated statements of income for all periods presented. Refer to Note 5 for further discussion.

Securities

The Corporation classifies securities as available-for-sale, held-to-maturity, or trading based on management’s intent at the date of purchase or securitization. At December 31, 2006, all of the Corporation’s securities are categorized as available-for-sale and, accordingly, are reported at fair value, based on quoted market prices, with any unrealized gains or losses, net of taxes, reflected as an element of accumulated other comprehensive income in shareholders’ equity. The Corporation intends to hold these available-for-sale securities for an indefinite period of time, but may sell them prior to maturity in response to changes in interest rates, changes in prepayment risk, changes in the liquidity needs of the Bank, and other factors. Securities for which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss in noninterest income. The fair value of the securities is determined by a third party as of a date in close proximity to the end of the reporting period. The valuation is based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available. Securities that the Corporation has the positive intent and ability to hold to maturity would be classified as held to maturity and reported at cost. At December 31, 2006, the Corporation

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

held no securities in this category. As more fully discussed in Note 9, the Corporation had a nominal amount of trading assets at December 31, 2006, which are carried at fair value, and included in other assets on the consolidated balance sheet. Changes in their fair value are reflected in the statement of income. The fair value of trading account assets is based on quoted market prices.

Gains and losses on sales of securities are recognized when realized on the trade date on a specific-identification basis. Premiums and discounts are amortized or accreted into interest income using the level-yield method or a method that approximates the level-yield method.

Loans and Loans Held for Sale

Loans that the Corporation intends to hold for investment purposes are classified as portfolio loans. Portfolio loans are carried at the principal amount outstanding net of unearned income, unamortized premiums or discounts, deferred loan fees and costs, and acquisition fair value adjustments, if any. Loans that the Corporation has committed to sell or securitize are classified as loans held for sale. Loans held for sale are carried at the lower of the carrying amount or fair value applied on an aggregate basis. Fair value is measured based on purchase commitments, bids received from potential purchasers, quoted prices for the same or similar loans, or prices of recent sales or securitizations.

Conforming residential mortgage loans are typically classified as held for sale upon origination based upon management’s intent to generally sell all the production of these loans. Other types of loans may either be held for investment purposes, sold, or securitized. Loans originated for portfolio that are subsequently transferred to held for sale based on management’s decision to sell are transferred at the lower of cost or fair value. Write-downs of the loans’ carrying value attributable to credit quality are charged to the allowance for credit losses while write-downs attributable to interest rates are charged to noninterest income.

Interest income is recognized on an accrual basis. Loan origination fees, certain direct costs, and unearned discounts are deferred and amortized into interest income as an adjustment to the yield over the term of the loan. Loan commitment fees are generally deferred and amortized into fee income on a straight-line basis over the commitment period. Other credit-related fees, including letter and line of credit fees are recognized as fee income when earned. The determination to discontinue the accrual of interest is based on a review of each loan. Generally, accrual of interest is discontinued on loans 90 days past due or when deemed not collectible in full as to principal or interest unless in management’s opinion collection of both principal and interest is assured by way of collateralization, guarantees or other security and the loan is in the process of collection. Loans are returned to accrual status when management determines, based on an evaluation of the underlying collateral together with the borrower’s payment record and financial condition, that the borrower has the ability and intent to meet the contractual obligations of the loan agreement. When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are recorded as recoveries of any amounts previously charged off, and then to interest income to the extent any interest has been foregone.

The Corporation’s charge-off policy meets or exceeds regulatory minimums. Past-due status is based on contractual payment date. Losses on unsecured consumer debt are recognized at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured consumer loans, including residential real estate, are typically charged-off between 120 and 180 days, depending on the collateral type, in compliance with the Federal Financial Institutions Examination Council (FFIEC) guidelines. Losses on commercial loans are recognized promptly upon determination that all or a portion of any loan balance is uncollectible. Any deficiency that exists after liquidation of collateral will be taken as a charge-off. Subsequent payment received will be treated as a recovery when collected.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Allowance for Loan Losses

The Corporation uses the allowance method to provide for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses and all recoveries are credited to it. The provision for loan losses is based on consideration of specific loans, past loan loss experience, and other factors, which in management’s judgment, deserve current recognition in estimating probable loan losses. Such other factors considered by management include the growth and composition of the loan portfolio and current economic conditions.

The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (“SFAS”) 114, Accounting by Creditors for Impairment of a Loan. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due (interest as well as principal) according to the original contractual terms of the loan agreement. Factors that influence management’s judgment include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination. Specific reserves are determined on a loan-by-loan basis based on management’s best estimate the Corporation’s exposure, given the current payment status of the loan, the present value of expected payments, and the value of any underlying collateral.

Allowances for loan losses related to loans that are identified as impaired, in accordance with the impairment policy set forth above, are based on discounted cash flows using the loans’ initial interest rates, or the fair value of the collateral, if the loans are collateral dependent. Large groups of smaller-balance, homogenous loans that are collectively evaluated for impairment (residential mortgage, consumer installment, and certain commercial loans) are excluded from this impairment evaluation and their allowance is calculated in accordance with the allowance for loan losses policy discussed above.

Management considers the allowance for loan losses adequate to cover inherent losses in the Corporation’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in consideration of the current economic environment. While management uses the best information available to make evaluations, future additions to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for loan losses. Such agencies may require the recognition of adjustments to the allowances based on their judgments of information available to them at the time of their examinations.

Derivative Instruments

The Corporation enters into interest-rate swap agreements or other derivative transactions as business conditions warrant. As of December 31, 2006 and 2005, the Corporation had no interest-rate swap agreements or other derivative transactions outstanding. Interest-rate swap agreements provide an exchange of interest payments computed on notional amounts that will offset any undesirable change in fair value resulting from market rate changes on designated hedged items. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. The interest-rate swap agreements entered into by the Corporation in the past qualified for hedge accounting as fair value hedges.

Interest-rate swaps assist the Corporation’s Asset Liability Management (“ALM”) process. The Corporation’s interest rate risk management strategy may include the use of interest rate contracts to manage fluctuations in earnings that are caused by interest rate changes. As a result of interest rate fluctuations, hedged fixed-rate liabilities appreciate or depreciate in market value. Gains or losses on the derivative

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

instruments that are linked to the hedged fixed-rate liabilities are expected to substantially offset this unrealized appreciation or depreciation. Exposure to loss on these contracts will increase or decrease over their respective lives as interest rates fluctuate.

Loan Sales and Securitizations

The Corporation’s residential real estate production is primarily originated in accordance with underwriting standards set forth by the government-sponsored entities (GSEs) of the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (GNMA). The Corporation’s production is sold in the secondary mortgage market primarily to investors, principally other financial institutions. These loans are generally collateralized by one-to-four family residential real estate, have loan-to-collateral value ratios of 80% or less, and are made to borrowers in good credit standing. First Charter originates residential real estate loans through financial centers located within the Corporation’s market, loan origination offices located in Asheville, North Carolina and Reston, Virginia, and through a correspondent network. Over the last three years, substantially all residential real estate loans originated by First Charter were sold in the secondary mortgage market servicing released. During 2006, $1.4 million of residential mortgage loans were sold with recourse. No loans were sold with recourse during 2005 or 2004.

The Corporation periodically securitizes mortgage loans held for sale and transfers them to securities available-for-sale. This is accomplished by exchanging loans for mortgage-backed securities issued primarily by Freddie Mac and Fannie Mae. Following the transfers, the securities are reported at estimated fair value based on quoted market prices, with unrealized gains and losses reflected in accumulated other comprehensive income, net of deferred income taxes. Since the transfers are not considered a sale, no gain or loss is recorded in conjunction with these transactions. The Corporation retains the mortgage servicing on the loans exchanged for securities. At December 31, 2006, the Corporation retained $42.1 million of securitized mortgage loans in its available-for-sale securities portfolio, compared to $49.1 million at December 31, 2005. There were no loan securitization transactions during 2006 or 2005.

Servicing Rights

The Corporation capitalizes servicing rights when loans are either securitized or sold and the loan servicing is retained. The cost of servicing rights is amortized in proportion to and over the estimated period of net servicing revenues. The amortization of servicing rights is recognized in the statement of income as an offset to other noninterest income.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization of premises and equipment are computed using the straight-line method over the estimated useful lives. Useful lives range from three to ten years for software, furniture and equipment, from fifteen to forty years for building improvements and buildings, and over the shorter of the estimated useful lives or the terms of the respective leases for leasehold improvements.

In the fourth quarter of 2005, the Corporation corrected the net book value of premises and equipment in the fixed asset records. The net amount of the correction was $1.4 million and was recognized as a reduction of occupancy and equipment expense on the consolidated statements of income.

Foreclosed Properties

Foreclosed properties are included in other assets and represent real estate acquired through foreclosure or deed in lieu thereof and are carried at the lower of cost or fair value, less estimated costs to sell. The fair

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

values of such properties are evaluated annually and the carrying value, if greater than the estimated fair value less costs to sell, is adjusted with a charge to income.

Intangible Assets

Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, and therefore, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. When a purchase agreement contemplates contingent consideration based on the performance of the acquired business, the contingent payments are recorded at the performance measurement date as an additional cost of the acquired enterprise. The additional cost is allocated to the appropriate assets, which are goodwill or other intangible assets with finite useful lives. Additional costs allocated to assets with finite useful lives are amortized over the remaining period benefited.

Intangible assets, other than goodwill, are amortized on an accelerated or straight-line basis over the period benefited, which is generally less than fifteen years. They are evaluated for impairment if events and circumstances indicate a possible impairment. Such evaluation of other intangible assets is based on undiscounted cash flow projections. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. A reporting unit is defined as an operating segment or one level below an operating segment. As of December 31, 2006, the Bank was the only reporting unit which carried goodwill on its balance sheet.

The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. In 2006 and 2005, the Corporation was not required to perform the second step of the impairment test as the fair value of its reporting units exceeded the carrying amount.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase, which are classified as secured short-term borrowed funds, generally mature less than one year from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the borrowing. The terms of the repurchase agreement may require the Corporation to provide additional collateral if the fair value of the securities underlying the borrowings decline during the term of the agreement.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Equity Method Investments

The Corporation’s equity method investments are principally investments in venture capital limited partnerships and small business investment companies.

The Corporation’s recognition of earnings or losses from an equity method investment is determined by the Corporation’s share of the investee’s earnings on a quarterly basis (or, in the case of some smaller investments, on an annual basis if there has been no significant change in values). The limited partnerships provide their financial information quarterly or annually, and the Corporation’s policy is to record its share of earnings or losses on these equity method investments in the quarter such financial information is received. The Corporation recognized gains from equity method investments of $4.0 million in 2006 and recognized losses of $271,000 and $349,000 in 2005 and 2004, respectively.

These limited partnerships record their investments in investee companies on a fair value basis, with changes in the underlying fair values being reflected as an adjustment to their earnings in the period such changes are determined. The earnings of these limited partnerships, and therefore the amount recorded on an equity-method basis by the Corporation, are impacted significantly by changes in the underlying value of the companies in which these limited partnerships invest. Most of the companies in which these limited partnerships invest are privately held, and their market values are not readily available. Estimations of these values are made by the management of the limited partnerships and are reviewed by the Corporation’s management for reasonableness. The assumptions in the valuation of these investments include the viability of the business model, the ability of the investee company to obtain alternative financing, the ability to generate revenues in future periods and other subjective factors. Given the inherent risks associated with this type of investment in the current economic environment, there can be no guarantee that there will not be widely varying gains or losses on these equity method investments in future periods. At December 31, 2006 and 2005, the carrying value of the Corporation’s equity method investments was $5.3 million and $4.7 million, respectively.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding for the year. Diluted net income per share reflects the potential dilution that could occur if the Corporation’s potential common stock and contingently issuable shares, which consist of dilutive stock options, restricted stock, and performance shares were issued. The numerators of the basic net income per share computations are the same as the numerators of the diluted net income per share computations for all periods presented.

A reconciliation of the basic average common shares outstanding to the diluted average common shares outstanding is as follows:

	For the Calendar Year
	2006	2005	2004
Basic weighted-average number of common shares outstanding	31,525,366	30,457,573	29,859,683
Dilutive effect arising from potential common stock issuances	312,926	326,833	417,380

Diluted weighted-average number of common shares outstanding	31,838,292	30,784,406	30,277,063

The effects of outstanding antidilutive stock options are excluded from the computation of diluted earnings per share. These amounts were 255,000 shares, 1.1 million shares, and 720,000 shares for 2006, 2005, and 2004, respectively.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Dividends Per Share

Dividends declared by the Corporation were $0.775 per share, $0.76 per share, and $0.75 per share for 2006, 2005, and 2004, respectively.

Share-Based Payment

Compensation cost is recognized for stock option, restricted stock, and performance share awards issued to employees. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used to estimate the fair value of restricted stock and performance share awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards, the restriction period for restricted stock awards, and the performance period for performance shares. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. When an award is granted to an employee who is eligible for retirement, the compensation cost of these awards is recognized over the period up to the date the employee first becomes eligible to retire. Compensation expense is recognized net of awards expected to be forfeited.

The Corporation adopted the fair value method of accounting for stock options effective January 1, 2006. Stock options granted prior to this date were accounted for under the recognition provisions of Accounting Principles Board Opinion (“APB”) 25, Accounting for Stock Issued to Employees. Under APB 25, compensation expense was generally not recognized if the exercise price of the option equaled or exceeded the market price of the stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Corporation had applied the fair value recognition provision of SFAS 123R, Share-Based Payment, to all outstanding stock option awards in 2005 and 2004.

	For the Calendar Year
	2005	2004
	(Dollars in thousands, except per share data)
Net income, as reported	$25,311	$42,442
Add: Stock-based employee compensation expense included in reported net income	118	43
Add: Effect of change in prior-period forfeiture assumptions	932	—
Less: Stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(1,733)	(1,821)

Pro forma net income	$24,628	$40,664

Net income per share
Basic — as reported	$0.83	$1.42
Basic — pro forma	0.81	1.36
Diluted — as reported	0.82	1.40
Diluted — pro forma	0.80	1.34

Average shares
Basic	30,457,573	29,859,683
Diluted	30,784,406	30,277,063

During 2005, the Corporation recognized a $932,000 adjustment to pro forma net income due to the impact of prior-period actual forfeitures differing from estimates.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

2.	Recently Adopted Accounting Pronouncements

Share-Based Payment:  In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 123(R), Share-Based Payment. SFAS 123(R) established new accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to nonemployees. In March 2005, the SEC issued SAB 107, which contains guidance on applying the requirements in SFAS 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS 123(R) is adopted. Effective January 1, 2006, the Corporation adopted the provisions of SFAS 123(R) using the modified prospective method of transition. This method requires the provisions of SFAS 123(R) to be applied to new awards and awards modified, repurchased, or cancelled after the effective date. SFAS 123(R) also requires compensation expense to be recognized net of awards expected to be forfeited.

The Corporation incurred $1.4 million of salaries and employee benefits expense in 2006 for stock options granted prior to 2006 as a result of the adoption of SFAS 123(R), including the effects of accelerating the vesting of all these pre-2006 stock options. In addition, the Corporation incurred $172,000 of salaries and employee benefits expense in 2006 for restricted stock awards made prior to 2006. During 2006, the Corporation granted an aggregate of 127,250 stock options and performance share awards, principally to executive officers, which resulted in $494,000 of salaries and employee benefits expense during 2006. In addition, the Corporation granted 193,792 shares of restricted stock to selected employees and directors, which resulted in $728,000 of salaries and employee benefits expense during 2006. Refer to Note 19 for further discussion.

Meaning of Other-Than-Temporary Impairment:  In November 2005, the FASB issued Staff Position (“FSP”) 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Refer to Note 8 for these disclosures. Management has applied the guidance in this FSP.

Accounting Changes and Error Corrections:  In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 was effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on financial condition, results of operations, or liquidity.

Conditional Asset Retirement Obligations:  In March 2005, the FASB issued FASB Interpretation (“FIN”) 47, Accounting for Conditional Asset Retirement Obligations. This Interpretation clarifies that the term “conditional asset retirement obligation” as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The provisions of FIN 47 are

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

effective for fiscal years ending after December 15, 2005. The Corporation adopted FIN 47 on December 31, 2005, with no material effect on its financial condition, results of operations, or liquidity.

Exchanges of Nonmonetary Assets:  In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard did not have a material impact on financial condition, results of operations, or liquidity.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans:  In September 2006, the FASB issued SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. This statement requires the Corporation to recognize the funded status of its pension and postretirement plans as either an asset or liability in its consolidated balance sheet. Unrecognized actuarial gains/losses, prior service costs, and transition obligations will be recognized as a component of accumulated other comprehensive income, net of tax. Additional disclosures will also be required about the amounts recognized in accumulated other comprehensive income, including the amounts expected to be reported within net pension costs within the next fiscal year. This statement also requires the Corporation to change the date used to measure its defined benefit pension and other postretirement obligations from October 31 to December 31. The recognition and disclosure provisions were effective for the 2006 year-end financial statements. The measurement date change will be effective for the Corporation’s financial statements as of December 31, 2008. The incremental pension cost recognized as a result of this change in measurement date will be recognized as an adjustment to retained earnings. The initial adoption of this statement did not have a material impact on financial position, results of operations, or liquidity.

Effects of Prior-Year Misstatements:  In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 is an amendment to Part 211 of Title 17 of the Code of Federal Regulations. SAB 108 provides guidance on the consideration of the effects of prior-year misstatements in quantifying current-year misstatements for the purpose of a materiality assessment. The bulletin recommends registrants quantify the effect of correcting all misstatements, including both the carryover and the reversing effects of prior-year misstatements, on the current-year financial statements. The application of the guidance is encouraged in any report for an interim period of the Corporation’s fiscal year ended December 31, 2006. Refer to Note 3 for further discussion.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Corporation and monitors the status of changes to and proposed effective dates of exposure drafts. Refer to the Recent Accounting Developments section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for discussion of the expected impact on the Corporation’s financial condition, results of operations, and liquidity of accounting pronouncements recently issued but not yet required to be adopted.

3.	Staff Accounting Bulletin 108

In September 2006, the SEC released SAB 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB 108 permits the Corporation to adjust for the cumulative effect of errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any quarterly financial statements

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented.

In December 2006, the Corporation adopted the provisions of SAB 108, which clarifies the way that a company should evaluate an identified unadjusted error for materiality. SAB 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current-year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements — the “rollover” approach and the “iron curtain” approach. The rollover approach, which is the approach that the Corporation previously used, quantifies a misstatement based on the amount of the error originating in the current-year income statement. Thus, this approach ignores the effects of correcting the portion of the current-year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The iron curtain approach does not consider the correction of prior-year misstatements in the current year to be errors.

Using the rollover approach resulted in an accumulation of misstatements to the Corporation’s balance sheets that were deemed immaterial to the Corporation’s financial statements because the amounts that originated in each year were quantitatively and qualitatively immaterial. Evaluating these errors using the iron curtain approach resulted in material errors. Consequently, the Corporation elected, as allowed under SAB 108, to reflect the effect of initially applying this guidance by adjusting the carrying amount of the impacted accounts as of the beginning of 2006 and recording an offsetting adjustment to the opening balance of retained earnings in 2006. Accordingly, the Corporation has adjusted its opening retained earnings for fiscal 2006 and its financial results for each of the 2006 quarters for the items described below. The Corporation considers these adjustments to be immaterial to prior periods.

Mortgage Services Revenue.  The Corporation adjusted its opening retained earnings for 2006 and its financial results for each of the 2006 quarters to reflect the overaccrual of mortgage services revenue ($1.7 million pre-tax at January 1, 2006), which arose during the 2003 through 2006 years, due to estimating and accruing for gains on the sale of mortgage loans combined with not reconciling these estimates and accruals to cash received.

Accounts Payable.  The Corporation adjusted its opening retained earnings for 2006 and its financial results for each of the 2006 quarters to reflect the underaccrual of certain accounts payables ($1.7 million pre-tax at January 1, 2006), representing certain invoices received and paid subsequent to year end that were incurred in the prior reporting period. Although the Corporation conducts a thorough review process of outstanding obligations at each reporting period to determine proper accruals, certain accounts payable items had historically been expensed on a “cash basis” due to the relative dollar amount remaining constant between periods.

Salaries and Employee Benefits.  The Corporation also adjusted its opening retained earnings for 2006 and its financial results for each of the 2006 quarters for three compensation and benefits accruals. Such accruals related to (i) the underaccrual of unused vacation benefits ($156,000 pre-tax at January 1, 2006), representing up to a five-day carryover into the following year; (ii) the underaccrual of certain incentives for retail, commercial, and private banking personnel ($707,000 pre-tax at January 1, 2006), representing the historical expensing of these benefits on a “cash basis”; and (iii) the underaccrual of compensation expense for non-exempt employees ($342,000 pre-tax at January 1, 2006), representing compensation for a five-day lag between the last pay date and the accrual date for all employees. These three salaries and employee benefit expense items had historically been expensed on a “cash basis.”

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The after-tax impact of each of the items noted above on fiscal 2006 opening shareholders’ equity, and on net income for each quarter of 2006 is presented below:

		Salaries &
	Mortgage	Employee	Accounts
	Services	Benefits	Payable	Total
	(In thousands)
Cumulative effect on shareholders’ equity as of December 31, 2005	$(1,000)	$(729)	$(1,016)	$(2,745)
Effect on:
Net income for the first quarter of 2006	(173)	(28)	—	(201)
Net income for the second quarter of 2006	(63)	(28)	—	(91)
Net income for the third quarter of 2006	(71)	(28)	—	(99)
Net income for the fourth quarter of 2006	(44)	(75)	—	(119)
Net income for the six months ended June 30, 2006	(236)	(56)	—	(292)
Net income for the nine months ended September 30, 2006	(307)	(84)	—	(391)
Net income for the year ended December 31, 2006	(351)	(159)	—	(510)

The aggregate impact of these adjustments is summarized below (dollars in thousands, except per share data):

	As of and for the Three Months Ended
	March 31, 2006
	Before		As
	Adjustment	Adjustment	Adjusted
Other assets	$161,878	$(1,939)	$159,939
Other liabilities	45,599	1,007	46,606
Shareholders’ equity	333,627	(2,946)	330,681
Mortgage services revenue	808	(285)	523
Total noninterest income	17,276	(285)	16,991
Salaries and employee benefits expense	17,154	46	17,200
Total noninterest expense	30,695	46	30,741
Total income tax expense	5,856	(130)	5,726
Net income	11,444	(201)	11,243
Diluted earnings per share	0.37	(0.01)	0.36

	As of and for the Three Months Ended
	June 30, 2006
	Before		As
	Adjustment	Adjustment	Adjusted
Other assets	$167,149	$(2,043)	$165,106
Other liabilities	41,830	994	42,824
Shareholders’ equity	336,935	(3,037)	333,898
Mortgage services revenue	916	(104)	812
Total noninterest income	16,396	(104)	16,292
Salaries and employee benefits expense	16,297	46	16,343
Total noninterest expense	30,642	46	30,688
Total income tax expense	6,025	(59)	5,966
Net income	11,546	(91)	11,455
Diluted earnings per share	0.37	—	0.37

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	As of and for the Three Months Ended
	September 30, 2006
	Before		As
	Adjustment	Adjustment	Adjusted
Other assets	$170,851	$(2,161)	$168,690
Other liabilities	45,442	975	46,417
Shareholders’ equity	352,574	(3,136)	349,438
Mortgage services revenue	902	(118)	784
Total noninterest income	17,125	(118)	17,007
Salaries and employee benefits expense	16,020	46	16,066
Total noninterest expense	29,609	46	29,655
Total income tax expense	6,288	(65)	6,223
Net income	12,781	(99)	12,682
Diluted earnings per share	0.41	(0.01)	0.40

	As of and for the Three Months Ended
	December 31, 2006
	Before		As
	Adjustment	Adjustment	Adjusted
Other assets	$190,674	$(2,234)	$188,440
Other liabilities	61,508	1,021	62,529
Shareholders’ equity	450,617	(3,255)	447,362
Mortgage services revenue	1,016	(73)	943
Total noninterest income	17,461	(73)	17,388
Salaries and employee benefits expense	19,504	124	19,628
Total noninterest expense	33,729	124	33,853
Total income tax expense	6,927	(78)	6,849
Net income	12,134	(119)	12,015
Diluted earnings per share	0.36	—	0.36

4.	Consolidated Statements of Cash Flows Correction of Errors

Subsequent to filing its 2006 Form 10-K, the Corporation noted errors in the Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005. The 2006 error occurred as a result of misapplication of paragraph 28 of SFAS 95, Statement of Cash Flows, and the 2005 error occurred because of an unintentional clerical mistake. The errors are immaterial and did not impact cash and cash equivalents as of December 31, 2006 and 2005. The Corporation evaluated these errors and concluded that the errors did not materially misstate the financial statements included in Forms 10-K for the years ended December 31, 2006 and 2005.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The Statements of Cash Flows contained herein reflect the correction of these errors and the schedule below details the impact of these corrections:

	For the Calendar Year
	2006	2005
	(In thousands)

Net cash provided by operating activities, as presented in Form 10-K	$94,428	$38,426
Adjustment for debt extinguishment and derivative termination costs	—	14,580
Adjustment for cash acquired in acquisition	(17,797)	—

Net cash provided by operating activities, as presented herein	76,631	53,006

Net cash provided by (used in) investing activities, as presented in Form 10-K	(598,093)	191,521
Adjustment for cash acquired in acquisition	17,797	—

Net cash provided by (used in) investing activities, as presented herein	(580,296)	191,521

Net cash provided by (used in) financing activities, as presented in Form 10-K	480,940	(202,406)
Adjustment for debt extinguishment and derivative termination costs	—	(14,580)

Net cash provided by (used in) financing activities, as presented herein	480,940	(216,986)

Net increase (decrease) in cash and cash equivalents	(22,725)	27,541
Cash and cash equivalents at beginning of period	125,552	98,011

Cash and cash equivalents at end of period	$102,827	$125,552

5.	Acquisitions and Divestitures

GBC Bancorp, Inc.  On November 1, 2006, the Corporation completed its acquisition of GBC Bancorp, Inc. (“GBC”), parent of Gwinnett Bank, headquartered in Lawrenceville, Georgia (the “Merger”’). At that date, GBC operated two financial centers in the Atlanta, Georgia, metropolitan area.

The Corporation believes that the Merger will further the strategic plan of the Bank to be a leading regional financial services company delivering community banking services in the established and growing markets along the I-85 and I-40 corridors in North Carolina, South Carolina, Georgia and Virginia. The Corporation believes that the consummation of the Merger presents a unique opportunity for the Bank to broaden its geographic market area by expanding its franchise and banking operations into the greater metropolitan Atlanta area, which it believes is an attractive market area. The acquisition of GBC also is expected to benefit the Bank by allowing it to spread its credit risk over multiple market areas and states and to provide access to another large market area as a source for core deposits.

As a result of the Merger, each outstanding share of GBC common stock was converted into the right to receive, at the election of the holder of the GBC share, $47.74 in cash, 1.989 shares of the Corporation’s common stock, or a combination of cash and common stock. All elections by GBC shareholders were subject to the allocation and proration procedures described in the Merger Agreement. These procedures were intended to ensure that 70% of the outstanding shares of GBC common stock were converted into the right to receive the Corporation’s common stock and that the remaining GBC shares were converted into the right to receive cash. The aggregate consideration paid in the Merger consisted of $30.6 million in cash and 2,974,798 shares of the Corporation’s common stock valued at $72.6 million on November 1, 2006, representing a total transaction cost of $103.2 million. The assets and liabilities of GBC were recorded on the Corporation’s balance sheet at their estimated fair values as of the acquisition date, and their results of operations were included in the consolidated statements of income from that date forward.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The following table shows the excess purchase price over carrying value of net assets acquired, purchase price allocations, and resulting goodwill for GBC whose purchase price allocations are still being finalized.

Purchase Price and Goodwill

November 1
2006
(In thousands)
Purchase price	$103,221
Capitalized merger costs	1,211
Carrying value of net assets acquired	39,869

Excess of purchase price over capitalized merger costs and carrying value of net assets acquired	64,563
Purchase accounting adjustments:
Securities	241
Loans	643
Deferred taxes	794

Subtotal	1,678

Core deposit intangibles	(3,091)
Servicing rights	(1,186)

Goodwill	$61,964

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Corporation is in the process of finalizing the valuations of certain assets and liabilities, including intangible assets; thus, the allocation of the purchase price is subject to refinement.

Statement of Net Assets Acquired at Fair Value

November 1
2006
(In thousands)
Assets
Cash and cash equivalents	$21,428
Securities	32,543
Loans, net of allowance for loan losses of $4,211	331,806
Premises and other equipment	3,371
Goodwill and other intangibles	66,241
Other assets	15,641

Total assets	471,030
Liabilities
Deposits	357,287
Other liabilities	9,311

Total liabilities	366,598

Fair value of net assets acquired	$104,432

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Pro Forma Consolidated Condensed Statements of Income (Unaudited).  The pro forma consolidated condensed statements of income for 2006 and 2005 are presented below. The unaudited pro forma information presented below is not necessarily indicative of the results of operations that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods.

All purchase accounting adjustments are still in the process of being finalized. The pro forma purchase accounting adjustments related to securities, loans, and deposits are being accreted or amortized into interest income or expense using methods which approximate a level yield over their respective estimated lives. Interest expense also includes an estimated funding cost of 5.57 percent related to an assumed $30.6 million merger-related debt. Purchase accounting adjustments related to the servicing right established on SBA loans are being amortized into noninterest income over the respective estimated lives of the serviced loans using an accelerated method. Purchase accounting adjustments related to the core deposit base intangible are being amortized into noninterest expense over their respective estimated lives using an accelerated method.

Pro Forma Consolidated Condensed Statements of Income

	For the Calendar Year 2006
	First Charter	GBC	Pro Forma	Pro Forma
	Corporation (1)	Bancorp. Inc. (2)	Adjustments	Combined
	(In thousands)

Interest income	$264,929	$26,549	$759	$292,237
Interest expense	131,219	12,495	1,420	145,134

Net interest income	133,710	14,054	(661)	147,103
Provision for loan losses	5,290	573	—	5,863

Net interest income after provision for loan losses	128,420	13,481	(661)	141,240
Noninterest income	67,678	4,405	(247)	71,836
Noninterest expense	124,937	13,265	1,001	139,203

Income from continuing operations before income tax expense	71,161	4,621	(1,909)	73,873
Income tax expense	23,799	2,387	(754)	25,432

Income from continuing operations, net of tax	47,362	2,234	(1,155)	48,441
Income (loss) from discontinued operations, net of tax	33	—	—	33

Net income	$47,395	$2,234	$(1,155)	$48,474

Net income per common share
Basic	$1.50	$1.14	$—	$1.43
Diluted	$1.49	$1.09	$—	$1.42
Average common shares outstanding
Basic	31,525,366	1,964,084	314,744	33,804,194
Diluted	31,838,292	2,055,672	223,156	34,117,120

(1)	Includes First Charter Corporation for the full-year 2006 and GBC Bancorp, Inc. for the two months ended December 31, 2006.

(2)	Includes GBC Bancorp, Inc. for the ten months ended October 31, 2006.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	For the Calendar Year 2005
	First Charter	GBC	Pro Forma	Pro Forma
	Corporation	Bancorp, Inc.	Adjustments	Combined
	(In thousands)

Net interest income	$224,605	$25,192	$910	$250,707
Interest expense	99,722	9,324	1,704	110,750

Net interest income	124,883	15,868	(794)	139,957
Provision for loan losses	9,343	853	—	10,196

Net interest income after provision for loan losses	115,540	15,015	(794)	129,761
Noninterest income	46,738	2,983	(296)	49,425
Noninterest expense	127,971	8,356	1,202	137,529

Income from continuing operations before income tax expense	34,307	9,642	(2,292)	41,657
Income tax expense	9,132	3,441	(905)	11,668

Income from continuing operations, net of tax	25,175	6,201	(1,387)	29,989
Income (loss) from discontinued operations, net of tax	136	—	—	136

Net income	$25,311	$6,201	$(1,387)	$30,125

Net income per common share
Basic	$0.83	$3.54	$—	$.90
Diluted	$0.82	$3.17	$—	$.89
Average common shares outstanding
Basic	30,457,573	1,753,453	1,194,538	33,405,564
Diluted	30,784,406	1,953,677	994,314	33,732,397

In connection with the Merger, the Corporation incurred direct costs of $1.2 million that were capitalized as part of the purchase transaction. These costs were attributable as follows: attorneys — $523,000, investment banking — $403,000, regulatory and filing costs — $99,000, accounting fees — $101,000, technology — $60,000, and other professional fees — $25,000.

Merger costs charged to expense during 2006 were $302,000, of which $265,000 was attributable to severance and other compensation-related bonuses for certain employees to remain with Gwinnett Bank for a period of transition following the Merger. The remaining costs were for various professional fees.

Substantially none of the goodwill established in conjunction with the Merger is tax deductible; however, deferred income tax liabilities were recorded on the core deposit intangibles and servicing rights. The deferred income tax liabilities will be reflected as an income tax benefit in the consolidated statements of income in proportion to and over the amortization period of the related core deposit intangibles and servicing rights.

Insurance Agencies.  In 2004, the Corporation, through a subsidiary of the Bank, acquired Smith & Associates Insurance Services, Inc. This acquisition was recorded using the purchase accounting method. The purchase price delivered at closing consisted of 27,726 shares of the Corporation’s common stock valued at $750,000. During 2006 and 2005, the Corporation issued 14,463 additional shares, valued at $362,000, and 3,117 additional shares, valued at $84,000, related to this acquisition, respectively. The Corporation presently expects the value of future issuances, if earned, to total approximately $500,000.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

In July and October of 2003, the Corporation, through a subsidiary of the Bank, acquired Piedmont Insurance Agency, Inc. and Robertson Insurance Agency, Inc., respectively. These acquisitions were recorded using the purchase accounting method. The initial purchase price for both agencies totaled $1.1 million in cash. The purchase agreements also contemplate additional cash payments based on the post-closing performance of the acquired businesses. Based on this agreement and the performance of the businesses, the Corporation paid $356,000, $371,000, and $415,000 during 2006, 2005, and 2004, respectively. There will be no additional consideration paid related to these transactions. Pro forma financial information reflecting the effect of these acquisitions on periods prior to the combination is not considered material.

Sale of Employee Benefits Administration Business.  On December 1, 2006, the Corporation completed the sale of Southeastern Employee Benefits Services (“SEBS”), its employee benefits administration business to an independent third-party benefits administrator for $3.1 million in cash. The transaction resulted in a pre-tax gain of $962,000. Income tax expense attributable to the gain was $951,000, as $1.4 million of goodwill and certain of the intangible assets was nondeductible.

In connection with this sale, the Corporation and the purchaser entered into a three-year agreement under which the Corporation will continue to use the purchaser as the strategic record-keeping partner for its wealth management clients and the administration of certain of the Corporation’s employee benefits plans.

Results for SEBS, the sole component of the Corporation’s Employee Benefits Administration Business, including the gain, are reported as Discontinued Operations for all periods presented.

A condensed summary of the assets and liabilities of discontinued operations as of November 30, 2006, follows:

November 30
2006
Goodwill and other intangible assets	$1,849
Other assets	325

Total assets of discontinued operations	$2,174

Other operating liabilities	$409
Liabilities incurred in connection with sale	373

Total liabilities of discontinued operations	$782

Condensed financial results for discontinued operations follow.

	For the Calendar Year
	2006(1)	2005	2004
	(In thousands)
Noninterest income	$3,012	$3,475	$3,858
Noninterest expense	2,976	3,251	3,521

Income from discontinued operations before tax	36	224	337
Gain on sale	962	—	—
Income tax expense	965	88	133

Income from discontinued operations, after tax	$33	$136	$204

(1)	Includes the results of SEBS for the eleven months ended November 30, 2006.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

6.	Goodwill and Other Intangible Assets

The following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets and the carrying amount of unamortized intangible assets:

	December 31
	2006			2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)
Amortized intangible assets from continuing operations:
Core deposits	$3,091	$200	$2,891	$—	$—	$—
Noncompete agreements	90	63	27	90	33	57
Customer lists	2,359	1,177	1,182	1,940	752	1,188

Total from continuing operations	5,540	1,440	4,100	2,030	785	1,245
Amortized intangible assets from discontinued operations	—	—	—	1,114	372	742

Total	$5,540	$1,440	$4,100	$3,144	$1,157	$1,987

Unamortized intangible assets:
Goodwill from continuing operations	80,968	—	80,968	18,635	—	18,635
Goodwill of discontinued operations	—	—	—	1,275	—	1,275

Total	$80,968	$—	$80,968	$19,910	$—	$19,910

Core deposit intangibles of $3.1 million were capitalized in connection with the GBC acquisition on November 1, 2006. Amortization expense of the core deposit intangibles was $200,000 for 2006. Refer to Note 5 for further discussion. The core deposit intangible is expected to be amortized into noninterest expense over a weighted-average period of 1.7 years.

The gross carrying amount of customer lists from continuing operations increased to $2.4 million at December 31, 2006, from $1.9 million at December 31, 2005. The increase was due to the previously mentioned final performance payments of $240,000 made in connection with the performance of Piedmont Insurance Agency, Inc. and Robertson Insurance Agency, Inc. to be amortized over the remaining estimated useful life of four years. In addition, the Corporation issued shares, valued at $179,000 to Smith & Associates Insurance Services, Inc., as contingent consideration based on performance for the period December 1, 2004, through November 30, 2005, to be amortized over seven years.

The gross carrying amount of goodwill from continuing operations increased $62.3 million to $81.0 million at December 31, 2006, from $18.6 million at December 31, 2005, primarily due to $62.0 million related to the acquisition of GBC Bancorp, Inc. on November 1, 2006, and $370,000 related to the final contractual payments made in connection with the performance of Piedmont Insurance Agency, Inc. and contingent consideration related to the acquisition of Smith & Associates Insurance Services, Inc. There was no impairment of goodwill for 2006, 2005, or 2004.

On December 1, 2006, the Corporation completed the sale of SEBS, its third-party benefits administrator. Refer to Note 5 for further discussion. At the time of sale, intangible assets, principally customer lists, of

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

$574,000 and goodwill of $1.3 million were attributable to this divested business and were written off against the gain on sale.

Amortization expense from continuing and discontinued operations follows:

	For the Calendar Year
	2006	2005	2004
	(In thousands)

Continuing operations	$654	$378	$316
Discontinued operations	169	160	145

Total intangibles amortization expense	$823	$538	$461

Expected future amortization expense for intangible assets follows:

	Core	Noncompete	Customer
	Deposits	Agreements	Lists	Total
	(In thousands)
2007	$1,120	$27	$421	$1,568
2008	691	—	313	1,004
2009	567	—	204	771
2010	393	—	100	493
2011	120	—	58	178
2012 and after	—	—	86	86

Total intangibles amortization	$2,891	$27	$1,182	$4,100

7.	Comprehensive Income

Comprehensive income is defined as the change in equity from all transactions other than those with stockholders, and it includes net income and other comprehensive income. The Corporation’s only component of other comprehensive income is the change in unrealized gains and losses on available-for-sale securities.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The Corporation’s total comprehensive income for 2006, 2005, and 2004 was $52.7 million, $18.9 million, and $31.4 million, respectively. Information concerning the Corporation’s other comprehensive income is as follows:

	Pre-Tax	Tax Expense	After-Tax
	Amount	(Benefit)	Amount
	(In thousands)

2006
Comprehensive income
Net income	$72,159	$24,764	$47,395
Other comprehensive income:
Unrealized losses on available-for-sale securities:
Net unrealized gains	2,997	1,187	1,810
Reclassification adjustment for losses included in net income	(5,828)	(2,301)	(3,527)

Other comprehensive income	8,825	3,488	5,337

Total comprehensive income	$80,984	$28,252	$52,732

Accumulated other comprehensive loss at January 1, 2006	$(18,599)	$(7,344)	$(11,255)
Other comprehensive income	8,825	3,488	5,337

Accumulated other comprehensive loss at December 31, 2006	$(9,774)	$(3,856)	$(5,918)

	Pre-Tax	Tax Expense	After-Tax
	Amount	(Benefit)	Amount
	(In thousands)
2005
Comprehensive income
Net income	$34,531	$9,220	$25,311
Other comprehensive income (loss):
Unrealized losses on available-for-sale securities:
Net unrealized losses	(27,318)	(10,886)	(16,432)
Reclassification adjustment for losses included in net income	(16,690)	(6,651)	(10,039)

Other comprehensive loss	(10,628)	(4,235)	(6,393)

Total comprehensive income	$23,903	$4,985	$18,918

Accumulated other comprehensive loss at January 1, 2005	$(7,971)	$(3,109)	$(4,862)
Other comprehensive loss	(10,628)	(4,235)	(6,393)

Accumulated other comprehensive loss at December 31, 2005	$(18,599)	$(7,344)	$(11,255)

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	Pre-Tax	Tax Expense	After-Tax
	Amount	(Benefit)	Amount
	(In thousands)
2004
Comprehensive income
Net income	$64,464	$22,022	$42,442
Other comprehensive income (loss):
Unrealized losses on available-for-sale securities:
Net unrealized losses	(15,685)	(6,116)	(9,569)
Reclassification adjustment for gains included in net income	2,383	929	1,454

Other comprehensive loss	(18,068)	(7,045)	(11,023)

Total comprehensive income	$46,396	$14,977	$31,419

Accumulated other comprehensive income at January 1, 2004	$10,097	$3,936	$6,161
Other comprehensive loss	(18,068)	(7,045)	(11,023)

Accumulated other comprehensive loss at December 31, 2004	$(7,971)	$(3,109)	$(4,862)

8.	Securities Available-for-Sale

Securities available-for-sale are summarized as follows:

	December 31, 2006
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
U.S. government agency obligations	$278,106	$358	$3,070	$275,394
Mortgage-backed securities	419,824	768	8,572	412,020
State, county, and municipal obligations	102,221	745	364	102,602
Asset-backed securities	65,141	11	37	65,115
Equity securities	50,897	387	—	51,284

Total securities	$916,189	$2,269	$12,043	$906,415

	December 31, 2005
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
U.S. government obligations	$14,905	$—	$27	$14,878
U.S. government agency obligations	327,418	21	7,032	320,407
Mortgage-backed securities	417,891	335	12,776	405,450
State, county, and municipal obligations	108,298	1,125	427	108,996
Asset-backed securities	5,000	—	6	4,994
Equity securities	44,198	188	—	44,386

Total securities	$917,710	$1,669	$20,268	$899,111

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The contractual maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation’s securities portfolio at December 31, 2006, are summarized below. Actual maturities may differ from contractual maturities shown below since borrowers may have the right to pre-pay these obligations without pre-payment penalties.

			Due After 1		Due After 5
	Due in 1 Year		Through 5		Through 10		Due After
	or Less		Years		Years		10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Fair value of securities available for sale
U.S. government agency obligations	$169,748	3.28%	$97,875	4.42%	$7,771	5.52%	$—	—%	$275,394	3.75%
Mortgage-backed securities(1)	—	—	270,912	4.58	132,958	5.37	8,150	5.74	412,020	4.86
State and municipal obligations(2)	19,539	7.28	38,114	5.91	9,968	5.52	34,981	5.95	102,602	6.15
Asset-backed securities	—	—	14,750	8.11	20,000	6.71	30,365	7.37	65,115	7.34
Equity securities(3)	—	—	—	—	—	—	51,284	6.08	51,284	6.08

Total	$189,287	3.69%	$421,651	4.79%	$170,697	5.54%	$124,780	6.34%	$906,415	4.91%

Amortized cost of securities available for sale	$190,807		$429,134		$171,844		$124,404		$916,189

(1)	Maturities estimated based on average life of security.
(2)	Yields on tax-exempt securities are calculated on a tax-equivalent basis using the marginal Federal income tax rate of 35 percent.
(3)	Although equity securities have no stated maturity, they are presented for illustrative purposes only. The 6.08% yield represents the expected dividend yield to be earned on equity securities, principally investments in Federal Home Loan Bank of Atlanta and Federal Reserve Bank stock.

Securities with an aggregate carrying value of $632.9 million and $557.1 million at December 31, 2006 and 2005, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) borrowings.

Gross gains and losses recognized on the sale of securities are summarized as follows:

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Gross gains	$32	$1,225	$3,447
Gross losses	(5,860)	(17,915)	(1,064)

Net gains (losses)	$(5,828)	$(16,690)	$2,383

At December 31, 2006 and 2005, the Bank owned stock in the Federal Home Loan Bank of Atlanta with a cost basis (par value) of $44.3 million and $37.5 million, respectively, which is included in equity securities. While these securities have no quoted fair value, they are redeemable at par value from the FHLB. In addition, the Bank owned Federal Reserve Bank stock with a cost basis (par value) of $5.6 million at December 31, 2006 and 2005, which is also included in equity securities.

There were no write-downs for other-than-temporary declines in the fair value of debt and equity securities in 2006, 2005, or 2004.

As of December 31, 2006, there were no issues of securities available-for-sale (excluding U.S. government agency obligations), which had carrying values that exceeded 10 percent of shareholders’ equity of the Corporation.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

U.S. government agency obligations of $238.0 million were considered temporarily impaired at December 31, 2006. U.S. government agency obligations are interest-bearing debt securities of U.S. government agencies (i.e., FNMA and FHLMC). At December 31, 2006, mortgage-backed securities of $311.4 million were considered temporarily impaired. The Corporation’s mortgage-backed securities are investment grade securities backed by a pool of mortgages. Principal and interest payments on the underlying mortgages are used to pay monthly interest and principal on the securities. State, county, and municipal obligations of $18.2 million were considered temporarily impaired at December 31, 2006. Asset-backed securities of $17.4 million were considered temporarily impaired at December 31, 2006. These obligations are collateralized debt obligations, representing securitizations of financial company capital securities.

The unrealized losses at December 31, 2006, shown in the following table resulted primarily from an increase in rates across the yield curve.

	Less Than 12 Months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
AAA/AA-RATED SECURITIES
U.S. government agency obligations	$982	$74	$236,996	$2,996	$237,978	$3,070
Mortgage-backed securities	65,082	200	246,337	8,372	311,419	8,572
State, county, and municipal obligations	1,008	4	17,189	360	18,197	364

Total AAA/AA-rated securities	67,072	278	500,522	11,728	567,594	12,006

A/BBB-RATED SECURITIES
Asset-backed securities	17,376	37	—	—	17,376	37

Total A/BBB-rated securities	17,376	37	—	—	17,376	37

Total temporarily impaired securities	$84,448	$315	$500,522	$11,728	$584,970	$12,043

At December 31, 2006, investments in a gross unrealized loss position included 23 U.S. agency securities, 41 mortgage-backed securities, 17 municipal obligations, and two other asset-backed securities. The unrealized losses associated with these securities were not considered to be other-than-temporary, because they were related to changes in interest rates and did not affect the expected cash flows of the underlying collateral or the issuer. In addition, investments that have been in an unrealized loss position for longer than one year have an external credit rating of AAA by Standard & Poors. At December 31, 2006, the Corporation had the ability and the intent to hold these investments to recovery of fair market value.

9.	Trading Activity

The Corporation records the write-up or write-down in the market value of the First Charter Option Plan Trust (the “OPT Plan”) as a trading gain or loss. The OPT Plan is a tax-deferred capital accumulation plan. For more information concerning the OPT Plan, see Note 18. In addition, the Corporation has engaged in writing over-the-counter covered call options on specific fixed-income securities in the available-for-sale portfolio. Under these agreements, the Corporation agrees to sell, upon election by the option holder, a fixed-income security at a fixed price. The Corporation receives a premium from the option holder in exchange for writing the option contract. The Corporation recognized income, primarily from the mark to market of the investments in the OPT Plan, of $41,000, $51,000, and $163,000 for 2006, 2005, and 2004, respectively. There were no written covered call options outstanding at December 31, 2006 and 2005, or at any time during those years.

10.	Derivatives

In prior periods, the Corporation accounted for interest-rate swaps as a hedge of the fair value of the designated FHLB advances. At December 31, 2006 and 2005, the Corporation was not a party to any interest-

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

rate swap agreements. In the fourth quarter of 2005, the Corporation extinguished its FHLB advances, which had related interest-rate swaps as hedges. The Corporation incurred a pre-tax loss of $7.8 million on the extinguishment of the related interest-rate swaps. For 2005 and 2004, the Corporation recognized a net gain of $5,000 and $69,000, respectively, for the ineffective portion of the interest-rate swaps.

11.	Loans

The Bank primarily makes commercial and installment loans to customers throughout its market areas. The Corporation’s primary market area includes the states of North Carolina, South Carolina, and Georgia, and predominately centers on the Metro regions of Charlotte and Raleigh, North Carolina, and Atlanta, Georgia. The real estate loan portfolio can be affected by the condition of the local real estate markets. At December 31, 2006, the majority of the total loan portfolio was to borrowers within this region. The diversity of the region’s economic base provides a stable lending environment. No areas of significant concentrations of credit risk have been identified due to the diverse industrial bases in the regions.

During the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end balances have been reclassified to conform to the current-period presentation.

Loans are categorized as follows:

	December 31
	2006		2005

	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$1,034,330	29.7%	$780,597	26.5%
Commercial non real estate	301,958	8.7	233,409	7.9
Construction	793,294	22.8	517,392	17.6
Mortgage	618,142	17.7	660,720	22.4
Home equity	447,849	12.8	495,181	16.8
Consumer	289,493	8.3	258,619	8.8

Total portfolio loans	$3,485,066	100.0%	$2,945,918	100.0%

Loans held for sale consist primarily of 15- and 30-year mortgages which the Corporation intends to sell as whole loans. Loans held for sale are carried at the lower of aggregate cost or market, and at December 31, 2006, no valuation allowance was recorded. Loans held for sale were $12.3 million and $6.4 million at December 31, 2006 and 2005, respectively.

The table below summarizes the Corporation’s nonperforming assets.

	December 31
	2006	2005
	(In thousands)
Nonaccrual loans	$8,200	$10,811
Loans 90 days or more past due and accruing interest	—	—

Total nonperforming loans	8,200	10,811
Other real estate	6,477	5,124

Total nonperforming assets	$14,677	$15,935

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

At December 31, 2006 and 2005, nonaccrual loans amounted to $8.2 million and $10.8 million, respectively. In 2006, 2005, and 2004, gross interest income of $639,000, $784,000, and $1.1 million, respectively, would have been recorded if all nonaccrual loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2006, 2005, and 2004 amounted to $381,000, $107,000, and $278,000, respectively.

At December 31, 2006 and 2005, impaired loans amounted to $1.0 million and $8.2 million, respectively. Included in the allowance for loan losses was $282,000 related to $1.0 million of impaired loans at December 31, 2006. Of the $8.2 million of impaired loans at December 31, 2005, $4.3 million were on nonaccrual status and had specific reserves of $578,000, and $3.9 million were accruing and had specific reserves of $659,000. In 2006, 2005, and 2004, the average recorded investment in impaired loans was $2.2 million, $9.6 million, and $11.3 million, respectively. In 2006, 2005, and 2004, $35,000, $195,000, and $127,000, respectively, of interest income was recognized on loans while they were impaired. This income was recognized using the cash-basis method of accounting.

The following is a reconciliation of loans outstanding to executive officers, directors, and their associates:

2006
(In thousands)
Balance at December 31, 2005	$1,746
New loans	77
Principal repayments	(884)
Director and officer changes	(305)

Balance at December 31, 2006	$634

In the opinion of management, these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Such loans, in the opinion of management, do not involve more than the normal risks of collectibility.

12.	Allowance for Loan Losses

The following is a summary of the changes in the allowance for loan losses:

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Balance at beginning of period	$28,725	$26,872	$25,607
Allowance related to acquired company	4,211	—	—
Provision for loan losses	5,290	9,343	8,425
Allowance related to loans sold	—	—	(584)
Charge-offs	(4,578)	(8,652)	(8,552)
Recoveries	1,318	1,162	1,976

Net charge-offs	(3,260)	(7,490)	(6,576)

Balance at end of period	$34,966	$28,725	$26,872

13.	Servicing Rights

As of December 31, 2006, the Corporation serviced $212.5 million of mortgage loans for other parties. The carrying value and aggregate estimated fair value of mortgage servicing rights (“MSR”) at December 31,

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

2006 was $756,000 and $2.1 million, respectively, compared to a carrying value and estimated fair value of $1.1 million and $2.2 million, respectively, at December 31, 2005.

In conjunction with the Corporation’s acquisition of GBC Bancorp, Inc. and its primary banking subsidiary, Gwinnett Bank, on November 1, 2006, the Corporation capitalized $1.2 million in servicing rights on Small Business Administration (“SBA”) loans originated, sold, and serviced by Gwinnett Bank. Amortization expense included above for the two-months ended December 31, 2006, was $49,000. As of December 31, 2006, the Corporation serviced $40.7 million of SBA loans for other parties, and the carrying value of the SBA loan servicing rights (“SSR”) was $1.1 million.

Servicing rights are periodically evaluated for impairment based on their fair value. Prior to January 1, 2005, impairment was deemed a permanent write-down and recognized through the statement of income. Beginning on January 1, 2005, impairment was recognized through a valuation allowance. Fair value is estimated based on market prices for similar assets and on the discounted estimated present value of future net cash flows based on market consensus loan prepayment estimates, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation, the servicing assets are stratified based on predominant risk characteristics of the underlying loans, including loan type (conventional or government) and note rate. The Corporation had no write-downs related to its mortgage servicing rights for 2006 or 2005. Write-downs of servicing rights were $30,000 for 2004.

The following is an analysis of capitalized servicing rights included in other assets in the consolidated balance sheets:

	2006		2005		2004
	MSR	SSR	MSR	SSR	MSR	SSR
	(In thousands)
Balance, January 1	$1,133	$—	$1,647	$—	$2,106	$—
Servicing rights capitalized or acquired	—	1,186	—	—	474	—
Amortization expense	(377)	(49)	(514)	—	(903)	—
Write-downs	—	—	—	—	(30)	—
Valuation allowance	—	—	—	—	—	—

Balance, December 31	$756	$1,137	$1,133	$—	$1,647	$—

Assumptions used to value the MSR included an average conditional prepayment rate (“CPR”) of 16.1 percent, an average discount rate of 12.3 percent, and a weighted-average life of 3.6 years. An increase in the prepayment speeds of 10 percent and 20 percent may result in a decline in fair value of $89,000 and $171,000, respectively. An increase in the discount rate of 10 percent and 20 percent may result in a decline in fair value of $57,000 and $110,000, respectively. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the mortgage servicing rights is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in mortgage interest rates, which drive changes in prepayment rate estimates, could result in changes in the discount rates), which may magnify or counteract the sensitivities.

Assumptions used to value the SSR included a CPR of 10.0 percent, a discount rate of 11.0 percent, and a weighted-average life of 5.2 years. An increase in the prepayment speeds of 10 percent and 20 percent may result in a decline in fair value of $29,000 and $56,000, respectively. An increase in the discount rate of 10 percent and 20 percent may result in a decline in fair value of $27,000 and $53,000, respectively.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The MSR and SSR are expected to be amortized against other noninterest income over a weighted-average period of 3.3 years. Expected future amortization expense for these capitalized servicing rights follows:

	MSR	SSR	Total
	(In thousands)

2007	$165	$292	$457
2008	135	261	396
2009	111	227	338
2010	92	186	278
2011	74	130	204
2012 and after	179	41	220

Total amortization	$756	$1,137	$1,893

14.	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31
	2006	2005
	(In thousands)
Land	$24,467	$23,817
Buildings	78,887	73,954
Furniture and equipment	58,077	53,281
Leasehold improvements	11,121	10,446
Construction in progress	2,247	2,023

Total premises and equipment	174,799	163,521
Less accumulated depreciation and amortization	63,211	56,748

Premises and equipment, net	$111,588	$106,773

In the fourth quarter of 2005, the Corporation corrected the net book value of premises and equipment to reflect the value of the assets in the fixed asset records. The net amount of the correction was $1.4 million and was recognized as a current period reduction of occupancy and equipment expense on the consolidated statements of income.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

15.	Deposits

A summary of deposit balances follows:

	December 31
	2006	2005
	(In thousands)
Noninterest bearing demand	$454,975	$429,758
Interest bearing demand	420,774	368,291
Money market accounts	620,699	559,865
Savings deposits	111,047	119,824
Certificates of deposit	1,223,252	916,569
Brokered certificates of deposit	417,381	405,172

Total deposits	$3,248,128	$2,799,479

At December 31, 2006, the aggregate amount of certificates of deposit with denominations of $100,000 or more was $965.5 million, with $335.9 million maturing within three months, $326.9 million maturing within three to six months, $220.2 million maturing within six to twelve months, and $82.5 million maturing after twelve months.

At December 31, 2006, the scheduled maturities of all certificates of deposit, including brokered certificates of deposit, are as follows:

	December 31
	2006	2005
	(In thousands)
2006	$—	$1,068,923
2007	1,477,900	194,581
2008	134,368	43,685
2009	15,100	8,472
2010	7,309	6,041
2011	5,923	39
2012 and after	33	—

Total certificates of deposit	$1,640,633	$1,321,741

16.	Other Borrowings

The following is a schedule of other borrowings as of December 31:

	2006		2005
		Weighted-		Weighted-
		Average		Average
		Contractual		Contractual
	Balance	Rate	Balance	Rate
	(In thousands)
Federal funds purchased and securities sold under agreements to repurchase	$201,713	4.60%	$312,283	3.01%
Commercial paper	38,191	2.72	58,432	1.79
Other short-term borrowings	371,000	5.35	140,000	4.39
Long-term debt	487,794	4.79	557,859	3.84

Total other borrowings	$1,098,698	4.87%	$1,068,574	3.56%

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Securities sold under agreements to repurchase represent short-term borrowings by the banking subsidiaries with maturities less than one year collateralized by a portion of the Corporation’s securities of the United States government or its agencies, which have been delivered to a third party custodian for safekeeping. Securities with an aggregate carrying value of $112.6 million and $262.7 million at December 31, 2006 and 2005, respectively, were pledged to secure securities sold under agreements to repurchase.

Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the banking subsidiaries. At December 31, 2006, the Corporation’s banking subsidiaries had federal funds back-up lines of credit totaling $188.2 million with $41.5 million outstanding.

First Charter Corporation issues commercial paper as another source of short-term funding. It is purchased primarily by the Bank’s commercial clients. Commercial paper outstanding at December 31, 2006 was $38.2 million, compared to $58.4 million at December 31, 2005.

Other short-term borrowings consists of the FHLB borrowings with an original maturity of one year or less. FHLB borrowings are collateralized by securities from the Corporation’s investment portfolio, and a blanket lien on certain qualifying commercial and single-family loans held in the Corporation’s loan portfolio. At December 31, 2006, the Bank had $371.0 million of short-term FHLB borrowings, compared to $140.0 million at December 31, 2005.

Long-term borrowings represent FHLB borrowings with original maturities greater than one year and subordinated debentures related to trust preferred securities. At December 31, 2006, the Bank had $425.9 million of long-term FHLB borrowings, compared to $496.0 million at December 31, 2005. In addition, the Corporation had $61.9 million of subordinated debentures at December 31, 2006 and 2005.

The Corporation formed First Charter Capital Trust I and First Charter Capital Trust II (the “Trusts”), in June 2005 and September 2005, respectively; both are wholly-owned business trusts. First Charter Capital Trust I and First Charter Capital Trust II issued $35 million and $25 million, respectively, of trust preferred securities that were sold to third parties. The proceeds of the sale of the trust preferred securities were used to purchase subordinated debentures (the “Notes”) from the Corporation, which are presented as long-term borrowings in the consolidated balance sheet and qualify for inclusion in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

The following is a summary of the Trusts’ outstanding trust preferred securities and the Corporation’s Notes at December 31, 2006.

		Aggregate
		Principal
		Amount of	Aggregate
		Trust	Principal	Stated		Interest
		Preferred	Amount of	Maturity of	Per Annum Interest Rate	Payment
Issuer	Issuance Date	Securities	the Notes	the Notes	of the Notes	Dates	Redemption Period
	(Dollars in thousands)
Capital Trust I	June 2005	$35,000	$36,083	September 2035	3 mo. LIBOR + 169 bps	3/15, 6/15, 9/15, 12/15	On or after 9/15/2010
Capital Trust II	September 2005	25,000	25,774	December 2035	3 mo. LIBOR + 142 bps	3/15, 6/15, 9/15, 12/15	On or after 12/15/2010

Total		$60,000	$61,857

In October 2005, the Corporation extinguished $222 million of its FHLB advances and related interest-rate swaps. The Corporation incurred a prepayment penalty of $6.4 million pre-tax to extinguish these FHLB advances and incurred a loss of $7.8 million pre-tax on the extinguishment of the related interest-rate swaps. In addition, the Corporation extinguished $25 million in FHLB advances and incurred a prepayment penalty of $0.5 million pre-tax to extinguish this debt. Also, the Corporation repaid overnight borrowings of approximately $224 million.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

At December 31, 2006, the Corporation had no FHLB advances that were callable by the FHLB.

The following is a schedule of annual maturities of other borrowings:

	2007	2008	2009	2010	2011	Thereafter	Total
	(In thousands)
Federal funds purchased and securities sold under agreements to repurchase	$201,713	$—	$—	$—	$—	$—	$201,713
Commercial paper	38,191	—	—	—	—	—	38,191
Other short-term borrowings	371,000	—	—	—	—	—	371,000
Long-term debt	160,000	20,000	195,000	—	50,170	62,624	487,794

Total other borrowings	$770,904	$20,000	$195,000	$—	$50,170	$62,624	$1,098,698

17.	Income Tax

The components of income tax expense (benefit) consist of the following:

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Current:
Federal	$22,310	$8,690	$15,360
State	2,883	689	2,403

Total current	25,193	9,379	17,763
Deferred:
Federal	(1,238)	(219)	4,193
State	(156)	(28)	(67)

Total deferred	(1,394)	(247)	4,126

Income tax expense from continuing operations	$23,799	$9,132	$21,889

Income tax expense from discontinued operations	$965	$88	$133

Total income taxes were allocated as follows:

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Net income from continuing operations	$23,799	$9,132	$21,889
Net income from discontinued operations	965	88	133
Shareholders’ equity, for unrealized losses on securities available for sale	3,488	(4,235)	(7,045)

Total	$28,252	$4,985	$14,977

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Income tax expense attributable to net income differed from the amounts computed by applying the U.S. federal statutory income tax rate of 35 percent to pretax income follows:

	For the Calendar Year
	2006		2005		2004
	(Dollars in thousands)
Tax at statutory federal rate	$24,906	35.0%	$12,008	35.0%	$22,445	35.0%
Increase (reduction) in income taxes resulting from:
Tax-exempt income	(1,409)	(2.0)	(1,335)	(3.9)	(1,318)	(2.1)
Bank-owned life insurance	(1,233)	(1.7)	(1,509)	(4.4)	(1,195)	(1.9)
State income tax, net of federal	1,773	2.5	429	1.2	1,519	2.4
Change in valuation allowance	(80)	(0.1)	(526)	(1.5)	(200)	(0.3)
Other, net	(158)	(0.3)	65	0.2	638	1.0

Income tax expense from continuing operations	$23,799	33.4%	$9,132	26.6%	$21,889	34.1%

The change in net deferred tax assets follows:

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Deferred tax expense (benefit) (exclusive of the effects of other components below)	$(1,394)	$(247)	$4,126
Shareholders’ equity, for unrealized gains (losses) on securities available for sale	3,488	(4,235)	(7,045)
Purchase accounting adjustment	(2,185)	—	(135)

Total	$(91)	$(4,482)	$(3,054)

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities, included in other assets, are as follows:

	December 31
	2006	2005
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$13,201	$11,352
Unrealized losses on securities available for sale	3,726	7,213
Deferred compensation	3,464	2,465
Investments	805	506
Depreciable assets	5,588	4,547
Other	3,376	1,955

Total deferred tax assets	30,160	28,038
Less valuation allowance	30	110

Net deferred tax assets	30,130	27,928
Deferred tax liabilities:
Loan origination costs	2,718	2,605
Federal Home Loan Bank of Atlanta stock	1,053	1,053
Mortgage servicing rights	1,889	447
Intangibles	1,501	1,248
Other	818	515

Total deferred tax liabilities	7,979	5,868

Net deferred tax asset	$22,151	$22,060

The Corporation had recorded a valuation allowance of $30,000 and $110,000 in 2006 and 2005, respectively, against deferred tax assets primarily for capital loss carryforwards that management believes it is not more likely than not to be realized. The Corporation has a capital loss carryforward of $15,000 expiring in 2009. This carryforward can only be used to offset future capital gains.

The Corporation is currently under examination by the North Carolina Department of Revenue (the “DOR”) for 1999 through 2001 and is subject to examination for subsequent tax years. As a result of the examination, the DOR issued a proposed tax assessment, including an estimate for accrued interest, of $3.7 million for tax years 1999 and 2000. The Corporation is currently appealing the proposed assessment.

The DOR announced a Settlement Initiative (the “Initiative”) allowing companies that had entered into certain eligible transactions to participate in the Initiative by June 15, 2006. The Initiative provided the Corporation an opportunity to resolve matters with a significant reduction in potential penalties. Resolution under the Initiative would have been expected to include all open tax years. While management believes the Corporation was in compliance with existing state tax statutes, it continued discussions with the DOR and participated in the Initiative. The Initiative expired effective March 15, 2007, and the Corporation and the DOR did not reach a resolution.

The examination is expected to impact tax years after 2000. The Corporation estimates that the maximum tax liability that may be asserted by the DOR for tax years 1999 through the current tax year is approximately $11.7 million in excess of amounts reserved, net of federal benefit. The Corporation would disagree with such potential liability if assessed, and would intend to continue to defend its position. The Corporation believes its current tax reserves are adequate.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

There can be no assurance regarding the ultimate outcome of this matter, the timing of its resolution or the eventual loss or penalties that may result from it, which may be more or less than the amounts reserved by the Corporation.

18.	Employee Benefit Plans

First Charter Retirement Savings Plan.  The Corporation has a qualified Retirement Savings Plan (the “Savings Plan”) for all eligible employees of the Corporation. Pursuant to the Savings Plan, an eligible employee may elect to defer between 1 percent and 50 percent of compensation. At the discretion of the Board of Directors, the Corporation may contribute an amount necessary to match all or a portion of a participant’s elective deferrals in an amount to be determined by the Board of Directors from time to time, up to a maximum of six percent of a participant’s compensation. In addition, the Corporation may contribute an additional amount to each participant’s Savings Plan account as determined at the discretion of the Board of Directors. Participants may invest their Savings Plan account in a variety of investment options, including the Corporation’s stock. Effective March 1, 2002 the portion of the Savings Plan consisting of the Company Stock Fund (ESOP) was designated as an employee stock ownership plan under Code section 4975(e)(7) and that fund is designed to invest primarily in the Corporation’s stock. The Corporation’s aggregate contributions to the Savings Plan amounted to $1.5 million, $1.5 million, and $2.5 million for 2006, 2005, and 2004, respectively.

First Charter Option Plan Trust.  Effective December 1, 2001, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Option Plan Trust (the “OPT Plan”). The OPT Plan is a tax-deferred capital accumulation plan. Under the OPT Plan, eligible participants may defer up to 90 percent of base salary, up to 100 percent of annual incentive, and excess deferrals, if any, pursuant to Internal Revenue Code section 401(a)(17) and 401(k). Participants may invest in mutual funds with distinct investment objectives and risk tolerances. Eligible employees for the OPT Plan include executive management as well as key members of senior management. The deferred compensation obligation pursuant to this plan is equal to the Plan assets, which are held in a Rabbi Trust. Plan assets totaled $283,000 and $356,000 at December 31, 2006 and 2005, respectively, and are classified as trading assets, which is included in other assets on the consolidated balance sheet.

First Charter Directors’ Option Deferral Plan.  Effective May 1, 2001, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Corporation Directors’ Option Deferral Plan (the “Plan”). Under the Plan, eligible directors may elect to defer all of their director’s fees and invest these deferrals into mutual fund investments. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. The deferred compensation obligation pursuant to this plan is equal to the Plan assets, which are held in a Rabbi Trust. Plan assets totaled approximately $321,000 and $231,000 at December 31, 2006 and 2005, respectively, and are classified as trading assets, which is included in other assets on the consolidated balance sheet.

Supplemental Executive Retirement Plans.  The Corporation sponsors supplemental executive retirement plans (“SERPs”) for its Chief Executive Officer, Chief Banking Officer, and certain other officers and retired executives. The Corporation’s benefit obligation related to its SERPs was $5.4 million and $2.6 million at December 31, 2006 and 2005, respectively. The primary reason for the increase in the current year was due to SERP liabilities of $2.8 million acquired in connection with the acquisition of GBC. The SERPs are unfunded plans and are reflected as liabilities on the consolidated balance sheets.

19.	Shareholders’ Equity, Stock Plans and Stock Awards

The Corporation’s executive compensation and long-term incentive programs were revised during 2005, and a new performance-oriented, long-term incentive plan was implemented for 2006. The resulting new long-

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

term incentive plan combines the use of performance shares and service-based stock options. The Corporation also changed its long-term incentive program for other management members, whereby long-term incentive compensation is delivered in the form of restricted stock, rather than stock options as had been granted in past years.

The Corporation incurred $1.4 million of salaries and employee benefits expense in 2006 for stock options granted prior to 2006 as a result of the adoption of SFAS 123(R), including the effects of accelerating the vesting of all these pre-2006 stock options. In addition, the Corporation incurred $172,000 of salaries and employee benefits expense in 2006 for restricted stock awards made prior to 2006. During 2006, the Corporation granted an aggregate of 127,250 stock options and performance share awards, principally to executive officers, which resulted in $494,000 of salaries and employee benefits expense during 2006. In addition, the Corporation granted 193,792 shares of restricted stock to select employees and directors, which resulted in $728,000 of salaries and employee benefits expense during 2006.

Stock Repurchase Programs.  On January 23, 2002, the Corporation’s Board of Directors authorized the repurchase of up to 1.5 million shares of the Corporation’s common stock. As of December 31, 2004, the Corporation had repurchased a total of 1.4 million shares of its common stock at an average per-share price of $17.52 under this authorization, which has reduced shareholders’ equity by $24.5 million. No shares were repurchased under this authorization during 2006 or 2005.

On October 24, 2003, the Corporation’s Board of Directors authorized the repurchase of up to 1.5 million additional shares of the Corporation’s common stock. At December 31, 2006, no shares had been repurchased under this authorization.

Deferred Compensation for Non-Employee Directors.  Effective May 1, 2001, the Corporation amended and restated the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors. Under the Deferred Compensation Plan, eligible directors may elect to defer all or part of their director’s fees for a calendar year, in exchange for common stock of the Corporation. The amount deferred, if any, shall be in multiples of 25 percent of their total director’s fees. Each participant is fully vested in his account balance under the plan. The plan generally provides for fixed payments or a lump sum payment, or a combination of both, in shares of common stock of the Corporation after the participant ceases to serve as a director for any reason.

The common stock purchased by the Corporation for this deferred compensation plan is maintained in the First Charter Corporation Directors’ Deferred Compensation Trust, a Rabbi Trust (the “Trust”), on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Corporation. Dividends payable on the common shares held by the Trust will be reinvested in additional shares of common stock of the Corporation and held in the Trust for the benefit of the participants. Since the deferred compensation plan does not provide for diversification of the Trust’s assets and can only be settled with a fixed number of shares of the Corporation’s common stock, the deferred compensation obligation is classified as a component of shareholders’ equity and the common stock held by the Trust is classified as a reduction of shareholders’ equity. Subsequent changes in the fair value of the common stock are not reflected in earnings or shareholders’ equity of the Corporation. The obligations of the Corporation under the deferred compensation plan, and the shares held by the Trust, have no net effect on net income.

Stockholder Protection Rights Agreement.  On July 19, 2000, the Corporation entered into a Stockholder Protection Rights Agreement. In connection with the agreement, the Board declared a dividend of one share purchase right (the “Right”) on each outstanding share of common stock. Issuances of the Corporation’s common stock after August 9, 2000 include share purchase Rights. Generally, the Rights will be exercisable only if a person or group acquires 15 percent or more of Corporation’s common stock or announces a tender offer. Each Right will entitle stockholders to buy 1/1000 of a share of a new series of junior participating

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

preferred stock of the Company at an exercise price of $80. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

If the Corporation is acquired after a person has acquired 15 percent or more of its common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value of twice-such price. Additionally, if the Corporation is not acquired, a Rights holder (other than the person or group acquiring 15 percent or more) will be entitled to purchase, at the Right’s then-current exercise price, a number of shares of the Corporation’s common stock having a market value of twice-such price.

Following the acquisition of 15 percent or more of the common stock, but less than 50 percent by any Person or Group, the Board may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock for each Right.

The Rights were distributed on August 9, 2000, to stockholders of record as of the close of business on such date. The Rights will expire on July 19, 2010.

Dividend Reinvestment and Stock Purchase Plan.  Historically, the Corporation maintained the Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), pursuant to which 1,000,000 shares of common stock of the Corporation have been reserved for issuance. Shareholders could elect to participate in the DRIP and have dividends on shares of common stock reinvested and make optional cash payments of up to $3,000 per calendar quarter to be invested in common stock of the Corporation. Pursuant to the terms of the DRIP, upon reinvestment of the dividends and optional cash payments, the Corporation could either issue new shares valued at the then-current market value of the common stock or the administrator of the DRIP could purchase shares of common stock in the open market. Effective April 5, 2007, the Corporation’s Board of Directors authorized management to suspend the DRIP indefinitely. During 2006 and 2005, the Corporation issued 134,996 shares and 147,034 shares, respectively, and the administrator of the DRIP did not purchase any shares in the open market. During 2004, the Corporation issued 33,958 shares, and the administrator of the DRIP purchased 120,722 shares in the open market.

Restricted Stock Award Program.  In April 1995, the Corporation’s shareholders approved the First Charter Corporation Restricted Stock Award Program (the “Restricted Stock Plan”). Awards of restricted stock (nonvested shares) may be made under the Restricted Stock Plan at the discretion of the Compensation Committee to key employees. Nonvested shares are generally granted at a value equal to the market price of the Corporation’s common stock at the date of grant and generally vest based on either three or five years of service. Under the Restricted Stock Plan, a maximum of 360,000 shares of common stock are reserved for issuance. As of December 31, 2006, 141,884 shares were available for future issuance. During 2006, 168,792 service-based nonvested shares were issued under this plan with vesting periods of mainly three years. During 2005, 8,500 shares were granted under the Restricted Stock Plan with vesting periods of five years and 8,900 shares were granted with vesting periods of three years. During 2004, 18,547 shares were granted under the Restricted Stock Plan with vesting periods of three years.

First Charter Comprehensive Stock Option Plan.  In April 1992, the Corporation’s shareholders approved the First Charter Corporation Comprehensive Stock Option Plan (the “Comprehensive Stock Option Plan”). Under the terms of the Comprehensive Stock Option Plan, stock options (which can be incentive stock options or non-qualified stock options) may be periodically granted to key employees of the Corporation or its subsidiaries. The terms and vesting schedules of options granted under the Comprehensive Stock Option Plan generally are determined by the Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”). However, no options may be exercisable prior to six months following the grant date, and certain additional restrictions, including the term and exercise price, apply with respect to any incentive stock options. Under the Comprehensive Stock Option Plan, 480,000 shares of common stock are reserved for issuance. As of December 31, 2006, 102,084 shares were available for future issuance.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

First Charter Corporation Stock Option Plan for Non-Employee Directors.  In April 1997, the Corporation’s shareholders approved the First Charter Corporation Stock Option Plan for Non-Employee Directors (the “Director Plan”). Under the Director Plan, non-statutory stock options may be granted to non-employee Directors of the Corporation and its subsidiaries. The terms and vesting schedules of any options granted under the Director Plan generally are determined by the Compensation Committee. The exercise price for each option granted, however, is the fair value of the common stock as of the date of grant. A maximum of 180,000 shares are reserved for issuance under the Director Plan. As of December 31, 2006, 2,940 shares were available for future issuance.

2000 Omnibus Stock Option and Award Plan.  In June 2000, the Corporation’s shareholders approved the First Charter Corporation 2000 Omnibus Stock Option and Award Plan (the “2000 Omnibus Plan”). Under the 2000 Omnibus Plan, 2,000,000 shares of common stock were originally reserved for issuance. In April of 2005, the shareholders approved an amendment to the 2000 Omnibus Plan, authorizing an additional 1,500,000 shares for issuance, for a total of 3,500,000 shares. The 2000 Omnibus Plan permits the granting of stock options and nonvested shares to Directors and key employees. Stock options are granted with an exercise price equal to the market price of the Corporation’s common stock at the date of grant; those stock option awards generally vest ratably over five years and have a 10-year contractual term. Nonvested shares are generally granted at a value equal to the market price of the Corporation’s common stock at the date of grant and vesting is based on either service or performance conditions. Service-based nonvested shares generally vest over three years. Performance-based nonvested shares are earned over three years upon meeting various performance goals as approved by the Compensation Committee, including cash return on equity, targeted charge-off levels, and earnings per share growth as measured against a group of selected peer companies. During 2006, 69,250 stock options, 25,000 service-based nonvested shares, and 58,000 performance-based nonvested shares were issued under this plan. The number of these performance-based shares, which will ultimately be issued, is dependent upon the Corporation’s performance as it relates to the performance of selected peer companies as discussed above. As of December 31, 2006, 1,657,462 shares were authorized for future issuance.

Employee Stock Purchase Plans.  The Corporation adopted an Employee Stock Purchase Plan (“ESPP”) in 1996, pursuant to which stock options were granted to eligible employees based on their compensation. The option and vesting period were generally two years, and employees could purchase stock at a discount from the fair market value of the shares at date of grant. In April of 1997, shareholders approved a maximum of 180,000 shares reserved for issuance under the 1996 ESPP, and 180,000 shares were reserved for issuance under the subsequent offering in 1998.

In 1999, the Board of Directors implemented the 1999 Employee Stock Purchase Plan (the “1999 Plan”). The Corporation intends that options granted and common stock issued under the Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code and the Treasury Regulations issued thereunder, and that the Plan shall satisfy the requirements of Rule 16b-3 of the Exchange Act.

The 1999 Plan was adopted to provide greater flexibility with respect to the grant date, exercise period and number of options granted to employees, and is designed to remain in effect for as long as there are shares available for purchase. Under the 1999 Plan, 300,000 shares were reserved for issuance, subject to adjustment to protect against dilution in the event of changes in the capitalization of the Corporation. At December 31, 2006, 80,723 shares were available for future issuance.

The 1999 Plan was subsequently amended in 2006, primarily to change the basis for determining the number of shares available for purchase, and the option price. Eligible employees may save from one percent to fifteen percent of their eligible compensation over the option period, and their savings are used to purchase whole shares at the end of the option period. The purchase price represents a five percent discount of the fair market value of the shares at the end of the option period.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The 1999 Plan is administered by the Compensation Committee of the Board. The Committee determines the offering dates, offering periods, option prices, acceptance dates, and exercise dates under the 1999 Plan, and makes all other determinations necessary or advisable for the administration of the Plan.

Summary of Stock Option and Employee Stock Purchase Plan Programs.  The following is a summary of activity under the Comprehensive Plan, the Director Plan, the 2000 Omnibus Plan, and the 1999, 1998, and 1996 ESPPs for the years indicated. The following summary also includes activity for options assumed through various acquisitions.

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
	Shares	Price	(in Years)	Value
Outstanding at January 1, 2004(1)	2,742,283	$19.57
Granted	393,134	20.33
Exercised	(238,827)	16.51		$2,033,207
Forfeited or expired	(95,327)	18.52

Outstanding at December 31, 2004	2,801,263	$19.97	3.6	$17,374,803

Exercisable at December 31, 2004	1,948,723	$20.42	2.9	$11,220,433

Outstanding at January 1, 2005	2,801,263	$19.97
Granted	461,996	23.55
Exercised	(499,194)	16.93		$3,103,802
Forfeited or expired	(126,007)	21.68

Outstanding at December 31, 2005	2,638,058	$21.09	3.6	$7,572,117

Exercisable at December 31, 2005	1,786,287	$21.01	2.4	$5,498,109

Outstanding at January 1, 2006	2,638,058	$21.09
Granted	69,250	23.68
Exercised	(883,684)	21.50		$2,711,016
Forfeited or expired	(326,005)	22.95

Outstanding at December 31, 2006	1,497,619	$20.57	4.7	$6,365,913

Exercisable at December 31, 2006	1,435,769	$20.43	4.5	$6,308,859

(1)	Amounts for 2004 have been adjusted to correct an error in the calculation of exercised and forfeited options.

The weighted-average Black-Scholes fair value of options granted during 2006, 2005, and 2004 was $5.85, $5.54, and $4.48, respectively. The aggregate intrinsic value of options exercised during 2006, 2005, and 2004 was $2.7 million, $3.1 million, and $2.0 million, respectively. The weighted-average remaining contractual lives of stock options were 4.7 years at December 31, 2006.

Cash received from the exercise of options for 2006, 2005, and 2004 was $19.0 million, $8.5 million, and $3.9 million, respectively. The tax benefit realized for the tax deductions from option exercises totaled $1.6 million for 2006, of which $769,000 was attributable to 2005. No similar tax benefit was realized for 2004. The Corporation generally uses newly issued shares to satisfy stock option exercises.

On December 20, 2006, the Compensation Committee of the Board of Directors of First Charter Corporation approved, effective December 31, 2006, the immediate and full acceleration of the vesting of

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

certain unvested stock options granted from 2003 through 2005 under the Corporation’s various equity incentive plans (the “Accelerated Options”). Approximately 430,000 Accelerated Options, each of which relates to one share of the Corporation’s Common Stock, were accelerated pursuant to this action. The vesting schedules for stock options granted in 2006 were not affected by this action.

The Accelerated Options were granted pursuant to either the First Charter Corporation Comprehensive Stock Option Plan, as amended, the First Charter Corporation Stock Option Plan for Non-Employee Directors or the First Charter Corporation 2000 Omnibus Stock Option and Award Plan (together, the “Plans”).

The decision to accelerate the vesting of these stock options was due primarily to two reasons. The first relates to a change in the Corporation’s compensation philosophy, whereby stock options will serve as a more limited component of compensation. Beginning in 2006, the Corporation began to use restricted stock as the primary form of equity compensation for employees other than the executive officers. Equity compensation for executive officers consisted of a combination of performance share awards and stock option grants. The vesting schedules for the 2006 stock option grants were not accelerated. Secondly, the Corporation determined to accelerate the vesting schedules of the Accelerated Options to facilitate the ongoing calculations under SFAS 123(R). The Corporation incurred a one-time expense of $665,000 in the fourth quarter of 2006 in connection with the stock option vesting acceleration.

The fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Calendar Year
	2006	2005	2004
Expected volatility	24.8%	26.4%	25.6%
Expected dividend yield	3.2	3.2	3.6
Risk-free interest rate	4.7	3.9	3.6
Expected term (in years)	8.0	7.4	7.0

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free interest rate is based on a U.S. government instrument over the expected term of the equity instrument. Expected volatility is based on historical volatility of the Corporation’s stock.

The following table provides certain information about stock options outstanding at December 31, 2006:

	Outstanding Options			Options Exercisable
		Weighted-			Weighted-
		Average			Average	Weighted-
		Remaining	Weighted-		Remaining	Average
	Number	Contractual	Average	Number	Contractual	Exercise
Range of Exercise Prices	Outstanding	Life (in years)	Exercise Price	Exercisable	Life (in years)	Price
$ 5.01 - 10.00	3,400	2.7	$ 9.04	3,400	2.7	$ 9.04
10.01 - 12.50	18,702	2.0	11.63	18,702	2.0	11.63
12.51 - 15.00	71,525	2.7	14.44	71,525	2.7	14.44
15.01 - 17.50	290,124	4.3	16.64	290,124	4.3	16.64
17.51 - 20.00	319,834	4.3	18.44	319,834	4.3	18.44
20.01 - 22.50	190,885	6.4	20.78	190,885	6.4	20.78
22.51 - 25.00	371,682	7.6	23.71	309,832	7.3	23.72
25.01 - 27.50	231,467	0.6	25.99	231,467	0.6	25.99

Total	1,497,619	4.7	$ 20.57	1,435,769	4.5	$ 20.43

Service-Based and Performance-Based Awards.  The Corporation recognizes compensation (salaries and employee benefits) expense over the restricted period for service-based awards and over the three-year

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

performance period for performance-based awards. Pretax compensation expense recognized for nonvested service-based shares during 2006, 2005, and 2004 totaled $900,000, $196,000, and $71,000, respectively. The tax benefit was $352,000, $77,000, and $28,000 for 2006, 2005, and 2004, respectively. Pretax compensation expense recognized for performance shares during 2006 totaled $422,000.

Nonvested share activity under the Omnibus Plan and the Restricted Stock Plan at and for the years ended December 31, 2006, 2005, and 2004 follows:

	Service-Based		Performance-Based
		Weighted-		Weighted-
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value
Outstanding at January 1, 2004	1,000	$13.44	—	$—
Granted	18,547	22.34	—	—
Vested	(1,000)	13.44	—	—
Forfeited	—	—	—	—

Outstanding at December 31, 2004	18,547	22.34	—	—
Granted	17,400	23.98	—	—
Vested	(1,300)	23.50	—	—
Forfeited	(2,000)	25.49	—	—

Outstanding at December 31, 2005	32,647	22.97	—	—
Granted	193,792	24.14	58,000	23.66
Vested	(1,300)	23.50	—	—
Forfeited	(9,476)	23.30	(6,400)	23.66

Outstanding at December 31, 2006	215,663	$24.00	51,600	$23.66

As of December 31, 2006, there was $3.9 million of total unrecognized compensation cost related to service-based nonvested share-based compensation arrangements granted under the Omnibus Plan and the Restricted Stock Plan. This cost is expected to be recognized over a remaining weighted-average period of 2.3 years. The total fair value of shares vested during 2006, 2005, and 2004 was $32,000, $31,000, and $26,000, respectively.

As of December 31, 2006, there was $761,000 of total unrecognized compensation cost related to performance-based nonvested share-based compensation arrangements granted under the Omnibus Plan. This cost is expected to be recognized over a remaining weighted-average period of 2.0 years.

20.	Commitments, Contingencies, and Off-Balance Sheet Risk

Commitments and Off-Balance Sheet Risk.  The Corporation is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Corporation. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions. Standby letters of credit are recorded as a liability by the Corporation at the fair value of the obligation undertaken in issuing the guarantee. The fair value and carrying value at December 31, 2006 of standby letters of credit

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

issued or modified during 2006 was immaterial. Commitments to extend credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for instruments reflected in the consolidated financial statements. The creditworthiness of each customer is evaluated on a case-by-case basis.

At December 31, 2006, the Corporation’s exposure to credit risk was represented by preapproved but unused lines of credit totaling $507.9 million, loan commitments totaling $901.0 million, standby letters of credit in an aggregate amount of $26.7 million. Included in loan commitments are commitments of $36.4 million to cover customer deposit account overdrafts should they occur. Of the $507.9 million of preapproved unused lines of credit, $27.3 million were at fixed rates and $480.6 million were at floating rates. Of the $901.0 million of loan commitments, $188.1 million were at fixed rates and $712.9 million were at floating rates. Of the $26.7 million of standby letters of credit, $20.6 million expire in less than one year and $6.1 million expire in one to three years. The maximum amount of credit loss of standby letters of credit is represented by the contract amount of the instruments. Management expects that these commitments can be funded through normal operations and other liquidity sources available to the Corporation. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management’s credit evaluation of the borrower at that time. The Corporation generally extends credit on a secured basis. Collateral obtained may include, but is not limited to, accounts receivable, inventory, and commercial and residential real estate.

The Bank primarily makes commercial and installment loans to customers throughout its market areas. The Corporation’s primary market area includes the states of North Carolina, South Carolina, and Georgia, and predominately centers on the Metro regions of Charlotte and Raleigh, North Carolina, and Atlanta, Georgia. The real estate loan portfolio can be affected by the condition of the local real estate markets.

Minimum operating lease payments due in each of the five years subsequent to December 31, 2006 are as follows: 2007, $3.4 million; 2008, $3.4 million; 2009, $3.2 million; 2010, $2.9 million; 2011, $2.6 million; and subsequent years, $31.6 million. Rental expense for all operating leases for 2006, 2005, and 2004 was $3.6 million, $3.3 million, and $2.6 million, respectively.

Average daily Federal Reserve balance requirements for 2006 and 2005 amounted to $9.1 million and $28.4 million, respectively.

Contingencies.  The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated operations, liquidity, or financial position of the Corporation or the Bank.

See Note 17 for tax contingency information.

21.	Related Party Transactions

The Corporation has no material related party transactions which would require disclosure. In compliance with applicable banking regulations, the Corporation may extend credit to certain officers and directors of the Corporation and its banking subsidiaries in the ordinary course of business under substantially the same terms as comparable third-party lending arrangements.

See Note 11 for related party loan information.

22.	Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Where information regarding the fair value of a financial instrument is available, those values are used, as is the case with securities available for sale. In this case, an open market exists in which the majority of the financial instruments are actively traded.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage and insurance agency operations and premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

The Corporation’s fair value methods and assumptions are as follows:

Cash and cash equivalents:  Due to their short-term nature, the carrying amounts reported in the balance sheet are assumed to approximate fair value for these assets. For purposes of this disclosure, cash equivalents include Federal funds sold and other short-term investments.

Securities Available for Sale:  The fair values of securities available for sale are based primarily upon quoted market prices. In some instances, for securities that are not widely traded, market quotes for comparable securities were used.

Loans held for sale:  Mortgage loans held for sale are valued at the lower of cost or market. Market value is determined by outstanding commitments from investors or current investor yield requirements.

Loans:  The fair value for loans is estimated based upon discounted future cash flows using discount rates comparable to rates currently offered for such loans.

Deposits:  The fair value disclosed for deposits (interest checking, savings, money market, and certificates of deposit) is estimated based upon discounted future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value disclosed for noninterest bearing demand deposits is the amount payable on demand at year-end.

Short-term borrowings:  The fair value disclosed for Federal funds borrowed, security repurchase agreements, commercial paper, and other short-term borrowings is estimated using rates currently offered for borrowing of similar remaining maturities.

Long-term debt:  The fair value disclosed for long-term debt is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Based on the limitations, methods, and assumptions noted above, the following table presents the carrying amounts and fair values of the Corporation’s financial instruments:

	December 31
	2006		2005
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Financial assets
Cash and cash equivalents	$102,827	$102,827	$125,552	$125,552
Securities available for sale	906,415	906,415	899,111	899,111
Loans held for sale	12,292	12,292	6,447	6,447
Portfolio loans, net of allowance for loan losses	3,450,087	3,412,590	2,917,020	2,925,661
Financial liabilities
Deposits	3,248,128	3,170,976	2,799,479	2,741,776
Short-term borrowings	610,904	606,119	510,715	510,798
Long-term debt	487,794	477,650	557,859	557,137

23.	Regulatory Restrictions and Capital Ratios

The Corporation and the Bank are subject to various regulatory capital requirements administered by bank regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial position and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted average assets (as defined). Management believes, as of December 31, 2006, that the Corporation and the subsidiary banks meet all capital adequacy requirements to which they are subject.

The Corporation’s and the Bank’s various regulators have issued regulatory capital guidelines for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At December 31, 2006, the Corporation and the subsidiary banks were classified as “well capitalized” under these regulatory frameworks. In the judgment of management, there have been no events or conditions since December 31, 2006, that would change the “well capitalized” status of the Corporation or the subsidiary banks.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The Corporation’s and the subsidiary banks’ actual capital amounts and ratios follow:

			For Capital Adequacy Purposes		To be Well Capitalized
	Actual			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2006:
Leverage
First Charter Corporation	$428,136	9.32%	$183,678	4.00%	None	None
First Charter Bank	362,970	8.36	173,591	4.00	$216,988	5.00%
Gwinnett Banking Company	37,049	9.75	15,192	4.00	18,991	5.00

Tier I Capital
First Charter Corporation	$428,136	10.49%	$163,299	4.00%	None	None
First Charter Bank	362,970	9.99	145,275	4.00	$217,913	6.00%
Gwinnett Banking Company	37,049	10.38	14,280	4.00	21,420	6.00

Total Risk-Based Capital
First Charter Corporation	$463,268	11.35%	$326,598	8.00%	None	None
First Charter Bank	393,664	10.84	290,550	8.00	$363,188	10.00%
Gwinnett Banking Company	41,321	11.57	28,560	8.00	35,700	10.00

At December 31, 2005:
Leverage
First Charter Corporation	$372,953	8.67%	$172,102	4.00%	None	None
First Charter Bank	363,113	8.46	171,688	4.00	$214,610	5.00%

Tier I Capital
First Charter Corporation	$372,953	11.20%	$133,208	4.00%	None	None
First Charter Bank	363,113	10.91	133,083	4.00	$199,624	6.00%

Total Risk-Based Capital
First Charter Corporation	$401,760	12.06%	$266,416	8.00%	None	None
First Charter Bank	391,838	11.78	266,166	8.00	$332,707	10.00%

Tier 1 capital consists of total equity plus qualifying capital securities and minority interests, less unrealized gains and losses accumulated in other comprehensive income, certain intangible assets, and adjustments related to the valuation of servicing assets and certain equity investments in nonfinancial companies (principal investments).

The leverage ratio reflects Tier 1 capital divided by average total assets for the period. Average assets used in the calculation exclude certain intangible and servicing assets.

Total risk-based capital is comprised of Tier 1 capital plus qualifying subordinated debt and allowance for loan losses and a portion of unrealized gains on certain equity securities.

Both the Tier 1 and the total risk-based capital ratios are computed by dividing the respective capital amounts by risk-weighted assets, as defined.

The Corporation from time to time is required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve was $1.3 million at December 31, 2006.

Under current Federal Reserve regulations, a bank subsidiary is limited in the amount it may loan to its parent company and nonbank subsidiaries. Loans to a single affiliate may not exceed 10 percent and loans to all affiliates may not exceed 20 percent of the bank’s capital stock, surplus, and undivided profits, plus the allowance for loan losses. Loans from the Bank to nonbank affiliates, including the parent company, are also required to be collateralized.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The primary source of funds available to the Parent Company is payment of dividends from the Bank. Dividends paid by a subsidiary bank to its parent company are also subject to certain legal and regulatory limitations. In 2007, the Bank may pay dividends of $38.1 million, plus an additional amount equal to its net profits for 2007, as defined by statute, up to the date of any such dividend declaration, without prior regulatory approval.

24.	Business Segment Information

The Corporation operates one reportable segment, the Bank, representing the Corporation’s primary banking subsidiary. The Bank provides businesses and individuals with commercial, consumer and mortgage loans, deposit banking services, brokerage services, insurance products, and comprehensive financial planning solutions to individual and commercial clients. The results of operations of the Bank constitute a substantial majority of the consolidated net income, revenue, and assets of the Corporation. Included in Other are the parent company’s revenue, expense, assets, which include cash, securities available-for-sale, and investments in venture capital limited partnerships, and liabilities, which include commercial paper and subordinated debentures.

The accounting policies of the Bank are the same as those described in Note 1.

The Corporation continually assesses its assumptions, methodologies, and reporting classifications to better reflect the true economics of the Corporation’s business segments. Based on these continual assessments, during the second quarter of 2005, the Corporation changed the composition of its reportable segments to collapse insurance, brokerage, mortgage, leasing, and wealth management services into the Bank. Accordingly, the Corporation restated its business segment disclosure for 2004.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The following tables present selected segment information for the Bank, including Gwinnett Bank, and other operating units:

	For the Calendar Year 2006
				Consolidated
	The Bank	Other	Eliminations	Total
	(In thousands)
Interest income	$264,509	$420	$—	$264,929
Interest expense	126,415	4,804	—	131,219

Net interest income (expense)	138,094	(4,384)	—	133,710
Provision for loan losses	5,290	—	—	5,290
Noninterest income	64,247	3,431	—	67,678
Noninterest expense	124,740	197	—	124,937

Income (loss) from continuing operations before income tax expense	72,311	(1,150)	—	71,161
Income tax expense (benefit)	24,185	(386)	—	23,799

Income (loss) from continuing operations, net of tax	48,126	(764)	—	47,362
Discontinued operations:
Income from discontinued operations	36	—	—	36
Gain on sale	962	—	—	962
Income tax expense	965	—	—	965

Income from discontinued operations, net of tax	33	—	—	33

Net income (loss)	$48,159	$(764)	$—	$47,395

Average loans	$3,101,820	$—	$—	$3,101,820
Average assets of continuing operations	4,538,879	440,931	(612,208)	4,367,602
Average assets of discontinued operations	2,232	—	—	2,232

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	For the Calendar Year 2005
				Consolidated
	The Bank	Other	Eliminations	Total
	(In thousands)
Interest income	$224,567	$38	$—	$224,605
Interest expense	97,490	2,232	—	99,722

Net interest income (expense)	127,077	(2,194)	—	124,883
Provision for loan losses	9,343	—	—	9,343
Noninterest income	46,599	139	—	46,738
Noninterest expense	127,750	221	—	127,971

Income (loss) from continuing operations before income tax expense	36,583	(2,276)	—	34,307
Income tax expense (benefit)	9,740	(608)	—	9,132

Income (loss) from continuing operations, net of tax	26,843	(1,668)	—	25,175
Discontinued operations:
Income from discontinued operations	224	—	—	224
Income tax expense	88	—	—	88

Income from discontinued operations, net of tax	136	—	—	136

Net income (loss)	$26,979	$(1,668)	$—	$25,311

Average loans	$2,795,711	$—	$—	$2,795,711
Average assets of continuing operations	4,566,915	391,698	(471,903)	4,486,710
Average assets of discontinued operations	2,373	—	—	2,373

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	For the Calendar Year 2004
				Consolidated
	The Bank	Other	Eliminations	Total
	(In thousands)
Interest income	$187,253	$50	$—	$187,303
Interest expense	63,511	782	—	64,293

Net interest income (expense)	123,742	(732)	—	123,010
Provision for loan losses	8,425	—	—	8,425
Noninterest income	55,781	1,257	—	57,038
Noninterest expense	107,294	202	—	107,496

Income from continuing operations before income tax expense	63,804	323	—	64,127
Income tax expense	21,779	110	—	21,889

Income (loss) from continuing operations, net of tax	42,025	213	—	42,238
Discontinued operations:
Income from discontinued operations	337	—	—	337
Income tax expense	133	—	—	133

Income from discontinued operations, net of tax	204	—	—	204

Net income	$42,229	$213	$—	$42,442

Average loans	$2,363,107	$—	$—	$2,363,107
Average assets of continuing operations	4,360,336	347,441	(388,150)	4,319,627
Average assets of discontinued operations	3,100	—	—	3,100

25.	First Charter Corporation (Parent Company)

The principal asset of the Parent Company is its investment in the Bank, and its principal source of income is dividends from the Bank. Certain regulatory and other requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends that can be paid to the Parent Company. In addition, certain regulatory agencies may prohibit the payment of dividends by the Bank if they determine that such payment would constitute an unsafe or unsound practice.

The Parent Company’s condensed balance sheet and related condensed statements of income and cash flows are as follows:

Balance Sheets

	December 31
	2006	2005
	(In thousands)
Assets
Cash	$60,447	$64,053
Securities available for sale	8,715	1,152
Investments in subsidiaries	479,028	373,648
Receivables from subsidiaries	—	3,000
Other assets	6,945	7,631

Total Assets	$555,135	$449,484

Liabilities and Shareholders’ Equity
Accrued liabilities	$6,988	$5,600
Payable to subsidiaries	737	—
Commercial paper	38,191	58,432
Long-term debt	61,857	61,857

Total liabilities	107,773	125,889
Shareholders’ equity	447,362	323,595

Total Liabilities and Shareholders’ Equity	$555,135	$449,484

Statements of Income

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Income
Dividends from subsidiaries	$45,000	$13,724	$21,290
Interest and dividends on securities	546	79	50
Securities gains, net	6	—	1,362
Noninterest income	3,300	98	—

Total income	48,852	13,901	22,702
Expense
Interest	4,804	2,232	782
Noninterest expense	197	221	308

Total expense	5,001	2,453	1,090
Income before income tax expense (benefit) and equity in undistributed net income of subsidiaries	43,851	11,448	21,612
Income tax expense (benefit)	(386)	(608)	110

Income before equity in undistributed net income of subsidiaries	44,237	12,056	21,502
Equity in undistributed net income of subsidiaries	3,158	13,255	20,940

Net Income	$47,395	$25,311	$42,442

Statements of Cash Flows

	For the Calendar Year
	2006	2005	2004
	(In thousands)
Operating Activities
Net income	$47,395	$25,311	$42,442
Adjustments to reconcile net income to net cash provided by operating activities:
Securities gains, net	(6)	—	(1,362)
Tax benefits from stock-based compensation plans	(1,568)	—	—
Premium amortization and discount accretion, net	1	—	—
Increase (decrease) in accrued liabilities	24	177	(43)
Decrease (increase) in other assets	2,254	(1,787)	(647)
Decrease (increase) in receivable from subsidiaries	3,737	3,000	(500)
Equity in undistributed net income of subsidiaries	(3,159)	(13,255)	(20,940)

Net cash provided by operating activities	48,678	13,446	18,950

Investing Activities
Purchases of securities available for sale	(22,370)	—	(665)
Proceeds from sales of securities available for sale	14,994	—	2,004
Investments in subsidiaries	498	(53,042)	9,180
Cash paid for acquisitions, net of cash acquired	(27,332)	—	(6,755)

Net cash provided by (used in) investing activities	(34,210)	(53,042)	3,764

Financing Activities
Net increase (decrease) in commercial paper and other short-term borrowings	(20,241)	(13,252)	21,608
Proceeds from issuance of trust preferred securities	—	61,857	—
Proceeds from issuance of common stock	23,649	11,443	5,019
Tax benefits from stock-based compensation plans	1,568	—	—
Cash dividends paid	(23,050)	(22,227)	(22,169)

Net cash provided by financing activities	(18,074)	37,821	4,458

Net increase (decrease) in cash	(3,606)	(1,775)	27,172
Cash at beginning of year	64,053	65,828	38,656

Cash at end of year	$60,447	$64,053	$65,828

Supplemental Information
Cash paid for interest	$4,981	$2,056	$825
Noncash transactions:
Issuance of common stock in business acquisitions	72,977	501	1,175

First Charter Corporation

Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2007	2006
	(Dollars in thousands, except share data)

ASSETS
Cash and due from banks	$83,715	$87,771
Federal funds sold	16,451	10,515
Interest-bearing bank deposits	3,824	4,541

Cash and cash equivalents	103,990	102,827
Securities available for sale (cost of $914,525 and $916,189 at September 30, 2007 and December 31, 2006, respectively)	907,608	906,415
Loans held for sale	10,362	12,292
Portfolio loans:
Commercial and construction	2,217,808	2,129,569
Mortgage	584,223	618,142
Consumer	675,375	737,342

Total portfolio loans	3,477,406	3,485,053
Allowance for loan losses	(43,017)	(34,966)

Portfolio loans, net	3,434,389	3,450,087
Premises and equipment, net	112,640	111,588
Goodwill and other intangible assets	83,819	85,068
Other assets	186,885	188,440

Total Assets	$4,839,693	$4,856,717

LIABILITIES
Deposits:
Noninterest-bearing demand	$465,600	$454,975
Demand	440,558	420,774
Money market	611,134	620,699
Savings	107,419	111,047
Certificates of deposit	1,583,315	1,640,633

Total deposits	3,208,026	3,248,128
Federal funds purchased and securities sold under agreements to repurchase	234,568	201,713
Commercial paper and other short-term borrowings	311,019	409,191
Long-term debt	567,745	487,794
Accrued expenses and other liabilities	60,847	62,529

Total Liabilities	4,382,205	4,409,355
Shareholders’ Equity
Preferred stock — no par value; authorized 2,000,000 shares; no shares issued and outstanding	—	—
Common stock — no par value; authorized 100,000,000 shares; issued and outstanding 34,775,621 and 34,922,222 shares at September 30, 2007 and December 31, 2006, respectively	228,012	231,602
Common stock held in Rabbi Trust for deferred compensation	(1,601)	(1,226)
Deferred compensation payable in common stock	1,601	1,226
Retained earnings	233,665	221,678
Accumulated other comprehensive loss	(4,189)	(5,918)

Total Shareholders’ Equity	457,488	447,362

Total Liabilities and Shareholders’ Equity	$4,839,693	$4,856,717

See notes to consolidated financial statements.

First Charter Corporation

Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	(Dollars in thousands, except per share amounts)

Interest income
Loans	$67,334	$56,916	$200,576	$161,299
Securities	11,309	10,021	33,285	28,854
Federal funds sold	33	87	209	160
Interest-bearing bank deposits	51	61	162	160

Total interest income	78,727	67,085	234,232	190,473
Interest expense
Deposits	26,932	22,133	79,836	57,037
Borrowings	14,564	11,994	42,886	35,741

Total interest expense	41,496	34,127	122,722	92,778

Net interest income	37,231	32,958	111,510	97,695
Provision for loan losses	3,311	1,405	13,801	3,804

Net interest income after provision for loan losses	33,920	31,553	97,709	93,891
Noninterest income
Service charges on deposits	7,754	7,353	23,086	21,520
ATM, debit, and merchant fees	2,580	2,182	7,660	6,197
Wealth management	925	729	2,585	2,122
Equity method investments gains, net	—	3,415	1,805	3,971
Mortgage services	859	784	2,816	2,119
Gain on sale of Small Business Administration loans	426	—	935	—
Gain on sale of deposits and loans	—	2,825	—	2,825
Brokerage services	1,044	847	3,132	2,250
Insurance services	3,048	2,974	10,104	10,206
Bank owned life insurance	1,160	722	3,461	2,399
Property sale gains, net	59	408	274	596
Securities losses, net	(48)	(5,860)	(59)	(5,828)
Other	620	628	2,335	1,913

Total noninterest income	18,427	17,007	58,134	50,290
Noninterest expense
Salaries and employee benefits	20,409	16,066	59,572	49,609
Occupancy and equipment	4,801	4,217	14,172	13,748
Data processing	1,690	1,469	4,972	4,327
Marketing	846	1,255	3,252	3,739
Postage and supplies	1,014	1,179	3,350	3,643
Professional services	3,489	2,440	10,256	6,601
Telecommunications	549	556	1,739	1,632
Amortization of intangibles	288	115	825	324
Foreclosed properties	122	21	501	493
Other	2,348	2,337	8,044	6,968

Total noninterest expense	35,556	29,655	106,683	91,084

Income from continuing operations before income tax expense	16,791	18,905	49,160	53,097
Income tax expense	5,724	6,223	16,787	17,837

Income from continuing operations, net of tax	11,067	12,682	32,373	35,260
Discontinued operations
Income from discontinued operations before gain on sale and income tax expense	—	—	—	198
Income tax expense	—	—	—	78

Income from discontinued operations, net of tax	—	—	—	120

Net income	$11,067	$12,682	$32,373	$35,380

Net income per common share
Basic
Income from continuing operations, net of tax	$0.32	$0.41	$0.93	$1.14
Income from discontinued operations, net of tax	—	—	—	—
Net income	0.32	0.41	0.93	1.14
Diluted
Income from continuing operations, net of tax	$0.32	$0.40	$0.93	$1.13
Income from discontinued operations, net of tax	—	—	—	—
Net income	0.32	0.40	0.93	1.13
Average common shares outstanding
Basic	34,423	31,056	34,629	30,938
Diluted	34,796	31,427	34,955	31,311

Dividends declared per common share	$0.195	$0.195	$0.585	$0.580

See notes to consolidated financial statements.

First Charter Corporation

Consolidated Statements of Shareholders’ Equity
(Unaudited)

			Common Stock
			in Rabbi	Deferred		Accumulated
			Trust for	Compensation		Other
	Common Stock		Deferred	Payable in	Retained	Comprehensive
	Shares	Amount	Compensation	Common Stock	Earnings	Loss	Total
	(Dollars in thousands, except share and per share amounts)

Balance, December 31, 2006	34,922,222	$231,602	$(1,226)	$1,226	$221,678	$(5,918)	$447,362
Comprehensive income:
Net income	—	—	—	—	32,373	—	32,373
Change in unrealized gains and losses on securities, net of reclassification adjustment for net losses included in net income	—	—	—	—	—	1,729	1,729

Total comprehensive income							34,102
Cummulative transaction adjustment for FIN 48	—	—	—	—	29	—	29
Common stock purchased by Rabbi Trust for deferred compensation	—	—	(375)	—	—	—	(375)
Deferred compensation payable in common stock	—	—	—	375		—	375
Cash dividends declared, $0.585 per share	—		—	—	(20,415)	—	(20,415)
Issuance of shares under stock-based compensation plans, including related tax effects	342,767	7,762	—	—	—	—	7,762
Repurchase of common stock	(500,000)	(10,626)	—	—	—	—	(10,626)
Issuance of shares pursuant to acquisition	10,632	(726)	—	—	—	—	(726)

Balance, September 30, 2007	34,775,621	$228,012	$(1,601)	$1,601	$233,665	$(4,189)	$457,488

See notes to consolidated financial statements.

First Charter Corporation

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30
	2007	2006
	(In thousands)

Net Income	$32,373	$35,380
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	13,801	3,804
Depreciation	5,833	6,565
Amortization of intangibles	825	464
Amortization of servicing rights	264	296
Stock-based compensation expense	2,600	1,535
Tax benefits from stock-based compensation plans	(494)	(656)
Premium amortization and discount accretion, net	306	853
Securities losses, net	59	5,828
Net gains on sales of other real estate owned	(96)	(135)
Write-downs on other real estate owned	317	388
Gain on premise and equipment sale	(1)	(15)
Gain on sale of deposits and loans	—	(2,825)
Equity method investment gains, net	(1,805)	(3,971)
Gains on sales of loans held for sale	(1,978)	(2,358)
Gains on sale of small business administration loans	(935)	—
Property sale gains, net	(274)	(596)
Origination of loans held for sale	(230,156)	(147,249)
Proceeds from sale of loans held for sale	234,064	145,131
Change in cash surrender value of life insurance	(1,582)	(2,446)
Change in other assets	4,502	(552)
Change in other liabilities	(1,153)	4,252

Net cash provided by operating activities	56,470	43,693

Investing activities
Proceeds from sales of securities available for sale	31,121	187,823
Proceeds from maturities, calls and paydowns of securities available for sale	199,606	70,394
Purchases of securities available for sale	(229,417)	(259,970)
Net change in loans	(5,490)	(143,941)
Loans sold in branch sale	—	(8,078)
Proceeds from sales of other real estate owned	4,510	2,640
Purchase of bank-owned life insurance	—	(10,000)
Proceeds from equity method distributions	—	3,682
Net purchases of premises and equipment	(6,884)	(6,695)
Cash paid in business acquisition	—	(222)

Net cash used in investing activities	(6,554)	(164,367)

Financing activities
Net change in deposits	(40,102)	117,333
Deposits sold in branch sale	—	38,042
Net change in federal funds purchased and securities sold under repurchase agreements	32,855	(112,940)
Net change in commercial paper and other short-term borrowings	(98,172)	(53,787)
Proceeds from issuance of long-term debt and trust preferred securities	240,000	265,000
Retirement of long-term debt	(160,049)	(135,049)
Proceeds from issuance of common stock	7,268	6,069
Purchases of common stock	(10,626)	—
Tax benefits from stock-based compensation
plans	494	328
Cash dividends paid	(20,421)	(16,970)

Net cash provided by (used in) financing activities	(48,753)	108,026

Net increase (decrease) in cash and cash equivalents	1,163	(12,648)
Cash and cash equivalents at beginning of period	102,827	125,552

Cash and cash equivalents at end of period	$103,990	$112,904

Supplemental information
Cash paid for:
Interest	$121,347	$89,773
Income taxes	16,649	14,330
Non-cash items:
Transfer of loans to other real estate owned	7,387	3,370
Unrealized gains on securities available for sale (net of tax expense $1,128 and $2,008, respectively)	1,729	3,076
Issuance of common stock for business acquisition	(726)	362

See notes to consolidated financial statements

First Charter Corporation

Notes to Consolidated Financial Statements
(Unaudited)

First Charter Corporation (“First Charter” or the “Corporation”), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank (the “Bank”). As of September 30, 2007, First Charter operated 60 financial centers, four insurance offices, and 137 ATMs throughout North Carolina and Georgia. First Charter also operated loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages. The results of operations of the Bank constitute the substantial majority of the consolidated net income, revenue, and assets of the Corporation.

1.	Accounting Policies

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, the Bank, and variable interest entities where the Corporation is the primary beneficiary. All significant intercompany transactions and balances have been eliminated.

The information contained in these interim consolidated financial statements, excluding the consolidated balance sheet as of December 31, 2006, is unaudited. The information furnished has been prepared pursuant to United States Securities and Exchange Commission (“SEC”) Rule 10-01 of Regulation S-X and does not include all the information and note disclosures required to be included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America.

The accompanying unaudited consolidated financial statements should be read in conjunction with the Corporation’s audited financial statements and accompanying notes in the Corporation’s financial statements for the year ended December 31, 2006 beginning on page F-9 to this proxy statement/prospectus.

The unaudited results of operations for the interim periods shown in these financial statements are not necessarily indicative of operating results for the entire year. The information furnished in this report reflects all adjustments, which are, in the opinion of management, necessary to present a fair statement of the financial condition and the results of operations for interim periods. All such adjustments are of a normal and recurring nature. Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation. Such reclassifications have no effect on net income or shareholders’ equity as previously reported.

The significant accounting policies followed by the Corporation are presented in the financial statements for the year ended December 31, 2006 beginning on page F-9 to this proxy statement/prospectus. With the exception of the Corporation’s adoption of certain of the accounting pronouncements discussed in Note 2, these policies have not materially changed from the disclosure in that report.

2.	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in SFAS 159 are elective; however, the amendment to SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Corporation will adopt SFAS 159 beginning January 1, 2008 and is currently evaluating the impact, if any, SFAS 159 will have on the Corporation’s consolidated financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which replaces the different definitions of fair value in existing accounting literature with a single definition, sets out a framework for

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

measuring fair value, and requires additional disclosures about fair value measurements. SFAS 157 is required to be applied whenever another financial accounting standard requires or permits an asset or liability to be measured at fair value. The Corporation will adopt the guidance of SFAS 157 beginning January 1, 2008, and does not expect it to have a material impact on the Corporation’s consolidated financial statements.

Effects of Prior-Year Misstatements:  In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on the consideration of the effects of prior-year misstatements in quantifying current-year misstatements for the purpose of a materiality assessment. In December 2006, the Corporation adopted the provisions of SAB 108. The Corporation’s financial statements for the year ended December 31, 2006 beginning on page F-9 to this proxy statement/prospectus contains further disclosure related to the adoption of SAB 108 in Note 3 to the consolidated financial statements. The impact of the Corporation’s SAB 108 adjustments as of and for the three and nine months ended and September 30, 2006, is summarized below:

	As of and for the Three Months Ended September 30, 2006
	Before		As
	Adjustment	Adjustment	Adjusted
	(In thousands, except per share data)

Other assets	$170,851	$(2,161)	$168,690
Other liabilities	45,442	975	46,417
Shareholders’ equity	352,574	(3,136)	349,438
Mortgage services revenue	902	(118)	784
Total noninterest income	17,125	(118)	17,007
Salaries and employee benefits expense	16,020	46	16,066
Total noninterest expense	29,609	46	29,655
Total income tax expense	6,288	(65)	6,223
Net income	12,781	(99)	12,682
Diluted earnings per share	0.41	(0.01)	0.40

	As of and for the Nine Months Ended September 30, 2006
	Before		As
	Adjustment	Adjustment	Adjusted
	(In thousands, except per share data)

Other assets	$170,851	$(2,161)	$168,690
Other liabilities	45,442	975	46,417
Shareholders’ equity	352,574	(3,136)	349,438
Mortgage services revenue	2,626	(507)	2,119
Total noninterest income	50,797	(507)	50,290
Salaries and employee benefits expense	49,471	138	49,609
Total noninterest expense	90,946	138	91,084
Total income tax expense	18,169	(254)	17,915
Net income	35,771	(391)	35,380
Diluted earnings per share	1.15	(0.02)	1.13

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

3.	Proposed Merger with Fifth Third

On August 15, 2007, the Corporation and Fifth Third Bancorp (“Fifth Third”) entered into an Agreement and Plan of Merger, as amended by the Amended and Restated Agreement and Plan of Merger, dated September 14, 2007, (“Merger Agreement”) by and among the Corporation, Fifth Third, and Fifth Third Financial Corporation (“Fifth Third Financial”). Under the terms of the Merger Agreement, First Charter will be merged with and into Fifth Third Financial. The Merger Agreement has been approved by the Board of Directors of First Charter, Fifth Third and Fifth Third Financial, and is subject to customary closing conditions, including regulatory approval and First Charter shareholder approval. Closing is expected to occur in the first quarter of 2008.

Pursuant to the Merger Agreement, at the effective time of the merger, each common share of the Corporation issued and outstanding immediately prior to the effective time (other than common shares held directly or indirectly by First Charter or Fifth Third) will be exchanged, at the election of the owner of the common share, into either $31.00 cash or shares of Fifth Third common stock with a value of $31.00 per share or both. Under the terms of the Merger Agreement, approximately 30 percent of First Charter shares will be converted to cash and approximately 70 percent will be converted to Fifth Third common stock.

The Merger Agreement contains customary representations and warranties between First Charter and Fifth Third. The Merger Agreement also contains customary covenants and agreements, including (a) covenants related to the conduct of First Charter’s business between the date of the signing of the Merger Agreement and the closing of the merger, (b) covenants prohibiting solicitation of competing merger proposals, and (c) agreements regarding efforts of the parties to cause the Merger Agreement to be completed.

The Merger Agreement contains certain termination rights and provides that, upon or following the termination of the Merger Agreement, under specified circumstances involving a competing merger transaction, First Charter may be required to pay Fifth Third a termination fee of $32.5 million.

In connection of the proposed merger with Fifth Third, the Corporation has incurred expenses of approximately $0.7 million of merger related costs for the three months ended September 30, 2007.

4.	Acquisitions and Divestitures

Acquisition of GBC Bancorp, Inc.  On November 1, 2006, the Corporation completed its acquisition of GBC Bancorp, Inc. (“GBC”), parent of Gwinnett Banking Company (“Gwinnett Bank”), headquartered in Lawrenceville, Georgia. The assets and liabilities of GBC were recorded on the Corporation’s balance sheet at their estimated fair values as of the acquisition date, and their results of operations were included in the consolidated statements of income from that date forward.

The Corporation continues to finalize the valuations of certain assets and liabilities, including intangible assets. During the nine months ended September 30, 2007, the Corporation made certain refinements to its initial allocation of the GBC purchase price, including a $1.0 million adjustment to the purchase price as the stock price paid upon acquisition was adjusted for EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. The following table shows the excess of the purchase price over capitalized merger costs and carrying value of net assets acquired,

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

the initial purchase price allocation and the resulting goodwill as of the date of the acquisition, subsequent purchase price refinements, and the adjusted purchase price allocation at September 30, 2007.

	Initial		Adjusted
	Purchase	Purchase	Purchase
	Price	Price	Price
	Allocation	Refinements	Allocation
	(In thousands)

Purchase price	$103,221	$(982)	$102,239
Capitalized merger costs	1,211	88	1,299
Carrying value of net assets acquired	39,869	—	39,869

Excess of the purchase price over capitalized merger costs and carrying value of net assets acquired	64,563	(894)	63,669
Purchase accounting adjustments:
Securities	241	—	241
Loans	643	(108)	535
Deferred taxes	794	—	794
Certificates of deposit	—	33	33

Subtotal	1,678	(75)	1,603

Core deposit intangibles	(3,091)	(469)	(3,560)
Other identifiable intangible assets	(1,186)	238	(948)

Goodwill	$61,964	$(1,200)	$60,764

Sale of Southeastern Employee Benefits Services.  On December 1, 2006, the Corporation completed the sale of Southeastern Employee Benefits Services (“SEBS”), the sole component of its former employee benefits administration business, to an independent third-party administrator for $3.1 million in cash. The results of SEBS are presented as Discontinued Operations for all periods presented. Condensed financial statements for discontinued operations are presented below.

	Nine Months Ended
	September 30
	2007	2006
	(In thousands)

Noninterest income	$—	$2,568
Noninterest expense	—	2,370

Income from discontinued operations before tax	—	198
Gain on sale	—	—
Income tax expense	—	78

Income from discontinued operations, after tax	$—	$120

5.	Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of shares of the Corporation’s common stock outstanding for the three and nine months ended September 30, 2007 and 2006, respectively. Diluted net income per share reflects the potential dilution that could occur if the Corporation’s potential common stock equivalents and contingently issuable shares, which consist of dilutive stock options, restricted stock, and performance shares, were issued.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

A reconciliation of the basic average common shares outstanding to the diluted average common shares outstanding follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Basic weighted-average number of common shares outstanding	34,423,296	31,056,059	34,629,178	30,937,922
Dilutive effect arising from potential common stock issuances	372,219	370,504	325,930	373,017

Diluted weighted-average number of common shares outstanding	34,795,515	31,426,563	34,955,108	31,310,939

The effects of outstanding anti-dilutive stock options are excluded from the computation of diluted net income per share. These amounts were 98,700 and 384,659 shares for the three and nine months ended September 30, 2007, respectively. The amounts were 943,692 and 255,363 shares for the three and nine months ended September 30, 2006, respectively.

Dividends declared by the Corporation were $0.195 per share for the three months ended September 30, 2007 and 2006. For the nine months ended September 30, 2007 and 2006 dividends declared by the Corporation were $0.585 per share and $0.58 per share, respectively.

6.	Goodwill and Other Intangible Assets

A summary of the gross carrying amount and accumulated amortization of amortized intangible assets and the net carrying amount of unamortized intangible assets follows:

	September 30, 2007			December 31, 2006
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)

Amortized intangible assets from continuing operations:
Core deposits	$3,560	$644	$2,916	$3,091	$200	$2,891
Noncompete agreements	90	85	5	90	63	27
Customer lists	2,487	1,535	952	2,359	1,177	1,182

Total amortized intangible assets	$6,137	$2,264	$3,873	$5,540	$1,440	$4,100

Goodwill	$79,946	N/A	$79,946	$80,968	N/A	$80,968

Total goodwill and amortized intangible assets	$86,083	$2,264	$83,819	$86,508	$1,440	$85,068

The gross carrying amount of core deposit intangibles increased to $3.6 million at September 30, 2007, from $3.1 million at December 31, 2006, and goodwill decreased to $79.9 million at September 30, 2007 from $81.0 million at December 31, 2006. These changes are primarily due to refinements made in the purchase accounting for the GBC acquisition. Refer to Note 4 for further discussion of the GBC purchase accounting adjustments.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The gross carrying amount of customer lists increased to $2.5 million at September 30, 2007 from $2.4 million at December 31, 2006 due to a contractual payment made in connection with the acquisition of Smith & Associates Insurance Services, Inc. during the second quarter of 2007.

Amortization expense from continuing and discontinued operations follows:

	Nine Months Ended
	September 30
	2007	2006
	(In thousands)

Continuing operations	$825	$324
Discontinued operations	—	140

Total intangibles amortization expense	$825	$464

Expected future amortization expense on finite-lived intangible assets follows:

	Core	Noncompete	Customer
	Deposits	Agreements	Lists	Total
	(In thousands)

October 1 — December 31 ,2007	$164	$5	$104	$273
2008	608	—	344	952
2009	531	—	229	760
2010	453	—	117	570
2011	375	—	68	443
2012 and after	785	—	90	875

Total intangibles amortization	$2,916	$5	$952	$3,873

7.	Comprehensive Income

Comprehensive income is defined as the change in shareholders’ equity from all transactions other than those with shareholders, and it includes net income and other comprehensive income.

The components of comprehensive income follow:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Comprehensive income
Net Income	$11,067	$12,682	$32,373	$35,380
Other comprehensive income
Unrealized gains (losses) on available-for-sale securities, net	7,390	9,271	2,798	(744)
Reclassification adjustment for losses included in net income	48	5,860	59	5,828
Income tax effect, net	(2,937)	(5,976)	(1,128)	(2,008)

Other comprehensive income	4,501	9,155	1,729	3,076

Total comprehensive income	$15,568	$21,837	$34,102	$38,456

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

8.	Securities Available for Sale

Securities available for sale are summarized as follows:

	September 30, 2007
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

U.S. government agency obligations	$188,232	$445	$632	$188,045
Mortgage-backed securities	522,642	1,602	7,244	517,000
State, county, and municipal obligations	92,399	561	284	92,676
Asset-backed securities	57,726	—	1,785	55,941
Equity securities	53,526	420	—	53,946

Total securities	$914,525	$3,028	$9,945	$907,608

	December 31, 2006
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

U.S. government agency obligations	$278,106	$358	$3,070	$275,394
Mortgage-backed securities	419,824	768	8,572	412,020
State, county, and municipal obligations	102,221	745	364	102,602
Asset-backed securities	65,141	11	37	65,115
Equity securities	50,897	387	—	51,284

Total securities	$916,189	$2,269	$12,043	$906,415

The contractual maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation’s securities portfolio at September 30, 2007, are summarized below. Actual maturities may differ from contractual maturities shown below, as borrowers may have the right to pre-pay these obligations without pre-payment penalties.

	Due in		Due after 1		Due after 5		Due after
	1 Year or Less		through 5 years		through 10 years		10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)

Fair value of securities available for sale
U.S. government agency obligations	$118,729	4.39%	$62,102	4.38%	$7,214	5.55%	$—	—%	$188,045	4.43%
Mortgage-backed securities(1)	3,572	4.77	328,998	5.00	165,835	5.47	18,595	5.88	517,000	5.18
State and municipal obligations(2)	24,245	6.98	26,337	5.29	6,555	6.07	35,539	5.87	92,676	6.01
Asset-backed securities	—	—	14,750	8.09	19,993	6.62	21,198	7.31	55,941	7.27
Equity securities(3)	—	—	—	—	—	—	53,946	5.89	53,946	5.89

Total	$146,546	4.83%	$432,187	5.03%	$199,597	5.61%	$129,278	6.12%	$907,608	5.28%

Amortized cost of securities available for sale	$146,152		$437,752		$200,112		$130,509		$914,525

(1)	Maturities estimated based on average life of security.

(2)	Yields on tax-exempt securities are calculated on a tax-equivalent basis using the marginal Federal income tax rate of 35 percent.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

(3)	Although equity securities have no stated maturity, they are presented for illustrative purposes only. The 6.12% yield represents the expected dividend yield to be earned on equity securities, principally investments in Federal Home Loan Bank of Atlanta and Federal Reserve Bank Stock.

Securities with an aggregate carrying value of $651.5 million and $632.9 million at September 30, 2007 and December 31, 2006, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and Federal Home Loan Bank (“FHLB”) borrowings.

Recognized gross gains and losses are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
	(In thousands)

Gross gains	$—	$—	$94	$32
Gross losses	(48)	(5,860)	(153)	(5,860)

Securities losses, net	$(48)	$(5,860)	$(59)	$(5,828)

During the three months ended September 30, 2007, the Corporation recognized $48,000 of other-than-temporary impairment losses related to certain equity securities.

At September 30, 2007 and December 31, 2006, the Bank owned stock in the Federal Home Loan Bank of Atlanta with a cost basis (par value) of $43.7 million and $44.3 million, respectively, which is included in equity securities. While these securities have no quoted fair value, they are redeemable at par value from the FHLB. In addition, the Bank owned Federal Reserve Bank stock with a cost basis (par value) of $8.4 million and $5.6 million at September 30, 2007 and December 31, 2006, respectively, which is also included in equity securities.

As of September 30, 2007, there were no issues of securities available for sale (excluding U.S. government agency obligations), which had carrying values that exceeded 10 percent of shareholders’ equity of the Corporation.

U.S. government agency obligations of $109.3 million were considered temporarily impaired at September 30, 2007. U.S. government agency obligations are interest-bearing debt securities of U.S. government agencies (i.e., FNMA and FHLMC). At September 30, 2007, mortgage-backed securities of $330.6 million were considered temporarily impaired. The Corporation’s mortgage-backed securities are investment grade securities backed by a pool of mortgages. Principal and interest payments on the underlying mortgages are used to pay monthly interest and principal on the securities. State, county, and municipal obligations of $21.4 million were considered temporarily impaired at September 30, 2007. Asset-backed securities of $21.2 million were considered temporarily impaired at September 30, 2007. These obligations are collateralized debt obligations, representing securitizations of financial company capital securities.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The unrealized losses at September 30, 2007, shown in the following table resulted primarily from a change in rates across the yield curve.

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

AAA/AA-RATED SECURITIES
U.S. government agency obligations	$—	$—	$109,345	$632	$109,345	$632
Mortgage-backed securities	109,067	993	221,555	6,251	330,622	7,244
State, county, and municipal obligations	3,243	4	18,107	281	21,350	285

Total AAA/AA-rated securities	112,310	997	349,007	7,164	461,317	8,161
A/BBB-RATED SECURITIES
Asset-backed securities	21,197	1,865	—	—	21,197	1,865

Total A/BBB-rated securities	21,197	1,865	—	—	21,197	1,865

Total temporarily impaired securities	$133,507	$2,862	$349,007	$7,164	$482,514	$10,026

At September 30, 2007, investments in a gross unrealized loss position included 10 U.S. agency securities, 58 mortgage-backed securities, 26 municipal obligations, and three asset-backed securities. The unrealized losses associated with these securities were not considered to be other-than-temporary, because they were related to changes in interest rates and did not affect the expected cash flows of the underlying collateral or the issuer. At September 30, 2007, the Corporation had the ability and the intent to hold these investments to recovery of par value.

9.	Loans and Allowance for Loan Losses

The Bank primarily makes commercial and installment loans to customers throughout its primary market area, which includes the states of North Carolina, South Carolina, and Georgia, and predominately centers on the metro regions of Charlotte and Raleigh, North Carolina, and Atlanta, Georgia. The real estate loan portfolio can be affected by the condition of the local real estate markets. At September 30, 2007, the majority of the total loan portfolio was to borrowers within this market area.

Portfolio loans are categorized as follows:

	September 30, 2007		December 31, 2006
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Commercial real estate	$1,057,357	30.4%	$1,034,317	29.7%
Commercial non real estate	306,243	8.8	301,958	8.7
Construction	854,208	24.6	793,294	22.8
Mortgage	584,223	16.8	618,142	17.7
Home equity	410,009	11.8	447,849	12.8
Consumer	265,366	7.6	289,493	8.3

Total portfolio loans	$3,477,406	100.0%	$3,485,053	100.0%

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

A summary of changes in the allowance for loan losses follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	(In thousands)

Balance, beginning of period	$44,790	$29,520	$34,966	$28,725
Provision for loan losses	3,311	1,405	13,801	3,804
Charge-offs	(5,582)	(1,307)	(6,915)	(3,671)
Recoveries	498	301	1,165	1,061

Net charge-offs	(5,084)	(1,006)	(5,750)	(2,610)

Balance, September 30	$43,017	$29,919	$43,017	$29,919

The table below summarizes the Corporation’s nonperforming assets.

	September 30	December 31
	2007	2006
	(In thousands)

Nonaccrual loans	$22,712	$8,200
Loans 90 days or more past due and accruing interest	—	—

Total nonperforming loans	22,712	8,200
Other real estate	9,134	6,477

Total nonperforming assets	$31,846	$14,677

At September 30, 2007 and December 31, 2006, impaired loans amounted to $15.1 million and $1.0 million, respectively. Included in the allowance for loan losses was $3.3 million and $0.3 million related to the impaired loans at September 30, 2007 and December 31, 2006, respectively. Beginning January 1, 2007, the Corporation began including consumer and residential mortgage loans with outstanding principal balances of $150,000 or greater in its computation of impaired loans calculated under SFAS 114, Accounting by Creditors for Impairment of a Loan — an Amendment to FASB Statements No. 5 and No. 15. The application of this methodology conforms the consumer and residential mortgage loan analysis to the Corporation’s SFAS 114 analysis for commercial loans. Included in the $15.1 million of total impaired loans at September 30, 2007 were $4.4 million of consumer and residential mortgage loans. Had this methodology been applied at December 31, 2006, the impaired loan balance would have been $4.0 million.

During the second quarter of 2007, the North Carolina Attorney General obtained a court order to appoint a receiver to take control of the Village of Penland and related development projects (“Penland”) located in western North Carolina. The Attorney General’s complaint alleges that various defendants, including real estate development companies, individuals, and an appraiser engaged in deceptive practices to induce consumers to obtain loans to purchase lots in Penland in the Spruce Pine, North Carolina area. These lots were allegedly priced based upon inflated appraisals. Several financial institutions, including First Charter, made loans in connection with these residential developments.

As of September 30, 2007, the Corporation had an aggregate outstanding balance of $8.9 million to individual lot purchasers related to Penland, net of $5.2 million charged off during the third quarter of 2007. Based on management’s assessment of probable incurred losses associated with the Penland loan portfolio, the Corporation recorded an allowance for loan losses of $4.0 million as of September 30, 2007. Additionally, based on management’s assessment of the individual borrowers, $4.5 million of the Penland loans were placed on nonaccrual status as of September 30, 2007 and all of the previously recognized interest income related to these nonaccrual loans was reversed.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The average recorded investment in individually impaired loans for the three and nine months ended September 30, 2007 were $12.6 million and $8.8 million, respectively. Individually impaired loans were $0.6 million and $1.4 million for the three and nine months ended September 30, 2006. Included in the $12.6 million and $8.8 million of average impaired loans for the three and nine months ended September 30, 2007 were $5.5 million and $3.7 million of consumer and residential mortgage loans, respectively.

10.	Servicing Rights

As of September 30, 2007, the Corporation serviced $184.3 million of mortgage loans for other parties. The carrying value and aggregate estimated fair value of mortgage servicing rights (“MSR”) at September 30, 2007 was $0.7 million and $1.9 million, respectively, compared to a carrying value and estimated fair value of $0.8 million and $2.1 million, respectively, at December 31, 2006.

In conjunction with the Corporation’s acquisition of GBC and its primary banking subsidiary, Gwinnett Bank, on November 1, 2006, the Corporation capitalized $1.2 million in servicing rights on Small Business Administration (“SBA”) loans originated, sold, and serviced by Gwinnett Bank. Effective March 1, 2007, Gwinnett Bank was merged with and into the Bank. The Corporation continues to finalize the valuations of certain assets, including the SBA loan servicing rights. During the three months ended March 31, 2007, the servicing rights valuation was refined, resulting in a downward adjustment of $0.2 million. Amortization expense included for the nine months ended September 30, 2007, was $0.1 million. As of September 30, 2007, the Corporation serviced $37.1 million of SBA loans for other parties, and the carrying value and estimated fair value of the SBA loan servicing rights (“SSR”) was $0.8 million and $0.9 million, respectively.

Servicing rights are periodically evaluated for impairment based on their fair value. Impairment is recognized as a reduction to the carrying value of the asset. Fair value is estimated based on market prices for similar assets and on the discounted estimated present value of future net cash flows based on market consensus loan prepayment estimates, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation, the servicing assets are stratified based on predominant risk characteristics of the underlying loans, including loan type (conventional or government) and note rate.

The following is an analysis of capitalized servicing rights included in other assets in the consolidated balance sheets:

	2007		2006
	MSR	SSR	MSR	SSR
	(In thousands)

Beginning Balance	$756	$1,137	$1,133	$—
Servicing rights capitalized	—	13	—	—
Purchase accounting adjustment	—	(238)	—	—
Amortization expense	(41)	(40)	(101)	—

Balance, March 31	$715	$872	$1,032	$—
Servicing rights capitalized	—	8	—	—
Amortization expense	(41)	(51)	(100)	—

Balance, June 30	$674	$829	$932	$—
Servicing rights capitalized	—	52	—	—
Amortization expense	(41)	(50)	(95)	—

Balance, September 30	$633	$831	$837	$—

Assumptions used to value the MSR included an average conditional prepayment rate (“CPR”) of 15.1 percent, an average discount rate of 12.2 percent, and a weighted-average life of 3.5 years. An increase in

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

the prepayment rates of 10 percent and 20 percent may result in a decline in fair value of $73,000 and $140,000, respectively. An increase in the discount rate of 10 percent and 20 percent may result in a decline in fair value of $48,000 and $93,000, respectively. Changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the mortgage servicing rights is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in mortgage interest rates, which drive changes in prepayment rate estimates, could result in changes in the discount rates), which may magnify or counteract the sensitivities.

Assumptions used to value the SSR included a CPR of 12.0 percent, a discount rate of 11.0 percent, and a weighted-average life of 4.6 years. An increase in the prepayment rates of 10 percent and 20 percent may result in a decline in fair value of $41,000 and $78,000, respectively. An increase in the discount rate of 10 percent and 20 percent may result in a decline in fair value of $25,000 and $49,000, respectively.

The MSR and SSR are expected to be amortized against other noninterest income over a weighted-average period of 3.0 years and 3.0 years, respectively. Expected future amortization expense for these capitalized servicing rights follows:

	MSR	SSR	Total
	(In thousands)

October 1 — December 31, 2007	$42	$48	$90
2008	135	177	312
2009	111	148	259
2010	92	123	215
2011	74	101	175
2012 and after	179	234	413

Total amortization	$633	$831	$1,464

For the three and nine months ended September 30, 2007, contractual servicing fee revenue was $0.3 million and $1.0 million, respectively, and was included in the mortgage services line item of other noninterest income. Contractual servicing fee revenue recognized for the three and nine months ended September 30, 2006 was $0.3 million and $0.8 million, respectively.

11.	Stock-Based Compensation

The Corporation has various stock-based compensation plans under which awards, including stock options and restricted stock, may be granted to employees and non-employee directors. These plans and the related accounting are described in the Corporation’s financial statements for the year ended December 31, 2006 beginning on page F-9 to this proxy statement/prospectus. Upon consummation of the proposed merger with Fifth Third, all Performance Shares will be settled in cash unless the participants’ agreements expressly provide for the settlement in shares of the Corporation’s common stock or a combination of common stock and cash.

Stock-based compensation costs totaled $0.8 million for the three months ended September 30, 2007, which consisted of $34,000 related to stock options, $661,000 related to service-based nonvested shares, and $118,000 related to performance-based nonvested shares. For the nine months ended September 30, 2007, stock-based compensation costs totaled $2.6 million, which consisted of $116,000 related to stock options, $1.9 million related to service-based nonvested shares, and $563,000 related to performance-based nonvested shares.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Stock-based compensation costs totaled $467,000 for the three months ended September 30, 2006, which consisted of $163,000 related to stock options, $203,000 related to service-based nonvested shares, and $101,000 related to performance-based nonvested shares. For the nine months ended September 30, 2006, stock-based compensation costs totaled $1.5 million, which consisted of $644,000 related to stock options, $577,000 related to service-based nonvested shares, and $315,000 related to performance-based nonvested shares.

The fair value of each stock option award is estimated at the date of grant using a Black-Scholes option-pricing model based on the following weighted-average assumptions:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Expected volatility	N/A	N/A	22.4	24.8%
Expected dividend yield	N/A	N/A	3.2	3.2
Risk-free interest rate	N/A	N/A	4.8	4.7
Expected term (in years)	N/A	N/A	8.0	8.0

Stock option activity for the nine months ended September 30, 2007, follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
	Shares	Price	(in years)	Value

Outstanding at January 1, 2007	1,497,619	$20.57
Granted	71,500	24.46
Exercised	(207,153)	18.87		$1,441,805
Forfeited or expired	(260,588)	25.32

Outstanding at September 30, 2007	1,101,378	$20.01	5.2	$11,185,311

Exercisable at September 30, 2007	1,006,958	$19.63	4.8	$10,616,156

Weighted-average Black-Scholes fair value of options granted during the period		$5.63

Nonvested share activity for the nine months ended September 30, 2007 follows:

	Service-Based		Performance-Based
		Weighted-		Weighted-
		Average		Average
		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value

Outstanding at January 1, 2007	215,663	$24.00	52,100	$21.91
Granted	112,685	23.74	54,600	22.70
Vested	(21,333)	5.35	—	—
Forfeited or expired	(23,477)	23.99	(16,533)	22.36

Outstanding at September 30, 2007	283,538	$24.02	90,167	$22.31

As of September 30, 2007, there was approximately $5.4 million of total unrecognized compensation cost related to service-based nonvested share-based compensation arrangements granted under the 2000 Omnibus Stock Option and Award Plan (“Omnibus Plan”) and the Restricted Stock Award Program. This cost is

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

expected to be recognized over a remaining weighted-average period of 2.0 years. No share-based awards vested during the three months ended September 30, 2007. The total fair value of share-based awards that vested during the nine months ended September 30, 2007, was $126,000.

As of September 30, 2007, there was $1.1 million of total unrecognized compensation cost related to performance-based nonvested share-based compensation arrangements granted under the Omnibus Plan. This cost is expected to be recognized over a remaining weighted-average period of 1.7 years.

12.	Other Borrowings

A summary of other borrowings follows:

	September 30, 2007		December 31, 2006
		Weighted-		Weighted-
		Average		Average
		Contractual		Contractual
	Balance	Rate	Balance	Rate
	(In thousands)

Federal funds purchased and securities sold under agreements to repurchase	$234,568	4.68%	$201,713	4.60%
Commercial paper	21,019	2.26	38,191	2.72
Other short-term borrowings	290,000	5.13	371,000	5.35
Long-term debt	567,745	5.39	487,794	4.79

Total other borrowings	$1,113,332	5.11%	$1,098,698	4.87%

Securities sold under agreements to repurchase represent short-term borrowings by the banking subsidiaries with maturities less than one year collateralized by a portion of the Corporation’s securities of the United States government or its agencies, which have been delivered to a third-party custodian for safekeeping. Securities with an aggregate carrying value of $183.4 million and $214.9 million at September 30, 2007 and December 31, 2006, respectively, were pledged to secure securities sold under agreements to repurchase.

Federal funds purchased represent unsecured overnight borrowings from other financial institutions by the banking subsidiaries. At September 30, 2007, the Bank had federal funds back-up lines of credit totaling $348.0 million with $140.0 million outstanding. At December 31, 2006, the Bank had federal funds backup lines of credit totaling $188.2 million with $41.5 million outstanding.

The Corporation issues commercial paper as another source of short-term funding. It is purchased primarily by the Bank’s commercial clients. Commercial paper outstanding at September 30, 2007 was $21.0 million, compared to $38.2 million at December 31, 2006.

Other short-term borrowings consist of the FHLB borrowings with an original maturity of one year or less. FHLB borrowings are collateralized by securities from the Corporation’s investment portfolio, and a blanket lien on certain qualifying commercial and single-family loans held in the Corporation’s loan portfolio. At September 30, 2007, the Bank had $290.0 million of short-term FHLB borrowings, compared to $371.0 million at December 31, 2006.

Long-term borrowings represent FHLB borrowings with original maturities greater than one year and subordinated debentures related to trust preferred securities. At September 30, 2007, the Bank had $505.9 million of long-term FHLB borrowings, compared to $425.9 million at December 31, 2006. In addition, the Corporation had $61.9 million of outstanding subordinated debentures at September 30, 2007 and December 31, 2006.

The Corporation formed First Charter Capital Trust I and First Charter Capital Trust II, in June 2005 and September 2005, respectively; both are wholly-owned business trusts. First Charter Capital Trust I and First

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Charter Capital Trust II issued $35.0 million and $25.0 million, respectively, of trust preferred securities that were sold to third parties. The proceeds of the sale of the trust preferred securities were used to purchase the subordinated debentures (the “Notes”) discussed above from the Corporation, which are presented as long-term borrowings in the consolidated balance sheet and qualify for inclusion in Tier 1 capital for regulatory capital purposes, subject to certain limitations.

The following table is a summary of the Corporation’s outstanding trust preferred securities and Notes as of September 30, 2007.

		Aggregate
		Principal
		Amount of	Aggregate
		Trust	Principal	Stated	Per Annum	Interest
		Preferred	Amount of	Maturity of	Interest Rate	Payment	Redemption
Issuer	Issuance Date	Securities	the Notes	the Notes	of the Notes	Dates	Period
	(Dollars in thousands)

Capital Trust I	June 2005	$35,000	$36,083	September 2035	3 mo. LIBOR + 169 bps	3/15, 6/15, 9/15, 12/15	On or after 9/15/2010
Capital Trust II	September 2005	25,000	25,774	December 2035	3 mo. LIBOR + 142 bps	3/15, 6/15, 9/15, 12/15	On or after 12/15/2010

Total		$60,000	$61,857

13.	Income Taxes

Effective January 1, 2007, the Corporation adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109. FIN 48 prescribes a more-likely-than-not threshold for the financial statement recognition of uncertain tax positions. The Corporation has a liability for unrecognized tax benefits relating to uncertain tax positions and, as a result of adopting FIN 48, we reduced this liability by approximately $29,000 and recognized a cumulative effect adjustment as an increase to retained earnings.

As a result of various tax strategies of the Corporation, the amount of unrecognized tax benefits as of January 1, 2007 was $11.2 million, of which $10.3 million would impact the Corporation’s effective tax rate, if recognized. While it is possible that the unrecognized tax benefit could change significantly during the next year, it is reasonably possible that the Corporation will recognize approximately $0.4 million of unrecognized tax benefits as a result of the expiration of the relevant statute of limitations.

Consistent with prior reporting periods, the Corporation recognizes interest accrued in connection with unrecognized tax benefits, net of related tax benefits, and penalties in income tax expense in the consolidated statements of income. As of January 1, 2007, the date the Corporation adopted FIN 48, the Corporation had accrued approximately $0.8 million for the payment of interest and penalties. As of September 30, 2007, the Corporation had accrued approximately $0.8 million for the payment of interest and penalties.

The Corporation is under examination by the North Carolina Department of Revenue (the “DOR”) for tax years 1999 through 2005 and is subject to examination for subsequent tax years. As a result of the examination, the DOR issued a proposed tax assessment, including an estimate for accrued interest, of $3.7 million for tax years 1999 and 2000. The Corporation is currently appealing the proposed assessment. The Corporation estimates that the maximum tax liability that may be asserted by the DOR for tax years 1999 through 2006 is approximately $14.4 million in excess of amounts reserved, net of federal tax benefit. The Corporation would disagree with such potential liability, if assessed, and would intend to continue to defend its position. The Corporation believes its current tax reserves are adequate.

There can be no assurance regarding the ultimate outcome of this matter, the timing of its resolution or the eventual loss or penalties that may result from it, which may be more or less than the amounts reserved by the Corporation.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The Corporation is also under examination by the Internal Revenue Service for the 2004 tax year. The examination is of a routine nature and is not the result of any prior tax position taken by the Corporation. The Corporation’s tax years prior to 2004 are no longer subject to examination by the Internal Revenue Service.

On July 31, 2007, the General Assembly of North Carolina passed House Bill 1473 which includes a provision that disallows the deduction of dividends paid by captive real estate investment trusts (“REITs”) for the purposes of determining North Carolina taxable income. The Corporation, through its subsidiaries, participates in two entities classified as captive REITs from which the Corporation has historically received dividends which resulted in certain tax benefits taken within the Corporation’s tax returns and consolidated financial statements.

As a result of this legislation, during the third quarter of 2007, the Corporation recorded $1.0 million, net of reserve, of additional income tax expense as it eliminated the dividend received deduction previously recorded during 2007. This increased the Corporation’s effective tax rate for 2007, and it is expected to increase the effective tax rate for future periods. Additionally, tax expense was reduced by $0.4 million as a result of the expiration of the relevant Federal statute of limitations. The net impact of these two events was a $0.6 million increase to income tax expense for the three and nine months ended September 30, 2007.

14.  Commitments, Contingencies, and Off-Balance-Sheet Risk

Commitments and Off-Balance-Sheet Risk.  The Corporation is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require collateral from the borrower if deemed necessary by the Corporation. Included in loan commitments are commitments to cover customer deposit account overdrafts should they occur. Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions. Standby letters of credit are recorded as a liability by the Corporation at the fair value of the obligation undertaken in issuing the guarantee. The fair value and carrying value at September 30, 2007, of standby letters of credit issued or modified during the three and nine months ended September 30, 2007 was immaterial. Commitments to extend credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for instruments reflected in the consolidated financial statements. The creditworthiness of each customer is evaluated on a case-by-case basis.

The Corporation’s maximum exposure is as follows:

	Less Than				Timing not
	1 Year	1-3 Years	4-5 Years	Over 5 Years	Determinable	Total
	(In thousands)

Loan commitments	$708,125	$99,092	$27,944	$108,818	$—	$943,979
Lines of credit	30,522	1,371	3,127	456,025	—	491,045
Standby letters of credit	21,492	4,139	—	—	—	25,631
Anticipated tax settlements	—	—	—	—	10,162	10,162

Total commitments	$760,139	$104,602	$31,071	$564,843	$10,162	$1,470,817

Contingencies.  The Corporation is under examination by the North Carolina Department of Revenue for tax years 1999 through 2005 and is subject to examination for the subsequent tax year. Additional information regarding the examination is included in Note 13.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated operations, liquidity, or financial position of the Corporation or the Bank.

15.	Regulatory Restrictions and Capital Ratios

The Corporation and the Bank are subject to various regulatory capital requirements administered by bank and bank holding company regulatory agencies (“regulators”). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial position and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted average assets (as defined). Management believes, as of September 30, 2007, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

The Corporation’s and the Bank’s various regulators have issued regulatory capital requirements for U.S. banking organizations. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation’s financial statements. At September 30, 2007, the Corporation and the Bank were classified as “well capitalized” under these regulatory frameworks. In the judgment of management, there have been no events or conditions since September 30, 2007, which would change the “well capitalized” status of the Corporation or the Bank.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The Corporation’s and the Bank’s actual capital amounts and ratios follow:

			For Capital
			Adequacy Purposes		To Be Well Capitalized
	Actual			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

At September 30, 2007:
Leverage
First Charter Corporation	$437,813	9.17%	$190,977	4.00%	None	None
First Charter Bank	417,636	8.75	190,829	4.00	$238,536	5.00%
Tier I Capital
First Charter Corporation	$437,813	11.02%	$158,953	4.00%	None	None
First Charter Bank	417,636	10.52	158,803	4.00	$238,205	6.00%
Total Risk-Based Capital
First Charter Corporation	$481,017	12.10%	$317,905	8.00%	None	None
First Charter Bank	460,653	11.60	317,607	8.00	$397,008	10.00%
At December 31, 2006:
Leverage
First Charter Corporation	$428,135	9.32%	$183,678	4.00%	None	None
First Charter Bank	362,970	8.36	173,591	4.00	$216,988	5.00%
Tier I Capital
First Charter Corporation	$428,135	10.53%	$162,614	4.00%	None	None
First Charter Bank	362,970	9.99	145,275	4.00	$217,913	6.00%
Total Risk-Based Capital
First Charter Corporation	$463,273	11.40%	$325,228	8.00%	None	None
First Charter Bank	393,664	10.84	290,550	8.00	$363,188	10.00%

Tier 1 capital consists of total equity plus qualifying capital securities and minority interests, less unrealized gains and losses accumulated in other comprehensive income, certain intangible assets, and adjustments related to the valuation of servicing assets and certain equity investments in nonfinancial companies (equity method investments).

The leverage ratio reflects Tier 1 capital divided by average total assets for the period. Average assets used in the calculation exclude certain intangible and servicing assets.

Total risk-based capital is comprised of Tier 1 capital plus qualifying subordinated debt and allowance for loan losses and a portion of unrealized gains on certain equity securities.

Both the Tier 1 and the total risk-based capital ratios are computed by dividing the respective capital amounts by risk-weighted assets, as defined.

The Corporation from time to time is required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The required reserve was $1.0 million at September 30, 2007.

Under current Federal Reserve regulations, a bank subsidiary is limited in the amount it may loan to its parent company and nonbank subsidiaries. Loans to a single affiliate may not exceed 10 percent and loans to all affiliates may not exceed 20 percent of the Bank’s capital stock, surplus, and undivided profits, plus the allowance for loan losses. Loans from the Bank to nonbank affiliates, including the parent company, are also required to be collateralized. As of September 30, 2007, the Bank did not have any loans to nonbank affiliates.

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

The primary source of funds available to the Corporation is the payment of dividends from the Bank. Dividends paid by a subsidiary bank to its parent company are also subject to certain legal and regulatory limitations. As of September 30, 2007, the Corporation and Bank were in compliance with these limitations.

16.	Business Segment Information

The Corporation operates one reportable segment, the Bank, the Corporation’s primary banking subsidiary. The Bank provides businesses and individuals with commercial, consumer and mortgage loans, deposit banking services, brokerage services, insurance products, and comprehensive financial planning solutions. The results of the Bank’s operations constitute a substantial majority of the consolidated net income, revenue and assets of the Corporation. Intercompany transactions and the Corporation’s revenue, expenses, assets (including cash, investment securities, and investments in venture capital limited partnerships) and liabilities (including commercial paper and subordinated debentures) are included in the “Other” category.

Information regarding the separate results of operations and assets for the Bank and Other for the three months ended September 30, 2007 and 2006 follows:

	Three Months Ended
	September 30, 2007
				Consolidated
	The Bank	Other	Eliminations	Total
	(In thousands)

Interest income	$78,717	$10	$—	$78,727
Interest expense	40,146	1,350	—	41,496

Net interest income (expense)	38,571	(1,340)	—	37,231
Provision for loan losses	3,311	—	—	3,311
Noninterest income	18,394	33	—	18,427
Noninterest expense	35,441	115	—	35,556

Income (loss) from continuing operations before income tax expense	18,213	(1,422)	—	16,791
Income tax expense (benefit)	6,241	(517)	—	5,724

Net income (loss)	$11,972	$(905)	$—	$11,067

Average loans	$3,524,044	$—	$—	$3,524,044
Average assets	4,832,578	547,927	(534,106)	4,846,399
Total assets	4,821,497	544,055	(525,859)	4,839,693

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	Three Months Ended
	September 30, 2006
				Consolidated
	The Bank	Other	Eliminations	Total
	(In thousands)

Interest income	$66,868	$217	$—	$67,085
Interest expense	32,872	1,255	—	34,127

Net interest income (expense)	33,996	(1,038)	—	32,958
Provision for loan losses	1,405	—	—	1,405
Noninterest income	13,735	3,272	—	17,007
Noninterest expense	29,607	48	—	29,655

Income from continuing operations before income tax expense	16,719	2,186	—	18,905
Income tax expense	5,479	744	—	6,223

Income from continuing operations, net of tax	11,240	1,442	—	12,682
Discontinued operations:
Income from discontinued operations Income tax expense	—	—	—	—

Income from discontinued operations, net of tax	—	—	—	—

Net income	$11,240	$1,442	$—	$12,682

Average loans	$3,079,078	$—	$—	$3,079,078
Average assets of continuing operations	4,310,653	427,707	(404,487)	4,333,873
Average assets of discontinued operations	2,397	—	—	2,397
Total assets of continuing operations	4,358,272	432,334	(410,608)	4,379,998
Total assets of discontinued operations	2,509	—	—	2,509

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

Information regarding the separate results of operations and assets for the Bank and Other for the nine months ended September 30, 2007 and 2006 follows:

	Nine Months Ended
	September 30, 2007
				Consolidated
	The Bank	Other	Eliminations	Total
	(In thousands)

Interest income	$234,129	$103	$—	$234,232
Interest expense	118,888	3,834	—	122,722

Net interest income (expense)	115,241	(3,731)	—	111,510
Provision for loan losses	13,801	—	—	13,801
Noninterest income	57,961	173	—	58,134
Noninterest expense	106,102	581	—	106,683

Income (loss) from continuing operations before income tax expense	53,299	(4,139)	—	49,160
Income tax expense (benefit)	18,233	(1,446)	—	16,787

Net income (loss)	$35,066	$(2,693)	$—	$32,373

Average loans	$3,529,926	$—	$—	$3,529,926
Average assets	4,849,940	542,112	(528,069)	4,863,983
Total assets	4,821,497	544,055	(525,859)	4,839,693

First Charter Corporation

Notes to Consolidated Financial Statements — (Continued)

	Nine Months Ended
	September 30, 2006
				Consolidated
	The Bank	Other	Eliminations	Total

Interest income	$190,148	$325	$—	$190,473
Interest expense	89,283	3,495	—	92,778

Net interest income (expense)	100,865	(3,170)	—	97,695
Provision for loan losses	3,804	—	—	3,804
Noninterest income	46,939	3,351	—	50,290
Noninterest expense	90,933	151	—	91,084

Income from continuing operations before income tax expense	53,067	30	—	53,097
Income tax expense	17,827	10	—	17,837

Income from continuing operations, net of tax	35,240	20	—	35,260
Discontinued operations:
Income from discontinued operations	198	—	—	198
Income tax expense	78	—	—	78

Income from discontinued operations, net of tax	120	—	—	120

Net income	$35,360	$20	$—	$35,380

Average loans	$3,019,088	$—	$—	$3,019,088
Average assets of continuing operations	4,249,318	421,238	(401,700)	4,268,856
Average assets of discontinued operations	2,473	—	—	2,473
Total assets of continuing operations	4,358,272	432,334	(410,608)	4,379,998
Total assets of discontinued operations	2,509	—	—	2,509

ANNEX A

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
by and among
FIRST CHARTER CORPORATION,
FIFTH THIRD BANCORP
and
FIFTH THIRD FINANCIAL CORPORATION
DATED AS OF SEPTEMBER 14, 2007

(excluding exhibits)

A-i

A-ii

A-iii

Defined Term	Section

2000 Plan	1.6	(a)
Adjusted Option	1.6	(c)
Agreement	Preamble
Alternative Proposal	6.10	(a)
Alternative Transaction	6.10	(a)
BHC Act	3.1	(b)
Cash Consideration	1.4	(c)
Cash Designated Shares	1.5	(b)
Cash Election	1.4	(c)
Cash Election Shares	1.4	(c)
Certificate	1.4	(d)
Claim	6.7	(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2	(c)
Conversion Number	1.4	(c)
Covered Employees	6.6	(a)
Derivative Transactions	3.14	(a)
DPC Common Shares	1.4	(b)
Effective Time	1.2
EGTRRA	3.11	(c)
Election	2.1	(a)
Election Deadline	2.1	(c)
Election Form	2.1	(b)
Election Form Record Date	2.1	(b)
ERISA	3.11	(a)
Exchange Act	3.5	(c)
Exchange Agent	2.1	(b)
Exchange Agent Agreement	2.1	(b)
Exchange Fund	2.2
FDIC	3.1	(d)
Federal Reserve Board	3.4
First Charter	Preamble
First Charter Articles	3.1	(b)
First Charter Bank	3.1	(b)
First Charter Bank Subsidiaries	3.16	(c)
First Charter Benefit Plans	3.11	(a)
First Charter Board	3.3
First Charter Bylaws	3.1	(b)
First Charter Capitalization Date	3.2	(a)
First Charter Common Stock	1.4	(b)
First Charter Contract	3.13	(a)
First Charter Disclosure Schedule	Art. III

A-iv

Defined Term	Section

First Charter Options	1.6	(c)
First Charter Preferred Stock	3.2	(a)
First Charter Regulatory Agreement	3.5	(b)
First Charter Requisite Regulatory Approvals	7.3	(d)
First Charter SEC Reports	3.5	(c)
First Charter Shareholder Meeting	6.3
First Charter Stock Plans	1.6	(a)
First Charter Subsidiary	3.1	(c)
Fifth Third	Preamble
Fifth Third Articles	4.1	(b)
Fifth Third Capitalization Date	4.2	(a)
Fifth Third Code of Regulations	4.1	(b)
Fifth Third Common Stock	1.4	(a)
Fifth Third Disclosure Schedule	Art. IV
Fifth Third Financial	Preamble
Fifth Third Financial Articles	4.1	(b)
Fifth Third Financial Code of Regulations	4.1	(b)
Fifth Third Preferred Stock	4.2	(a)
Fifth Third Regulatory Agreement	4.5	(b)
Fifth Third Requisite Regulatory Approvals	7.2	(d)
Fifth Third SEC Reports	4.5	(c)
Fifth Third Stock Plans	4.2	(a)
Fifth Third Subsidiary	3.1	(c)
Form S-4	3.4
FTPS	5.5
FTPS Agreement	5.5
GAAP	3.1	(c)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7	(a)
Injunction	7.1	(d)
Insurance Amount	6.7	(c)
Intellectual Property	3.18
IRS	3.10	(a)
knowledge	9.5
Leased Properties	3.17
Letter of Transmittal	2.3	(a)
Liens	3.2	(b)
Loans	3.16	(a)
Mailing Date	2.1	(b)
Market Price	1.4	(c)
Material Adverse Effect	3.8	(a)

A-v

Defined Term	Section

Materially Burdensome Regulatory Condition	6.1	(b)
Merger	Recitals
Merger Consideration	1.4	(c)
Nasdaq Global Select Market	1.4	(c)
NCBCA	1.1	(a)
Non-Election	2.1	(b)
Non-Election Shares	1.4	(c)
North Carolina Articles of Merger	1.2
OGCL	1.1	(a)
Ohio Certificate of Merger	1.2
Original Merger Agreement	Recitals
Other Regulatory Approvals	3.4
Owned Properties	3.17
Permitted Encumbrances	3.17
Per Share Amount	1.4	(c)
person	9.5
Policies, Practices and Procedures	3.15	(b)
Pricing Period	1.4	(c)
Property Lease	3.20
Proxy Statement	3.4
Real Property	3.17
Regulatory Agencies	3.5	(a)
Representative	2.1	(b)
Rights Agreement	3.22	(b)
Sarbanes-Oxley Act	3.5	(c)
SEC	3.4
Securities Act	3.2	(a)
SERP	3.11	(c)
Share Ratio	1.4	(c)
SRO	3.4
Stock Consideration	1.4	(c)
Stock Designated Shares	1.5	(a)
Stock Election	1.4	(c)
Stock Election Number	2.2	(a)
Stock Election Shares	1.4	(c)
Subsidiary	3.1	(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22	(a)
Tax(es)	3.10	(b)
Tax Return	3.10	(c)
Termination Fee	8.3	(b)
Total Cash Amount	1.4	(c)
Trust Account Common Shares	1.4	(b)
Voting Debt	3.2	(a)

A-vi

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is dated as of September 14, 2007 (this “Agreement”), by and among FIRST CHARTER CORPORATION, a North Carolina corporation (“First Charter”), and FIFTH THIRD BANCORP, an Ohio corporation (“Fifth Third”) and FIFTH THIRD FINANCIAL CORPORATION, an Ohio corporation and wholly owned subsidiary of Fifth Third (“Fifth Third Financial”).

WITNESSETH:

WHEREAS, Fifth Third and First Charter entered into an Agreement and Plan of Merger, dated as of August 15, 2007 (the “Original Merger Agreement”), and they now desire to amend and restate the Original Merger Agreement to provide for the merger of First Charter with and into Fifth Third Financial, in accordance with Sections 1.1(b) and 8.4 of the Original Merger Agreement (it being understood that all references herein to “the date hereof” or “the date of this Agreement” refer to August 15, 2007, and all references to “the date of this Amended and Restated Agreement and Plan of Merger” refer to September 14, 2007);

WHEREAS, the Boards of Directors of First Charter, Fifth Third and Fifth Third Financial have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which First Charter will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Fifth Third Financial(the “Merger”), so that Fifth Third Financial is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Ohio (the “OGCL”) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time First Charter shall merge with and into Fifth Third Financial. Fifth Third Financial shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of First Charter shall cease.

(b) Fifth Third may at any time change the method of effecting the combination (including by providing for the merger of First Charter and a wholly owned subsidiary of Fifth Third) if and to the extent Fifth Third deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of First Charter’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. First Charter shall, if requested by Fifth Third, enter into one or more amendments to this Agreement prior to the Effective Time to effect any change permitted by the foregoing sentence.

1.2  Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Ohio Certificate of Merger”) that shall be filed with the Secretary of State of the State of Ohio and articles of merger (the “North Carolina Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Ohio Certificate of Merger and the North Carolina Articles of Merger.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 55-11-06 of the NCBCA.

1.4  Conversion of First Charter Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Fifth Third Financial, First Charter or the holder of any of the following securities:

(a) Each share of common stock, no par value per share, of Fifth Third (the “Fifth Third Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, no par value per share, of First Charter issued and outstanding immediately before the Effective Time (the “First Charter Common Stock”) that are owned, directly or indirectly, by First Charter or Fifth Third (other than shares of First Charter Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) and other than shares of First Charter Common Stock held, directly or indirectly, by First Charter or Fifth Third in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Fifth Third and no other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e) and 1.5, each share of First Charter Common Stock, except for shares of First Charter Common Stock owned by First Charter or Fifth Third or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of First Charter Common Stock with respect to which an election to receive Fifth Third Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), that fraction of a fully paid and nonassessable share of Fifth Third Common Stock equal to the amount, rounded to the nearest one ten-thousandth (the “Conversion Number”) derived by dividing the Per Share Amount by the Market Price (the “Stock Consideration”) (collectively, the “Stock Election Shares”);

(ii) for each share of First Charter Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), an amount in cash equal to the Per Share Amount (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”) (collectively, the “Cash Election Shares”); or

(iii) for each share of First Charter Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Fifth Third such Stock Consideration or Cash Consideration, each as is determined in accordance with Section 1.5(b), provided that the total amount of cash payable hereunder (the “Total Cash Amount”) shall be equal to, as nearly as practicable, but in no event shall exceed the product of (x) the Cash Consideration, (y) 30% and (z) the number of shares of First Charter Common Stock issued and outstanding immediately prior to the Effective Time. The calculations required by this Section 1.4(c) shall be prepared jointly by Fifth Third and First Charter prior to the Closing Date.

(iv) “Market Price” means the arithmetic average of the last reported per share sales prices of Fifth Third Common Stock on the Nasdaq Global Select Market System (the “Nasdaq Global Select Market”) as reported by The Wall Street Journal for each of the five full consecutive Nasdaq Global Select Market trading days ending on the trading day immediately before the Closing Date (the “Pricing Period”).

(v) “Per Share Amount” means USD $31.00.

(d) All of the shares of First Charter Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of First Charter Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of First Charter Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of First Charter Common Stock become entitled in accordance with Section 2.3(c).

(e) If, during the Pricing Period, the outstanding shares of Fifth Third Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Conversion Number.

(f) Each share of Common Stock, par value $1.00 per share, of Fifth Third Financial issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.

1.5  Proration.

(a) Within five business days after the Effective Time, Fifth Third shall cause the Exchange Agent to effect the allocation among the holders of First Charter Common Stock of rights to receive Fifth Third Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed.  If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Total Cash Amount, then:

(A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Stock Consideration (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration, and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

(ii) Cash Undersubscribed.  If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Total Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(B) the Exchange Agent shall then select first from among the Non-Election Shares, by a pro rata selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Cash Consideration (“Cash Designated

Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration, and

(C) the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

(iii) Cash Subscriptions Sufficient.  If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

(b) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by First Charter and Fifth Third before the Effective Time.

1.6  Stock Options and Other Stock-Based Awards.

(a) Unless otherwise noted, the provisions of this Section 1.6 pertain to all plans sponsored by First Charter under which options and other stock-based amounts are awarded, including: (i) Restricted Stock Award Program, (ii) Comprehensive Stock Option Plan, (iii) 1999 Employee Stock Purchase Plan, (iv) 2000 Omnibus Stock Option and Award Plan (the “2000 Plan”), (v) Stock Option Plan for Non-Employee Directors and (vi) Carolina First Bancshares, Inc. Amended 1990 Stock Option Plan, all as amended, and the award agreements thereunder (collectively, the “First Charter Stock Plans”); provided, however, that any accelerated vesting performed pursuant to this Section 1.6 shall only be performed if required by the terms of the applicable First Charter Stock Plan as in effect on the date hereof without any further action by First Charter.

(b) As of the Effective Time, in accordance with the terms of the applicable First Charter Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the First Charter Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such First Charter Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of First Charter Common Stock granted to employees or directors of First Charter or any of its Subsidiaries under any of the First Charter Stock Plans that is outstanding immediately before the Effective Time (collectively, the “First Charter Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such First Charter Option immediately before the Effective Time (taking into account any accelerated vesting of such First Charter Options in accordance with the terms thereof, including terms approved by the First Charter Board before the date of this Agreement as described on Section 1.6(c) of the First Charter Disclosure Schedule (as defined in Article III)), the number of whole shares of Fifth Third Common Stock that is equal to the number of shares of First Charter Common Stock subject to such First Charter Option immediately before the Effective Time multiplied by the Conversion Number (rounded down to the nearest whole share), at an exercise price per share of Fifth Third Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of First Charter Common Stock subject to such First Charter Option immediately before the Effective Time divided by the Conversion Number.

(d) With respect to awards of Performance Shares (as defined therein) under the 2000 Plan, as of the Effective Time (i) all performance objectives with respect to such Performance Shares shall be deemed to be satisfied to the extent necessary to earn 100% of the Performance Shares, (ii) the performance period shall be deemed to be complete and (iii) such Performance Shares shall be converted to Actual PSAs (as defined in the Performance Share Award Agreements under the 2000 Plan) and (iv) the Actual PSAs shall be paid out as soon as practicable in accordance with the 2000 Plan (but in no event later than 10 days after the Effective Time).

(e) With respect to awards of Restricted Stock (as defined in each of the referenced plans) under the 2000 Plan and the Restricted Stock Award Program, as of the Effective Time (i) all restrictions with respect to such Restricted Stock shall be deemed to have lapsed, (ii) the restriction period shall be deemed to have ended and (iii) such Restricted Stock shall entitle the participant to make an election pursuant to Section 2.1.

(f) As of the Effective Time, Fifth Third shall assume the obligations and succeed to the rights of First Charter under the First Charter Stock Plans with respect to the Adjusted Options. First Charter and Fifth Third agree that before the Effective Time each of the First Charter Stock Plans shall be amended, to the extent possible without requiring shareholder approval of such amendments, if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of First Charter Options granted to any employee or director of First Charter or any of its Subsidiaries under a First Charter Stock Plan that is outstanding immediately before the Effective Time pursuant to this Section 1.6 and the substitution of Fifth Third for First Charter thereunder to the extent appropriate to effectuate the assumption of such First Charter Stock Plans by Fifth Third. From and after the Effective Time, all references to First Charter (other than any references relating to a “change in control” of First Charter) in each First Charter Stock Plan and in each agreement evidencing any award of First Charter Options shall be deemed to refer to Fifth Third, unless Fifth Third determines otherwise.

(g) Fifth Third shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Fifth Third Common Stock for delivery upon exercise of the Adjusted Options. Within two business days of the Closing Date, Fifth Third shall file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Fifth Third Common Stock necessary to fulfill Fifth Third’s obligations under this Section 1.6.

1.7  Articles of Incorporation of Fifth Third Financial.  At the Effective Time, the Fifth Third Financial Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8  Code of Regulations of Fifth Third Financial.  At the Effective Time, the Fifth Third Financial Code of Regulations shall be the code of regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9  Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10  Board of Directors.  At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Fifth Third Financial.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1  Election Procedures.  Each holder of record of shares of First Charter Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (each, an “Election”) (i) the number of shares of First Charter Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of First Charter Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Before the Effective Time, Fifth Third shall appoint a bank or trust company mutually agreeable to First Charter, or Fifth Third’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent ( the “Exchange Agent”) hereunder. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as First Charter and Fifth Third shall mutually agree (the “Election Form”), shall be mailed no more than 40 business days and no less than 26 business days before the anticipated Effective Time or on such earlier date as First Charter and Fifth Third shall mutually agree (the “Mailing Date”) to each Holder as of five business days before the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.1, to (i) elect to receive the Cash Consideration for all of the shares of First Charter Common Stock held by such Holder in accordance with Section 1.4(c), (ii) elect to receive the Stock Consideration for all of such shares in accordance with Section 1.4(c), (iii) elect to receive the Stock Consideration for a part of such Holder’s First Charter Common Stock and the Cash Consideration for the remaining part of such Holder’s First Charter Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Fifth Third Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of First Charter Common Stock held by such Representative for a particular beneficial owner. Any shares of First Charter Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Charlotte, North Carolina time, on the day indicated on the Election Form (or such other time and date as Fifth Third and First Charter may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur before the 25th day following the Mailing Date or after the business day prior to Closing Date. Fifth Third shall use all reasonable efforts to make available as promptly as possible an Election Form to any Holder who requests such Election Form following the initial mailing of the Election Forms and before the Election Deadline. First Charter shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of First Charter Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Holder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of First Charter Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his or her Election by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or before the Election Deadline. Fifth Third shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

2.2  Deposit of Merger Consideration.  At or before the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Fifth Third Common Stock sufficient to deliver, and Fifth Third shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Fifth Third shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3  Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) that immediately before the Effective Time represented outstanding shares of First Charter Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of First Charter Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the aggregate Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor in respect of the shares of First Charter Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Fifth Third Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Fifth Third Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Fifth Third Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Fifth Third Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Fifth Third Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing First Charter Common Stock that is not registered in the stock transfer records of First Charter, the proper amount of cash and/or shares of Fifth Third Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such First Charter Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Fifth Third that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Fifth Third) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock otherwise payable pursuant to this Agreement to any holder of First Charter Common Stock such amounts as the Exchange Agent or Fifth Third, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Fifth Third, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of First Charter Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Fifth Third, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of First Charter of the shares of First Charter Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of First Charter Common Stock that occurred before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Fifth Third Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former shareholder of First Charter who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Per Share Amount by (ii) the fraction of a share (after taking into account all shares of First Charter Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Fifth Third Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of First Charter as of the first anniversary of the Effective Time may be paid to Fifth Third. In such event, any former shareholders of First Charter who have not theretofore complied with this Article II shall thereafter look only to Fifth Third with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each share of First Charter Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fifth Third, Fifth Third Financial, First Charter, the Exchange Agent or any other person shall be liable to any former holder of shares of First Charter Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Fifth Third or the Exchange Agent, the posting by such person of a bond in such amount as Fifth Third may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST CHARTER CORPORATION

Except as disclosed in the disclosure schedule (the “First Charter Disclosure Schedule”) delivered by First Charter to Fifth Third before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of First Charter’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse

Effect (as defined in Section 3.8) on First Charter, First Charter hereby represents and warrants to Fifth Third as follows:

3.1  Corporate Organization.

(a) First Charter is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. First Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) First Charter is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Articles of Incorporation of First Charter, as amended (the “First Charter Articles”), and the Bylaws of First Charter (the “First Charter Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Fifth Third. First Charter Bank (“First Charter Bank”) is incorporated under the laws of the State of North Carolina.

(c) Each of First Charter’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each First Charter Subsidiary, copies of which have previously been made available to Fifth Third, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “First Charter Subsidiary” and “Fifth Third Subsidiary” shall mean any direct or indirect Subsidiary of First Charter or Fifth Third, respectively.

(d) The deposit accounts of First Charter Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2  Capitalization.

(a) The authorized capital stock of First Charter consists of 100,000,000 shares of First Charter Common Stock, of which, as of August 14, 2007 (the “First Charter Capitalization Date”), 34,684,023 shares were issued and outstanding, including shares of Restricted Stock (as referenced in Section 1.6(e)), and 2,000,000 shares of preferred stock, no par value (the “First Charter Preferred Stock”), of which, as of the First Charter Capitalization Date, no shares were issued and outstanding. As of the First Charter Capitalization Date, no shares of First Charter Common Stock or First Charter Preferred Stock were reserved for issuance except for (i) shares of First Charter Common Stock reserved for issuance in connection with stock options under the First Charter Stock Plans, of which 1,224,037 were outstanding as of the First Charter Capitalization Date, and (ii) shares of junior participating preferred stock and common stock pursuant to the Stockholder Protection Rights Agreement dated July 19, 2000. All of the issued and outstanding shares of First Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of First Charter having the right to vote on any matters on which its shareholders may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the First Charter Stock Plans as set forth herein, the 2007 Dividend Reinvestment and Stock Purchase Plan, the First Charter Retirement Savings Plan, and the Amended and Restated Deferred Compensation Plan for Non-Employee Directors, First Charter does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt or any other equity securities of First Charter or any securities representing the right to purchase or otherwise receive any shares of First Charter Common Stock, First Charter Preferred Stock, Voting Debt or other equity securities of First Charter. As of the date of this Agreement, and except as set forth in Section 3.2 of the First Charter Disclosure Schedule, there are no contractual obligations of First Charter or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of First Charter or any equity security of First Charter or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of First Charter or its Subsidiaries or (ii) pursuant to which First Charter or any of its Subsidiaries is or could be required to register shares of First Charter capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than the First Charter Options or as set forth on Section 3.2(a) of the First Charter Disclosure Schedule, no equity-based awards are outstanding as of the First Charter Capitalization Date. Except as set forth on Section 3.2(a) of the First Charter Disclosure Schedule, since January 1, 2007 through the date hereof, First Charter has not (A) issued or repurchased any shares of First Charter Common Stock, Voting Debt or other equity securities of First Charter other than (1) the issuance of shares of First Charter Common Stock in connection with the exercise of stock options to purchase First Charter Common Stock granted under the First Charter Stock Plans that were outstanding on January 1, 2007 or (2) shares repurchased pursuant to the authority of the First Charter Board as described in the First Charter SEC Reports, or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the First Charter Stock Plans. Each option granted under a First Charter Stock Plan (1) was granted in compliance with all applicable laws and all the terms and conditions of the First Charter Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of First Charter Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the option granted under a First Charter Stock Plan was actually granted, and (4) qualified for the tax and accounting treatment afforded to such option granted under a First Charter Stock Plan in a First Charter’s tax returns and First Charter’s financial statements, respectively; provided, however, that First Charter Options granted under the 1999 Employee Stock Purchase Plan, as amended, were issued at a discount to the fair market value of a share of First Charter Common Stock on such date in accordance with the terms of such plan.

(b) Except as set forth on Section 3.2(b) of the First Charter Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of First Charter are owned by First Charter, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such First Charter Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Section 3.2(c) of the First Charter Disclosure Schedule sets forth First Charter’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a First Charter Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

3.3  Authority; No Violation.

(a) First Charter has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of First Charter (the “First Charter Board”). The First Charter Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of First Charter and its shareholders and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to First Charter’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of the holders of 75% of the outstanding shares of First Charter Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of First Charter are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Charter and (assuming due authorization, execution and delivery by Fifth Third) constitutes the valid and binding obligation of First Charter, enforceable against First Charter in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by First Charter nor the consummation by First Charter of the transactions contemplated hereby, nor compliance by First Charter with any of the terms or provisions of this Agreement, will (i) violate any provision of the First Charter Articles or the First Charter Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to First Charter, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Charter or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Charter or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4  Consents and Approvals.   Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Federal Reserve Act, as amended, and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a ‘‘Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of First Charter’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(d), (d) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of the Nasdaq Global Select Market Global Select Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act”), if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this Agreement and approval of listing of such Fifth Third Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by First Charter of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by First Charter of this Agreement.

3.5  Reports; Regulatory Matters.

(a) Except as set forth on Section 3.5(a) of the First Charter Disclosure Schedule, First Charter and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO, and (vi) the SEC (collectively, ‘‘Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of First Charter and its Subsidiaries, or as disclosed in the First Charter SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the First Charter Disclosure Schedule or as disclosed in the First Charter SEC Reports, since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of First Charter, investigation into the business, disclosures or operations of First Charter or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of First Charter or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of First Charter or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in First Charter’s ordinary course of business or as disclosed in the First Charter SEC Reports).

(b) Except as set forth on Section 3.5(b) of the First Charter Disclosure Schedule or as disclosed in the First Charter SEC Reports, neither First Charter nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004 a recipient of any supervisory letter from, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each item in this sentence, a “First Charter Regulatory Agreement”), nor has First Charter or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such First Charter Regulatory Agreement. Except as set forth on Section 3.5(b) of the First Charter Disclosure Schedules, to the knowledge of First Charter, there has not been any event or occurrence since January 1, 2004 that would result in a determination that First Charter Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

(c) First Charter has previously made available to Fifth Third an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by First Charter since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date of this Agreement (the “First Charter SEC Reports”). No such First Charter SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all First Charter SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of First Charter has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6  Financial Statements.

(a) The financial statements of First Charter and its Subsidiaries included (or incorporated by reference) in the First Charter SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Charter and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Charter and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of First Charter and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has served as independent registered public accountant for First Charter for all periods covered in the First Charter SEC Reports; such firm has not resigned or been dismissed as independent public accountants of First Charter as a result of or in connection with any disagreements with First Charter on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither First Charter nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Charter included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

(c) Except as set forth on Section 3.6(c) of the First Charter Disclosure Schedules, since December 31, 2006, (i) through the date hereof, neither First Charter nor any of its Subsidiaries nor, to the knowledge of the officers of First Charter, any director, officer, employee, auditor, accountant or representative of First Charter or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Charter or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Charter or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Charter or any of its Subsidiaries, whether or not employed by First Charter or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Charter or any of its officers, directors, employees or agents to the First Charter Board or any committee thereof or to any director or officer of First Charter.

3.7  Broker’s Fees.   Neither First Charter nor any First Charter Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the First Charter Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Fifth Third.

3.8  Absence of Certain Changes or Events.

(a) Except as set forth in the First Charter SEC Reports, since December 31, 2006, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on First Charter. As used in this Agreement, the term ‘‘Material Adverse Effect” means, with respect to Fifth Third, First Charter or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby, or (E) actions or omissions of Fifth Third or First Charter taken with the prior written consent of the other in contemplation of the transactions contemplated hereby) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since December 31, 2006 through and including the date of this Agreement, First Charter and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 3.8 of the First Charter Disclosure Schedule, since December 31, 2006, neither First Charter nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the First Charter Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any stock appreciation rights or options to purchase shares of First Charter Common Stock, any restricted shares of First Charter Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the First Charter Stock Plans, (iii) changed any accounting methods, principles or practices of First Charter or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down or other labor disturbance.

3.9  Legal Proceedings.

(a) Except as disclosed on Section 3.9 of the First Charter Disclosure Schedule and for routine loan collection or foreclosure actions initiated by First Charter Bank in the ordinary course of business, neither First Charter nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of First Charter’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against First Charter or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the First Charter Disclosure Schedule and none of the routine loan collection or foreclosure actions initiated by First Charter Bank in the ordinary course of business would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Charter.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon First Charter, any of its Subsidiaries or the assets of First Charter or any of its Subsidiaries.

3.10  Taxes and Tax Returns.

(a) Each of First Charter and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (except as set forth on Section 3.10(a) of the First Charter Disclosure Schedule, all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as set forth on Section 3.10(a) of the First Charter Disclosure Schedule, First Charter and its Subsidiaries are not subject to examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon First Charter or any of its Subsidiaries for which First Charter does not have reserves that are adequate under GAAP. Neither First Charter nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Charter and its Subsidiaries). Within the past five years, neither First Charter nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither First Charter nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by First Charter or any of its Subsidiaries. Neither First Charter nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes First Charter or any of its Subsidiaries.

3.11  Employee Matters.

(a) Section 3.11(a) of the First Charter Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of First Charter or any of its Subsidiaries entered into, maintained or contributed to by First Charter or any of its Subsidiaries or to which First Charter or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “First Charter Benefit Plans”).

(b) With respect to each First Charter Benefit Plan, First Charter has made available to Fifth Third true, complete and correct copies of the following (as applicable): (i) the written document evidencing such First Charter Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such First Charter Benefit Plan; and (ix) a list of each person who has options to purchase First

Charter Common Stock or has units or other awards outstanding under any stock option or other equity-based plan, program or arrangement sponsored by First Charter or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the First Charter Disclosure Schedule sets forth as of June 30, 2007 the accrued liability for any such plans, programs and arrangements.

(c) Except as set forth on Section 3.11(c) of the First Charter Disclosure Schedule: (i) First Charter and each of its Subsidiaries have operated and administered each First Charter Benefit Plan in substantial compliance with all applicable laws and the terms of each such plan; (ii) each First Charter Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of First Charter, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such First Charter Benefit Plan; (iii) each such First Charter Benefit Plan has received a favorable determination letter from the IRS (covering all changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”)) that such First Charter Benefit Plan is so qualified under Section 401(a) of the Code, the scope of such determination letter is complete and does not exclude consideration of any of the qualification requirements, and nothing has occurred that will adversely affect the qualified status of any such Benefit Plan; (iv) each such First Charter Benefit Plan was timely amended and operated in compliance with all applicable changes in law, regulations and IRS requirements enacted or adopted subsequent to the required changes commonly referred to as “GUST”, including but not limited to, EGTRRA good faith amendments and amendments and operations to comply with Revenue Ruling 2001-62, IRS Notice 2001-37, Revenue Ruling 2002-27, IRS Notice 2005-5, the final and temporary regulations under Sections 401(a) (9), (k) and (m) of the Code; (v) with respect to each such First Charter Benefit Plan, either an application for a new determination letter was filed by the end of such First Charter Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied; (vi) each First Charter Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c) of the First Charter Disclosure Schedule contains (1) a list of assets that are maintained or used to informally fund such plan, (2) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (3) an analysis of the cash surrender value of the split dollar insurance policies held pursuant to the SERPs; (vii) any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii); (viii) there are no pending or, to the knowledge of First Charter, threatened or anticipated claims by, on behalf of or against any of the First Charter Benefit Plans or any assets thereof (other than routine claims for benefits); and (ix) all contributions, premiums and other payments required to be made with respect to any First Charter Benefit Plan have been made on or before their due dates under applicable law and the terms of such First Charter Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any First Charter Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of First Charter included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since June 30, 2007.

(d) No First Charter Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither First Charter nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the First Charter Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to First Charter or any of its Subsidiaries.

(e) Except as disclosed on Section 3.11(e) of the First Charter Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of First Charter or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) Except as disclosed on Section 3.11(f) of the First Charter Disclosure Schedule, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any First Charter Benefit Plan or with respect to First Charter.

(g) Except as disclosed on Section 3.11(g) of the First Charter Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of First Charter or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h) Neither First Charter nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of First Charter or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of First Charter, threatened and neither First Charter nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither First Charter nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of First Charter and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(i) Section 3.11(i) of the First Charter Disclosure Schedule sets forth a true, complete and correct list of employment agreements, retention agreements and change-in-control agreements with each of First Charter’s employees, copies of which have been made available to Fifth Third. Each of the employment agreements, retention agreements and change-in-control agreements set forth on Section 3.11(i) of the First Charter Disclosure Schedule is valid and binding and in full force and effect.

(j) Except as disclosed in Section 3.11(j) of the First Charter Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither First Charter nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.

3.12  Compliance with Applicable Law.

(a) First Charter and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to First Charter or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither First Charter nor any First Charter Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Since the enactment of the Sarbanes-Oxley Act, First Charter has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the First Charter Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of First Charter who have outstanding loans from First Charter or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13  Certain Contracts.

(a) Except as disclosed on Section 3.13 of the First Charter Disclosure Schedule, neither First Charter nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Fifth Third, Fifth Third Financial, First Charter, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of First Charter or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the First Charter SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by First Charter or, to the knowledge of First Charter, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the First Charter Disclosure Schedule, is referred to as an “First Charter Contract,” and neither First Charter nor any of its Subsidiaries knows of, or has received notice of, any material violation of any First Charter Contract by any of the other parties thereto.

(b) (i) Each First Charter Contract is valid and binding on First Charter or its applicable Subsidiary and is in full force and effect, (ii) First Charter and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each First Charter Contract and (iii) except as set forth on Section 3.13(b) of the First Charter Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of First Charter or any of its Subsidiaries under any such First Charter Contract.

3.14  Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any First Charter Stock Option.

(b) All Derivative Transactions, whether entered into for the account of First Charter or any of its Subsidiaries or for the account of a customer of First Charter or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by First Charter and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of First Charter or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. First Charter and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to First Charter’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15  Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on First Charter, each of First Charter and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Charter or its Subsidiaries. Such securities and commodities are valued on the books of First Charter in accordance with GAAP in all material respects.

(b) First Charter and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that First Charter believes are prudent and reasonable in the context of such businesses. Before the date hereof, First Charter has made available to Fifth Third in writing the material Policies, Practices and Procedures.

3.16  Loan Portfolio.

(a) Section 3.16 of the First Charter Disclosure Schedule sets forth, as of June 30, 2007 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to First Charter or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by First Charter as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of First Charter or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by First Charter or its Subsidiaries, and all such Loans purchased by First Charter or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and First Charter or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) Except as disclosed on Section 3.16 of the First Charter Disclosure Schedule or in the First Charter SEC Reports, since December 31, 2006, none of the bank Subsidiaries of First Charter (the “First Charter Bank Subsidiaries”) has incurred any unusual or extraordinary loan losses which are material to First Charter and its Subsidiaries on a consolidated basis; to First Charter’s knowledge and in light of each of the First Charter Bank Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, as of June 30, 2007, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management’s continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

3.17  Property.  First Charter or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in such First Charter SEC Reports as being owned by First Charter or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by First Charter on the date hereof or otherwise materially impair business operations at such properties, as conducted by First Charter on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by First Charter on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such First Charter SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering First Charter’s or one of its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and except as set forth on Section 3.17 of the First Charter Disclosure Schedule, is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the First Charter or one of its Subsidiaries or, to First Charter’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of First Charter, threatened condemnation proceedings against the Real Property. First Charter and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

First Charter currently maintains (or causes to be maintained) insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations. First Charter has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.18  Intellectual Property.  First Charter and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by First Charter and its Subsidiaries does not, to the knowledge of First Charter, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which First Charter or any Subsidiary acquired the right to use any Intellectual Property. To First Charter’s knowledge, no person is challenging, infringing on or otherwise violating any right of First Charter or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to First Charter or its Subsidiaries. Neither First Charter nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by First Charter and its Subsidiaries and, to First Charter’s knowledge, no Intellectual Property owned and/or licensed by First Charter or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of First Charter or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to First Charter’s knowledge, threatened against First Charter or any of its Subsidiaries. To the knowledge of First Charter, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of First Charter or any of its Subsidiaries. Neither First Charter nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20  Leases.  Section 3.20 of the First Charter Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $100,000 to which First Charter or any Subsidiary is a party and (b) a list of each parcel of real property leased by First Charter or any Subsidiary together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on First Charter or its applicable Subsidiary and is in full force and effect. First Charter and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither First Charter nor any of its Subsidiaries is in material default under any Property Lease beyond any applicable notice and cure period.

3.21  Securitizations.  Except as provided on Section 3.21 of the First Charter Disclosure Schedule, First Charter is not a party to any agreement securitizing any of its assets.

3.22  State Takeover Laws; Stockholder Protection Rights Agreement.

(a) The First Charter Board has rendered inapplicable to this Agreement and the transactions contemplated hereby Sections 55-9 and 55-9A of the NCBCA and, to the knowledge of First Charter, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

(b) First Charter has taken all necessary action to render inapplicable to any transaction among Fifth Third and First Charter that certain Stockholder Protection Rights Agreement dated as of July 19, 2000 between First Charter and Registrar and Transfer Company (the “Rights Agreement”), which will be terminated at or before the Effective Time.

3.23  Reorganization; Approvals.   As of the date of this Agreement, First Charter (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24  Opinion.   Before the execution of this Agreement, the First Charter Board has received an opinion from Keefe Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of First Charter from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25  First Charter Information.  The information relating to First Charter and its Subsidiaries that is provided by First Charter or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental

Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to First Charter and other portions within the reasonable control of First Charter will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD BANCORP AND FIFTH
THIRD FINANCIAL CORPORATION

Except as disclosed in the disclosure schedule (the “Fifth Third Disclosure Schedule”) delivered by Fifth Third to First Charter before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Fifth Third’s or Fifth Third Financial’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Fifth Third, Fifth Third and Fifth Third Financial jointly and severally hereby represent and warrant to First Charter as follows:

4.1  Corporate Organization.

(a) Each of Fifth Third and Fifth Third Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Each of Fifth Third and Fifth Third Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Fifth Third is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Second Amended Articles of Incorporation of Fifth Third, as amended (the “Fifth Third Articles”) and Code of Regulations of Fifth Third (the “Fifth Third Code of Regulations”), as in effect as of the date of this Agreement, have previously been made available to First Charter. True, complete and correct copies of the Fifth Third Financial Articles (the “Fifth Third Financial Articles”) and Code of Regulations of Fifth Third Financial (the “Fifth Third Financial Code of Regulations”), as in effect as of the date of this Amended and Restated Agreement and Plan of Merger, have previously been made available to First Charter.

(c) Each Fifth Third Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2  Capitalization.

(a) The authorized capital stock of Fifth Third consists of 1,300,000,000 shares of Fifth Third Common Stock, of which, as of July 31, 2007 (the ‘‘Fifth Third Capitalization Date”), 535,235,033 shares were issued and outstanding, and 500,000 shares of preferred stock, no par value (the “Fifth Third Preferred Stock”), of which, as of the Fifth Third Capitalization Date, (i) 7,250 shares were authorized and 7,250 shares were issued and outstanding as Series D Preferred Stock, and (ii) 2,000 shares were authorized and 2,000 shares were issued and outstanding as Series E Preferred Stock. As of the Fifth Third Capitalization Date, no shares of Fifth Third Common Stock or Fifth Third Preferred Stock were reserved for issuance, except for no more than 8,000,000 shares of Fifth Third Common Stock reserved for issuance pursuant to the equity-based compensation plans of Fifth Third or a Subsidiary of Fifth Third in effect as of the date of this Agreement (the “Fifth Third Stock Plans”). All of the issued and outstanding shares of Fifth Third Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Fifth Third is issued or outstanding. As of the Fifth Third Capitalization Date, except pursuant to this Agreement, the Fifth Third Stock Plans, the terms of the Fifth Third Preferred Stock and stock repurchase plans entered into by Fifth Third from time to time, Fifth Third does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Fifth Third Common Stock, Fifth Third Preferred Stock, Voting Debt of Fifth Third or any other equity securities of Fifth Third or any securities representing the right to purchase or otherwise receive any shares of Fifth Third Common Stock, Fifth Third Preferred Stock, Voting Debt of Fifth Third or other equity securities of Fifth Third. The shares of Fifth Third Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Fifth Third are owned by Fifth Third, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.

(c) The authorized capital stock of Fifth Third Financial consists of 800 shares of Fifth Third Financial, of which, as of the date of this Amended and Restated Agreement and Plan of Merger, 100 shares were issued and outstanding and all such 100 shares were beneficially owned by Fifth Third.

4.3  Authority; No Violation.

(a) Each of Fifth Third and Fifth Third Financial has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the respective Boards of Directors of Fifth Third and Fifth Third Financial (by the unanimous vote of all directors present) and no other corporate proceedings on the part of Fifth Third or Fifth Third Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fifth Third and Fifth Third Financial and (assuming due authorization, execution and delivery by First Charter) constitutes the valid and binding obligations of Fifth Third and Fifth Third Financial, enforceable against Fifth Third and Fifth Third Financial in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Fifth Third or Fifth Third Financial, nor the consummation by Fifth Third or Fifth Third Financial of the transactions contemplated hereby, nor compliance by Fifth Third or Fifth Third Financial with any of the terms or provisions of this Agreement, will (i) violate any provision of the Fifth Third Articles or the Fifth Third Code of Regulations, or the Fifth Third Financial Articles or Fifth Third Financial Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Fifth Third, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4  Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (d) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Select Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this Agreement and approval of listing of such Fifth Third Common Stock on the Nasdaq Global Select Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Fifth Third or Fifth Third Financial of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Fifth Third or Fifth Third Financial of this Agreement.

4.5  Reports; Regulatory Matters.

(a) Fifth Third and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Fifth Third and its Subsidiaries, or as disclosed in the Fifth Third SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of Fifth Third, investigation into the business, disclosures or operations of Fifth Third or any of its Subsidiaries. Since January 1, 2004, except as disclosed in the Fifth Third SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Fifth Third, investigation into the business, disclosures or operations of Fifth Third or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Fifth Third or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Fifth Third or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Fifth Third’s ordinary course of business or as disclosed in the Fifth Third SEC Reports).

(b) Except as disclosed in the Fifth Third SEC Reports, neither Fifth Third nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since

January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Fifth Third Regulatory Agreement”), nor has Fifth Third or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fifth Third Regulatory Agreement.

(c) Fifth Third has previously made available to First Charter an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Fifth Third pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the “Fifth Third SEC Reports”) and (ii) communication mailed by Fifth Third to its shareholders since January 1, 2004 and before the date of this Agreement. No such Fifth Third SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Fifth Third SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Fifth Third has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6  Financial Statements.

(a) The financial statements of Fifth Third and its Subsidiaries included (or incorporated by reference) in the Fifth Third SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Fifth Third and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has served as independent registered public accountant for Fifth Third for all periods covered in the Fifth Third SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Fifth Third as a result of or in connection with any disagreements with Fifth Third on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Fifth Third nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Fifth Third included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

(c) Since December 31, 2006, (i) through the date hereof, neither Fifth Third nor any of its Subsidiaries nor, to the knowledge of the officers of Fifth Third, any director, officer, employee, auditor, accountant or representative of Fifth Third or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fifth Third or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fifth Third or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Fifth Third or any of its Subsidiaries, whether or not employed by Fifth Third or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Fifth Third or any of its officers, directors, employees or agents to the Board of Directors of Fifth Third or any committee thereof or to any director or officer of Fifth Third.

4.7  Broker’s Fees.  Neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Fifth Third Disclosure Schedule.

4.8  Absence of Certain Changes or Events.

(a) Since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Fifth Third.

(b) Since December 31, 2006 through and including the date of this Agreement, Fifth Third and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9  Legal Proceedings.

(a) Except as disclosed in the Fifth Third SEC Reports or in Section 4.9 of the Fifth Third Disclosure Schedule, none of Fifth Third or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Fifth Third’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or any of its Subsidiaries.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Fifth Third, any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries.

4.10  Taxes and Tax Returns.  Each of Fifth Third and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as disclosed in the Fifth Third SEC Reports or in Section 4.10 of the Fifth Third Disclosure Schedule, there are no material disputes pending, or claims asserted, for Taxes or assessments upon Fifth Third or any of its Subsidiaries for which Fifth Third does not have reserves that are adequate under GAAP.

4.11  Compliance with Applicable Law.

(a) Fifth Third and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Fifth Third or any of its Subsidiaries.

(b) Since the enactment of the Sarbanes-Oxley Act, Fifth Third has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

4.12  Reorganization; Approvals.  As of the date of this Agreement, Fifth Third (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13  Aggregate Cash Consideration.  Fifth Third has available to it sufficient funds to deliver the aggregate Cash Consideration.

4.14  Fifth Third Information.  The information relating to Fifth Third and its Subsidiaries that is provided by Fifth Third or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Fifth Third and Fifth Third Financial and other portions within the reasonable control of Fifth Third will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of First Charter’s Business Before the Effective Time.   Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Fifth Third, during the period from the date of this Agreement to the Effective Time, First Charter shall, and shall cause each First Charter Subsidiary, to:

(a) conduct its business in the ordinary course in all material respects;

(b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either First Charter or Fifth Third to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2  First Charter Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the First Charter Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, First Charter shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends per share of First Charter Common Stock consistent with past practice, subject to Section 6.14, (B) dividends paid by any of the Subsidiaries of First Charter to First Charter or to any of its wholly owned Subsidiaries, (C) the acceptance of shares of First Charter Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of First Charter Common Stock granted under a First Charter Stock Plan, in each case in accordance with past practice and the terms of the applicable First Charter Stock Plan and related award agreements) and (D) open-market purchases pursuant to the First Charter Retirement Savings Plan, First Charter’s Amended and Restated Deferred Compensation Plan for Non-Employee Directors or First Charter’s 2007 Dividend Reinvestment and Stock Purchase Plan);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of First Charter Common Stock under any of the First Charter Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a First Charter Stock Plan that are outstanding as of the date of this Agreement.

(c) except as required by applicable law or the terms of any First Charter Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of First Charter, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of First Charter or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of First Charter or any of its Subsidiaries or (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any First Charter Benefit Plan; provided, however that First Charter may enter into retention arrangements with a limited number of key employees whose retention is deemed reasonably necessary by First Charter to facilitate the consummation of the transactions contemplated hereby (which arrangements shall not extend past the Effective Time without Fifth Third’s consent);

(d) except for sales of those properties set forth on Section 5.2(d) of the First Charter Disclosure Schedule at market prices in arm’s-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement set forth on Section 5.2(d) of the First Charter Disclosure Schedule;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend the First Charter Articles or First Charter Bylaws, or otherwise take any action to exempt any person (other than Fifth Third or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Fifth Third, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or subjecting First Charter or any of its Subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);

(k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $250,000;

(n) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any First Charter Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(o) take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby; or

(p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3  Fifth Third Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of First Charter, during the period from the date of this Agreement to the Effective Time, Fifth Third shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Fifth Third Articles, the Fifth Third Code of Regulations, the Fifth Third Financial Articles or the Fifth Third Financial Code of Regulations in a manner that would adversely effect, the shareholders of First Charter or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

5.4  Loan Review.  Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, First Charter agrees that on or before the Effective Time based on a review of First Charter’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, First Charter will work with Fifth Third in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Fifth Third system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Fifth Third shall provide such assistance and direction to First Charter as is necessary in conforming to such polices, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time. No actions taken by First Charter at the request of Fifth Third pursuant to this Section 5.4 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

5.5  Fifth Third Conversion.  Upon the request of Fifth Third and at the sole option of Fifth Third, and if it would not cause a breach of an existing contract of First Charter to do so, First Charter shall execute and deliver to Fifth Third an agreement attached hereto as Exhibit B (“FTPS Agreement”) to convert all electronic funds transfer (“FTPS”) related services to Fifth Third, including conversion to the Jeanie® network or other network in which Fifth Third or its affiliates participates; provided, however, if compliance with Fifth Third’s request would cause a breach of an existing contract as described above, First Charter shall use all commercially reasonable efforts (which shall not include the payment of material sums if those sums are not thereafter reimbursed by Fifth Third) to negotiate with the applicable third party in order to permit First Charter to execute and perform under the FTPS Agreement. The FTPS Agreement shall provide that Fifth Third will be the exclusive provider of such services to First Charter and its banking subsidiaries. Fifth Third agrees that the cost of the conversion of First Charter to FTPS provided by Fifth Third and conversion to the Jeanie® system (including, without limitation, the cost of all card reissue, signage and penalties relating to terminating its current FTPS relationships) will be paid by Fifth Third. In the event this Agreement is terminated for any reason except a material breach by First Charter, and if, in such instance, First Charter desires to convert to another provider of FTPS services, Fifth Third shall pay all costs and expenses associated with such conversion.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.

(a) Fifth Third and First Charter shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Fifth Third and First Charter shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and First Charter shall thereafter mail or deliver the Proxy Statement to its shareholders. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Charter shall furnish all information concerning First Charter and the holders of First Charter Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. First Charter and Fifth Third shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to First Charter or Fifth Third, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Fifth Third to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental

Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to First Charter) on Fifth Third, First Charter or the Surviving Corporation (a “Materially Burdensome Regulatory Condition”).

(c) Each of Fifth Third and First Charter shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, First Charter or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Fifth Third and First Charter shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Fifth Third Requisite Regulatory Approval or First Charter Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2  Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of First Charter and Fifth Third shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by First Charter, information concerning Fifth Third that is reasonably related to the prospective value of Fifth Third Common Stock or to Fifth Third’s or Fifth Third Financial’s ability to consummate the transactions contemplated hereby). Neither First Charter nor Fifth Third, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

(c) All information and materials provided by First Charter pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Fifth Third and Keefe Bruyette & Woods, Inc. on behalf of First Charter dated July 2, 2007 (the “Confidentiality Agreement”). Notwithstanding the Confidentiality Agreement, the obligations of confidentiality contained herein shall not apply to the tax structure or the tax treatment of the Merger, and each party (and their respective Representatives) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Merger and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(d) No investigation by a party or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3  Shareholder Approval.

(a) First Charter shall call a meeting of its shareholders (the “First Charter Shareholder Meeting”) to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The First Charter Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. First Charter shall submit this Agreement to its shareholders at the shareholder meeting even if the First Charter Board shall have withdrawn, modified or qualified its recommendation. The First Charter Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to First Charter’s shareholders for their consideration.

(b) Each of Fifth Third and First Charter shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by First Charter or Fifth Third or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4  Affiliates.  First Charter shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of First Charter to deliver to Fifth Third, as soon as practicable after the date of this Agreement, and before the date of the meeting of the First Charter shareholders to be held pursuant to Section 6.3, a written agreement in the form of Exhibit A.

6.5  The Nasdaq Global Select Market Listing.  Fifth Third shall cause the shares of Fifth Third Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, before the Effective Time.

6.6  Employee Matters.

(a) For the six-month period following the Effective Time, Fifth Third shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by, or on an authorized leave of absence from, First Charter or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and employee benefits and annual bonus opportunities provided to such Covered Employees under the First Charter Benefit Plans as in effect immediately before the Effective Time; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular First Charter Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.6, (iii) limit the right of Fifth Third or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Fifth Third or any of its Subsidiaries to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable law or pro-rata incentive plan payouts, or (iv) obligate First Charter, Fifth Third or any of their respective Subsidiaries to (A) maintain any particular First Charter Benefit Plan or (B) retain the employment of any particular employee.

Fifth Third will offer or provide to any Covered Employee retained by Fifth Third or any affiliate of Fifth Third participation in employee benefit plans and arrangements available for similarly situated employees of Fifth Third or its affiliates or Subsidiaries. Notwithstanding the foregoing, no covered Employee shall be eligible to participate in Fifth Third’s Master Retirement Plan, which has been frozen as to new participants. In addition, Fifth Third shall not be obligated to cause any Covered Employee to participate in any defined benefit plan that is maintained by Fifth Third, or any affiliate of Fifth Third, whether or not such plan meets the requirements of Code Section 414(j).

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Fifth Third or any of its Subsidiaries, other than First Charter or its Subsidiaries, Fifth Third shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with First Charter or its Subsidiaries for purposes of eligibility and vesting and benefit accrual under such employee benefit plan of Fifth Third or any of its Subsidiaries to the same extent such service was recognized immediately before the Effective Time under a comparable First Charter Benefit Plan in which such Covered Employee was a participant immediately before the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the First Charter Retirement Savings Plan immediately before the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee; and (ii) with respect to any health, dental or vision plan of Fifth Third or any of its Subsidiaries (other than First Charter and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Fifth Third or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the First Charter Benefit Plan in which such Covered Employee participated immediately before the Effective Time and (y) recognize any medical or other health expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Fifth Third or any of its Subsidiaries.

(c) If a Covered Employee (other than temporary and/or co-operative employees) who does not have an employment, change-in-control or severance agreement with First Charter (i) is terminated by Fifth Third or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring, discontinuance of an operation, relocation of all or a part of Fifth Third’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Fifth Third’s or its Subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee must work at a location more than thirty (30) miles from his or her former location of employment or that such Covered Employee’s base salary will be materially decreased, in any case and in both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments and benefits in an amount and form as generally described in Fifth Third’s severance policy in effect immediately before the date hereof (including customary releases); provided, that the maximum severance pay amounts described in such severance policy shall not apply and shall, instead, be limited to a maximum 52 week severance pay amount, regardless of employee classification; and provided further, that such Covered Employee shall also be entitled to receive payment of COBRA premium costs for the continuation of group medical insurance benefit coverage for the Covered Employee and his or her eligible dependents for a period equal to the total number of weeks of base salary/wages available to such Covered Employee as severance pay.

First Charter shall take whatever action necessary to terminate any and all other severance arrangements and to ensure it and Fifth Third have no other liability for any other severance payments (other than as set forth in this Section 6.6(c), and agreements disclosed in Section 3.11(i) of the First Charter Disclosure

Schedule). First Charter shall cooperate with Fifth Third to effectuate the foregoing, including Fifth Third’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Nothing contained in this Section 6.6(c) shall be construed or interpreted to limit or modify in any way Fifth Third’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.6(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with First Charter be taken into account in determining the amount of any other benefit (including, but not limited to, an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(d) From and after the Effective Time, Fifth Third shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Fifth Third, each employment agreement, retention agreement and change-in-control agreement listed on Section 3.11(i) of the First Charter Disclosure Schedule (unless otherwise agreed by Fifth Third and the applicable counterparty to such agreement) and the obligations of First Charter and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(i) of the First Charter Disclosure Schedule. Fifth Third agrees to take all action necessary to effectuate and satisfy the obligations set forth in the agreements listed in Section 3.11(i) of the First Charter Disclosure Schedule. First Charter has no contractual responsibility (and has made no promise or commitment to be responsible) for any Tax, penalty or interest imposed on any person by reason of any such agreements (or payments thereunder) that fail to satisfy the requirements of Code Section 409A.

(e) Before the Effective Time, Fifth Third shall use its reasonable best efforts to offer to certain First Charter employees (the number and identification of which shall be made in the absolute and sole discretion of Fifth Third in coordination with the President of First Charter) retention agreements to assist in the voluntary retention of First Charter employees following the Effective Time. However, notwithstanding any possible inferences to the contrary, neither First Charter, Fifth Third nor their respective Subsidiaries intend for this Section 6.6(e) to create any rights or obligations except as between First Charter, its Subsidiaries and Fifth Third and its Subsidiaries, and no past, present or future employees of First Charter or its Subsidiaries shall be treated as third-party beneficiaries of this Section 6.6(e).

(f) If Fifth Third so requests (which request shall be made no less than 30 days prior to the Effective Time), First Charter shall take any and all actions required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all First Charter Benefits Plans immediately prior to the Effective Time, and, if requested by Fifth Third, to implement any such actions.

First Charter shall provide to Fifth Third at least fifteen (15) days prior to the Effective Time, documentation that shows that the requirements of Code Sections 401(a)(4), 404, 410(b), 412, 415, 416 and 401(k)(3) and (m)(2) are met by or with respect to each First Charter Benefit Plan subject to such requirements as to the plan’s latest three (3) plan years which have ended prior to the date of this Agreement.

6.7  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a ‘‘Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of First Charter or any of its Subsidiaries or who is or was serving at the request of First Charter or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Charter or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any

Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7 of the First Charter Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Fifth Third pursuant to Section 6.8, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b) From and after the Effective Time, Fifth Third shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Charter or any Subsidiary of First Charter, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Fifth Third pursuant to Section 6.8.

(c) Fifth Third shall cause the individuals serving as officers and directors of First Charter or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by First Charter (provided that Fifth Third may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Fifth Third be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by First Charter (which current amount is set forth on Section 6.7 of the First Charter Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Fifth Third is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Fifth Third shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of First Charter, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Fifth Third’s sole expense, take all such necessary action as may be reasonably requested by Fifth Third.

6.9  Advice of Changes.  Each of Fifth Third, Fifth Third Financial and First Charter shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10  No Solicitation.

(a) None of First Charter, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of First Charter or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate

(including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving First Charter or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render the Rights Agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby. Notwithstanding the foregoing, the First Charter Board and its representatives shall be permitted, before the approval of this Agreement by First Charter’s shareholders, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to First Charter than, those contained in the Confidentiality Agreement, to furnish nonpublic information regarding First Charter to a person, and to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by First Charter and, in connection with such Alternative Proposal, to render inapplicable to such person the Rights Agreement, if and only to the extent that and so long as the First Charter Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Fifth Third or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of First Charter Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from First Charter or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving First Charter (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than Fifth Third or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of First Charter and securities of the entity surviving any merger or business combination including any of First Charter’s Subsidiaries) of First Charter, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of First Charter and its Subsidiaries, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving First Charter or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of First Charter immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of First Charter Common Stock immediately before the consummation thereof.

(b) First Charter shall notify Fifth Third promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to First Charter or any of its Subsidiaries or for access to the properties, books or records of First Charter or any Subsidiary by any person that informs the First Charter Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Fifth Third shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of First Charter or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. First Charter shall keep Fifth Third fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. First Charter shall also promptly, and in any event within 24 hours, notify Fifth Third, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

(c) First Charter and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Fifth Third) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Fifth Third who have been furnished confidential information regarding First Charter in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months before the date hereof promptly to return or destroy such information. First Charter agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which First Charter or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(d) First Charter shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of First Charter or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of First Charter or its Subsidiaries, at the direction or with the consent of First Charter or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by First Charter.

(e) Nothing contained in this Section 6.10 shall prohibit First Charter or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11  Advisory Board; Noncompetes.  Fifth Third shall, upon consultation with each Member of the First Charter Board, offer each such director either (a) a seat on a Fifth Third local advisory board for the region formerly served by First Charter for a one-year period after the Effective Date or (b) a one-year advisory and consulting contract. In either case, for a period of one year after the Effective Date, Fifth Third shall pay quarterly compensation to such directors consistent with the existing fee structure offered by First Charter to such directors as set forth on Section 6.11 of the First Charter Disclosure Schedule.

6.12  Restructuring Efforts.  If First Charter shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and to resubmit the transaction to First Charter’s shareholders for approval, with the timing of such resubmission to be determined at the request of Fifth Third.

6.13  Reasonable Best Efforts; Cooperation.  Each of First Charter, Fifth Third and Fifth Third Financial agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.

6.14  Dividends.  After the date of this Agreement, each of Fifth Third and First Charter shall coordinate with the other the declaration of any dividends in respect of Fifth Third Common Stock and First Charter Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of First Charter Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of First Charter Common Stock and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Shareholder Approval.  The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of First Charter Common Stock entitled to vote thereon.

(b) The Nasdaq Global Select Market Listing.  The shares of Fifth Third Common Stock to be issued to the holders of First Charter Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market subject to official notice of issuance.

(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2  Conditions to Obligations of Fifth Third.  The obligation of Fifth Third and Fifth Third Financial to effect the Merger is also subject to the satisfaction, or waiver by Fifth Third and Fifth Third Financial, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of First Charter set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Fifth Third shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer of First Charter to the foregoing effect.

(b) Performance of Obligations of First Charter.  First Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Fifth Third shall have received a certificate signed on behalf of First Charter by the Chief Executive Officer of First Charter to such effect.

(c) Federal Tax Opinion.  Fifth Third shall have received the opinion of its counsel in form and substance reasonably satisfactory to Fifth Third, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of First Charter, Fifth Third and Fifth Third Financial.

(d) Regulatory Approvals.  All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Fifth Third Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.3  Conditions to Obligations of First Charter.  The obligation of First Charter to effect the Merger is also subject to the satisfaction or waiver by First Charter at or before the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Fifth Third and Fifth Third Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and First Charter shall have received a certificate signed on behalf of Fifth Third and Fifth Third Financial by the Chief Executive Officer or the Chief Financial Officer of Fifth Third and a senior executive officer of Fifth Third Financial to the foregoing effect.

(b) Performance of Obligations of Fifth Third and Fifth Third Financial.  Fifth Third and Fifth Third Financial shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time, and First Charter shall have received a certificate signed on behalf of Fifth Third and Fifth Third Financial by the Chief Executive Officer or the Chief Financial Officer of Fifth Third and a senior executive officer of Fifth Third Financial to such effect.

(c) Federal Tax Opinion.  First Charter shall have received the opinion of its counsel, Helms Mulliss & Wicker, PLLC, in form and substance reasonably satisfactory to First Charter, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in Fifth Third Common Stock, no gain or loss will be recognized by any of the holders of First Charter Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of First Charter, Fifth Third and Fifth Third Financial.

(d) Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “First Charter Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of First Charter or Fifth Third:

(a) Consent of the Parties.  By consent of First Charter, Fifth Third and Fifth Third Financial in a written instrument, if the board of directors of each of First Charter, Fifth Third and Fifth Third Financial so determines by a vote of the majority of the members of its entire board of directors;

(b) No Regulatory Approval.  By either First Charter or Fifth Third, if any Governmental Entity that must grant a Fifth Third Requisite Regulatory Approval or a First Charter Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) Delay.  By either First Charter or Fifth Third, if the Merger shall not have been consummated on or before the date one year after the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) Material Breach of Representation, Warranty or Covenant.  By either Fifth Third or First Charter (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of First Charter, in the case of a termination by Fifth Third, or Fifth Third or Fifth Third Financial, in the case of a termination by First Charter, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

(e) Failure to Recommend.  By Fifth Third, if the First Charter Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement or (ii) in a manner adverse to Fifth Third, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the First Charter Board of this Agreement and/or the Merger to First Charter’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of First Charter shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2  Effect of Termination.  If either First Charter or Fifth Third terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Charter, Fifth Third, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither First Charter, Fifth Third nor Fifth Third Financial shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3  Fees and Expenses.

(a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by First Charter and Fifth Third, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) First Charter shall pay to Fifth Third a termination fee in the amount of $32,500,000 (the “Termination Fee”) in immediately available federal funds if:

(i) (A) this Agreement is terminated by Fifth Third pursuant to Section 8.1(d) or 8.1(e); and (B)(1) before such termination, an Alternative Transaction with respect to First Charter was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) First Charter shall have entered into a definitive written agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii) after receiving an Alternative Proposal, (A) the First Charter Board does not take action to convene the First Charter Shareholders Meeting and/or recommend that First Charter shareholders adopt this Agreement and (B) within 12 months after such receipt, (1) First Charter shall have entered into a definitive written agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Fifth Third shall not be entitled to the Termination Fee pursuant to this Section 8.3(b) if:

(A) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B) First Charter shall have terminated this Agreement pursuant to Section 8.1(d).

(iii) Upon payment of the Termination Fee, First Charter shall have no further liability to Fifth Third or Fifth Third Financial at law or in equity with respect to such termination, or with respect to First Charter Board’s failure to take action to convene the First Charter Shareholders Meeting and/or recommend that First Charter shareholders adopt this Agreement.

(c) First Charter acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Fifth Third would not enter into this Agreement. Accordingly, if First Charter fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Fifth Third commences a suit that results in a judgment against First Charter for the amount payable to Fifth Third pursuant to this Section 8.3, First Charter shall pay to Fifth Third its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable federal funds rate.

8.4  Amendment.  This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of First Charter; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of First Charter, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of First Charter Common Stock, if such alteration or change would adversely affect the holders of any security of First Charter, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation if such alteration or change would adversely affect the holders of any securities of First Charter, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of First Charter, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5  Extension; Waiver.  At any time before the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  Closing.  On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Fifth Third, then Fifth Third may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2  Standard.  No representation or warranty of First Charter contained in Article III or of Fifth Third or Fifth Third Financial contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of First Charter, or Article IV, in the case of Fifth Third or Fifth Third Financial, has had or would be reasonably likely to have a Material Adverse Effect with respect to First Charter or Fifth Third, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimus extent (relative to Section 3.2(a) taken as a whole), (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of First Charter, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Fifth Third or Fifth Third Financial, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of First Charter, and Section 4.8(a), in the case of Fifth Third or Fifth Third Financial, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to First Charter, to:

First Charter Corporation
10200 David Taylor Drive
Charlotte, North Carolina 28262
Attention: Stephen J. Antal
Facsimile: (704) 688-2282

with a copy to:

Helms Mulliss & Wicker, PLLC
201 North Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Attention: Richard W. Viola
Facsimile: (704) 343-2300

and

(b) if to Fifth Third or Fifth Third Financial, to:

Fifth Third Bancorp
38 Fountain Square Plaza
MD10AT76
Cincinnati, Ohio 45263
Attention: General Counsel
Facsimile: (513) 534-6757

9.5  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The First Charter Disclosure Schedule and the Fifth Third Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.7  Entire Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Charlotte, North Carolina having jurisdiction over the matter. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9  Publicity.  Neither First Charter nor Fifth Third shall, and neither First Charter nor Fifth Third shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Fifth Third, in the case of a proposed announcement by First Charter, or First Charter, in the case of a proposed announcement by Fifth Third or any of its Subsidiaries; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq Global Select Market.

9.10  Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, First Charter, Fifth Third and Fifth Third Financial have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST CHARTER CORPORATION

By:	/s/ Robert E. James, Jr.
Name:     Robert E. James, Jr.

Title:	President and Chief Executive Officer

FIFTH THIRD BANCORP

By:	/s/ Paul L. Reynolds
Name:     Paul L. Reynolds

Title:	Executive Vice President, General
Counsel and Secretary

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ Paul L. Reynolds
Name:     Paul L. Reynolds

Title:	Executive Vice President, General
Counsel and Secretary

Signature Page to Amended and Restated Agreement and Plan of Merger

ANNEX B
Fairness Opinion of Keefe, Bruyette & Woods, Inc.

August 15, 2007
The Board of Directors
First Charter Corporation
10200 David Taylor Drive
P.O. Box 37937
Charlotte, North Carolina 28262

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of First Charter Corporation (“First Charter”) of the Merger Consideration, as defined below, in the proposed merger (the “Merger”) of First Charter with and into Fifth Third Bancorp, Inc. (“Fifth Third”), pursuant to the Agreement and Plan of Merger, dated as of August 15, 2007, between First Charter and Fifth Third (the “Agreement”). Merger Consideration hereinafter means the number of whole shares of Fifth Third common stock, cash or a combination thereof, plus cash in lieu of any fractional share interest, into which shares of First Charter common stock shall be converted, as set forth in Article I of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, First Charter and Fifth Third, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Charter and Fifth Third for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Charter. We have acted exclusively for the Board of Directors of First Charter in rendering this fairness opinion and will receive a fee from First Charter for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Charter and Fifth Third and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2006 of First Charter and Fifth Third; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of First Charter and Fifth Third and certain other communications from First Charter and Fifth Third to their respective stockholders; and (iv) other financial information concerning the businesses and operations of First Charter and Fifth Third furnished to us by First Charter and Fifth Third for purposes of our analysis. We have also held discussions with senior management of First Charter and Fifth Third regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for First Charter and Fifth Third with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of First Charter and Fifth Third as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and

B-1

we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the aggregate allowances for loan and lease losses for First Charter and Fifth Third are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of First Charter and Fifth Third, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of First Charter and Fifth Third; (ii) the assets and liabilities of First Charter and Fifth Third; (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of the shares of First Charter common stock.

Very truly yours,

/s/  Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

B-2

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Exhibits and Financial Statement Schedules

Document	Exhibit	Reference

Amended and Restated Agreement and Plan of Merger dated September 14, 2007 by and among First Charter Corporation, Fifth Third Bancorp and Fifth Third Financial Corporation	2.1	Included in Annex A
Second Amended Articles of Incorporation of Fifth Third Bancorp, as amended	3.1	Incorporated by Reference (1)
Code of Regulations of Fifth Third Bancorp, as amended	3.2	Incorporated by Reference (2)
Opinion of counsel employed by Fifth Third Bancorp as to the legality of the securities being issued	5.1
Opinion of Alston & Bird LLP to Fifth Third as to tax matters relating to the merger of First Charter with and into Fifth Third Financial Corporation	8.1
Opinion of Helms Mulliss & Wicker, PLLC to First Charter as to tax matters relating to the merger of First Charter with and into Fifth Third Financial Corporation	8.2
Employment Agreement between Fifth Third Bancorp and Robert E. James dated November 2, 2007	10.1
Employment Agreement between Fifth Third Bancorp and Stephen M. Rownd dated November 2, 2007	10.2
Employment Agreement between Fifth Third Bancorp and Jeffrey Scott Ensor dated November 6, 2007	10.3
2006 Annual Report on Form 10-K/A to Shareholders of Fifth Third Bancorp	13.1	Incorporated by Reference (3)
Quarterly Report on Form 10-Q to Shareholders of Fifth Third Bancorp for the quarter ended September 30, 2007	13.2	Incorporated by Reference (4)
Consent of Deloitte & Touche LLP	23.1
Consent of KPMG LLP	23.2
Consent of Keefe, Bruyette & Woods, Inc.	23.3
Consent of counsel employed by Fifth Third Bancorp	23.4	Included in Exhibit 5.1
Consent of Alston & Bird LLP	23.5	Included in Exhibit 8.1
Consent of Helms Mulliss & Wicker, PLLC	23.6	Included in Exhibit 8.2
A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith	24.1	Previously filed
Fairness Opinion of Keefe, Bruyette & Woods, Inc.	99.1	Included in Annex B
Form of Proxy Card for Special Meeting	99.2
Form of Notice of Special Meeting of First Charter Shareholders	99.3
Form of Letter of First Charter Chief Executive Officer	99.4

(1)	Incorporated by reference to Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(2)	Incorporated by reference to Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

(3)	Incorporated by reference to Fifth Third’s Annual Report on Form 10-K/A filed for the year ended December 31, 2006.

(4)	Incorporated by reference to Fifth Third’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

Undertakings

(1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Fifth Third pursuant to the foregoing provisions, or otherwise, Fifth Third has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (7)(a)(i) and (7)(a)(ii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fifth Third has duly caused this Amendment No. 1 to Registration Statement No. 333-147192 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 28, 2007.

FIFTH THIRD BANCORP

By:	/s/ KEVIN T. KABAT
Kevin T. Kabat
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-147192 has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:

/s/ KEVIN T. KABAT Kevin T. Kabat President and Chief Executive Officer	Date: November 28, 2007

Principal Financial Officer:

/s/ CHRISTOPHER G. MARSHALL Christopher G. Marshall Executive Vice President and Chief Financial Officer	Date: November 28, 2007

Principal Accounting Officer:

/s/ DANIEL T. POSTON Daniel T. Poston Executive Vice President and Controller	Date: November 28, 2007

Directors of the Company:

/s/ DARRYL F. ALLEN* Darryl F. Allen	Date: November 28, 2007

/s/ JOHN F. BARRETT* John F. Barrett	Date: November 28, 2007

/s/ ULYSSES L. BRIDGEMAN, JR.* Ulysses L. Bridgeman, Jr.	Date: November 28, 2007

/s/ JAMES P. HACKETT* James P. Hackett	Date: November 28, 2007

/s/ GARY R. HEMINGER* Gary R. Heminger	Date: November 28, 2007

/s/ JOAN R. HERSCHEDE* Joan R. Herschede	Date: November 28, 2007

/s/ ALLEN M. HILL* Allen M. Hill	Date: November 28, 2007

/s/ KEVIN T. KABAT Kevin T. Kabat	Date: November 28, 2007

/s/ ROBERT L. KOCH, II* Robert L. Koch, II	Date: November 28, 2007

/s/ MITCHEL D. LIVINGSTON, PH.D.* Mitchel D. Livingston, Ph.D.	Date: November 28, 2007

/s/ HENDRIK G. MEIJER* Hendrik G. Meijer	Date: November 28, 2007

/s/ JAMES E. ROGERS* James E. Rogers	Date: November 28, 2007

/s/ GEORGE A. SCHAEFER, JR.* George A. Schaefer, Jr.	Date: November 28, 2007

/s/ JOHN J. SCHIFF, JR.* John J. Schiff, Jr.	Date: November 28, 2007

/s/ DUDLEY S. TAFT* Dudley S. Taft	Date: November 28, 2007

/s/ THOMAS W. TRAYLOR* Thomas W. Traylor	Date: November 28, 2007

/s/ KEVIN T. KABAT * Kevin T. Kabat as attorney-in-fact pursuant to a power of attorney already filed